                                              Filed pursuant to Rule 424(b)(3)
                                              Registration No. 333-35931

                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                                      AND

                           THE TOLEDO EDISON COMPANY

                               OFFER TO EXCHANGE

                     7.19% SERIES B SECURED NOTES DUE 2000
           FOR ALL OUTSTANDING 7.19% SERIES A SECURED NOTES DUE 2000
              $220 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING,

                     7.67% SERIES B SECURED NOTES DUE 2004
           FOR ALL OUTSTANDING 7.67% SERIES A SECURED NOTES DUE 2004
            $350 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING AND

                     7.13% SERIES B SECURED NOTES DUE 2007
           FOR ALL OUTSTANDING 7.13% SERIES A SECURED NOTES DUE 2007
              $150 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON OCTOBER 27, 1997, UNLESS EXTENDED
                            ------------------------

     The Cleveland Electric Illuminating Company ("Cleveland Electric") and The Toledo Edison Company ("Toledo Edison"), joint and several obligors and Ohio corporations (together, the "Companies"), hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange their 7.19% Series B Secured Notes due 2000 (the "New Notes due 2000"), 7.67% Series B Secured Notes due 2004 (the "New Notes due 2004") and 7.13% Series B Secured Notes due 2007 (the "New Notes due 2007") (collectively, the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for equal principal amounts of their outstanding 7.19% Series A Secured Notes due 2000 (the "Old Notes due 2000" and together with the New Notes due 2000, the "Secured Notes due 2000"), 7.67% Series A Secured Notes due 2004 (the "Old Notes due 2004" and together with the New Notes due 2004, the "Secured Notes due 2004") and 7.13% Series A Secured Notes due 2007 (the "Old Notes due 2007" and together with the New Notes due 2007, the "Secured Notes due 2007") (the Old Notes due 2000, the Old Notes due 2004 and the Old Notes due 2007 are collectively referred to herein as the "Old Notes"), of which $220 million, $350 million and $150 million aggregate principal amount, respectively, are outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Secured Notes."

     Subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal, the Companies will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on October 27, 1997, unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Companies and to the terms and provisions of the Registration Agreement (as defined herein). Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Companies have agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

     The New Notes will evidence the same debt as the Old Notes for which they are exchanged and will be obligations of the Companies entitled to the benefits of the Note Indenture (as defined herein) relating to the Secured Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act, and, following the completion of the Exchange Offer and during the effectiveness of any required Shelf Registration Statement (as defined in the Registration Agreement), the holders of the Old Notes will not be entitled to the contingent increase in the interest rate otherwise provided for under

                                            (cover continued on following pages)

                            ------------------------

      SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE
         CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is September 25, 1997.

     (Continuation of cover page)

certain circumstances and will not be entitled to the benefit of certain registration and exchange rights granted to the holders of the Old Notes under the Registration Agreement. See "The Exchange Offer" and "Description of the New Notes."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Companies have agreed that, for a period of 120 days after the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     New Notes of each series will bear interest at the same rate and on the same terms as the Old Notes of the corresponding series. Under the Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old Note for a New Note. Interest will accrue on each New Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record Date (as defined in the Note Indenture) for such interest, which will be the December 15 or June 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Note is authenticated and delivered in exchange for an Old Note (i) between a record date for the payment of interest on that Old Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Companies intend to cause the New Notes to be authenticated on the date on which the New Notes are exchanged for the Old Notes. Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on January 1 and July 1 of each year, commencing July 1, 1997, and the Secured Notes will bear interest and mature as follows: for the Secured Notes due 2000, interest at 7.19% with a maturity date of July 1, 2000; for the Secured Notes due 2004, interest at 7.67% with a maturity date of July 1, 2004; and for the Secured Notes due 2007, interest at 7.13% with a maturity date of July 1, 2007. See "The Exchange Offer -- Interest on the New Notes."

     The obligations of Cleveland Electric and Toledo Edison under the Secured Notes are joint and several. The Old Notes are, and the New Notes will be, secured equally and ratably as to payment of principal and interest by first mortgage bonds severally issued by Cleveland Electric and Toledo Edison and held by the trustee under the indenture for the Secured Notes. See "Descriptions of Cleveland Electric Bonds and Toledo Edison Bonds." Payment of the principal of and interest on the Old Notes due 2007 is, and payment of principal and interest on the New Notes due 2007 will be, insured by financial guaranty insurance policies issued by Ambac Assurance Corporation. See "Credit Enhancement of Secured Notes due 2007."

     Old Notes of each series initially purchased by qualified institutional buyers, as defined in Rule 144A under the Securities Act ("QIBs"), were initially represented by a single, global Secured Note of each series in registered form (each a "Global Note"), registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The New Notes of each series exchanged for Old Notes represented by a Global Note will be represented by a single, global New Note of that series in registered form (each a "Global New Note"), registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the Global New Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See "Description of the New Notes -- Book-Entry; Delivery and Form."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "SEC") to third parties, the Companies believe that the New Notes issued pursuant to this Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Companies to resell pursuant

     (Continuation of cover page)

to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Companies within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988). Holders of Old Notes wishing to accept the Exchange Offer must represent to the Companies, as required by the Registration Agreement, that such conditions have been met. If the Companies' belief is inaccurate, holders of New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Companies do not assume, or indemnify holders against, any such liability.

     Proceeds from the offering of the Old Notes (the "Offering") were used by the Companies, together with cash and approximately $155 million of short-term borrowings, to refinance $873 million in high interest secured lease obligation bonds issued by a special purpose funding corporation on behalf of lessors in the Companies' sale and leaseback transaction for the Bruce Mansfield Generating Plant (the "Mansfield Plant"). The Companies will not receive any proceeds from the Exchange Offer, and no underwriter is being utilized in connection with the Exchange Offer.

     The exchange of Old Notes for New Notes will be a tax-free exchange. See "Certain Tax Considerations."

     After completion of the Exchange Offer, Old Notes which have not been exchanged for New Notes will remain outstanding. See "Risk
Factors -- Consequences of Failure to Exchange."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANIES ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     Prior to the Exchange Offer, there has been no public market for the Old Notes. The Companies do not presently intend to list the New Notes on any stock exchange or trading market. There can be no assurance that an active public market for the New Notes will develop. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. See "Risk Factors -- Lack of Public Market for the Secured Notes."

     The Companies have been advised by Morgan Stanley & Co. Incorporated, Citicorp Securities, Inc., Credit Suisse First Boston and McDonald & Company Securities, Inc., the placement agents of the Old Notes (the "Placement Agents"), that, following completion of the Exchange Offer, each intends to make a market in the New Notes; however, none of the Placement Agents are under any obligation to do so and any market-making activities with respect to the New Notes may be discontinued at any time.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURED NOTE OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EITHER OF THE COMPANIES OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     This Prospectus has been prepared by the Companies solely for use in connection with the Exchange Offer. This Prospectus is personal to the offeree to whom it has been delivered and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire Secured Notes. Distribution of this Prospectus to any person other than the offeree and those persons, if any, retained to advise such offeree with respect thereto is unauthorized.

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. These documents are available upon request from Janis T. Percio, Secretary, Centerior Energy Corporation, P.O. Box 94661, Cleveland, Ohio 44101-4661, or telephone (216) 447-3100. In order to assure timely delivery of the documents, any request should be made by October 20, 1997.
                            ------------------------

     None of Cleveland Electric, Toledo Edison or any of their respective representatives makes any representation to any offeree or purchaser of the New Notes offered hereby regarding the legality of an investment by such offeree or purchaser under legal investment or similar laws. Each investor should consult with its own advisors as to the legal, tax, business, financial and related aspects of any purchase of the New Notes.
                            ------------------------

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. THE COMPANIES HAVE MADE FORWARD-LOOKING STATEMENTS INCLUDING STATEMENTS ABOUT THEIR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS AND THE PENDING MERGER OF CENTERIOR ENERGY CORPORATION ("CENTERIOR ENERGY") AND OHIO EDISON COMPANY ("OHIO EDISON") DISCUSSED HEREIN. THESE STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS ARE STATEMENTS ABOUT FUTURE PERFORMANCE OR RESULTS, INCLUDING ANY STATEMENTS USING THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE" OR SIMILAR WORDS. FOR ALL OF THOSE STATEMENTS, THE COMPANIES CLAIM THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THOSE IDENTIFIED UNDER "RISK FACTORS" HEREIN AND THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM SUCH PENDING MERGER ARE NOT FULLY REALIZED; (2) REGIONAL COMPETITIVE PRESSURE IN THE ELECTRIC UTILITY INDUSTRY INCREASES SIGNIFICANTLY; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CENTERIOR ENERGY AND OHIO EDISON ARE GREATER THAN EXPECTED; (4) STATE AND FEDERAL REGULATORY INITIATIVES ARE IMPLEMENTED THAT FURTHER INCREASE COMPETITION, THREATEN COST AND INVESTMENT RECOVERY OR IMPACT RATE STRUCTURES; AND (5) NATIONAL AND REGIONAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED. ALTHOUGH THE COMPANIES BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, THEY CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. THESE FACTORS SHOULD BE TAKEN INTO CONSIDERATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS.

                             AVAILABLE INFORMATION

     The Companies have filed with the SEC a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Companies and the New Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed.

     Cleveland Electric and Toledo Edison are each subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith file reports and other information with the SEC. Such reports, other information and the Registration Statement can be inspected and copied at the public reference facilities maintained by the SEC at its principal office located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at its regional offices located at Suite 1400, Northwestern Atrium, 500 West Madison Street, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office. The SEC also maintains a Web site that contains reports and other information filed by the Companies. The SEC's Internet address is http://www.sec.gov. Such material can also be inspected at the New York Stock Exchange and, for Toledo Edison, also at the American Stock Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Companies hereby incorporate in this Prospectus by reference the following documents heretofore filed with the SEC, pursuant to the Exchange Act, to which reference hereby is made:

          1. Each Company's Annual Report on Form 10-K for the year ended December 31, 1996 ("Form 10-K").

          2. Each Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 ("First Quarter 1997 Form 10-Q").

          3. Each Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 ("Second Quarter 1997 Form 10-Q").

          4. Each Company's Current Reports on Form 8-K dated June 11, 1997 and July 8, 1997 and Form 8-K/A dated August 27, 1997.

     THE COMPANIES HEREBY UNDERTAKE TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO JANIS T. PERCIO, SECRETARY, CENTERIOR ENERGY CORPORATION, P.O. BOX 94661, CLEVELAND, OH 44101-4661, OR TELEPHONE (216) 447-3100.

                              SUMMARY INFORMATION

The following material is qualified in its entirety by the information appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. Holders of Old Notes are urged to read this Prospectus in its entirety before exchanging their Old Notes for New Notes.

                                 THE COMPANIES

     Cleveland Electric, which was incorporated under the laws of the State of Ohio in 1892, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in an area of approximately 1,700 square miles in northeastern Ohio, including the City of Cleveland. Cleveland Electric also provides electric energy at wholesale to other electric utility companies and to two municipal electric systems (directly and through American Municipal Power-Ohio ("AMP-Ohio")) in its service area. Cleveland Electric serves approximately 741,000 customers and derives approximately 77% of its total electric retail revenue from customers outside the City of Cleveland. Principal industries served by Cleveland Electric include those producing steel and other primary metals; automotive and other transportation equipment; chemicals; electrical and nonelectrical machinery; fabricated metal products; and rubber and plastic products. Nearly all of Cleveland Electric's operating revenues are derived from the sale of electric energy. At June 30, 1997, Cleveland Electric had 3,251 employees.

     The mailing address of Cleveland Electric's principal offices is P.O. Box 5000, Cleveland, OH 44101, and its telephone number is (216) 622-9800.

     Toledo Edison, which was incorporated under the laws of the State of Ohio in 1901, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in an area of approximately 2,500 square miles in northwestern Ohio, including the City of Toledo. Toledo Edison also provides electric energy at wholesale to other electric utility companies and to 13 municipally owned distribution systems (through AMP-Ohio) and one rural electric cooperative distribution system in its service area. Toledo Edison serves approximately 293,000 customers and derives approximately 56% of its total electric retail revenue from customers outside the City of Toledo. Principal industries served by Toledo Edison include metal casting, forming and fabricating; petroleum refining; automotive equipment and assembly; food processing; and glass. Nearly all of Toledo Edison's operating revenues are derived from the sale of electric energy. At June 30, 1997, Toledo Edison had 1,581 employees.

     The mailing address of Toledo Edison's principal offices is 300 Madison Avenue, Toledo, OH 43652-0001, and its telephone number is (419) 249-5000.

     Cleveland Electric and Toledo Edison are wholly owned electric utility subsidiaries of Centerior Energy. See "Pending Merger of Cleveland Electric and Toledo Edison" for a discussion of the pending merger of Toledo Edison into Cleveland Electric.

     In September 1996, Centerior Energy and Ohio Edison entered into an agreement and plan of merger to form a new holding company, FirstEnergy Corp. ("FirstEnergy"). Following the consummation of the pending merger of Centerior Energy and Ohio Edison ("CEC-OE Merger"), FirstEnergy will directly hold all of the issued and outstanding common stock of the Companies, Ohio Edison and the other wholly owned subsidiaries of Centerior Energy. The Companies and Ohio Edison have adjoining service areas and share a number of major generating units. The Companies believe that the CEC-OE Merger will create a company that is better positioned to compete in the increasingly competitive electric utility industry than either Centerior Energy or Ohio Edison would be on a stand-alone basis. If the CEC-OE Merger were completed today, FirstEnergy would be the 11th largest investor-owned electric utility system in the U.S., based on combined annual sales of approximately 64 billion kilowatt-hours, and would have assets of over $18 billion, a customer base of 2.1 million and a service area of 13,200 square miles located within a 500-mile radius of one-half of the U.S. population. In addition, the CEC-OE Merger is expected to result in significant cost savings to the combined companies (approximately $1 billion over 10 years) and to enable FirstEnergy to realize opportunities to maximize efficiencies and increase management flexibility in order to enhance revenues, cash flow and earnings. See "Pending Merger of Centerior Energy and Ohio Edison" and "Risk Factors -- Consummation of the CEC-OE Merger."

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $220,000,000 aggregate principal amount of New Notes due 2000 for an equal aggregate principal amount of Old Notes due 2000, up to $350,000,000 aggregate principal amount of New Notes due 2004 for an equal aggregate principal amount of Old Notes due 2004, and up to $150,000,000 aggregate principal amount of New Notes due 2007 for an equal aggregate principal amount of Old Notes due 2007. The New Notes are joint and several obligations of the Companies entitled to the benefits of the Note Indenture relating to the Secured Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act, and following the completion of the Exchange Offer and during the effectiveness of any required Shelf Registration Statement, the Old Notes will not be entitled to the contingent increase in the interest rate otherwise provided for under certain circumstances and will not be entitled to the benefit of certain registration and exchange rights granted to the holders of the Old Notes under the Registration Agreement. See "The Exchange Offer" and "Description of the New Notes."

THE EXCHANGE OFFER............   The Companies are offering to exchange $1,000
                                 principal amount of each series of New Notes for each $1,000 principal amount of the corresponding series of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, there is $720 million aggregate principal amount of Old Notes outstanding. The Companies will issue the New
                                 Notes to tendering holders of Old Notes on or promptly after the Expiration Date. See "The
                                 Exchange Offer -- Background" and "-- General."

RESALE OF THE NEW NOTES.......   Based on interpretations by the staff of the
                                 SEC set forth in no-action letters issued to third parties, the Companies believe that New
                                 Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Companies for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Companies within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New
                                 Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. If the Companies' belief is inaccurate, holders of New
                                 Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Companies do not assume or indemnify holders against any such liability.

                                 Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of New Notes received in exchange for

                                 Old Notes. The Companies have agreed that, for a period of 120 days after the Expiration Date, they will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resales. See "Plan of Distribution." The Companies believe that no registered holder of the Old Notes is an "affiliate" (as such term is defined in Rule 405 of the Securities Act) of the Companies.

                                 This Exchange Offer is not being made to, nor will the Companies accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

EXPIRATION OF EXCHANGE
OFFER.........................   5:00 p.m., New York City time, on October 27,
                                 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended. See "The Exchange
                                 Offer -- Expiration Date; Extensions;
                                 Amendments."

ACCRUED INTEREST ON THE NEW
NOTES AND THE OLD NOTES.......   New Notes of each series will bear interest at
                                 the same rate and on the same terms as the Old
                                 Notes of the corresponding series. Under the
                                 Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old
                                 Note for a New Note. Interest will accrue on each New Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record
                                 Date for such interest, which will be the December 15 or June 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest.
                                 If, however, the New Note is authenticated and delivered in exchange for an Old Note (i) between a record date for the payment of interest on that Old Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Companies intend to cause the New Notes to be authenticated on the date on which the New
                                 Notes are exchanged for the Old Notes.
                                 Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on January 1 and July 1 of each year, commencing July 1, 1997, and the Secured
                                 Notes will bear interest and mature as follows:
                                 for the Secured Notes due 2000, interest at 7.19% with a maturity date of July 1, 2000; for the Secured Notes due 2004, interest at 7.67% with a maturity date of July 1, 2004; and for the Secured Notes due 2007, interest at 7.13% with a maturity date of July
                                 1, 2007. See "The Exchange Offer -- Interest on the New Notes."

TERMINATION OF THE EXCHANGE
OFFER.........................   The Exchange Offer is not subject to any
                                 condition, other than (i) that the Exchange
                                 Offer does not violate applicable law or any applicable interpretation of the staff of the SEC, (ii) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, and (iii) that there shall not have been adopted or enacted any law, statute, rule or regulation that would render the Exchange Offer illegal.
                                 There can be no assurance that any such
                                 condition will not occur. Holders of Old Notes will have certain rights against the Companies under the Registration Agreement should the Companies fail to consummate the Exchange
                                 Offer. See "The Exchange Offer -- General" and
                                 "-- Termination."

PROCEDURES FOR TENDERING OLD
NOTES.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documentation, to the Exchange Agent (as defined herein), at the address set forth herein and therein by 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Procedures for Tendering."

                                 By executing the Letter of Transmittal, each holder will represent to the Companies that, among other things, (i) it is acquiring the New Notes pursuant to the Exchange Offer in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, any distribution of such New Notes and
                                 (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Companies or, if an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange
                                 Offer -- General" and "-- Procedures for
                                 Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL HOLDERS............   Any beneficial holder whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                                 Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange
                                 Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
DELIVERY OF NEW NOTES.........   Subject to certain conditions (as summarized
                                 above in "Termination of the Exchange Offer" and described more fully under "The Exchange
                                 Offer -- Termination") or waiver of such conditions, the Companies will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not validly withdrawn prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The New
                                 Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date. See "The Exchange
                                 Offer -- General."

CERTAIN TAX CONSIDERATIONS....   The exchange pursuant to the Exchange Offer
                                 will not be a taxable event for federal income tax purposes. See "Certain Tax Considerations."

REGISTRATION RIGHTS...........   In connection with the sale of the Old Notes,
                                 the Companies agreed to consummate the Exchange
                                 Offer pursuant to an effective registration statement or to cause resales of the Old Notes to be registered under the Securities Act, and, if neither such event occurs prior to December
                                 15, 1997, interest payable on the Secured Notes will increase by .50% per annum until one of such events does occur. Holders who do not participate in the Exchange Offer may thereafter hold a less liquid security. See
                                 "Risk Factors -- Consequences of Failure to
                                 Exchange" and "The Exchange Offer."

EXCHANGE AGENT................   The Chase Manhattan Bank, the Trustee under the
                                 Indenture, will serve as exchange agent (the
                                 "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange
                                 Agent is:

                                 The Chase Manhattan Bank, 55 Water Street, Room 234, North Building, New York, NY 10041,
                                 Attention: Carlos Esteves. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 638-0828 and the facsimile number for the Exchange Agent is (212) 638-7375 or (212) 344-9367.

USE OF PROCEEDS...............   There will be no cash proceeds payable to the
                                 Companies from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds to the Companies from the sale of the Old Notes were approximately $720 million, net of discounts and commissions. Such proceeds were used, together with cash and approximately $155 million of short-term borrowings, to refinance
                                 $873 million of
                                 high interest secured lease obligation bonds issued by a special purpose funding corporation on behalf of lessors in the Companies' sale and leaseback transaction for the Mansfield Plant.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

ISSUERS.......................   Cleveland Electric and Toledo Edison.

SECURITIES TO BE OFFERED......   $220 million aggregate principal amount of New
                                 Notes due 2000, $350 million aggregate
                                 principal amount of New Notes due 2004 and $150 million aggregate principal amount of New Notes due 2007.

MATURITY......................   July 1, 2000 for the New Notes due 2000, July
                                 1, 2004 for the New Notes due 2004 and July 1,
                                 2007 for the New Notes due 2007.

RECORD DATES..................   June 15 and December 15 of each year,
                                 commencing with December 15, 1997.

INTEREST PAYMENT DATES........   Payable in cash in arrears on January 1 and
                                 July 1 of each year, commencing on July 1, 1997.

REDEMPTION....................   The New Notes are not subject to redemption
                                 prior to maturity. There will be no sinking fund payments for the New Notes.

SECURITY......................   The Old Notes are, and the New Notes (together
                                 with any Old Notes that remain outstanding after the Exchange Offer is terminated) will be, secured equally and ratably as to payment of principal and interest by $575 million aggregate principal amount of first mortgage bonds of Cleveland Electric ("Cleveland
                                 Electric Bonds") and $145 million aggregate principal amount of first mortgage bonds of Toledo Edison ("Toledo Edison Bonds") which have been issued, pledged and delivered by the Companies to the Note Trustee. The terms of the Cleveland Electric Bonds and Toledo Edison
                                 Bonds correspond to those of the Secured Notes.
                                 See "Descriptions of Cleveland Electric Bonds and Toledo Edison Bonds."

CREDIT ENHANCEMENT............   Ambac Assurance Corporation (formerly known as
                                 AMBAC Indemnity Corporation) ("Ambac
                                 Assurance") has issued a financial guaranty insurance policy relating to the Old Notes due
                                 2007 and has made a commitment to issue a financial guaranty insurance policy relating to the New Notes due 2007. The Secured Notes due
                                 2000 and Secured Notes due 2004 are not
                                 supported by such an insurance policy. See
                                 "Credit Enhancement of Secured Notes due 2007."

For a discussion of certain factors that should be considered by holders of the Old Notes in connection with an investment in the New Notes, see "Risk Factors."

              SUMMARY FINANCIAL INFORMATION FOR CLEVELAND ELECTRIC

                                                                                                     12 MONTHS
                                                                                                       ENDED
                                                          YEAR ENDED DECEMBER 31,                    JUNE 30,
                                             --------------------------------------------------        1997
                                              1992       1993       1994       1995       1996      (UNAUDITED)
                                             ------     ------     ------     ------     ------     -----------
                                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
  Operating Revenues........................ $1,743     $1,751     $1,698     $1,769     $1,790       $ 1,788
  Operating Income.......................... $  385     $  222     $  396     $  398     $  359       $   354
  Deferred Carrying Charges, Net(a)......... $   59     $ (487)    $   25     $   29     $   --       $    --
  Write-off of Perry Nuclear Power Plant
    Unit 2 ("Perry Unit 2")................. $   --     $ (351)    $   --     $   --     $   --       $    --
  Income (Loss) Before Interest Charges..... $  448     $ (347)    $  427     $  429     $  357       $   341
  Interest Charges.......................... $  243     $  240     $  242     $  245     $  240       $   233
  Earnings (Loss) Before Interest Charges,
    Income Taxes, Depreciation and
    Amortization ("EBITDA")(b).............. $  722     $ (414)    $  708     $  721     $  636       $   628
  Net Income (Loss)......................... $  205     $ (587)    $  185     $  184     $  117       $   108
  Ratio of Earnings to Fixed Charges(c).....   1.89         --(d)    1.81       1.84       1.57          1.58
  Ratio of EBITDA to Interest Charges.......   2.97         --       2.93       2.94       2.65          2.70
BALANCE SHEET DATA (END OF PERIOD)
  Total Assets.............................. $8,123     $7,159     $7,151     $7,152     $6,878       $ 7,337
  Long-Term Debt............................ $2,515     $2,793     $2,543     $2,666     $2,441       $ 3,011(e)
  Preferred Stock
    With Mandatory Redemption Provisions.... $  314     $  285     $  246     $  215     $  186       $   172
    Without Mandatory Redemption
       Provisions........................... $  144     $  241     $  241     $  241     $  238       $   238
  Common Stock Equity....................... $1,865     $1,040     $1,058     $1,127     $1,045       $ 1,010
  Total Capitalization...................... $4,838     $4,359     $4,088     $4,249     $3,910       $ 4,431(e)

---------------

(a) In 1993, Cleveland Electric wrote off $519 million of deferred carrying charges. Deferrals under an October 1992 rate stabilization program for Cleveland Electric ended in November 1995, and amortization of the deferrals began in December 1995 (see Note 7(d) to Cleveland Electric's 1996 financial statements in the Financial Statements Section, as hereinafter defined).

(b) EBITDA consists of income before interest charges, plus income taxes charged to operating expenses and to other income, plus depreciation and amortization. EBITDA is not a measure of operating results, but rather is a measure of debt service ability. EBITDA should not be considered as an alternative to net income or any other measure of performance required by generally accepted accounting principles or as an indicator of Cleveland Electric's operating performance.

(c) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges and current and deferred income taxes. Fixed charges consist of total interest charges (including interest on first mortgage bonds, bank loans, commercial paper, pollution control notes and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations) and an estimate of the interest element of rentals (including the interest component of certain sale and leaseback rentals, leased nuclear fuel in the reactor and other miscellaneous rentals).

(d) Not meaningful due to a net loss. For the year ended December 31, 1993, the net loss before taxes and fixed charges was $502 million. Fixed charges during the period were $334 million. The net loss before income taxes and fixed charges included write-offs of $986 million related to Cleveland Electric's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $79 million attributable to an early retirement program. Excluding these write-offs, the ratio of earnings to fixed charges would have been 1.68.

(e) Includes Cleveland Electric's proportionate share of the Secured Notes ($575 million) which were issued on June 18, 1997.

                  SUMMARY FINANCIAL INFORMATION FOR TOLEDO EDISON

                                                                                                     12 MONTHS
                                                                                                       ENDED
                                                          YEAR ENDED DECEMBER 31,                    JUNE 30,
                                             --------------------------------------------------        1997
                                              1992       1993       1994       1995       1996      (UNAUDITED)
                                             ------     ------     ------     ------     ------     -----------
                                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
  Operating Revenues(a)..................... $  845     $  871     $  865     $  874     $  897       $   915
  Operating Income.......................... $  150     $   89     $  180     $  188     $  156       $   162
  Deferred Carrying Charges, Net(b)......... $   41     $ (161)    $   15     $   14     $   --       $    --
  Write-off of Perry Unit 2................. $   --     $ (232)    $   --     $   --     $   --       $    --
  Income (Loss) Before Interest Charges..... $  192     $ (174)    $  197     $  207     $  152       $   162
  Interest Charges.......................... $  121     $  115     $  115     $  110     $   95       $    94
  Earnings (Loss) Before Interest Charges,
    Income Taxes, Depreciation and
    Amortization ("EBITDA")(c).............. $  303     $ (237)    $  315     $  335     $  277       $   300
  Net Income (Loss)......................... $   71     $ (289)    $   82     $   97     $   57       $    68
  Ratio of Earnings to Fixed Charges(d).....   1.43         --(e)    1.51       1.63       1.43          1.55
  Ratio of EBITDA to Interest Charges.......   2.49         --       2.74       3.05       2.92          3.19
BALANCE SHEET DATA (END OF PERIOD)
  Total Assets.............................. $3,939     $3,510     $3,502     $3,474     $3,357       $ 3,572
  Long-Term Debt............................ $1,178     $1,225     $1,154     $1,068     $1,003       $ 1,122(f)
  Preferred Stock
    With Mandatory Redemption Provisions.... $   50     $   28     $    7     $    5     $    3       $     2
    Without Mandatory Redemption
       Provisions........................... $  210     $  210     $  210     $  210     $  210       $   210
  Common Stock Equity....................... $  935     $  623     $  685     $  763     $  803       $   817
  Total Capitalization...................... $2,373     $2,086     $2,056     $2,046     $2,019       $ 2,151(f)

---------------

(a) Includes revenues from all bulk power sales to Cleveland Electric of $130 million, $120 million, $111 million, $102 million and $105 million in 1992, 1993, 1994, 1995 and 1996, respectively, and $111 million for the 12 months ended June 30, 1997.

(b) In 1993, Toledo Edison wrote off $186 million of deferred carrying charges. Deferrals under an October 1992 rate stabilization program for Toledo Edison ended in November 1995, and amortization of the deferrals began in December 1995 (see Note 7(d) to Toledo Edison's 1996 financial statements in the Financial Statements Section).

(c) EBITDA consists of income before interest charges, plus income taxes charged to operating expenses and to other income, plus depreciation and amortization. EBITDA is not a measure of operating results, but rather is a measure of debt service ability. EBITDA should not be considered as an alternative to net income or any other measure of performance required by generally accepted accounting principles or as an indicator of Toledo Edison's operating performance.

(d) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges and current and deferred income taxes. Fixed charges consist of total interest charges (including interest on first mortgage bonds, bank loans, commercial paper, pollution control notes and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations) and an estimate of the interest element of rentals (including the interest component of certain sale and leaseback rentals, leased nuclear fuel in the reactor and other miscellaneous rentals).

(e) Not meaningful due to a net loss. For the year ended December 31, 1993, the net loss before taxes and fixed charges was $195 million. Fixed charges during the period were $233 million. The net loss before income taxes and fixed charges included write-offs of $473 million related to Toledo Edison's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $56 million attributable to an early retirement program. Excluding these write-offs, the ratio of earnings to fixed charges would have been 1.42.

(f) Includes Toledo Edison's proportionate share of the Secured Notes ($145 million) which were issued on June 18, 1997.

                                    RISK FACTORS

     Holders of the Secured Notes should consider carefully the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Secured Notes. The information below is qualified in its entirety by reference to the information in the Companies' financial statements included as part of this Prospectus and in the documents incorporated in this Prospectus by reference and should be read in conjunction with such information and the other information set forth in this Prospectus.

FINANCING CAPABILITY

     At June 30, 1997, Cleveland Electric had long-term debt outstanding of approximately $3,011 million (68% of total capitalization) and Toledo Edison had long-term debt outstanding of approximately $1,122 million (52% of total capitalization). Also at June 30, 1997, Cleveland Electric and Toledo Edison had approximately $3,230 million and $1,262 million, respectively, in aggregate principal amount of first mortgage bonds outstanding under their respective mortgages. (The outstanding first mortgage bond amounts for Cleveland Electric and Toledo Edison include $140.4 million principal amount and $210.6 million principal amount, respectively, of first mortgage bonds pledged to secure obligations to various bank creditors.) At June 30, 1997, neither Company was able to issue a material amount of additional first mortgage bonds except in connection with refinancings (see "The Companies -- Financing Capability" and "Pending Merger of Centerior Energy and Ohio Edison -- Regulatory Matters").

     Also at June 30, 1997, Cleveland Electric had fixed obligations for debt other than first mortgage bonds and preferred stock with mandatory redemption provisions of $229 million, and Toledo Edison had fixed obligations for debt other than first mortgage bonds and preferred stock with mandatory redemption provisions of $141 million. The Companies also have future minimum lease payments of approximately $3,659 million for generation facility leases as of June 30, 1997. See Note 2 to the 1996 financial statements in the Financial Statements Section (as hereinafter defined).

     As of June 30, 1997, debt and preferred stock maturities and sinking fund requirements for the remainder of 1997 were $115.9 million (including $70.5 million of first mortgage bonds refinanced in August 1997) for Cleveland Electric and $41.5 million (including $10.1 million of first mortgage bonds refinanced in August 1997) for Toledo Edison. In August 1997, Cleveland Electric and Toledo Edison refinanced $180.6 million aggregate principal amount and $10.1 million principal amount, respectively, of first mortgage bonds issued as security for certain tax-exempt bonds issued by public authorities. Cleveland Electric plans to refinance up to $550 million of outstanding first mortgage bonds during the fourth quarter of 1997.

     The Companies have $273 million in financing vehicles to support their nuclear fuel leases, $83 million of which mature in 1997. Replacement financing for the maturing issues may not be needed in 1997.

     Under its articles of incorporation, Toledo Edison cannot issue preferred stock unless certain earnings coverage requirements are met. Based on its earnings for the 12 months ended June 30, 1997, Toledo Edison could not issue additional preferred stock.

     The availability and cost of capital to meet the Companies' external financing needs depend upon such factors as financial market conditions and the Companies' credit ratings. At the time of the Offering, credit ratings for the Companies were as follows:

                                                              STANDARD & POOR'S        MOODY'S
                                                              -----------------     -------------
    First mortgage bonds....................................          BB                 Ba2
    Unsecured notes of Cleveland Electric...................           B+                Ba3
    Unsecured notes of Toledo Edison........................           B+                 B1
    Preferred stock.........................................           B                  b2

     Current credit ratings for the Companies are as follows:

                                                              STANDARD & POOR'S        MOODY'S
                                                              -----------------     -------------
    First mortgage bonds....................................          BB+                Ba1
    Unsecured notes.........................................         BB-                 Ba3
    Preferred stock.........................................         BB-                  b1

     These ratings reflect recent upgrades by both Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's") and Moody's Investors Service, Inc. ("Moody's") and assume, among other things, consummation of the CEC-OE Merger. See "-- Consummation of the CEC-OE Merger," "Pending Merger of Centerior Energy and Ohio Edison" and "The
Companies -- Financing Capability."

LACK OF PUBLIC MARKET FOR THE SECURED NOTES

     The Old Notes currently have no trading market. There can be no assurance that an active trading market for the New Notes will develop or be sustained. The Companies do not presently intend to apply for listing of the New Notes on any stock exchange or trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Companies. The Placement Agents have advised the Companies that they currently intend to make a market in the New Notes. However, the Placement Agents are not obligated to do so, and any market-making activity with respect to the New Notes may be discontinued at any time without notice.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities and will not retain any rights under the Registration Agreement, except in certain limited circumstances. The Old Notes will continue to be subject to restrictions on transfer such that: (i) Old Notes may be resold only if registered pursuant to the Securities Act or if an exemption from registration is available thereunder, (ii) Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom and (iii) a holder of Old Notes who desires to sell or otherwise dispose of all or any part of its Old Notes under an exemption from registration under the Securities Act, if requested by the Companies, must deliver to the Companies an opinion of independent counsel, reasonably satisfactory in form and substance to the Companies, to the effect that such exemption is available.

CONSUMMATION OF THE CEC-OE MERGER

     The consummation of the CEC-OE Merger remains subject to various conditions and regulatory approvals, including the approval of the Federal Energy Regulatory Commission ("FERC"). There can be no assurance that such conditions will be satisfied or such approvals can be obtained on terms which Centerior Energy and Ohio Edison will find acceptable. If the CEC-OE Merger is not consummated, the benefits which are anticipated from the merger will not be realized, and the recent upgrade in the ratings of the Companies' securities may not be maintained. See "Pending Merger of Centerior Energy and Ohio Edison."

REGULATORY MATTERS

     The Companies comply with the provisions of Statement of Financial Accounting Standards 71 ("SFAS 71") which governs accounting for the effects of certain types of rate regulation. The Companies continually monitor changes in market and regulatory conditions and consider the effects of such changes in assessing the continuing applicability of SFAS 71. Criteria that could give rise to discontinuation of the application of SFAS 71 include: (1) increasing competition which significantly restricts the Companies' ability to charge prices which allow them to recover operating costs, earn a fair return on invested capital and recover the amortization of regulatory assets and (2) a significant change in the manner in which rates are set by The Public Utilities Commission of Ohio ("PUCO") from cost-based regulation to some other form of regulation. In the event the Companies determine they no longer meet the criteria for following SFAS 71, the Companies would be required to record a before-tax charge to write off their regulatory assets which totaled $1,334 million and $915 million at June 30, 1997 for Cleveland Electric and Toledo Edison, respectively. In addition, the Companies would be required to evaluate whether the changes in the competitive and regulatory environment which led to discontinuing the application of SFAS 71 would also result in an impairment of the net book values of the Companies' property, plant and equipment.

     Upon consummation of the CEC-OE Merger, the FirstEnergy Regulatory Plan (as hereinafter defined) will go into effect. FirstEnergy believes that the FirstEnergy Regulatory Plan will not provide for the full recovery of costs and a fair return on the investment associated with the Companies' nuclear operations. Pursuant to the PUCO's order approving the FirstEnergy Regulatory Plan, FirstEnergy was required to submit to the PUCO staff the regulatory accounting and cost recovery details for implementing the FirstEnergy Regulatory Plan. Such details were submitted in July 1997. FirstEnergy expects that the Companies will discontinue the application of SFAS 71 for their nuclear operations if and when consummation of the CEC-OE Merger becomes probable. The remainder of their business is expected to continue to comply with the provisions of SFAS 71. At the time the CEC-OE Merger becomes probable, the Companies would be required to write off certain of their regulatory assets for financial reporting purposes. The write-off amounts would be determined at that time. FirstEnergy estimates the write-off will total approximately $750 million. This write-off is not expected to affect the Companies' first mortgage bond capacities. For financial reporting purposes, the net book value of the Companies' nuclear generating units is not expected to be impaired. If events cause one or both Companies to conclude they no longer meet the criteria for applying SFAS 71 for the remainder of their business, they would be required to write off their remaining regulatory assets and measure all other assets for impairment. See "Pending Merger of Centerior Energy and Ohio Edison" and also "Management's Financial Analysis" and Note 15 which are contained in each Company's 1996 financial statements included as a part of this Prospectus ("Financial Statements Section"). (The Financial Statements Section also contains each Company's First Quarter 1997 Form 10-Q and Second Quarter 1997 Form 10-Q).

     In the absence of consummation of the CEC-OE Merger, the PUCO's April 1996 rate order to the Companies remains in effect. In that order, the PUCO granted price increases totaling $119 million in annualized revenues to the Companies. The Companies intend to freeze rates at existing levels until at least 2002, although they are not precluded from requesting further price increases. In the order, the PUCO provided for recovery of all regulatory assets in the approved rates, and the Companies continue to comply with the provisions of SFAS 71. In connection with its order, the PUCO recommended that the Companies write down certain assets for regulatory purposes by an aggregate of $1.25 billion through 2001. Consideration of whether to implement a plan responsive to the PUCO's recommendation is pending the CEC-OE Merger.

     Notwithstanding the CEC-OE Merger and discussions with regulators concerning the effect of the FirstEnergy Regulatory Plan on the Companies' nuclear generating assets, the Companies believe it is reasonable to expect that rates will be set at levels that will recover all current and anticipated costs associated with their nuclear operations, including all associated regulatory assets, and such rates can be charged to and collected from customers. If there is a change in the Companies' evaluation of the competitive environment, regulatory framework or other factors, or if the PUCO significantly reduces the value of their assets or reduces the approved return on common stock equity of 12.59% and overall rate of return of 10.06%, or both, for future regulatory purposes, the Companies may be required to record material charges to earnings. See "Management's Financial Analysis" in the Financial Statements Section.

COMPETITION

     The Companies face competitive challenges due to regulatory and tax constraints and their high retail cost structure.

     Currently, the Companies' most pressing competition comes from municipal electric systems in their service areas. Cleveland Electric's and Toledo Edison's rates are generally higher than those of municipal systems due largely to such systems' exemption from taxation, the lower cost financing available to them, the continued availability to them of lower cost power through short-term power purchases and their access to cheaper governmental power. The Companies face the threat that municipalities in their service areas could establish new electric systems and continue expanding existing systems. See "The Companies -- Competition" and "Pending Merger of Centerior Energy and Ohio Edison -- Regulatory Matters."

     Structural changes in the electric utility industry from actions by both federal and state regulatory bodies are continuing to place downward pressure on prices and to increase competition for customers. In 1996, the FERC adopted rules relating to open-access transmission services. The open-access rules require utilities to deliver power from other utilities or generation sources to their wholesale customers at nondiscriminatory prices.

     A number of states have enacted transition legislation which provides for introduction of competition for retail electric business and recovery of stranded investment. Several groups in Ohio are studying the possible introduction of retail wheeling and stranded investment recovery. Retail wheeling occurs when a customer obtains power from a utility company other than its local utility. The term "stranded investment" generally refers to fixed costs approved for recovery under traditional regulatory methods that would become unrecoverable, or "stranded," as a result of legislative changes which allow for widespread competition. The PUCO is sponsoring discussions among a group of business, utility and consumer interests to explore ways of promoting competitive options without unduly harming the interests of utility company share owners or customers. The PUCO also has introduced two pilot projects, both intended as initial steps to introduce competitive elements into the Ohio electric utility business. A bill to restructure the electric utility industry in Ohio has been introduced in the Ohio House of Representatives. A bipartisan committee from both legislative houses has been formed to study the issue.

     The Companies cannot predict when and to what extent retail wheeling or other forms of competition will be allowed. The Companies believe that pure competition (unrestricted retail wheeling for all customer classifications) is at least several years away and that any transition to pure competition will be in phases. The FERC and the PUCO have acknowledged the need to provide at least partial recovery of stranded investment as greater competition is permitted and, therefore, the Companies believe that there will be a mechanism developed for the recovery of at least some stranded investment. However, due to the uncertainty involved, there is a risk in connection with the introduction of retail wheeling that some of the Companies' assets may not be fully recovered. See "The Companies -- Competition" and "2. Conjunctive Electric Service ("CES")" under "Part II. Other Information" of the Second Quarter 1997 Form 10-Q in the Financial Statements Section.

NUCLEAR OPERATIONS

     The Companies have interests in three nuclear generating units -- Beaver Valley Power Station Unit 2 ("Beaver Valley Unit 2"), Davis-Besse Nuclear Power Station ("Davis-Besse") and Perry Nuclear Power Plant Unit 1 ("Perry Unit 1"). Toledo Edison operates Davis-Besse and Cleveland Electric operates Perry Unit 1. See "The Companies -- Nuclear Units."

     The Companies' three nuclear units may be impacted by activities or events beyond their control. Operating nuclear units have experienced unplanned outages or extensions of scheduled outages because of equipment problems or new regulatory requirements. A major accident at a nuclear facility anywhere in the world could cause the United States Nuclear Regulatory Commission ("NRC") to limit or prohibit the operation or licensing of any domestic nuclear unit. If one of the Companies' nuclear units is taken out of service for an extended period for any reason, including an accident at such unit or any other nuclear facility, the Companies cannot predict whether regulatory authorities would impose unfavorable rate treatment. Such treatment could include taking the affected unit out of rate base, thereby not permitting the Companies to recover their investment in and earn a return on that asset, or disallowing certain construction or maintenance costs. An extended outage coupled with unfavorable rate treatment could have a material adverse effect on each Company's financial condition, cash flows and results of operations.

             SELECTED FINANCIAL INFORMATION FOR CLEVELAND ELECTRIC

                                                                                                   12 MONTHS
                                                                                                     ENDED
                                                           YEAR ENDED DECEMBER 31,                 JUNE 30,
                                               -----------------------------------------------       1997
                                                1992      1993       1994      1995      1996     (UNAUDITED)
                                               ------    ------     ------    ------    ------    -----------
                                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
  Operating Revenues.........................  $1,743    $1,751     $1,698    $1,769    $1,790      $ 1,788
  Fuel and Purchased Power Expense...........  $  434    $  423     $  391    $  413    $  408      $   418
  Other Operation and Maintenance Expense....  $  410    $  598     $  394    $  418    $  426      $   415
  Depreciation and Amortization Expense......  $  179    $  182     $  195    $  196    $  210      $   213
  Operating Income...........................  $  385    $  222     $  396    $  398    $  359      $   354
  Deferred Carrying Charges, Net (a).........  $   59    $ (487)    $   25    $   29    $   --      $    --
  Write-off of Perry Unit 2..................  $   --    $ (351)    $   --    $   --    $   --      $    --
  Income (Loss) Before Interest Charges......  $  448    $ (347)    $  427    $  429    $  357      $   341
  Interest Charges...........................  $  243    $  240     $  242    $  245    $  240      $   233
  Earnings (Loss) Before Interest Charges,
    Income Taxes, Depreciation and
    Amortization ("EBITDA") (b)..............  $  722    $ (414)    $  708    $  721    $  636      $   628
  Net Income (Loss)..........................  $  205    $ (587)    $  185    $  184    $  117      $   108
  Preferred Dividend Requirements............  $   41    $   45     $   45    $   43    $   39      $    37
  Earnings (Loss) Available for Common
    Stock....................................  $  164    $ (632)    $  140    $  141    $   78      $    71
  Ratio of Earnings to Fixed Charges (c).....    1.89        --(d)    1.81      1.84      1.57         1.58
  Ratio of EBITDA to Interest Charges........    2.97        --       2.93      2.94      2.65         2.70
OTHER DATA
  Utility Plant Additions....................  $  156    $  175     $  156    $  155    $  111      $    --(e)
BALANCE SHEET DATA (END OF PERIOD)
  Total Assets...............................  $8,123    $7,159     $7,151    $7,152    $6,878      $ 7,337
  Current Portion of Long-Term Debt and
    Preferred Stock..........................  $  310    $   70     $  282    $  177    $  145      $   135
  Long-Term Debt.............................  $2,515    $2,793     $2,543    $2,666    $2,441      $ 3,011(f)
  Preferred Stock
    With Mandatory Redemption Provisions.....  $  314    $  285     $  246    $  215    $  186      $   172
    Without Mandatory Redemption
      Provisions.............................  $  144    $  241     $  241    $  241    $  238      $   238
  Common Stock Equity........................  $1,865    $1,040     $1,058    $1,127    $1,045      $ 1,010
         Total Capitalization................  $4,838    $4,359     $4,088    $4,249    $3,910      $ 4,431(f)

---------------
(a) In 1993, Cleveland Electric wrote off $519 million of deferred carrying charges. Deferrals under an October 1992 rate stabilization program for Cleveland Electric ended in November 1995, and amortization of the deferrals began in December 1995 (see Note 7(d) to Cleveland Electric's 1996 financial statements in the Financial Statements Section).

(b) EBITDA consists of income before interest charges, plus income taxes charged to operating expenses and to other income, plus depreciation and amortization. EBITDA is not a measure of operating results, but rather is a measure of debt service ability. EBITDA should not be considered as an alternative to net income or any other measure of performance required by generally accepted accounting principles or as an indicator of Cleveland Electric's operating performance.

(c) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges and current and deferred income taxes. Fixed charges consist of total interest charges (including interest on first mortgage bonds, bank loans, commercial paper, pollution control notes and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations) and an estimate of the interest element of rentals (including the interest component of certain sale and leaseback rentals, leased nuclear fuel in the reactor and other miscellaneous rentals).

(d) Not meaningful due to a net loss. For the year ended December 31, 1993, the net loss before taxes and fixed charges was $502 million. Fixed charges during the period were $334 million. The net loss before income taxes and fixed charges included write-offs of $986 million related to Cleveland Electric's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $79 million attributable to an early retirement program. Excluding these write-offs, the ratio of earnings to fixed charges would have been 1.68.

(e) Not available for periods other than calendar year.

(f) Includes Cleveland Electric's proportionate share of the Secured Notes ($575 million) which were issued on June 18, 1997.

                SELECTED FINANCIAL INFORMATION FOR TOLEDO EDISON

                                                                                                   12 MONTHS
                                                                                                     ENDED
                                                           YEAR ENDED DECEMBER 31,                 JUNE 30,
                                               -----------------------------------------------       1997
                                                1992      1993       1994      1995      1996     (UNAUDITED)
                                               ------    ------     ------    ------    ------    -----------
                                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
  Operating Revenues (a).....................  $  845    $  871     $  865    $  874    $  897      $   915
  Fuel and Purchased Power Expense...........  $  169    $  173     $  167    $  157    $  169      $   177
  Other Operation and Maintenance Expense....  $  236    $  352     $  229    $  225    $  231      $   228
  Depreciation and Amortization Expense......  $   77    $   76     $   83    $   84    $   94      $    95
  Operating Income...........................  $  150    $   89     $  180    $  188    $  156      $   162
  Deferred Carrying Charges, Net (b).........  $   41    $ (161)    $   15    $   14    $   --      $    --
  Write-off of Perry Unit 2..................  $   --    $ (232)    $   --    $   --    $   --      $    --
  Income (Loss) Before Interest Charges......  $  192    $ (174)    $  197    $  207    $  152      $   162
  Interest Charges...........................  $  121    $  115     $  115    $  110    $   95      $    94
  Earnings (Loss) Before Interest Charges,
    Income Taxes, Depreciation and
    Amortization ("EBITDA") (c)..............  $  303    $ (237)    $  315    $  335    $  277      $   300
  Net Income (Loss)..........................  $   71    $ (289)    $   82    $   97    $   57      $    68
  Preferred Dividend Requirements............  $   24    $   23     $   20    $   18    $   17      $    17
  Earnings (Loss) Available for Common
    Stock....................................  $   47    $ (312)    $   62    $   79    $   40      $    51
  Ratio of Earnings to Fixed Charges (d).....    1.43        --(e)    1.51      1.63      1.43         1.55
  Ratio of EBITDA to Interest Charges........    2.49        --       2.74      3.05      2.92         3.19
OTHER DATA
  Utility Plant Additions....................  $   44    $   43     $   41    $   56    $   49      $    --(f)
BALANCE SHEET DATA (END OF PERIOD)
  Total Assets...............................  $3,939    $3,510     $3,502    $3,474    $3,357      $ 3,572
  Current Portion of Long-Term Debt and
    Preferred Stock..........................  $   58    $   57     $   83    $   58    $   51      $    69
  Long-Term Debt.............................  $1,178    $1,225     $1,154    $1,068    $1,003      $ 1,122(g)
  Preferred Stock
    With Mandatory Redemption Provisions.....  $   50    $   28     $    7    $    5    $    3      $     2
    Without Mandatory Redemption
      Provisions.............................  $  210    $  210     $  210    $  210    $  210      $   210
  Common Stock Equity........................  $  935    $  623     $  685    $  763    $  803      $   817
         Total Capitalization................  $2,373    $2,086     $2,056    $2,046    $2,019      $ 2,151(g)

---------------

(a) Includes revenues from all bulk power sales to Cleveland Electric of $130 million, $120 million, $111 million, $102 million and $105 million in 1992, 1993, 1994, 1995 and 1996, respectively, and $111 million for the 12 months ended June 30, 1997.

(b) IN 1993, Toledo Edison wrote off $186 million of deferred carrying charges. Deferrals under an October 1992 rate stabilization program for Toledo Edison ended in November 1995, and amortization of the deferrals began in December 1995 (see note 7(d) to Toledo Edison's 1996 financial statements in the Financial Statements section).

(c) EBITDA consists of income before interest charges, plus income taxes charged to operating expenses and to other income, plus depreciation and amortization. EBITDA is not a measure of operating results, but rather is a measure of debt service ability. EBITDA should not be considered as an alternative to net income or any other measure of performance required by generally accepted accounting principles or as an indicator of Toledo Edison's operating performance.

(d) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges and current and deferred income taxes. Fixed charges consist of total interest charges (including interest on first mortgage bonds, bank loans, commercial paper, pollution control notes and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations) and an estimate of the interest element of rentals (including the interest component of certain sale and leaseback rentals, leased nuclear fuel in the reactor and other miscellaneous rentals).

(e) Not meaningful due to a net loss. For the year ended December 31, 1993, the net loss before taxes and fixed charges was $195 million. Fixed charges during the period were $233 million. The net loss before income taxes and fixed charges included write-offs of $473 million related to Toledo Edison's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $56 million attributable to an early retirement program. Excluding these write-offs, the ratio of earnings to fixed charges would have been 1.42.

(f) Not available for periods other than calendar year.

(g) Includes Toledo Edison's proportionate share of the secured notes ($145 million) which were issued on June 18, 1997.

                                 THE COMPANIES

GENERAL

     Cleveland Electric, which was incorporated under the laws of the State of Ohio in 1892, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in an area of approximately 1,700 square miles in northeastern Ohio, including the City of Cleveland. Cleveland Electric also provides electric energy at wholesale to other electric utility companies and to two municipal electric systems (directly and through AMP-Ohio) in its service area. Cleveland Electric serves approximately 741,000 customers and derives approximately 77% of its total electric retail revenue from customers outside the City of Cleveland. Principal industries served by Cleveland Electric include those producing steel and other primary metals; automotive and other transportation equipment; chemicals; electrical and nonelectrical machinery; fabricated metal products; and rubber and plastic products. Nearly all of Cleveland Electric's operating revenues are derived from the sale of electric energy. At June 30, 1997, Cleveland Electric had 3,251 employees of which 1,780 employees (about 55% of total employees) were represented by one union.

     On May 28, 1997, the collective bargaining agreement between Cleveland Electric and the union expired without agreement on the terms of a new contract. Cleveland Electric and the union are continuing to negotiate under the supervision of a federal mediator. Both sides have agreed that there will be no strike or lock-out while good faith negotiations are continuing. There is a risk that such an event may occur if Cleveland Electric and the union do not reach an agreement promptly. However, Cleveland Electric believes that it would be able to continue to provide substantially normal electric service to its customers if any such event were to occur. On September 5, 1997, union members voted to give the union's negotiating committee authority to declare a strike.

     Toledo Edison, which was incorporated under the laws of the State of Ohio in 1901, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in an area of approximately 2,500 square miles in northwestern Ohio, including the City of Toledo. Toledo Edison also provides electric energy at wholesale to other electric utility companies and to 13 municipally owned distribution systems (through AMP-Ohio) and one rural electric cooperative distribution system in its service area. Toledo Edison serves approximately 293,000 customers and derives approximately 56% of its total electric retail revenues from customers outside the City of Toledo. Principal industries served by Toledo Edison include metal casting, forming and fabricating; petroleum refining; automotive equipment and assembly; food processing; and glass. Nearly all of Toledo Edison's operating revenues are derived from the sale of electric energy. At June 30, 1997, Toledo Edison had 1,581 employees of which 967 employees (about 61% of total employees) were represented by three unions having collective bargaining agreements with Toledo Edison.

     The Companies are wholly owned electric utility subsidiaries of Centerior Energy, a holding company formed by them for the purpose of enabling them to affiliate. The affiliation became effective in April 1986. Centerior Energy has a third subsidiary, the Service Company, which furnishes certain administrative and other services to the two utility subsidiaries and to Centerior Energy. Cleveland Electric and Toledo Edison operate as separate companies, each servicing the customers in its respective service area. In March 1994, Centerior Energy announced a plan to merge Toledo Edison into Cleveland Electric. See "Pending Merger of Cleveland Electric and Toledo Edison."

     In September 1996, Centerior Energy and Ohio Edison entered into an agreement and plan of merger to form a new holding company, FirstEnergy. See "Pending Merger of Centerior Energy and Ohio Edison."

     The Companies are members of the Central Area Power Coordination Group ("CAPCO Group"), which was created in 1967 by the Companies, Ohio Edison, Duquesne Light Company ("Duquesne") and Ohio Edison's wholly owned subsidiary, Pennsylvania Power Company ("Pennsylvania Power"). The CAPCO Group companies have completed programs to construct larger, more efficient generating units and to strengthen interconnections within the CAPCO Group. The CAPCO Group companies have placed in service nine major generating units (four nuclear units and five coal-fired units), of which the Companies have ownership or leasehold interests in seven (three nuclear units and four coal-fired units). After the consummation of the CEC-OE Merger, FirstEnergy will have ownership or leasehold interests in all nine CAPCO generating units.

COMPETITION

     The Companies compete in their respective service areas with suppliers of natural gas to satisfy customers' energy needs with regard to heating and appliance usage. The Companies also are engaged in competition to a lesser extent with suppliers of oil and liquefied natural gas for heating purposes and with suppliers of cogeneration equipment. One competitor provides steam for heating purposes and provides chilled water for cooling purposes in certain areas of downtown Cleveland.

     The Companies also compete with municipally owned electric systems within their respective service areas. Several communities have evaluated municipalization of electric service and decided to continue service from the Companies. Officials in other communities have indicated an interest in evaluating the municipalization issue.

     The Companies face continuing competition from locations outside their service areas which are promoted by governmental and private agencies in attempts to influence potential and existing commercial and industrial customers to locate in their respective areas.

     The Companies also periodically compete with other producers of electricity for sales to electric utilities which are in the market for bulk power purchases. The Companies have interconnections with other electric utilities and have a transmission system capable of transmitting ("wheeling") power between the Midwest and the East.

     In the future, the Companies will encounter an increasingly competitive environment as a result of the structural changes taking place in the electric utility industry. For a discussion of these changes, including open-access transmission, retail wheeling and stranded investment considerations, see "Risk Factors -- Competition" and "Outlook -- Competition" in Management's Financial Analysis contained in the Financial Statements.

     Cleveland Electric. Located within Cleveland Electric's service area are two municipally owned electric systems. Cleveland Electric supplies a small portion of those systems' power needs at wholesale rates.

     One of those systems, Cleveland Public Power ("CPP"), is operated by the City of Cleveland in competition with Cleveland Electric. CPP is primarily an electric distribution system which currently supplies electric power in approximately 60% of the City's geographical area and to approximately 33% (about 72,000) of the electric consumers in the City -- equal to about 10% of all customers served by Cleveland Electric. CPP's kilowatt-hour sales and revenues are equal to about 6% of Cleveland Electric's kilowatt-hour sales and revenues. Much of the area served by CPP overlaps that of Cleveland Electric. For all classes of customers, Cleveland Electric's rates are higher than CPP's rates due largely to CPP's exemption from taxation, the lower-cost financing available to CPP, the continued availability to CPP of lower cost power through short-term power purchases and CPP's access to cheaper governmental power.

     Cleveland Electric makes power available to CPP on a wholesale basis, subject to FERC regulation. In 1996, Cleveland Electric directly and through AMP-Ohio provided a negligible amount of CPP's energy requirements. CPP's power is purchased from other sources and wheeled over Cleveland Electric's transmission systems. In cases currently pending, the FERC has ruled that Cleveland Electric is obligated to provide an additional interconnection with CPP but has not ruled on the terms and conditions thereof. Cleveland Electric has asked the FERC to reconsider its order that Cleveland Electric provide CPP with an additional interconnection. Also, the FERC has not ruled on Cleveland Electric's request for an increase in rates for power and services provided to CPP. Cleveland Electric believes that it is entitled to a higher level of compensation for the power and the services it provides because the rates currently paid by CPP do not adequately cover the cost of providing such power and services.

     CPP has constructed new transmission and distribution facilities extending into eastern portions of Cleveland and plans to enhance its existing system in western portions of Cleveland. CPP's expansion has resulted in a reduction in Cleveland Electric's annual net income by about $7 million in 1994, by an additional $1 million (for a total reduction of about $8 million) in 1995 and by an additional $3 million (for a total reduction of about $11 million) in 1996. Cleveland Electric estimates that its net income will continue to be reduced by an additional $1-$2 million each year in the 1997 - 2001 period because of CPP's expansion, with the exception of 1997 when the reduction would be about $7 million including the loss of a commercial customer, Medical Center Co., as discussed below.

     Despite CPP's expansion efforts, Cleveland Electric has been successful in retaining most of the large industrial and commercial customers in the expansion areas by providing economic incentives in exchange for sole-supplier contracts. During 1996, Cleveland Electric renewed and extended for as long as ten years contracts with many of its large industrial customers, including the five largest. Prior to these renewals, 61% of Cleveland Electric's industrial base rate (nonfuel) revenues under contract was scheduled for renewal before 1999. Following the renewals, only 18% of such revenues under contract is scheduled for renewal by 1999. At year-end 1996, 51% of Cleveland Electric's industrial base rate revenues was under long-term contracts. Also, in 1996, Cleveland Electric reached agreements to serve a number of large commercial customers in Cleveland, including some previously served by CPP. An increasing number of CPP customers are converting back to Cleveland Electric service. However, competition for such customers will continue.

     In March 1995, one of Cleveland Electric's large commercial customers which has provided annual net income to Cleveland Electric of approximately $6 million, Medical Center Co., signed a five-year contract with CPP for electric service provided by another utility beginning in September 1996, when its contract with Cleveland Electric terminated. Cleveland Electric believes that the purchase of power by this customer is a direct purchase from another utility in violation of Ohio's certified territory statute. After being denied a rehearing on this matter by the PUCO, Cleveland Electric filed an appeal with the Ohio Supreme Court. In August 1996, the Court granted Cleveland Electric's request for rehearing and remanded the case back to the PUCO. Cleveland Electric also filed a petition with the FERC on the grounds that such a transaction is a violation of the Federal Power Act. However, in July 1996, the FERC ruled that the transaction does not violate such Act. On September 18, 1996, the FERC granted a rehearing to Cleveland Electric, which has agreed to begin providing the requested transmission service to CPP.

     For additional information on the effects of the CEC-OE Merger on Cleveland Electric's competition with CPP, see "Pending Merger of Centerior Energy and Ohio Edison -- Regulatory Matters."

     Toledo Edison. Located wholly or partly within Toledo Edison's service area are six rural electric cooperatives, five of which are supplied with power, transmitted in some cases over Toledo Edison's facilities, by Buckeye Power, Inc. (an affiliate of a number of Ohio rural electric cooperatives) and the sixth of which is supplied by Toledo Edison.

     Also located within Toledo Edison's service area are 16 municipally owned electric distribution systems, three of which are supplied by other electric systems. Toledo Edison provides a portion of the power purchased by the other 13 municipalities at wholesale rates through a contract with AMP-Ohio that expires in 2009. Rates under this agreement are permitted to increase annually to compensate for increased costs of operation. Less than 3% of Toledo Edison's total electric operating revenues in 1996 was derived from sales under the AMP-Ohio contract.

     As does Cleveland Electric, Toledo Edison offers long-term contracts to large industrial customers who might otherwise consider changing power suppliers. During 1996, Toledo Edison renewed and extended from seven to ten years contracts with many of its large industrial customers, including the six largest. Prior to these renewals, 94% of Toledo Edison's industrial base rate (nonfuel) revenues under contract was scheduled for renewal before 1999. Following the renewals, only 19% of such revenues under contract is scheduled for renewal by 1999. At year-end 1996, 61% of Toledo Edison's industrial base rate revenues was under long-term contracts.

     In October 1989, the City of Toledo ("Toledo") established an Electric Franchise Review Committee to (i) study Toledo Edison's franchise agreement with Toledo to determine whether alternate energy sources may be utilized and (ii) investigate the feasibility of establishing a municipal electric system within Toledo. In

November 1993, Toledo approved a non-exclusive franchise with Toledo Edison which runs through the end of 1998. In October 1995, the Toledo City Council responded to a petition drive by appropriating funds to complete the Electric Franchise Review Committee's study on whether to create a municipal electric utility in Toledo. The Committee is also expected to look into the aggregating of load to provide a conduit for retail wheeling to customers. A draft of the consultant's report in connection with this study states that, if Centerior Energy and Ohio Edison merge, a municipal system in Toledo could not compete with Toledo Edison because of the rate reductions contained in the FirstEnergy Regulatory Plan (see "Pending Merger of Centerior Energy and Ohio Edison" and "Management's Financial Analysis" and Note 15 to Toledo Edison's financial statements in the Financial Statements Section). The consultant's draft report also states that, if the merger does not occur, a municipal system could be competitive with Toledo Edison in one portion of Toledo. However, errors have been found in the draft report which may change the content of the final consultant's report. The final report will be considered by the Electric Franchise Review Committee before making its recommendation to the Toledo City Council later in 1997.

     In January 1995, the City of Clyde ("Clyde"), which operates its own municipal electric system, passed ordinances to force Toledo Edison to remove most of its equipment from within Clyde's borders and to prevent any residential and commercial customers within Clyde from obtaining service from Toledo Edison. Clyde subsequently asked the PUCO to authorize the removal of Toledo Edison equipment under the Miller Act. The Miller Act is an Ohio statute which provides that a utility cannot be required to withdraw or abandon its facilities and services in a city without a demonstration that such action is in the public interest and without the approval of the PUCO. Toledo Edison challenged Clyde's Miller Act proceeding before the PUCO and filed an action in the Court of Appeals in Sandusky County, Ohio to challenge Clyde's ordinance prohibiting customers from using Toledo Edison service. The Court of Appeals denied Toledo Edison's challenge, and Toledo Edison appealed to the Ohio Supreme Court. In August 1996, the Supreme Court ruled that Toledo Edison can continue to serve customers who were customers prior to the establishment of the municipal system, but Clyde has the exclusive right to serve new customers. The PUCO had previously issued a ruling in April 1996 that Clyde cannot force Toledo Edison to abandon service within Clyde. The ordinance that prevented Toledo Edison from serving customers in Clyde was repealed in an initiative ballot issue in November 1996. Toledo Edison currently serves approximately 345 customers within Clyde.

     In October 1995, Chase Brass & Copper Co., Inc. ("Chase Brass") terminated its service with Toledo Edison and began to receive its electric service from a consortium of four municipal electric systems and AMP-Ohio. Service is being provided over a transmission line owned by AMP-Ohio. Although the Ohio Constitution allows municipal electric systems to sell and deliver limited amounts of power outside their municipal boundaries, Toledo Edison has filed two lawsuits in Williams County (Ohio) Common Pleas Court against the four municipalities and AMP-Ohio contending, in part, that this arrangement violates the legal limits of such sales and that AMP-Ohio's system design for this transaction raises certain safety issues. North Western Electric Cooperative, whose certified territory is crossed by AMP-Ohio's transmission line, has also filed suit to challenge this transaction. The loss of Chase Brass as a customer reduced Toledo Edison's annual net income by about $1.6 million based on 1994 sales levels. As yet, no ruling has been issued by the Williams County Common Pleas Court.

     In addition, Chase Brass and other surrounding businesses and residences in Jefferson Township continue to seek incorporation as a municipality to be named the Village of Holiday City. The Williams County Board of Commissioners and the Williams County Court of Common Pleas issued an order permitting the area to be incorporated. Toledo Edison appealed the Court's order to the Sixth District Court of Appeals, thereby staying the incorporation proceedings. The Court of Appeals ruled against Toledo Edison, finding a lack of standing. Toledo Edison then appealed to the Ohio Supreme Court, thereby staying the incorporation proceedings again. On April 23, 1997, the Ohio Supreme Court denied Toledo Edison's appeal. Toledo Edison does not plan to apply for reconsideration at the Ohio Supreme Court.

     The new municipality can negotiate with other utilities for electric power. The other businesses in the proposed municipality previously terminated their service with Toledo Edison and are receiving electric service from the Village of Montpelier, one of the consortium now supplying Chase Brass.

     For additional information on the effects of the CEC-OE Merger on Toledo Edison's relationship with AMP-Ohio, see "Pending Merger of Centerior Energy and Ohio Edison -- Regulatory Matters."

SALES OF ELECTRICITY

     Kilowatt-hour sales by the Companies follow a seasonal pattern marked by increased customer usage in the summer for air conditioning and in the winter for heating. Historically, Cleveland Electric has experienced its heaviest demand for electric service during the summer months because of a significant air conditioning load on its system and a relatively low amount of electric heating load in the winter. Toledo Edison, although having a significant electric heating load, has experienced in recent years its heaviest demand for electric service during the summer months because of heavy air conditioning usage.

     Cleveland Electric's largest customer is a steel manufacturer which has two major steel producing facilities. Sales to these facilities accounted for 3.3% of Cleveland Electric's 1996 total electric operating revenues. The loss of these facilities would reduce Cleveland Electric's annual net income by about $16 million based on 1996 sales levels.

     The largest customer served by Toledo Edison is a major automobile manufacturer. Sales to this customer accounted for 3.9% of Toledo Edison's 1996 total electric operating revenues. The loss of this customer would reduce Toledo Edison's annual net income by about $11 million based on 1996 sales levels.

FUEL SUPPLY

     Generation by type of fuel for 1996 was 68% coal-fired and 32% nuclear for Cleveland Electric and 48% coal-fired and 52% nuclear for Toledo Edison.

     Coal. In 1996, Cleveland Electric and Toledo Edison burned 5.9 million tons and 2.1 million tons of coal, respectively, for electric generation. Each utility normally maintains a reserve supply of coal sufficient for about 20 days of normal operations. On February 1, 1997, this reserve was about 20 days for plants operated by Cleveland Electric, 16 days for the plant operated by Toledo Edison and 35 days for the Mansfield Plant, which is operated by Pennsylvania Power.

     In 1996, about 45% of Cleveland Electric's coal requirements were purchased under long-term contracts, with the longest remaining term being almost seven years. In most cases, these contracts provide for adjusting the price of the coal on the basis of changes in coal quality and mining costs. The sulfur content of the coal purchased under these contracts ranges from less than 1% to about 4%. Additionally, about 34% of Cleveland Electric's coal requirements were purchased under short-term contracts (nine to twelve-month terms) with price adjustments on the basis of coal quality. The sulfur content of the short-term contracts ranged from 1.5% to 1.9%. The balance of Cleveland Electric's coal was purchased on the spot market with sulfur content ranging from less than 1% to 4%.

     In 1996, about 54% of Toledo Edison's coal requirements were purchased under long-term contracts, with the longest remaining term being almost four years. In most cases, these contracts provide for adjusting the price of the coal on the basis of changes in coal quality and mining costs. The sulfur content of the coal purchased under these contracts ranges from less than 1% to 4%. The balance of Toledo Edison's coal was purchased on the spot market with sulfur content from less than 1% to 4%.

     In May 1996, Cleveland Electric and The Ohio Valley Coal Company ("Ohio Valley") terminated their existing coal supply agreement, which was scheduled to continue until September 1997, and entered into a new coal supply agreement scheduled to expire in September 1997. Under the prior agreement, Cleveland Electric had agreed to pay Ohio Valley certain amounts to cover Ohio Valley's costs, including amounts sufficient to service long-term debt and lease obligations incurred by Ohio Valley. Cleveland Electric also agreed to assume certain Ohio Valley costs and expenses, including mine closing costs, upon termination of that agreement. However, under the new agreement, the terms and conditions were revised whereby Cleveland Electric is only obligated to purchase and pay Ohio Valley for a specified tonnage of coal during the term of the agreement and has no responsibility for Ohio Valley's debt and lease obligations and other expenses, including mine closing costs. The May 1996 agreement has been replaced by a new agreement obligating Cleveland Electric to purchase at fixed prices a specified tonnage of coal by the end of 1999.

     The CAPCO Group companies have a long-term contract with Quarto Mining Company ("Quarto") and Consolidation Coal Company for the supply of about 75%-85% of the annual coal needs of the Mansfield Plant. The contract is scheduled to run through at least the end of 1999, and the price of coal is adjustable to reflect changes in labor, materials, transportation and other costs. The CAPCO Group companies have guaranteed, severally and not jointly, the debt and lease obligations incurred by Quarto to develop, equip and operate two of the mines which supply the Mansfield Plant. At December 31, 1996, the total dollar amount of Quarto's debt and lease obligations guaranteed by Cleveland Electric was $19.2 million and by Toledo Edison was $11.2 million. Cleveland Electric and Toledo Edison expect that Quarto revenues from sales of coal to the CAPCO Group companies will continue to be sufficient for Quarto to meet its debt and lease obligations.

     The Companies' least cost plan for complying with the Clean Air Act of 1970 and its 1990 Amendments, which was included in the agreement approved by the PUCO in February 1993 in connection with the Companies' 1992 long-term forecast and updated in 1995 proceedings, calls for compliance either through the use of low-sulfur coal or the use of high sulfur-coal in combination with emission allowances.

     Nuclear. The acquisition and utilization of nuclear fuel involves six distinct steps: (i) supply of uranium oxide raw material, (ii) conversion to uranium hexafluoride, (iii) enrichment, (iv) fabrication into fuel assemblies,
(v) utilization as fuel in a nuclear reactor and (vi) storing or disposing of spent fuel. The Companies have inventories of raw material sufficient to provide nuclear fuel through 1997 for the operation of their nuclear generating units and have contracts for fabrication services for all of that fuel. The CAPCO Group companies have a contract with the United States Enrichment Corporation ("USEC") which will supply the needed enrichment services for their nuclear units' fuel supply. However, the amount of enrichment services under the USEC contract varies by CAPCO Group company, with Cleveland Electric's and Toledo Edison's enrichment services reduced to 70% in 1997-1999 and reduced to 0% in 2000 and beyond. The additional required enrichment services are available. Substantial additional fuel will have to be obtained in the future over the remaining useful lives of the units. There is a plentiful supply of uranium oxide raw material to meet the industry's nuclear fuel needs.

     Oil. The Companies each have adequate supplies of fuel oil for their oil-fired electric generating units which are used primarily as reserve and peaking capacity.

NUCLEAR UNITS

     The Companies' generating facilities include, among others, three nuclear units owned or leased by the CAPCO Group -- Perry Unit 1, Beaver Valley Unit 2 and Davis-Besse. These three units are in commercial operation. Cleveland Electric has responsibility for operating Perry Unit 1, Duquesne has responsibility for operating Beaver Valley Unit 2 and Toledo Edison has responsibility for operating Davis-Besse. Cleveland Electric and Toledo Edison own, respectively, 31.11% and 19.91% of Perry Unit 1, 24.47% and 1.65% of Beaver Valley Unit 2 and 51.38% and 48.62% of Davis-Besse. Cleveland Electric and Toledo Edison also lease, as joint lessees, an additional 18.26% of Beaver Valley Unit 2 as a result of a September 1987 sale and leaseback transaction (see Note 2 to the 1996 financial statements in the Financial Statements Section).

     Davis-Besse was placed in commercial operation in 1977, and its operating license expires in 2017. Perry Unit 1 and Beaver Valley Unit 2 were placed in commercial operation in 1987, and their operating licenses expire in 2026 and 2027, respectively.

     In 1989, the PUCO approved nuclear plant performance standards for the Companies based on rolling three-year industry averages of availability for pressurized water reactors and for boiling water reactors over the 1988-1998 period. Availability is the ratio of the number of hours a unit is available to generate electricity (whether or not the unit is operated) to the number of hours in the period, expressed as a percentage. The three-year availability averages of the Companies' nuclear units are compared against the industry averages for the same three-year period with a resultant penalty or banked benefit. If the industry performance standards are not met, a penalty would be incurred which would require the Companies to refund incremental replacement power costs to customers through the semiannual fuel cost rate adjustment. However, if the performance of the Companies' nuclear units exceeds the industry standards, a banked benefit results which can be used to offset disallowances of incremental replacement power costs should future performance be below industry standards.

     The relevant industry standards for the 1994-1996 period are 80.7% for pressurized water reactors such as Davis-Besse and Beaver Valley Unit 2 and 78.2% for boiling water reactors such as Perry Unit 1. The 1994-1996 combined availability average for Davis-Besse and Beaver Valley Unit 2 was 87.7% and the availability average for Perry Unit 1 was 72.2%. At December 31, 1996, the total banked benefit for the Companies is estimated to be between $34 million and $37 million.

     All three nuclear units have received generally favorable evaluations from the NRC in their most recent Systematic Assessment of Licensee Performance ("SALP") reviews. Each of the functional areas evaluated is rated according to three performance categories, with category 1 indicating performance substantially exceeding regulatory requirements and that reduced NRC attention may be appropriate; category 2 indicating performance above that needed to meet regulatory requirements and that NRC attention may be maintained at normal levels; and category 3 indicating performance does not significantly exceed that needed to meet minimal regulatory requirements and that NRC attention should be increased above normal levels.

     The most recent review periods and SALP review scores for Beaver Valley Unit 2, Perry Unit 1 and Davis-Besse are:

                                         BEAVER VALLEY UNIT 2    PERRY UNIT 1      DAVIS-BESSE
                                         --------------------   ---------------  ----------------
    SALP Review Period..................  6/4/95-9/28/96        1/8/95-9/14/96   1/22/95-1/18/97
    Operations..........................         2                     2                2
    Engineering.........................         2                     2                1
    Maintenance.........................         1                     2                1
    Plant Support.......................         2                     2                1

     In 1980, Congress passed the Low-Level Radioactive Waste Policy Act which provides that the disposal of low-level radioactive waste is the responsibility of the state where such waste is generated. The Act encourages states to form compacts among themselves to develop regional disposal facilities. Failure by a state or compact to begin implementation of a program could result in access denial to the two facilities currently accepting low-level radioactive waste. Ohio is part of the Midwest Compact and has responsibility for siting and constructing a disposal facility. In June 1995, the Ohio legislature authorized the siting, construction and operation of a disposal facility. In addition, the South Carolina legislature voted to allow out-of-region generators (such as the Companies' nuclear units) to resume shipments of low-level radioactive waste to the Barnwell disposal facility. On June 26, 1997, the Midwest Compact Commission voted to halt further siting activities in Ohio due to the availability of disposal capacity at both the Barnwell facility and the Envirocare facility in Utah. The Companies have also constructed interim storage facilities to house the waste at each nuclear site. See "5. Ohio Abandons Nuclear Waste Project" under "Part II. Other Information" of the Second Quarter 1997 Form 10-Q in the Financial Statements Section.

     Off-site disposal of spent nuclear fuel is unavailable, but the CAPCO Group companies have contracts with the U.S. Department of Energy ("DOE") which provide for the future acceptance of spent fuel for disposal by the federal government. On December 17, 1996, the DOE notified the Companies that it would be unable to begin acceptance of spent fuel for disposal by January 31, 1998 as mandated by Section 302(a)(5)(B) of the Nuclear Waste Policy Act ("NWPA"). As a result, the Companies along with 35 other nuclear utilities and 46 state agencies have asked for federal court approval to stop payments into the Nuclear Waste Fund and for an order requiring the DOE to take immediate action to comply with NWPA. On-site storage capacity at Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2 should be sufficient through 2017, 2011 and 2013, respectively.

     See "Risk Factors -- Nuclear Operations" and Note 5(a) to the 1996 financial statements and "Outlook -- Nuclear Operations" in Management's Financial Analysis contained in the Financial Statements Section for a discussion of potential risks facing the Companies as owners and lessees of nuclear generating units.

FINANCING CAPABILITY

     At June 30, 1997, Cleveland Electric had long-term debt outstanding of approximately $3,011 million (68% of total capitalization) and Toledo Edison had long-term debt outstanding of approximately $1,122 million (52% of total capitalization). Also at June 30, 1997, Cleveland Electric and Toledo Edison had approximately $3,230 million and $1,262 million, respectively, in aggregate principal amount of first mortgage bonds outstanding under their respective mortgages. (The outstanding first mortgage bond amounts for Cleveland Electric and Toledo Edison include $140.4 million principal amount and $210.6 million principal amount, respectively, of first mortgage bonds pledged to secure obligations to various bank creditors.) At June 30, 1997, neither Company was able to issue a material amount of additional first mortgage bonds except in connection with refinancings.

     Also at June 30, 1997, Cleveland Electric had fixed obligations for debt other than first mortgage bonds and preferred stock with mandatory redemption provisions of $229 million, and Toledo Edison had fixed obligations for debt other than first mortgage bonds and preferred stock with mandatory redemption provisions of $141 million. The Companies also have future minimum lease payments of approximately $3,659 million for generation facility leases as of June 30, 1997. See Note 2 to the 1996 financial statements in the Financial Statements Section. From 1994-1996, aggregate fixed obligations for debt, preferred stock and the imputed principal portion of the Companies' generation facility operating leases have been reduced by $523 million. The net proceeds from the sale of the Old Notes were used by the Companies to refinance $720 million of the lessor debt related to their operating lease commitments for the Mansfield Plant, resulting in a reduction of the aggregate principal amount of the lessor debt by about $153 million after repayment of short-term financing facilities and a reduction of the average life to maturity of the lessor debt related to their Mansfield Plant operating lease commitments from approximately
11.8 years to approximately 7.0 years.

     As of June 30, 1997, debt and preferred stock maturities and sinking fund requirements for the remainder of 1997 were $115.9 million (including $70.5 million of first mortgage bonds refinanced in August 1997) for Cleveland Electric and $41.5 million (including $10.1 million of first mortgage bonds refinanced in August 1997) for Toledo Edison. In August 1997, Cleveland Electric and Toledo Edison refinanced $180.6 million aggregate principal amount and $10.1 million principal amount, respectively, of first mortgage bonds issued as security for certain tax-exempt bonds issued by public authorities. Cleveland Electric plans to refinance up to $550 million of outstanding first mortgage bonds during the fourth quarter of 1997.

     The Companies have $273 million in financing vehicles to support their nuclear fuel leases, $83 million of which mature in 1997. Replacement financing for the maturing issues may not be needed in 1997. A $125 million revolving credit facility which matured in May 1997 has been extended to May 1998. The Companies expect to meet their remaining financing requirements with internal cash generation, cash reserves and short-term borrowings.

     Also, in June 1997, in connection with the lease refinancing discussed above, Centerior Energy and the Companies arranged for $155 million of short-term borrowings with variable interest rates (at that time, with a weighted average interest rate of 6.8%). Of that amount, Centerior Energy borrowed $30 million under the revolving credit facility which was renewed in May 1997. The Companies also had unsecured borrowings totaling $100 million guaranteed by Centerior Energy, and Centerior Energy had $25 million of unsecured borrowings jointly and severally guaranteed by the Companies. While the $25 million amount is outstanding, Centerior Energy has agreed not to use $25 million of the revolving credit facility.

     The Companies expect their foreseeable future cash needs to be satisfied with internally generated cash and available credit facilities and, therefore, that they will not need to issue first mortgage bonds, except in connection with planned refinancings.

     There are no restrictions on Cleveland Electric's ability to issue preferred or preference stock, and there are no restrictions on Toledo Edison's ability to issue preference stock. Under its articles of incorporation, Toledo Edison cannot issue preferred stock unless certain earnings coverage requirements are met. Based on its earnings for the 12 months ended June 30, 1997, Toledo Edison could not issue additional preferred stock.

     The availability and cost of capital to meet the Companies' external financing needs depend upon such factors as financial market conditions and the Companies' credit ratings. At the time of the Offering, credit ratings for the Companies were as follows:

                                                              STANDARD & POOR'S        MOODY'S
                                                              -----------------     -------------
    First mortgage bonds....................................          BB                 Ba2
    Unsecured notes of Cleveland Electric...................           B+                Ba3
    Unsecured notes of Toledo Edison........................           B+                 B1
    Preferred stock.........................................           B                  b2

     Current credit ratings for the Companies are as follows:

                                                              STANDARD & POOR'S        MOODY'S
                                                              -----------------     -------------
    First mortgage bonds....................................          BB+                Ba1
    Unsecured notes.........................................         BB-                 Ba3
    Preferred stock.........................................         BB-                  b1

     These ratings reflect recent upgrades by both Standard & Poor's and Moody's and assume, among other things, consummation of the CEC-OE Merger. See "Risk Factors -- Consummation of the CEC-OE Merger" and "Pending Merger of Centerior Energy and Ohio Edison."

     Standard & Poor's has assigned the Secured Notes a rating of "BB+" and Moody's has assigned the Secured Notes a rating of "Ba1." Any desired further explanation of the significance of these ratings should be obtained from Standard & Poor's or Moody's, respectively. The Companies furnished Standard & Poor's and Moody's with certain information and materials with respect to the Secured Notes and the Companies. Generally, rating agencies base their ratings on the information and materials so furnished to them and on their own investigations, studies and assumptions. There is no assurance that such ratings will continue for any given period of time or that they will not be lowered or withdrawn entirely if, in the judgment of the rating agencies, circumstances so warrant. Any such change in or withdrawal of such ratings could have an adverse effect on the market price of the Secured Notes. The Companies have not applied for a rating with respect to the Secured Notes from any other credit rating agency.

     FirstEnergy plans to account for the CEC-OE Merger as a purchase in accordance with generally accepted accounting principles. If FirstEnergy elects to apply, or "push down," the effects of purchase accounting to the financial statements of the Companies, Cleveland Electric would record adjustments to: (1) reduce the carrying value of its nuclear generating plant by $880 million to fair value; (2) recognize goodwill of $675 million; (3) reduce its common stock equity by $258 million; (4) reset its retained earnings to zero; and (5) reduce its related deferred federal income tax liability by $308 million; and Toledo Edison would record adjustments to: (1) reduce the carrying value of its nuclear generating plant by $370 million to fair value; (2) recognize goodwill of $307 million; (3) reduce its common stock equity by $124 million; (4) reset its retained earnings to zero; and (5) reduce its related deferred federal income tax liability by $130 million. These amounts reflect FirstEnergy's estimates of the pro forma adjustments for the Companies as of December 31, 1996. The actual adjustments to be recorded could be materially different from the estimates. FirstEnergy has not decided whether to push down the effects of purchase accounting to the financial statements of the Companies if the CEC-OE Merger is completed.

     If upon completion of the CEC-OE Merger FirstEnergy elects to apply push-down accounting to the Companies, the available bondable property of each Company would be reduced to below zero. However, each Company would still be able to issue refundable bonds subject to certain limitations. See "Description of Cleveland Electric Bonds and Toledo Edison Bonds," and "Pending Merger of Centerior Energy and Ohio Edison -- Regulatory Matters." In addition, each Company will also have the flexibility to issue cash-backed first mortgage bonds or refinance on an unsecured basis, if necessary.

CONSTRUCTION PROGRAM

     The Companies carry on a continuous program of constructing transmission, distribution and general facilities and modifying existing generating facilities to meet anticipated demand for electric service and to comply with governmental regulations. The Companies' 1996 long-term (20-year) forecast, as filed with the PUCO, projects long-term annual growth rates in peak demand and kilowatt-hour sales of 0.7% and 1.0%, respectively, after demand-side management considerations. The Companies' integrated resource plan for the 1990s (which is included in the long-term forecast) combines peak clipping demand-side management programs with maximum utilization of existing generating capacity to postpone the need for new generating units until the next decade. Cleveland Electric's Lake Shore Plant ("Lake Shore") Unit 18, a 245,000-kilowatt unit which was placed on cold standby status in October 1993, is scheduled to resume active status in 2000.

     According to the current long-term integrated resource plan, the Companies do not plan to put into service any new generating capacity until 2008.

     The following tables show, categorized by major components, the construction expenditures by Cleveland Electric and Toledo Edison during 1994, 1995 and 1996 and the estimated cost of their construction programs for 1997 through 2001, in each case including allowance for funds used during construction and excluding nuclear fuel (however, consummation of the CEC-OE Merger is expected to reduce the Companies' cash construction expenditures from those reported in the tables):

                                                    ACTUAL                     ESTIMATED
                                              ------------------   ---------------------------------
                                              1994   1995   1996   1997   1998   1999   2000   2001
                                              -----  -----  ----   -----  -----  -----  -----  -----
                                                              (MILLIONS OF DOLLARS)
CLEVELAND ELECTRIC
Transmission, Distribution and General
  Facilities................................. $  53  $  68  $ 79   $  76  $  81  $  94  $  96  $ 105
Renovation and Modification of Generating
  Units
  Nuclear....................................    18     12    17      18     15     17     11      9
  Nonnuclear.................................    61     63    19      18     12     18     16     17
Clean Air Act Amendments Compliance..........    24     12    (4)      1     10      8      3      0
                                               ----   ----  ----    ----   ----   ----   ----   ----
          Total.............................. $ 156  $ 155  $111   $ 113  $ 118  $ 137  $ 126  $ 131
                                               ====   ====  ====    ====   ====   ====   ====   ====

                                                    ACTUAL                     ESTIMATED
                                              ------------------   ---------------------------------
                                              1994   1995   1996   1997   1998   1999   2000   2001
                                              -----  -----  ----   -----  -----  -----  -----  -----
                                                              (MILLIONS OF DOLLARS)
TOLEDO EDISON
Transmission, Distribution and General
  Facilities................................. $  18  $  37  $ 32   $  38  $  44  $  34  $  36  $  25
Renovation and Modification of Generating
  Units
  Nuclear....................................    10      6    12      14     12     14     10      6
  Nonnuclear.................................    12      9     5       9      7      8      4      4
Clean Air Act Amendments Compliance..........     1      3     0       1      6      6      2      0
                                               ----   ----  ----    ----   ----   ----   ----   ----
          Total.............................. $  41  $  55  $ 49   $  62  $  69  $  62  $  52  $  35
                                               ====   ====  ====    ====   ====   ====   ====   ====

     Each company in the CAPCO Group is responsible for financing the portion of the capital costs of nuclear fuel equivalent to its ownership and leased interest in the unit in which the fuel will be utilized. See "The
Companies -- Fuel Supply -- Nuclear" for information regarding nuclear fuel supplies and Note 6 in the Financial Statements regarding leasing arrangements to finance nuclear fuel capital costs. Nuclear fuel capital costs incurred by Cleveland Electric and Toledo Edison during 1994, 1995 and 1996 and their estimated nuclear fuel capital costs for 1997 through 2001 are as follows:

                                                    ACTUAL                     ESTIMATED
                                              ------------------   ---------------------------------
                                              1994   1995   1996   1997   1998   1999   2000   2001
                                              -----  -----  ----   -----  -----  -----  -----  -----
                                                              (MILLIONS OF DOLLARS)
Cleveland Electric........................... $  26  $  19  $ 37   $  25  $  34  $  40  $  34  $  40
Toledo Edison................................ $  21  $  12  $ 32   $  22  $  30  $  30  $  29  $  32

PROPERTIES

     For a description of Cleveland Electric's properties, see "Descriptions of Cleveland Electric Bonds and Toledo Edison Bonds -- Cleveland Electric
Bonds -- Title to Property," and for a description of Toledo Edison's properties, see "Descriptions of Cleveland Electric Bonds and Toledo Edison Bonds -- Toledo Edison Bonds -- Title to Property."

                       PENDING MERGER OF CENTERIOR ENERGY
                                AND OHIO EDISON

     On September 16, 1996, Centerior Energy and Ohio Edison jointly announced an agreement between them under which Centerior Energy would merge with Ohio Edison in a stock-for-stock transaction to form FirstEnergy. Upon consummation of the CEC-OE Merger, Centerior Energy common stock share owners will receive
0.525 share of FirstEnergy common stock for each share of Centerior Energy common stock owned, and Ohio Edison share owners will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock owned. Following the CEC-OE Merger, FirstEnergy will directly hold all of the issued and outstanding common stock of Ohio Edison, Cleveland Electric, Toledo Edison, the Service Company and the three other wholly owned subsidiaries of Centerior Energy.

     If the CEC-OE Merger were completed today, FirstEnergy would be the 11th largest investor-owned electric utility system in the U.S., based on combined annual sales of approximately 64 billion kilowatt-hours, and would have assets of over $18 billion, a customer base of 2.1 million and a service area of 13,200 square miles located within a 500-mile radius of one-half of the U.S. population. See "Management's Financial Analysis" and Note 15 to the 1996 financial statements in the Financial Statements Section and "Risk
Factors -- Consummation of the CEC-OE Merger."

     Various aspects of the CEC-OE Merger remain subject to approval by the FERC and the SEC and to certain other conditions. On July 16, 1997, the FERC issued an order which delayed consummation of the CEC-OE Merger. The FERC gave the Companies and Ohio Edison 15 days to elect one of two options: proceed to concurrent trial-type hearings with the FERC and the PUCO, or revise the screening analysis and propose appropriate mitigation measures. The FERC order suggested that possible mitigation measures include: (1) divestiture of generation assets, (2) creation of a regional independent system operator to manage the two companies' combined transmission grids, (3) expansion of transmission capacity and (4) commitment of internal transmission capacity to alternative suppliers.

     The order also directed the Companies and Ohio Edison to continue to attempt to negotiate an adequate ratepayer protection mechanism with three Pennsylvania municipalities which intervened but have not yet settled, and report to the FERC within 30 days the results of those negotiations, whereupon if no settlement is reached the FERC will decide the issue on the written record or set it for hearing.

     On July 30, 1997, the Companies and Ohio Edison formally notified the FERC of their election to revise the screening analysis and propose appropriate mitigation measures. On August 8, 1997, Ohio Edison and the Companies filed a revised analysis, additional testimony and proposed mitigation measures fully responsive to the FERC's July 16, 1997 order. While the revised analysis suggests potential anticompetitive effects in certain markets under certain limited circumstances, the Companies believe that the mitigation measures more than adequately address these concerns through a variety of transmission solutions which are intended to ensure that the proposed merger's effects are procompetitive. As a result of the mitigation measures, municipal electric systems in Ohio Edison's and the Companies' service areas will be able to take full advantage of additional third party generation sources made available to them as a result of FirstEnergy's open access transmission tariff. The comment period on the August 8, 1997 submissions expired on September 22, 1997. The Companies continue to believe the FERC will approve the proposed merger prior to the end of 1997. See "1. Pending Merger with Ohio Edison" under "Part II. Other Information" of the Second Quarter 1997 Form 10-Q in the Financial Statements Section. However, there can be no assurance that such approval can be obtained on terms which Centerior Energy and Ohio Edison will find acceptable. See "Risk Factors -- Consummation of the CEC-OE Merger."

REASONS FOR THE CEC-OE MERGER

     The Companies believe that the CEC-OE Merger will create a company that is better positioned to compete in the increasingly competitive electric utility industry than either Centerior Energy or Ohio Edison would be on a stand-alone basis. FirstEnergy expects to achieve this result through:

        (a) improved coordination, control and operation of major generating plants and transmission facilities;

        (b) accelerated debt reduction;

        (c) elimination of duplicative activities;

        (d) reduced operating expenses and cost of capital;

        (e) elimination or deferral of certain capital expenditures;

        (f) development of opportunities for sales of energy-related products and services;

        (g) enhanced cash flow; and

        (h) enhanced purchasing capabilities for goods and services.

     The Companies believe the combination of Centerior Energy and Ohio Edison is a natural alliance of companies with adjoining service areas who already share ownership in many of their major generating assets. As a result of the CEC-OE Merger, FirstEnergy expects to realize opportunities to eliminate duplicative costs, maximize efficiencies and increase management flexibility in order to enhance revenues, cash flow and earnings and be a more effective competitor in the increasingly competitive electric utility industry.

REGULATORY MATTERS

     On January 30, 1997, the PUCO approved a rate reduction and economic development plan for the Companies to be effective upon the consummation of the CEC-OE Merger and extending through 2006 ("FirstEnergy Regulatory Plan"). The FirstEnergy Regulatory Plan provides for rate reductions, frozen fuel cost factors, economic development incentive prices, an energy-efficiency program and an earnings cap. The FirstEnergy Regulatory Plan requires, for regulatory purposes, a revaluation of or an accelerated reduction in the Companies' investment in nuclear plant and certain regulatory assets (excluding amounts due from customers for future federal income taxes) by at least $2 billion by the end of 2005. Only a portion of the $2 billion of accelerated costs is expected to be charged against earnings for financial reporting purposes by 2005. To the extent the revaluation or an accelerated reduction of assets required by the FirstEnergy Regulatory Plan for Cleveland Electric and Toledo Edison is reflected on the Companies' financial accounting books (which has not been determined), and is also satisfied with physical plant rather than regulatory assets (which also has not been determined), bondable property at each Company will be reduced. If, in addition, some or all of the required reduction is obtained by a change in depreciable life, Toledo Edison's (but not Cleveland Electric's) net earnings would be reduced prospectively. Toledo Edison may issue some refundable bonds without a net earnings certificate. See "Descriptions of Cleveland Electric Bonds and Toledo Edison Bonds -- Toledo Edison
Bonds -- Issuance of Additional TE First Mortgage Bonds."

     FirstEnergy believes that the FirstEnergy Regulatory Plan will not provide for the full recovery of costs and a fair return on the investment associated with the Companies' nuclear operations. Pursuant to the order of the PUCO approving the FirstEnergy Regulatory Plan, FirstEnergy was required to submit to the PUCO staff the regulatory accounting and cost recovery details for implementing the FirstEnergy Regulatory Plan. Such details were submitted in July 1997. FirstEnergy expects that the Companies will discontinue the application of SFAS 71 for their nuclear operations if and when consummation of the CEC-OE Merger becomes probable. The remainder of their business is expected to continue to comply with the provisions of SFAS 71. At the time the CEC-OE Merger becomes probable, the Companies would be required to write off certain of their regulatory assets for financial reporting purposes. The write-off amounts would be determined at that time. FirstEnergy estimates the write-off will total approximately $750 million. Under the FirstEnergy Regulatory Plan, some or all of this write-off cannot be applied toward the $2 billion regulatory commitment discussed above. For financial reporting purposes, the net book value of the Companies' nuclear generating units is not expected to be impaired. If events cause one or both Companies to conclude they no longer meet the criteria for applying SFAS 71 for the remainder of their business, they would be required to write off their remaining regulatory assets and measure all other assets for impairment.

     On June 11, 1997, an agreement was reached between FirstEnergy and the City of Cleveland that provides the framework for resolving transmission and distribution issues between Cleveland Electric and CPP. FirstEnergy believes that the agreement will enable both Cleveland Electric and CPP to better serve their customers while enhancing opportunities for economic development and growth within their respective service areas. In a related development, an agreement was also reached with AMP-Ohio that forms a framework for resolving certain transmission and operating issues. As a result of the agreements, the City of Cleveland and AMP-Ohio have withdrawn their opposition to the CEC-OE Merger at both the federal and state levels and all pending litigation involving the City of Cleveland or CPP and the Companies has been stayed to allow for settlement discussions.

     Reference is made to "Management's Financial Analysis" (specifically, "Strategic Plan," "Pending Merger with Ohio Edison" and "FirstEnergy Rate Plan" under "Management's Financial Analysis -- Outlook") and Note 15 to the 1996 financial statements in the Financial Statements Section for more information concerning the CEC-OE Merger and the FirstEnergy Regulatory Plan. Also, see "Risk Factors -- Consummation of the CEC-OE Merger" and "The
Companies -- Financing Capability."

                               PENDING MERGER OF
                      CLEVELAND ELECTRIC AND TOLEDO EDISON

     In March 1994, Centerior Energy announced a plan to merge Toledo Edison into Cleveland Electric. In June 1995, the preferred share owners of Cleveland Electric and Toledo Edison approved actions necessary for the two companies to merge. However, the merger agreement between Centerior Energy and Ohio Edison requires the approval of Ohio Edison prior to the consummation of the Cleveland Electric and Toledo Edison merger. Ohio Edison has not yet made a decision on this matter. In the meantime, at the request of the NRC, pending Ohio Edison's decision, both Cleveland Electric and Toledo Edison have withdrawn their request for authorization to transfer certain NRC licenses to the merged entity. All other regulatory approvals have been obtained.

EFFECT OF PENDING MERGER ON CEI FIRST MORTGAGE AND TE FIRST MORTGAGE

     Substantially all of the fixed properties and the franchises of Cleveland Electric ("CEI Mortgaged Property") are subject to the lien of the CEI First Mortgage (as hereinafter defined), and substantially all of the fixed properties and the franchises of Toledo Edison ("TE Mortgaged Property") are subject to the lien of the TE First Mortgage (as hereinafter defined). If the merger of Toledo Edison into Cleveland Electric is consummated, Cleveland Electric will acquire all of the assets of Toledo Edison, including the TE Mortgaged Property, and the TE Mortgaged Property will become subject to the lien of the CEI First Mortgage, which lien will be junior to the lien of the TE First Mortgage.

     If the merger is consummated, the only assets of Cleveland Electric which will be subject to the lien of the TE First Mortgage will be the TE Mortgaged Property at the time of the merger and properties thereafter acquired by Cleveland Electric which are betterments, extensions, improvements, additions, repairs, renewals, replacements, substitutions and alterations to, upon, for and of the TE Mortgaged Property and all property held or acquired for use or used upon or in connection with or appertaining to the TE Mortgaged Property. The lien of the CEI First Mortgage would, after the merger, continue to be a first lien on the CEI Mortgaged Property. After the merger, the existing junior liens of the subordinate mortgages of Cleveland Electric and Toledo Edison would be junior to the liens of the CEI First Mortgage and the TE First Mortgage.

     Cleveland Electric expects that, after the merger, it would enter into a new indenture ("New Indenture") which will prohibit the issuance of any bonds under the TE First Mortgage or the CEI First Mortgage, except to the trustee under the New Indenture in the same principal amounts as, and as the basis for the issuance of, bonds issued by Cleveland Electric under the New Indenture. The New Indenture trustee would hold such TE First Mortgage bonds and CEI First Mortgage bonds for the benefit of the holders of the New Indenture bonds, which are thus expected to be rated the same as the TE First Mortgage bonds and the CEI First Mortgage bonds.

     A substantial portion of the properties owned by Cleveland Electric after the merger, including some or all of the CEI Mortgaged Property and TE Mortgaged Property, would be subject to the lien of the New Indenture, and such lien will be junior to the liens of the CEI First Mortgage and the TE First Mortgage, but senior to the existing liens of the subordinate mortgages of Cleveland Electric and Toledo Edison.

     At such time as the New Indenture trustee holds all of the outstanding CEI First Mortgage bonds or TE First Mortgage bonds, such bonds will be canceled, the indenture under which such bonds were issued will be discharged and the lien of the New Indenture will become a first mortgage lien on the properties which were subject to the first mortgage lien of the discharged indenture.

COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS FOR CLEVELAND ELECTRIC AND TOLEDO EDISON

     The following pro forma condensed balance sheets and income statements give effect to the agreement between Cleveland Electric and Toledo Edison to merge Toledo Edison into Cleveland Electric. These statements are unaudited and based on accounting for the merger on a method similar to a pooling of interests. These statements combine the Companies' historical balance sheets at June 30, 1997, December 31, 1996 and December 31, 1995 and their historical income statements for the 12 months ended June 30, 1997 and for each of the three years ended December 31, 1996.

     The following pro forma data is not necessarily indicative of the results of operations or the financial condition which would have been reported had the merger been in effect during those periods or which may be reported in the future. The pro forma data does not reflect any potential effects related to the consummation of the CEC-OE Merger. See "The Companies -- Financing Capability" for a discussion of the effects on the Companies' financial statements if FirstEnergy elects to apply push-down accounting to the Companies.

                  COMBINED PRO FORMA CONDENSED BALANCE SHEETS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                                     AT JUNE 30, 1997
                                                    --------------------------------------------------
                                                        HISTORICAL
                                                    -------------------
                                                    CLEVELAND    TOLEDO                      PRO FORMA
                                                    ELECTRIC     EDISON    ADJUSTMENTS        TOTALS
                                                    ---------    ------    -----------       ---------
ASSETS
Property, Plant and Equipment.....................   $ 7,859     $3,527       $  --           $11,386
Less: Accumulated Depreciation and Amortization...     3,026      1,552          --             4,578
                                                      ------     ------       -----           -------
     Net Property, Plant and Equipment............     4,833      1,975          --             6,808
Current Assets....................................       443        240         (92)(a)           591
Regulatory and Other Assets.......................     2,061      1,357         (18)(a,b)       3,400
                                                      ------     ------       -----           -------
          Total Assets............................   $ 7,337     $3,572       $(110)          $10,799
                                                      ======     ======       =====           =======
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock Equity.............................   $ 1,010     $  817       $  --           $ 1,827
  Preferred Stock:
     With Mandatory Redemption Provisions.........       172          2          --               174
     Without Mandatory Redemption Provisions......       238        210          --               448
  Long-Term Debt..................................     3,011      1,122          --             4,133
                                                      ------     ------       -----           -------
          Total Capitalization....................     4,431      2,151          --             6,582
Current Liabilities...............................       794        364         (94)(a)         1,064
Deferred Credits and Other Liabilities............     2,112      1,057         (16)(b,r)       3,153
                                                      ------     ------       -----           -------
          Total Capitalization and Liabilities....   $ 7,337     $3,572       $(110)          $10,799
                                                      ======     ======       =====           =======

                                                                   AT DECEMBER 31, 1996
                                                    --------------------------------------------------
                                                        HISTORICAL
                                                    -------------------
                                                    CLEVELAND    TOLEDO                      PRO FORMA
                                                    ELECTRIC     EDISON    ADJUSTMENTS        TOTALS
                                                    ---------    ------    -----------       ---------
ASSETS
Property, Plant and Equipment.....................   $ 7,809     $3,504       $  --           $11,313
Less: Accumulated Depreciation and Amortization...     2,899      1,489          --             4,388
                                                      ------     ------       -----           -------
     Net Property, Plant and Equipment............     4,910      2,015          --             6,925
Current Assets....................................       498        308        (102)(a,r)         704
Regulatory and Other Assets.......................     1,470      1,034         (18)(a,b,r)     2,486
                                                      ------     ------       -----           -------
          Total Assets............................   $ 6,878     $3,357       $(120)          $10,115
                                                      ======     ======       =====           =======
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock Equity.............................   $ 1,045     $  803       $  --           $ 1,848
  Preferred Stock:
     With Mandatory Redemption Provisions.........       186          3          --               189
     Without Mandatory Redemption Provisions......       238        210          --               448
  Long-Term Debt..................................     2,441      1,003          --             3,444
                                                      ------     ------       -----           -------
          Total Capitalization....................     3,910      2,019          --             5,929
Current Liabilities...............................       878        278        (104)(a)         1,052
Deferred Credits and Other Liabilities............     2,090      1,060         (16)(b,r)       3,134
                                                      ------     ------       -----           -------
          Total Capitalization and Liabilities....   $ 6,878     $3,357       $(120)          $10,115
                                                      ======     ======       =====           =======

                  COMBINED PRO FORMA CONDENSED BALANCE SHEETS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                                   AT DECEMBER 31, 1995
                                                    --------------------------------------------------
                                                        HISTORICAL
                                                    -------------------
                                                    CLEVELAND    TOLEDO                      PRO FORMA
                                                    ELECTRIC     EDISON    ADJUSTMENTS        TOTALS
                                                    ---------    ------    -----------       ---------
ASSETS
Property, Plant and Equipment.....................   $ 7,724     $3,485       $  --           $11,209
Less: Accumulated Depreciation and Amortization...     2,693      1,405           1(r)          4,099
                                                      ------     ------       -----           -------
     Net Property, Plant and Equipment............     5,031      2,080          (1)            7,110
Current Assets....................................       598        327         (24)(a)           901
Regulatory and Other Assets.......................     1,523      1,067         (11)(b)         2,579
                                                      ------     ------       -----           -------
          Total Assets............................   $ 7,152     $3,474       $ (36)          $10,590
                                                      ======     ======       =====           =======
CAPITALIZATION AND LIABILITIES
Capitalization:
  Common Stock Equity.............................   $ 1,127     $  763       $  --           $ 1,890
  Preferred Stock:
     With Mandatory Redemption Provisions.........       215          5          --               220
     Without Mandatory Redemption Provisions......       241        210          --               451
  Long-Term Debt..................................     2,666      1,068          --             3,734
                                                      ------     ------       -----           -------
          Total Capitalization....................     4,249      2,046          --             6,295
Current Liabilities...............................       796        329         (27)(a,r)       1,098
Deferred Credits and Other Liabilities............     2,107      1,099          (9)(a,b)       3,197
                                                      ------     ------       -----           -------
          Total Capitalization and Liabilities....   $ 7,152     $3,474       $ (36)          $10,590
                                                      ======     ======       =====           =======

                 COMBINED PRO FORMA CONDENSED INCOME STATEMENTS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                           12 MONTHS ENDED JUNE 30, 1997
                                              --------------------------------------------------------
                                                   HISTORICAL
                                              --------------------
                                              CLEVELAND     TOLEDO                           PRO FORMA
                                              ELECTRIC      EDISON     ADJUSTMENTS            TOTALS
                                              ---------     ------     -----------           ---------
Operating Revenues..........................   $ 1,788       $915         $(140)(c)           $ 2,563
Operating Expenses..........................     1,434        753          (140)(c,d)           2,047
                                                ------       ----         -----                ------
  Operating Income..........................       354        162            --                   516
Nonoperating (Loss).........................       (13)        --            (4)(d,e,r)           (17)
                                                ------       ----         -----                ------
  Income Before Interest Charges............       341        162            (4)                  499
Interest Charges............................       233         94            (5)(e,r)             322
                                                ------       ----         -----                ------
  Net Income................................       108         68             1                   177
Preferred Dividend Requirements.............        37         17            --                    54
                                                ------       ----         -----                ------
Earnings Available for Common Stock.........   $    71       $ 51         $   1               $   123
                                                ======       ====         =====                ======

                                                            YEAR ENDED DECEMBER 31, 1996
                                              --------------------------------------------------------
                                                   HISTORICAL
                                              --------------------
                                              CLEVELAND     TOLEDO                           PRO FORMA
                                              ELECTRIC      EDISON     ADJUSTMENTS            TOTALS
                                              ---------     ------     -----------           ---------
Operating Revenues..........................   $ 1,790       $897         $(133)(c,r)         $ 2,554
Operating Expenses..........................     1,431        741          (134)(c,d,r)         2,038
                                                ------       ----         -----                ------
  Operating Income..........................       359        156             1                   516
Nonoperating (Loss).........................        (2)        (4)           (2)(d,e)              (8)
                                                ------       ----         -----                ------
  Income Before Interest Charges............       357        152            (1)                  508
Interest Charges............................       240         95            (1)(e)               334
                                                ------       ----         -----                ------
  Net Income................................       117         57            --                   174
Preferred Dividend Requirements.............        39         17            --                    56
                                                ------       ----         -----                ------
Earnings Available for Common Stock.........   $    78       $ 40         $  --               $   118
                                                ======       ====         =====                ======

                 COMBINED PRO FORMA CONDENSED INCOME STATEMENTS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                            YEAR ENDED DECEMBER 31, 1995
                                              --------------------------------------------------------
                                                   HISTORICAL
                                              --------------------
                                              CLEVELAND     TOLEDO                           PRO FORMA
                                              ELECTRIC      EDISON     ADJUSTMENTS            TOTALS
                                              ---------     ------     -----------           ---------
Operating Revenues..........................   $ 1,769       $874         $(127)(c,r)         $ 2,516
Operating Expenses..........................     1,371        686          (129)(c,d,r)         1,928
                                                ------       ----         -----                ------
  Operating Income..........................       398        188             2                   588
Nonoperating Income.........................        31         19            (2)(d)                48
                                                ------       ----         -----                ------
  Income Before Interest Charges............       429        207            --                   636
Interest Charges............................       245        110            --                   355
                                                ------       ----         -----                ------
  Net Income................................       184         97            --                   281
Preferred Dividend Requirements.............        43         18            --                    61
                                                ------       ----         -----                ------
Earnings Available for Common Stock.........   $   141       $ 79         $  --               $   220
                                                ======       ====         =====                ======

                                                            YEAR ENDED DECEMBER 31, 1994
                                              --------------------------------------------------------
                                                   HISTORICAL
                                              --------------------
                                              CLEVELAND     TOLEDO                           PRO FORMA
                                              ELECTRIC      EDISON     ADJUSTMENTS            TOTALS
                                              ---------     ------     -----------           ---------
Operating Revenues..........................   $ 1,698       $865         $(141)(c)           $ 2,422
Operating Expenses..........................     1,302        685          (143)(c,d)           1,844
                                                ------       ----         -----                ------
  Operating Income..........................       396        180             2                   578
Nonoperating Income.........................        31         17            (2)(d,e,r)            46
                                                ------       ----         -----                ------
  Income Before Interest Charges............       427        197            --                   624
Interest Charges............................       242        115            (1)(e)               356
                                                ------       ----         -----                ------
  Net Income................................       185         82             1                   268
Preferred Dividend Requirements.............        45         20             1(r)                 66
                                                ------       ----         -----                ------
Earnings Available for Common Stock.........   $   140       $ 62         $  --               $   202
                                                ======       ====         =====                ======

---------------

   NOTES TO COMBINED PRO FORMA CONDENSED BALANCE SHEETS AND INCOME STATEMENTS
                                  (UNAUDITED)

     The Pro Forma Financial Statements include the following adjustments:
     (a) Elimination of intercompany accounts and notes receivable and accounts and notes payable.
     (b) Reclassification of prepaid pension costs.
     (c) Elimination of intercompany operating revenues and operating expenses.
     (d) Elimination of intercompany working capital transactions.
     (e) Elimination of intercompany interest income and interest expense.
     (r) Rounding adjustments.

                               THE EXCHANGE OFFER

BACKGROUND

     The Old Notes were issued and sold by the Companies to the Placement Agents on June 18, 1997 (the "Old Note Issue Date"). Thereafter, the Old Notes were resold by the Placement Agents to certain purchasers in reliance on one or more exemptions from the registration requirements of the Securities Act. Pursuant to the Registration Agreement entered into by the Companies and the Placement Agents ("Registration Agreement") as a condition to the obligations of the Placement Agents under the Placement Agreement among the Companies and the Placement Agents, the Companies agreed that, unless the Exchange Offer is prohibited by applicable law, they would (i) use their reasonable best efforts to cause the Registration Statement to become effective no later than 150 days after the Old Note Issue Date and (ii) upon effectiveness of Registration Statement, commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 30 days (or a longer period if required by law) and deliver to the Exchange Agent New Notes in the same aggregate principal amount as the Old Notes that were tendered by the holders thereof pursuant to the Exchange Offer. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     Subject to the terms and conditions described herein, all Old Notes validly tendered and not withdrawn prior to the Expiration Date will be accepted for exchange for New Notes.

     The New Notes have terms identical to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and, following the completion of the Exchange Offer and during the effectiveness of any required Shelf Registration Statement, the holders of the Old Notes will not be entitled to the contingent increase in the interest rate described below. The New Notes will evidence the same debt as the Old Notes for which they are exchanged and will be issued under, and be entitled to the benefits of, the Note Indenture, which also authorized the issuance of the Old Notes.

     If (a) the Companies determine that the Exchange Offer is not available or may not be consummated as soon as practicable after the last date the Exchange Offer is open because it would violate applicable law or the applicable interpretations of the staff of the SEC; (b) the Exchange Offer is not consummated by December 15, 1997; (c) the Placement Agents so request with respect to the Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by them following consummation of the Exchange Offer; or
(d) any holder (other than an exchanging dealer) is not eligible to participate in the Exchange Offer, or any holder (other than an exchanging dealer) that participates in the Exchange Offer does not receive freely tradeable New Notes on the date of the exchange for validly tendered (and not withdrawn) Old Notes, the Companies will use all reasonable efforts to file a Shelf Registration Statement, cause it to be declared effective and keep it effective for a period of 120 days or such shorter period as may be necessary to allow for the resale of all Old Notes. If the Exchange Offer is not consummated or a Shelf Registration Statement with respect to resales of the Old Notes is not declared effective by December 15, 1997, the interest rate borne by the Old Notes of each series will be increased by .50% per annum until such time as such requirements have been satisfied ("Additional Interest").

     The Exchange Offer will be deemed to have been consummated upon the Companies having exchanged New Notes for all outstanding Old Notes that have been tendered and not withdrawn prior to the close of business on the Expiration Date (other than Old Notes held by persons not eligible to participate in the Exchange Offer) pursuant to the Exchange Offer. Upon consummation of the Exchange Offer, holders of Old Notes seeking liquidity in their investment (except, under certain circumstances, Participating Broker Dealers (as defined in the Registration Agreement) and the Placement Agents) would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, and such holders will retain no rights under the Registration Agreement except under certain limited circumstances. See "Risk Factors -- Consequences of Failure to Exchange."

     Upon the terms and subject to the conditions described in this Prospectus and in the accompanying Letter of Transmittal, the Companies will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Companies will issue $1,000 principal amount of each series of New Notes in exchange for each $1,000 principal amount of each corresponding series of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Based on no-action letters issued by the staff of the SEC to third parties, the Companies believe that the New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Companies to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Companies within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988). Holders of Old Notes wishing to accept the Exchange Offer must represent to the Companies, as required by the Registration Agreement, that such conditions have been met.

     Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes if such New Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Companies have agreed that, for a period of 120 days after the Expiration Date, they will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." No underwriter is being used in connection with the Exchange Offer.

     As of the date of this Prospectus, $720 million aggregate principal amount of Old Notes is outstanding. In connection with the issuance of the Old Notes, the Companies arranged for the Old Notes initially purchased by QIBs or in offshore transactions in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes are also issuable and transferable in book-entry form through DTC. See "Description of the New Notes -- Book-Entry Delivery and Form."

     The Companies will be deemed to have accepted validly tendered Old Notes when, as and if the Companies have given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Companies and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Note Indenture in connection with the Exchange Offer. The Companies intend to conduct the Exchange Offer in accordance with the Registration Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Companies will pay all reasonable charges and expenses, other than certain applicable taxes and counsel fees, incurred in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATES; DELAYS; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means the Expiration Date set forth on the cover of this Prospectus, unless the Companies, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended.

     The Companies will notify the Exchange Agent of any extension of the Expiration Date by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     In the case of an extension, such announcement shall include disclosure of the approximate number of Old Notes deposited to date and shall be made prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Companies reserve the right, in their sole discretion, (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Companies (if permitted to be waived by the Companies), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by them to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Companies to constitute a material change, the Companies will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Companies may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Companies shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE SECURED NOTES

     The New Notes of each series will bear interest at the same rate and on the same terms as the Old Notes of the corresponding series. Under the Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old Note for a New Note. Interest will accrue on each New Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record Date for such interest, which will be the December 15 or June 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Note is authenticated and delivered in exchange for an Old Note (i) between a record date for the payment of interest on that Old Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Companies intend to cause the New Notes to be authenticated on the date on which the New Notes are exchanged for the Old Notes. Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on January 1 and July 1 of each year, commencing July 1, 1997, and the Secured Notes will bear interest and mature as follows: for the Secured Notes due 2000, interest at 7.19% with a maturity date of July 1, 2000; for the Secured Notes due 2004, interest at 7.67% with a maturity date of July 1, 2004; and for the Secured Notes due 2007, interest at 7.13% with a maturity date of July 1, 2007.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must properly complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Companies in accordance with the terms and subject to the conditions described herein and set forth in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANIES. DELIVERY OF ALL DOCUMENTS MUST BE MADE TO THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH HEREIN. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR SUCH HOLDERS.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered in the Security Register (as defined herein) or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder which authorizes such owner to tender the Old Notes on behalf of the registered holder, in each case signed by the registered holder as the name of such registered holder appears on the Old Notes. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Companies, evidence satisfactory to the Companies of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Companies in their sole discretion, which determination will be final and binding. The Companies reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Companies' acceptance of which would, in the opinion of counsel for the Companies, be unlawful. The Companies also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Companies' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Companies shall determine. Neither the Companies, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     While the Companies have no present plan to acquire any Old Notes which have not been tendered in the Exchange Offer or to file a registration statement to permit resales of Old Notes which are not tendered pursuant to the Exchange Offer (except as may be required under the Registration Agreement), subject to the terms of the Note Indenture, the Companies reserve the right in their sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, (b) as set forth under "Termination," terminate the Exchange Offer with respect to such Old Notes or
(c) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of Old Notes will represent to the Companies that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in a distribution of the New Notes and that neither the holder nor any such other person is an "affiliate" of the Companies within the meaning of Rule 405 under the Securities Act or, if an affiliate, such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not lost but are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) include a statement that the Depositor is withdrawing its election to have Old Notes exchanged, and identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Companies, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     The Exchange Offer is not subject to any condition, other than (i) that the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the SEC, (ii) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or statute, rule or regulation that would render the Exchange Offer illegal and
(iii) that there shall not have been adopted or enacted any law, statute, rule or regulation that would render the Exchange Offer illegal. There can be no assurance that any such condition will not occur.

     If the Companies determine that they may terminate the Exchange Offer, as set forth above, the Companies may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Companies will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Companies will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Chase Manhattan Bank, the Note Trustee under the Note Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

     By Registered or Certified Mail or Hand or Overnight Delivery:

                            The Chase Manhattan Bank
                                55 Water Street
                            Room 234, North Building
                               New York, NY 10041
                           Attention: Carlos Esteves

                             Confirm by Telephone:
                                 (212) 638-0828

                            Facsimile Transmissions:
                          (Eligible Institutions Only)
                        (212) 638-7375 or (212) 344-9367

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Companies. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Companies and their affiliates in person, by telegraph or telephone or other means.

     The Companies will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Companies, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Companies may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     Reasonable expenses incurred in connection with the Exchange Offer, including expenses of the Exchange Agent and Note Trustee and accounting and legal fees, other than certain applicable taxes and counsel fees, will be paid by the Companies.

     The Companies will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes were, and the New Notes will be, issued pursuant to an Indenture dated as of June 13, 1997 and a First Supplemental Indenture thereto dated June 13, 1997 (as supplemented, "Note Indenture") between the Companies and The Chase Manhattan Bank, as trustee ("Note Trustee"). The terms of the Secured Notes include those stated in the Note Indenture and those made part of the Note Indenture by reference to the Trust Indenture Act of 1939, as amended ("Trust Indenture Act"). Holders of Secured Notes are referred to the Note Indenture and the Trust Indenture Act for a statement of all such terms. The following summary of the material provisions of the Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Note Indenture, including the definitions therein of certain terms used below. Copies of the Note Indenture are available as set forth below under "Additional Information."

     The obligations of the Companies under the Secured Notes are joint and several. The Secured Notes are secured equally and ratably as to payment of principal and interest by $575 million aggregate principal amount of Cleveland Electric Bonds and $145 million aggregate principal amount of Toledo Edison Bonds.

     The Secured Notes are denominated in United States currency in minimum denominations of $1,000 and any integral multiple thereof.

PRINCIPAL, MATURITY AND INTEREST

     The Secured Notes are limited to an aggregate amount of $720 million consisting of $220 million aggregate principal amount of Secured Notes due 2000, $350 million aggregate principal amount of Secured Notes due 2004 and $150 million aggregate principal amount of Secured Notes due 2007. New Notes of each series will bear interest at the same rate and on the same terms as the Old Notes of the corresponding series. Under the Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old Note for a new Note. Interest will accrue on each new Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record Date for such interest, which will be the December 15 or June 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Note is authenticated and delivered in exchange for an Old Note (i) between a record date for the payment of interest on that Old Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Companies intend to cause the New Notes to be authenticated on the date on which the New Notes are exchanged for the Old Notes. Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on January 1 and July 1 of each year, commencing July 1, 1997, and the Secured Notes will bear interest and mature as follows: for the Secured Notes due 2000, interest at 7.19% with a maturity date of July 1, 2000; for the Secured Notes due 2004, interest at 7.67% with a maturity date of July 1, 2004; and for the Secured Notes due 2007, interest at 7.13% with a maturity date of July 1, 2007. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, interest and Additional Interest, if any, on the Secured Notes is payable at the office or agency of the Companies maintained for such purpose within the City of New York, State of New York or, at the option of the Companies, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Secured Notes ("Security Register"); provided that all payments of principal, interest and Additional Interest, if any, with respect to Secured Notes the holders of which have given wire transfer instructions to the Companies will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the

Companies, the Companies' office or agency in the City of New York will be the office of the Note Trustee maintained for such purpose.

SECURITY FOR THE SECURED NOTES

     The Old Notes are, and the New Notes (together with any Old Notes that remain outstanding after the Exchange Offer is terminated) will be, secured equally and ratably as to payment of principal and interest by the Cleveland Electric Bonds and the Toledo Edison Bonds, which were issued, pledged and delivered by the Companies to the Note Trustee in connection with the Offering. The Cleveland Electric Bonds and the Toledo Edison Bonds consist of three series each of CEI First Mortgage Bonds and TE First Mortgage Bonds, respectively, all of which are secured by a lien on certain property owned by Cleveland Electric and Toledo Edison, respectively. See "Descriptions of Cleveland Electric Bonds and Toledo Edison Bonds."

REDEMPTION PROVISIONS

     The Secured Notes are not subject to redemption prior to maturity. There are no sinking fund payments for the Secured Notes.

EVENTS OF DEFAULT AND REMEDIES

     The Note Indenture describes "Events of Default" relating to the Secured Notes of any series, which include: (i) default for 30 days in the payment when due of interest on the Secured Notes of that series; (ii) default in payment when due of the principal of the Secured Notes of that series; (iii) default for 60 days, after notice to the Companies by the Note Trustee or to the Companies and the Note Trustee by the holders of a majority in principal amount of the outstanding Secured Notes of that series, by the Companies in the performance, or breach, of any covenant or warranty in the Note Indenture, (iv) default relating to any of the Cleveland Electric Bonds or the Toledo Edison Bonds or
(v) certain events of bankruptcy or insolvency, whether voluntary or involuntary, with respect to either Company.

     If any Event of Default occurs and is continuing, the Note Trustee or the holders of a majority in principal amount of the then outstanding Secured Notes of any series may declare all the Secured Notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to either Company, all outstanding Secured Notes will become due and payable without further action or notice. Holders of the Secured Notes may not enforce the Note Indenture or the Secured Notes except as provided in the Note Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Secured Notes of any series may direct the Note Trustee in its exercise of any trust or power with respect to that series. The Note Trustee may withhold from holders of the Secured Notes notice of any continuing Event of Default (except an Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in principal amount of the Secured Notes then outstanding of any series by notice to the Note Trustee may, on behalf of the holders of all of the Secured Notes of such series, waive any past Event of Default and its consequences under the Note Indenture except (i) a continuing Event of Default in the payment of interest on or the principal of the Secured Notes of such series or (ii) an Event of Default in respect of a covenant under the Note Indenture which cannot be amended or modified without the consent of the holders of each Secured Note of that series. In all circumstances in which the Note Indenture requires the consent of the holders in connection with a proposed action thereunder or grants to the holders the right to direct an action thereunder, Ambac Assurance shall be considered the holder of the Secured Notes due 2007.

     The Companies are required to deliver to the Note Trustee annually an officer's certificate stating whether or not the Companies are in default in the performance and observance of the terms of the Note Indenture, and, if the Companies shall be in default, a statement specifying the nature of such default.

DEFEASANCE AND COVENANT DEFEASANCE

     The Companies may, at their option and at any time, elect to have all of their respective obligations discharged with respect to the outstanding Secured Notes ("Defeasance") except for (i) the rights of holders of outstanding Secured Notes to receive, solely from the trust fund described below, payments in respect of the principal of and interest on such Secured Notes when such payments are due, (ii) the Companies' obligations with respect to the Secured Notes concerning issuing temporary Secured Notes, registration of Secured Notes, mutilated, destroyed, lost or stolen Secured Notes and the maintenance of an office or agency for payment of money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Note Trustee, and the Companies' obligations in connection therewith, (iv) the Defeasance provisions of the Note Indenture and (v) that portion of the principal of and interest on the Secured Notes due 2007 that is paid by Ambac Assurance pursuant to the Financial Guaranty Insurance Policy (as defined herein). In addition, the Companies may, at their option and at any time, elect to have the obligations of the Companies released with respect to certain covenants that are described in the Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute an Event of Default with respect to the Secured Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Secured Notes.

     In order to exercise either Defeasance or Covenant Defeasance, (i) the Companies must irrevocably deposit with the Note Trustee, in trust, for the benefit of the holders of the Secured Notes, cash in United States dollars, U.S. Government Obligations (as hereinafter defined) or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding Secured Notes on the stated maturity; (ii) in the case of Defeasance, the Companies shall have delivered to the Note Trustee an opinion of counsel reasonably acceptable to the Note Trustee confirming that (A) the Companies have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Secured Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, Defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, Defeasance and discharge had not occurred; (iii) in the case of Covenant Defeasance, the Companies shall have delivered to the Note Trustee an opinion of counsel reasonably acceptable to the Note Trustee confirming that the holders of the outstanding Secured Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and Covenant Defeasance had not occurred; (iv) the Companies must deliver to the Note Trustee an officer's certificate to the effect that such Secured Notes, if then listed on any securities exchange, will not be delisted as a result of such deposit; (v) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit which will be cured upon such Defeasance or Covenant Defeasance) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 90th day after the date of such deposit; (vi) such Defeasance or Covenant Defeasance shall not cause the Note Trustee to have a conflicting interest within the meaning of the Trust Indenture Act; (vii) such Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Companies are a party or by which the Companies are bound; (viii) such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended unless such trust is registered thereunder; and (ix) the Companies must deliver to the Note Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Defeasance or the Covenant Defeasance have been complied with.

     As used herein, "U.S. Government Obligation" means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of

America is pledged or (ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt and (z) any certificates or other evidences of ownership interest in obligations of the character described in either case
(i) or (ii) or in specified portions thereof, including without limitation, portions consisting solely of the interest thereon provided that such obligations are held in a bank or trust company acceptable to the Note Trustee in a special account separate from the assets of such custodian.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Secured Notes in accordance with the Note Indenture. The Registrar (as defined in the Note Indenture) and the Note Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Companies may require a holder to pay any taxes and fees required by law or permitted by the Note Indenture. See "-- Book Entry, Delivery and Form."

     The registered holder of a Secured Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as described in the next two succeeding paragraphs, the Note Indenture or the Secured Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Secured Notes then outstanding of the series affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Secured Notes), and any existing default or compliance with any provision of the Note Indenture or the Secured Notes may be waived with the consent of the holders of a majority in principal amount of the Secured Notes then outstanding of the series affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Secured Notes). Notwithstanding the foregoing, the Companies and the Note Trustee may not, without the prior consent of Ambac Assurance, amend or supplement the Note Indenture or the Secured Notes due 2007 if such amendment or supplement would adversely affect the rights of Ambac Assurance to act as the holder of such series.

     Without the consent of each holder affected (and Ambac Assurance with respect to the Secured Notes due 2007), an amendment or waiver may not (with respect to any Secured Notes held by a non-consenting holder): (i) reduce the principal amount of Secured Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Secured Note, (iii) reduce the rate of or change the time or place for payment of interest on any Secured Note, (iv) waive an Event of Default in the payment of principal of, interest on or Additional Interest, if any, on the Secured Notes, (v) make any change in the provisions of the Note Indenture relating to waivers of past defaults or the rights of holders of Secured Notes to receive payments of principal of or interest on the Secured Notes or (vi) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Secured Notes, the Companies and the Note Trustee may amend or supplement the Note Indenture or the Secured Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Secured Notes in addition to or in place of certificated Secured Notes, to provide for the assumption of the Companies' obligations to holders of Secured Notes in the case of a merger or consolidation of either or both of the Companies, to make any change that would provide any additional rights or benefits to the holders of Secured Notes or that does not adversely affect the legal rights under the Note Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the
Note Indenture under the Trust Indenture Act or to provide for the acceptance of appointment under the Note Indenture of a successor Note Trustee.

CONCERNING THE NOTE TRUSTEE

     The Chase Manhattan Bank is the Note Trustee. The Note Trustee may resign by giving written notice of its resignation as provided in the Note Indenture. The resignation will take effect only upon the appointment of a successor trustee. The holders of a majority of the then outstanding principal amount of the Secured Notes may remove the Note Trustee at any time. The Companies may appoint a successor trustee under the Note Indenture, subject to the right of the holders to replace the successor trustee appointed by the Companies. Any successor trustee must be eligible pursuant to the Trust Indenture Act and have a combined capital and surplus of at least $50,000,000.

     The Note Indenture contains certain limitations on the rights of the Note Trustee, should it become a creditor of the Companies, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, and apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Secured Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Note Trustee, subject to certain exceptions. The Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Note Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Note Trustee is under no obligation to exercise any of its rights or powers under the Note Indenture at the request of any holder of Secured Notes, unless such holder shall have offered to the Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Note Indenture provides that no recourse for the payment of the principal of or interest on any of the Secured Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Companies in the Note Indenture, or in any of the Secured Notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director or employee of the Companies or of any successor thereof. Each holder, by accepting the Secured Notes, waives and releases all such liability and such waiver and release are part of the consideration for issuance of the Secured Notes. It is the position of the SEC that, notwithstanding such waiver, holders of the Secured Notes will continue to have all rights and remedies that are otherwise available under the anti-fraud provisions of the federal securities laws.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Note Indenture without charge by writing to Janis T. Percio, Secretary, Centerior Energy Corporation, P.O. Box 94661, Cleveland, OH 44101-4661.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the Old Notes were, and the certificates representing the New Notes will be, issued in fully registered form and without interest coupons. Each series of the New Notes will be represented by a Global New Note.

     Secured Notes sold in reliance on Rule 144A are represented by one or more Global Notes in definitive, fully registered form and without interest coupons and have been deposited with the Note Trustee, as custodian for, and registered in the name of, a nominee of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in the Global Notes to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

  The Global Notes

     Ownership of beneficial interests in a Global Note is and will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global
Note is and will be shown on, and the transfer of that ownership is and will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in Old Notes sold in reliance on Regulation S under the Securities Act (each a "Regulation S Global Note") directly through Cedel Bank ("Cedel Bank") or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Beginning 40 days after the Closing Date but not earlier, investors may also hold such interests through organizations other than Cedel Bank or Euroclear that are participants in the DTC system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Secured Notes represented by such Global Note for all purposes under the Note Indenture and the Secured Notes. No beneficial owner of an interest in a Global Note is or will be able to transfer that interest except in accordance with applicable procedures of DTC, in addition to those provided for under the Note Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, the Global Notes are and will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Companies nor the Note Trustee or any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Companies expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Companies also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a Certificated Note for any reason, such holder must transfer its interest in the Global Note in accordance with DTC's applicable procedures and, if applicable, those of Euroclear and Cedel Bank.

     The Companies expect that DTC will take any action permitted to be taken by a holder of Secured Notes (including the presentation of Secured Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Secured Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Secured Notes, DTC will exchange the applicable Global Note for Certificated Notes which it will distribute to its participants and which may be legended as set forth under "Transfer Restrictions."

     The Companies understand that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates, and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Companies nor the Note Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

     If DTC is at any time unwilling or unable to continue as a depository for the Global Notes and a successor depository is not appointed by the Companies within 90 days, the Companies will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive a Certificated
Note in accordance with DTC's rules and procedures in addition to those provided for under the Note Indenture.

                  CREDIT ENHANCEMENT OF SECURED NOTES DUE 2007

PAYMENT PURSUANT TO FINANCIAL GUARANTY INSURANCE POLICY

     At the closing of the issuance of the Old Notes, Ambac Assurance issued a financial guaranty insurance policy relating to the Old Notes due 2007, and made a commitment to issue an identical financial guaranty insurance policy relating to the New Notes due 2007 ("Financial Guaranty Insurance Policy") effective as of the date of issuance of the New Notes due 2007. Under the terms of the Financial Guaranty Insurance Policy, Ambac Assurance will pay to the United States Trust Company of New York, in New York, New York, or any successor thereto ("Insurance Trustee") that portion of the principal of and interest on the New Notes due 2007 which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Issuer (as such terms are defined in the Financial Guaranty Insurance Policy attached hereto as Appendix I). Ambac Assurance will make such payments to the Insurance Trustee on the later of the date on which such principal and interest become Due for Payment or within one business day following the date on which Ambac Assurance shall have received notice of Nonpayment from the Note Trustee. The insurance will extend for the term of the New Notes due 2007 and, once issued, cannot be canceled by Ambac Assurance.

     The Financial Guaranty Insurance Policy will insure payment only on stated maturity dates. In the event of any acceleration of the principal of the New Notes due 2007, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

     In the event the Note Trustee has notice that any payment of principal of or interest on a New Note due 2007 which has become Due for Payment and which is made to a holder by or on behalf of the Companies has been deemed a preferential transfer and theretofore recovered from its registered owner pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from Ambac Assurance to the extent of such recovery if sufficient funds are not otherwise available.

     The Financial Guaranty Insurance Policy does not insure any risk other than Nonpayment. Specifically, the Financial Guaranty Insurance Policy does not cover:

     1. Payment on acceleration, as a result of a call for redemption (other than mandatory sinking fund redemption) or as a result of any other advancement of maturity.

     2. Payment of any redemption, prepayment or acceleration premium.

     3. Nonpayment of principal or interest caused by the insolvency or negligence of any trustee or paying agent, if any.

If it becomes necessary to call upon the Financial Guaranty Insurance Policy, payment of principal requires the surrender of New Notes due 2007 to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such New Notes due 2007 to be registered in the name of Ambac Assurance to the extent of the payment under the Financial Guaranty Insurance Policy. Payment of interest pursuant to the Financial Guaranty Insurance Policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holders' right to payment to Ambac Assurance.

     Upon payment of the insurance benefits, Ambac Assurance will become the owner of the New Notes due 2007, appurtenant coupons, if any, or right to payment of principal or interest on such New Notes due 2007 and will be fully subrogated to the surrendering holder's right to payment.

AMBAC ASSURANCE CORPORATION

     The information provided in this section and the following two sections was provided to the Companies by Ambac Assurance.

     Ambac Assurance is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Territory of Guam, and the Commonwealth of Puerto Rico, with admitted assets of approximately $2,736,000,000 (unaudited) and statutory capital of approximately $1,548,000,000 (unaudited) as of June 30, 1997. Statutory capital consists of Ambac Assurance's policyholders' surplus and statutory contingency reserve. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a 100% publicly held company. Standard & Poor's, Moody's and Fitch Investors Service, L.P. have each assigned a triple-A claims-paying ability rating to Ambac Assurance.

     Ambac Assurance has obtained a ruling from the Internal Revenue Service to the effect that the insuring of an obligation by Ambac Assurance will not affect the treatment for federal income tax purposes of interest on such obligation and that insurance proceeds representing maturing interest paid by Ambac Assurance under policy provisions substantially identical to those contained in its Financial Guaranty Insurance Policy shall be treated for federal income tax purposes in the same manner as if such payments were made by the issuer of the obligation.

     Ambac Assurance makes no representation regarding the New Notes due 2007 or the advisability of investing in the New Notes due 2007 and makes no representation regarding, nor has it participated in the preparation of, this Prospectus other than the information supplied by Ambac Assurance and presented under the heading "Credit Enhancement of Secured Notes due 2007."

AVAILABLE INFORMATION

     The parent company of Ambac Assurance, Ambac Financial Group, Inc. ("Ambac Financial"), is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

Copies of such material can be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site that contains reports and other information filed by Ambac Financial. The SEC's Internet address is http://www.sec.gov. In addition, the aforementioned material may also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE") at 20 Broad Street, New York, New York 10005. Ambac Financial's Common Stock is listed on the NYSE.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Ambac Financial with the SEC (File No. 1-10777) are incorporated by reference in this Prospectus.

     1. Ambac Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 31, 1997;

     2. Ambac Financial's Current Report on Form 8-K dated March 12, 1997, filed on March 12, 1997;

     3. Ambac Financial's Quarterly Report on Form 10-Q for the fiscal quarterly period ended March 31, 1997, filed on May 15, 1997;

     4. Ambac Financial's Quarterly Report on Form 10-Q for the fiscal quarterly period ended June 30, 1997, filed on August 14, 1997.

     All documents subsequently filed by Ambac Financial pursuant to the requirements of the Exchange Act after the date of this Prospectus will be available for inspection in the same manner as described above in "Available Information."

     Ambac Assurance has issued a commitment for financial guaranty insurance relating to the New Notes due 2007. All tenders of the Secured Notes due 2007 may be conditioned upon the issuance effective as of the date on which the Secured Notes due 2007 are issued, of a policy of insurance by Ambac Assurance, insuring the payment when due of principal of and interest on the Secured Notes due 2007. Each Secured Note due 2007 will bear a legend referring to the insurance. The purchaser, holder or owner is not authorized to make any statements concerning the insurance beyond those set out here and in the legend on the Secured Notes due 2007 without the approval of Ambac Assurance.

                  DESCRIPTIONS OF CLEVELAND ELECTRIC BONDS AND
                              TOLEDO EDISON BONDS

     The Old Notes are, and the New Notes, together with any Old Notes that remain outstanding after the Exchange Offer is terminated, will be, secured equally and ratably as to payment of principal and interest by the Cleveland Electric Bonds and the Toledo Edison Bonds which were issued, pledged and delivered by Cleveland Electric and Toledo Edison, respectively, to the Note Trustee. The Cleveland Electric Bonds and the Toledo Edison Bonds were issued in the aggregate principal amounts of $575 million and $145 million, respectively. The Cleveland Electric Bonds and Toledo Edison Bonds held by the Note Trustee provide, in the aggregate, for interest in an amount equal to the interest payable on all Secured Notes outstanding. Satisfaction of Cleveland Electric's and Toledo Edison's obligations with respect to principal of, and interest on, the Secured Notes will satisfy the respective Company's obligations with respect to principal of, and interest on, its Bonds.

CLEVELAND ELECTRIC BONDS

  General

     The Cleveland Electric Bonds were issued as three series of Cleveland Electric's First Mortgage Bonds ("CEI First Mortgage Bonds") under Cleveland Electric's Mortgage and Deed of Trust, dated July 1, 1940, from Cleveland Electric to Guaranty Trust Company of New York as trustee, under which The Chase Manhattan Bank is successor trustee ("CEI First Mortgage Trustee"), as supplemented and modified by seventy-three supplemental indentures thereto and as further supplemented, for the issuance of the Cleveland Electric Bonds, by a Seventy-Fourth Supplemental Indenture ("Seventy-Fourth Supplemental Indenture") dated June 15, 1997 (the Mortgage and Deed of Trust as so supplemented herein called the "CEI First Mortgage"). The following summaries of certain provisions of the CEI First Mortgage do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the CEI First Mortgage. For a discussion of the effect on the CEI First Mortgage of the proposed merger of Toledo Edison into Cleveland Electric, see "Pending Merger of Cleveland Electric and Toledo Edison -- Effect of Pending Merger on CEI First Mortgage and TE First Mortgage." The Articles cited below refer to Articles of the CEI First Mortgage.

  Security

     The Cleveland Electric Bonds and all CEI First Mortgage Bonds of other series currently outstanding and hereafter issued under the CEI First Mortgage are, in the opinion of counsel for Cleveland Electric, secured equally and ratably (except as to any sinking or analogous fund established for the CEI First Mortgage Bonds of any particular series) by a valid and perfected first lien, subject only to certain permitted liens and other encumbrances, on substantially all the property owned and franchises held by Cleveland Electric, except the following: (a) cash, receivables and contracts not pledged or required to be pledged under the CEI First Mortgage and leases in which Cleveland Electric is lessor; (b) securities not specifically pledged or required to be pledged under the CEI First Mortgage; (c) property held for consumption in operation or in advance of use for fixed capital purposes or for resale or lease to customers; (d) electric energy and other materials or products produced or purchased by Cleveland Electric for sale, distribution or use in the ordinary conduct of its business; and (e) all the property of any other corporation which may now or hereafter be wholly or substantially wholly owned by Cleveland Electric. (Clauses preceding Article I) All property acquired by Cleveland Electric after June 30, 1940, other than the property excepted from the lien of the CEI First Mortgage, becomes subject to the lien thereof upon acquisition. (Article I and granting and other clauses preceding Article I) Under certain conditions, the CEI First Mortgage permits Cleveland Electric to acquire property subject to a lien prior to the lien of the CEI First Mortgage. (Article IV)

     Property subject to the lien of the CEI First Mortgage will be released from the lien upon the sale or transfer of such property if Cleveland Electric deposits the fair value of the property with the CEI First Mortgage Trustee and meets certain other conditions specified in the CEI First Mortgage. (Article
VII) Moneys received by the CEI First Mortgage Trustee for the release of property will, under certain circumstances, be applied to redeem outstanding CEI First Mortgage Bonds, be applied to satisfy other obligations of Cleveland Electric or be paid over to Cleveland Electric from time to time based upon property additions or refundable CEI First Mortgage Bonds. (Article VIII)

     In the Nineteenth Supplemental Indenture, the CEI First Mortgage was modified to permit Cleveland Electric without the vote or consent of the holders of any CEI First Mortgage Bonds issued after November 1976 (a) to exclude nuclear fuel from the lien of the CEI First Mortgage to the extent not excluded therefrom by its existing provisions and (b) to revise the definition of property additions which can constitute bondable property to include facilities outside the State of Ohio ("State") even though they are not physically connected with property of Cleveland Electric in the State and to clarify its general scope.

  Title to Property

     The generating plants and other principal facilities of Cleveland Electric are owned by Cleveland Electric, except as follows:

          (a) Cleveland Electric and Toledo Edison jointly lease from others for a term of about 29 1/2 years starting on October 1, 1987 undivided 6.5%, 45.9% and 44.38% tenant-in-common interests in Units 1, 2 and 3, respectively, of the Mansfield Plant and also jointly lease from others for the same term an 18.26% undivided tenant-in-common interest in Beaver Valley Unit 2, all located in Shippingport, Pennsylvania. Cleveland Electric owns another 24.47% interest in Beaver Valley Unit 2 as a tenant-in-common.

          (b) Most of the Lake Shore facilities are situated on artificially filled land, extending beyond the natural shoreline of Lake Erie as it existed in 1910. As of December 31, 1996, the cost of Cleveland

     Electric's facilities, other than water intake and discharge facilities, located on such artificially filed land aggregated $97,081,000.

          Title to land under the water of Lake Erie within the territorial limits of the State (including artificially filled land) is in the State in trust for the people of the State for the public uses to which it may be adapted, subject to the powers of the United States, the public rights of navigation, water commerce and fishery and the rights of upland owners to wharf out or fill to make use of the water. The State is required by statute, after appropriate proceedings, to grant a lease to an upland owner, such as Cleveland Electric, which erected and maintained facilities on such filled land prior to October 13, 1955. Cleveland Electric does not have such a lease from the State with respect to the artificially filled land on which its Lake Shore facilities are located, but Cleveland Electric's position, on advice of counsel for Cleveland Electric, is that the Lake Shore facilities and occupancy may not be disturbed because they do not interfere with the free flow of commerce in navigable channels and also constitute, at least in part, and are on land filled pursuant to, the exercise by it of its property rights as owner of the land above the shoreline adjacent to the filled land. Cleveland Electric does hold permits, under federal statutes relating to navigation, to occupy such artificially filled land.

          (c) The facilities at the pumped-storage hydroelectric Seneca Power Plant in Pennsylvania ("Seneca") are located on land owned by the United States and occupied by Cleveland Electric and Pennsylvania Electric Company pursuant to a license issued by the Federal Energy Regulatory Commission for a 50-year period starting December 1, 1965 for the construction, operation and maintenance of a pumped-storage hydroelectric plant.

          (d) The water intake and discharge facilities at the electric generating plants located along Lake Erie and the Ohio River are extended into the lake and river under Cleveland Electric's property rights as owner of the land above the water line and pursuant to permits under federal statutes relating to navigation.

          (e) The transmission system is located on land, easements or rights-of-way owned by Cleveland Electric. The distribution system also is located, in part, on land owned by Cleveland Electric, but, for the most part, it is located on lands owned by others and on streets and highways. In most cases, Cleveland Electric has obtained permission from the apparent owner, or, if located on streets and highways, from the apparent owner of the abutting property. The electric underground transmission and distribution systems are located for the most part in public streets. The Pennsylvania portions of the main transmission lines from Seneca, the Mansfield Plant and Beaver Valley Unit 2 are not owned by Cleveland Electric.

     The fee title which Cleveland Electric has as a tenant-in-common owner, and the leasehold interests it has as a joint lessee, of certain generating units do not include the right to require a partition or sale for division of proceeds of the units without the concurrence of all the other owners and their respective mortgage trustees and the CEI First Mortgage Trustee.

  Issuance of Additional CEI First Mortgage Bonds

     In addition to the $3,230.0 million aggregate principal amount of CEI First Mortgage Bonds outstanding at June 30, 1997 (which includes $140.4 million principal amount of CEI First Mortgage Bonds pledged to secure Cleveland Electric's obligations to various bank creditors), additional CEI First Mortgage Bonds may be issued under Article III of the CEI First Mortgage, ranking equally and ratably with such outstanding CEI First Mortgage Bonds and the Cleveland Electric Bonds and without limit as to amount, on the basis of: (a) 70% of bondable property (as described under "-- Cleveland Electric Bonds -- Security") not previously used as the basis for issuance of CEI First Mortgage Bonds or applied for some other purpose under the CEI First Mortgage; (b) the deposit of cash (which may be withdrawn thereafter on the basis of bondable property or refundable CEI First Mortgage Bonds); and (c) substitution for refundable CEI First Mortgage Bonds. CEI First Mortgage Bonds become refundable CEI First Mortgage Bonds when they are paid upon maturity, redemption or purchase out of money deposited with the CEI First Mortgage Trustee for such payment or when money for such payment is irrevocably deposited with the CEI First Mortgage Trustee. (Articles I, III and VIII) In general, all property subject to the lien of the CEI First Mortgage which is used or useful in

Cleveland Electric's electric business (including property not located in the State if it is physically connected with property of Cleveland Electric in the State, either directly or through other property of Cleveland Electric), which is not subject to an unfunded prior lien and as to which Cleveland Electric has good title and corporate power to own and operate, is bondable property and as such is available as a basis for the issuance of CEI First Mortgage Bonds. (Article I) The facilities of Cleveland Electric on the artificially filled land at Lake Shore will become bondable property only when Cleveland Electric acquires, under conditions specified in the CEI First Mortgage, either good title to such land or the right to occupy it; and the facilities of Cleveland Electric on the land at Seneca are not now bondable property. See "-- Cleveland Electric Bonds -- Title to Property." The tenant-in-common interests owned by Cleveland Electric in certain generating units qualify as bondable property, except that its interest in property located in Pennsylvania, including Beaver Valley Unit 2, does not qualify because it is located outside the State and is not physically connected with property of Cleveland Electric in the State. (Article I) With certain exceptions, property which Cleveland Electric leases from others is not bondable property. (Articles I and III)

     Also, with certain exceptions, in order to issue additional CEI First Mortgage Bonds based on bondable property, net earnings of Cleveland Electric available for interest and property retirement appropriations for any 12 consecutive months within the 15 calendar months immediately preceding the month in which application for authentication and delivery of such additional CEI First Mortgage Bonds is made must be at least twice the annual interest charges on all CEI First Mortgage Bonds outstanding and on the issue applied for. (Article III)

     At June 30, 1997, Cleveland Electric was not able to issue a material amount of additional CEI First Mortgage Bonds except in connection with refinancings. The amount of additional CEI First Mortgage Bonds which may be issued in the future will fluctuate depending upon the amount of available refundable CEI First Mortgage Bonds, available bondable property, earnings and interest rates. FirstEnergy has not decided whether to apply, or push down, the effects of purchase accounting to the financial statements of the Companies if the CEC-OE Merger is completed. If such push-down accounting is applied, Cleveland Electric's available bondable property would be reduced to below zero. See "The Companies -- Financing Capability."

  Covenant to Charge Earnings Not Applicable to the Cleveland Electric Bonds

     The supplemental indentures applicable to CEI First Mortgage Bonds issued prior to 1974 contain a covenant to the effect that, so long as any of those CEI First Mortgage Bonds remain outstanding (which will be until November 15, 2005, assuming no prior redemption), Cleveland Electric will charge against earnings, and credit to reserves for depreciation and retirement of property, an amount not less than 15% of gross operating revenues for each year (after deducting the costs of purchased power and net electric energy received on interchange), less the amounts expended for maintenance and repairs during the year. The Seventy-Fourth Supplemental Indenture does not extend such covenant to the Cleveland Electric Bonds.

  Remedies in the Event of Default

     Events of default under the CEI First Mortgage include the failure of Cleveland Electric (a) to pay the principal of or premium, if any, on any CEI First Mortgage Bond when due; (b) to pay any interest on or sinking fund obligation of any CEI First Mortgage Bond within 30 days after it is due; (c) to pay the principal of or interest on any prior lien bonds within any allowable period; (d) to discharge, appeal or obtain the stay of any final judgment against Cleveland Electric in excess of $100,000 within 30 days after it is rendered; or (e) to perform any other covenant in the CEI First Mortgage within 60 days after notice to Cleveland Electric from the CEI First Mortgage Trustee or the holders of not less than 15% in principal amount of the CEI First Mortgage Bonds. Events of default also include certain events of bankruptcy, insolvency or reorganization in bankruptcy or insolvency of Cleveland Electric. (Article IX) Cleveland Electric is required to furnish periodically to the CEI First Mortgage Trustee a certificate as to the absence of any default or as to compliance with the terms of the CEI First Mortgage, and such a certificate is also required in connection with the issuance of any additional CEI First Mortgage Bonds and in certain other circumstances. (Article III) The CEI First Mortgage provides that the CEI First Mortgage Trustee, within 90 days after notice of defaults under the CEI First Mortgage (60 days with respect to events of default described in (e) above), is required to give notice of such defaults to all holders of CEI First Mortgage Bonds, but, except in the case of a default resulting from the failure to make any payment of principal of or interest on the CEI First Mortgage Bonds or in the payment of any sinking or purchase fund installments, the CEI First Mortgage Trustee may withhold such notice if it determines in good faith that it is in the best interests of the holders of the CEI First Mortgage Bonds to do so. (Article XIII)

     Upon the occurrence of any event of default, the CEI First Mortgage Trustee or the holders of not less than 25% in principal amount of the CEI First Mortgage Bonds may declare the principal amount of all CEI First Mortgage Bonds due, and, if Cleveland Electric cures all defaults before a sale of the mortgaged property, the holders of a majority in principal amount of the CEI First Mortgage Bonds may waive the default. If any event of default occurs, the CEI First Mortgage Trustee also may (a) take possession of and operate the mortgaged property for the purpose of paying the principal of and interest on the CEI First Mortgage Bonds; (b) sell at public auction all of the mortgaged property, or such parts thereof as the holders of a majority in principal amount of the CEI First Mortgage Bonds may request or, in the absence of such request, as the CEI First Mortgage Trustee may determine; (c) bring suit to enforce payment of the principal of and interest on the CEI First Mortgage Bonds, to foreclose the CEI First Mortgage or for the appointment of a receiver of the mortgaged property; and (d) pursue any other remedy. (Article IX)

     No holder of CEI First Mortgage Bonds may institute any action, suit or proceeding for any remedy under the CEI First Mortgage unless he has previously given the CEI First Mortgage Trustee written notice of a default by Cleveland Electric, and in addition: (a) the holders of not less than 25% in principal amount of the CEI First Mortgage Bonds have requested the CEI First Mortgage Trustee and afforded it a reasonable opportunity to exercise its powers under the CEI First Mortgage or to institute such action, suit or proceeding in its own name; (b) such holder has offered to the CEI First Mortgage Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby; and (c) the CEI First Mortgage Trustee has refused or neglected to comply with such request within a reasonable time. The holders of a majority in outstanding principal amount of the CEI First Mortgage Bonds, upon furnishing the CEI First Mortgage Trustee with security and indemnification satisfactory to it, may require the CEI First Mortgage Trustee to pursue any available remedy, and any holder of the CEI First Mortgage Bonds has the absolute and unconditional right to enforce the payment of the principal of and interest on his CEI First Mortgage Bonds. (Article IX)

  Modification of CEI First Mortgage and CEI First Mortgage Bonds

     Certain modifications which do not in any manner impair any of the rights of the holders of any series of CEI First Mortgage Bonds then outstanding or of the CEI First Mortgage Trustee may be made without the vote of the holders of the CEI First Mortgage Bonds by supplemental indenture entered into between Cleveland Electric and the CEI First Mortgage Trustee. (Article XIV)

     Modifications of the CEI First Mortgage or any indenture supplemental thereto, and of the rights and obligations of Cleveland Electric and of holders of all series of CEI First Mortgage Bonds outstanding, may be made with the consent of Cleveland Electric by the vote of the holders of at least 80% in principal amount of the outstanding CEI First Mortgage Bonds entitled to vote at a meeting of the holders of the CEI First Mortgage Bonds or, if one or more, but less than all, of the series of CEI First Mortgage Bonds outstanding under the CEI First Mortgage are affected by any such modification, by the vote of the holders of at least 80% in principal amount of the outstanding CEI First Mortgage Bonds entitled to vote of each series so affected; but no such modification may be made which will affect the terms of payment of the principal of or premium, if any, or interest on any CEI First Mortgage Bond issued under the CEI First Mortgage or to change the voting percentage described above to less than 80% with respect to any CEI First Mortgage Bonds outstanding when such modification becomes effective. CEI First Mortgage Bonds owned or held by or for the account or benefit of Cleveland Electric or an affiliate of Cleveland Electric (as defined in the CEI First Mortgage) are not entitled to vote. (Article XV) In the Nineteenth Supplemental Indenture, the CEI First Mortgage was modified, effective when none of the CEI First Mortgage Bonds of any series issued prior to December 1976 are outstanding, so as to change the 80% voting requirements discussed above to 60%. Based on the series of

CEI First Mortgage Bonds outstanding at June 30, 1997, the 60% voting requirement will become effective on May 1, 2009.

  Defeasance and Discharge

     The CEI First Mortgage provides that Cleveland Electric will be discharged from any and all obligations under the CEI First Mortgage if Cleveland Electric pays the principal, interest and premium, if any, due on all CEI First Mortgage Bonds outstanding in accordance with the terms stipulated in each such Bond and if Cleveland Electric has performed all other obligations under the CEI First Mortgage. In the event of such discharge, Cleveland Electric has agreed to continue to indemnify the CEI First Mortgage Trustee from any liability arising out of the CEI First Mortgage. (Article XVI)

TOLEDO EDISON BONDS

  General

     The Toledo Edison Bonds were issued as three series of Toledo Edison's First Mortgage Bonds ("TE First Mortgage Bonds") under Toledo Edison's Indenture and Deed of Trust, dated as of April 1, 1947, from Toledo Edison to The Chase National Bank of the City of New York (predecessor of The Chase Manhattan Bank), as trustee ("TE First Mortgage Trustee"), as supplemented and modified by forty-five supplemental indentures thereto and as further supplemented, for the issuance of the Toledo Edison Bonds, by a Forty-sixth Supplemental Indenture ("Forty-sixth Supplemental Indenture") dated as of June 15, 1997 (the Indenture and Deed of Trust as so supplemented herein called the "TE First Mortgage"). The following summaries of certain provisions of the TE First Mortgage do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the TE First Mortgage. For a discussion of the effect on the TE First Mortgage of the proposed merger of Toledo Edison into Cleveland Electric, see "Pending Merger of Cleveland Electric and Toledo Edison -- Effect of Pending Merger on CEI First Mortgage and TE First Mortgage." The Articles cited below refer to Articles of the TE First Mortgage.

  Security

     The Toledo Edison Bonds and all TE First Mortgage Bonds of other series currently outstanding and hereafter issued under the TE First Mortgage are, in the opinion of counsel for Toledo Edison, secured equally and ratably (except as to any sinking or analogous fund established for the TE First Mortgage Bonds of any particular series) by a valid and perfected first lien, subject only to certain permitted encumbrances, on substantially all the property owned and franchises held by Toledo Edison, except the following: (a) cash, receivables, contracts and leases in which Toledo Edison is lessor; (b) securities not specifically pledged or required to be pledged under the TE First Mortgage; (c) property held for sale or lease to customers or consumable in Toledo Edison's operations; (d) transportation equipment; and (e) certain parcels of real estate held for disposition. All property acquired by Toledo Edison after April 1, 1947 of the character initially subjected to the lien of the TE First Mortgage becomes subject to the lien of the TE First Mortgage upon acquisition. (Granting and other clauses preceding Article 1) Under certain conditions, the TE First Mortgage permits Toledo Edison to acquire property subject to a lien prior to the lien of the TE First Mortgage. (Article 4)

     The TE First Mortgage provides that property subject to the lien of the TE First Mortgage may be released from such lien under certain circumstances. The following will be automatically released upon disposition by Toledo Edison: (a) equipment which has become unnecessary for use; (b) property which has been abandoned and the operation of which has become discontinued; (c) rights under any leases, rights-of-way, contracts, franchises, licenses, authority or permit;
(d) real estate used solely for right-of-way if an easement over such real estate is retained; and (e) real estate, the value of which together with the value of all other real estate released in this manner within the preceding twelve months does not exceed $25,000. Other property will be released upon disposition by Toledo Edison subject to Toledo Edison's presentation to the TE First Mortgage Trustee of documentation that the value received for the property equals or exceeds the fair value of such property and that all conditions contained in the TE First Mortgage relating to the release of property have been complied with. Proceeds of the sale of any property subject to the lien of the TE First

Mortgage must be deposited with the TE First Mortgage Trustee and may be withdrawn by Toledo Edison based upon property additions or refundable TE First Mortgage Bonds, may be applied to the redemption of outstanding TE First Mortgage Bonds or may be applied to pay federal or state taxes incurred by Toledo Edison as a result of such sale. (Article 8)

  Title to Property

     The generating plants and other principal facilities of Toledo Edison are owned by Toledo Edison, except as follows:

          (a) Toledo Edison and Cleveland Electric lease from others for a term of about 29 1/2 years starting on October 1, 1987 undivided 6.5%, 45.9% and 44.38% tenant-in-common interests in Units 1, 2 and 3, respectively, of the Mansfield Plant and also jointly lease from others for the same term an 18.26% undivided tenant-in-common interest in Beaver Valley Unit 2, all located in Shippingport, Pennsylvania. Toledo Edison owns about another 1.65% interest in Beaver Valley Unit 2 as a tenant-in-common.

          (b) The water intake and discharge facilities at the generating plants located along Lake Erie and the Maumee and Ohio Rivers are extended into the lake and rivers under Toledo Edison's property rights as owner of the land above the water line and pursuant to permits under federal statutes relating to navigation.

          (c) The transmission system is located on land, easements or rights-of-way owned by Toledo Edison. The distribution system also is located, in part, on land owned by Toledo Edison, but, for the most part, it is located on lands owned by others and on streets and highways. In most cases, Toledo Edison has obtained permission from the apparent owner or, if located on streets and highways, from the apparent owner of the property. The Pennsylvania portions of the main transmission lines from the Mansfield Plant and Beaver Valley Unit 2 are not owned by Toledo Edison.

     The fee title which Toledo Edison has as a tenant-in-common owner, and the leasehold interests it has as a joint lessee, of certain generating units do not include the right to require a partition or sale for division of proceeds of the units without the concurrence of all the other owners and their respective mortgage trustees and the TE First Mortgage Trustee.

  Issuance of Additional TE First Mortgage Bonds

     In addition to the $1,262.2 million aggregate principal amount of TE First Mortgage Bonds outstanding at June 30, 1997 (which includes $210.6 million principal amount of TE First Mortgage Bonds pledged to secure Toledo Edison's obligations to various bank creditors), additional TE First Mortgage Bonds may be issued under Article 3 of the TE First Mortgage, ranking equally and ratably with such outstanding TE First Mortgage Bonds and the Toledo Edison Bonds and without limit as to amount, on the basis of: (a) 60% of property additions not previously used as the basis for issuance of TE First Mortgage Bonds or applied for some other purpose under the TE First Mortgage; (b) the deposit of cash (which may be withdrawn thereafter on the basis of property additions not previously so used or refundable TE First Mortgage Bonds); and (c) substitution for refundable TE First Mortgage Bonds. In general, all property subject to the lien of the TE First Mortgage acquired by Toledo Edison after April 1, 1947 which is used or useful in Toledo Edison's electric business and located within the State or any state adjacent thereto, which is not subject to the lien of any outstanding prior lien bonds and as to which Toledo Edison has good title and corporate power and governmental permission to own and operate constitutes property additions and as such is available as a basis for the issuance of TE First Mortgage Bonds. The tenant-in-common ownership interests of Toledo Edison in certain generating units qualify as property additions. Property which Toledo Edison leases from others does not qualify as property additions. With certain exceptions, TE First Mortgage Bonds become refundable TE First Mortgage Bonds when they are paid upon maturity, redemption or purchase out of money deposited with the TE First Mortgage Trustee for such payment or when money for such payment is irrevocably deposited with the TE First Mortgage Trustee. (Articles 1, 3 and 8)

     Also, with certain exceptions, in order to issue additional TE First Mortgage Bonds based on property additions, net earnings of Toledo Edison available for interest for any 12 consecutive months within the 15 calendar months immediately preceding the month in which application for authentication and delivery of such additional TE First Mortgage Bonds is made must be at least twice the annual interest charges on all TE First Mortgage Bonds outstanding and on the issue applied for. (Article 3)

     At June 30, 1997, Toledo Edison was not be able to issue a material amount of additional TE First Mortgage Bonds except in connection with refinancings. The amount of additional TE First Mortgage Bonds which may be issued in the future will fluctuate depending upon the amount of available refundable TE First Mortgage Bonds, property additions, earnings and interest rates. FirstEnergy has not decided whether to apply, or push down, the effects of purchase accounting to the financial statements of the Companies if the CEC-OE Merger is completed. If such push-down accounting is applied, Toledo Edison's available bondable property would be reduced to below zero. See "The Companies -- Financing Capability."

  Covenants to Pay into Maintenance and Replacement Fund and
  Limiting Dividends Not Applicable to the Toledo Edison Bonds

     The supplemental indentures relating to the TE First Mortgage Bonds issued prior to October 15, 1987 contain the Maintenance and Replacement Fund and Limitation on Dividends covenants described in the next two paragraphs. Those covenants will continue in effect so long as any of those TE First Mortgage Bonds remain outstanding (which will be until November 1, 2003, assuming no prior redemption). The Forty-sixth Supplemental Indenture does not extend those covenants to the Toledo Edison Bonds.

     MAINTENANCE AND REPLACEMENT FUND. Under this covenant, Toledo Edison is required to pay to the TE First Mortgage Trustee by May 1, annually, as a Maintenance and Replacement Fund, an amount, called the Standard of Expenditure, not less than 15% of gross electric operating revenues derived from the mortgaged property during the prior calendar year after deducting the cost of purchased power and net operating rentals paid. Toledo Edison may reduce this payment by: (a) the amount of any expenditure during the prior year for repairs and maintenance of the mortgaged property; (b) the cost of property additions (with certain adjustments) acquired during the prior year equal to property retirements during the prior year; (c) the principal amount of any TE First Mortgage Bonds which have been retired and not used for any other purpose under the TE First Mortgage; (d) the amount of any net property additions which might otherwise be made the basis for the issuance of TE First Mortgage Bonds; and (e) the principal amount of any TE First Mortgage Bonds delivered to the TE First Mortgage Trustee for that purpose. Toledo Edison has been satisfying this requirement by taking credits as described in clauses (a), (b) and (d) above. Toledo Edison may elect to have any cash at any time remaining in the Maintenance and Replacement Fund used, among other things, to purchase TE First Mortgage Bonds at a price not in excess of the redemption price or to redeem redeemable TE First Mortgage Bonds or to be paid to Toledo Edison against funding of property additions not previously applied for any purpose under the TE First Mortgage or against delivery of TE First Mortgage Bonds. (TE First Mortgage Section 4.10 and Article IV of the First through Thirtieth Supplemental Indentures)

     LIMITATION ON DIVIDENDS. Under this covenant, Toledo Edison is prohibited from declaring dividends, other than stock dividends, on common stock and from making other distributions on or acquisitions of common stock, except out of retained earnings accumulated after March 31, 1947, determined on the basis of including in operating expenses for each year an aggregate amount for repairs, maintenance and depreciation equal to the Standard of Expenditure for such year. (TE First Mortgage Section 4.11 and Article IV of the First through Thirtieth Supplemental Indentures)

  Remedies in the Event of Default

     Defaults under the TE First Mortgage include the failure of Toledo Edison:
(a) to pay the principal of or premium, if any, on any TE First Mortgage Bonds when due; (b) to pay any interest on or sinking fund obligation of any TE First Mortgage Bond within 60 days after it is due; (c) to pay the principal of or interest on any prior lien bonds within any allowable period; or (d) to perform any other covenant in the TE First Mortgage within 90 days after notice to Toledo Edison from the TE First Mortgage Trustee or the holders of not less than 10% in principal amount of the TE First Mortgage Bonds. Defaults also include certain events of bankruptcy, insolvency or reorganization in bankruptcy or insolvency of Toledo Edison. The TE First Mortgage provides that the TE First Mortgage Trustee, within 90 days after the occurrence of a default under the TE First Mortgage, is required to give the holders of the TE First Mortgage Bonds notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on any TE First Mortgage Bonds, the TE First Mortgage Trustee may withhold such notice if it determines that it is in the interest of such holders to do so. (Article
9) A certificate regarding compliance with certain provisions of the TE First Mortgage must be furnished to the TE First Mortgage Trustee annually. (Article 3 and Section 4.22)

     If and so long as any default exists, the TE First Mortgage Trustee or the holders of not less than 25% in principal amount of the TE First Mortgage Bonds outstanding may declare the principal amount of all TE First Mortgage Bonds due, and, if Toledo Edison cures all defaults before a sale of the mortgaged property, the holders of a majority in principal amount of the TE First Mortgage Bonds may waive the default. In certain circumstances, such a waiver occurs automatically upon the curing of all defaults. If any default occurs, the TE First Mortgage Trustee also may: (a) take possession of and operate the mortgaged property for the purpose of paying the principal of and interest on the TE First Mortgage Bonds; (b) sell at public auction all of the mortgaged property or such parts as the TE First Mortgage Trustee may determine; (c) bring suit to enforce its rights and the rights of the holders of the TE First Mortgage Bonds to foreclose the TE First Mortgage or to appoint a receiver of the mortgaged property; and (d) pursue any other remedy. (Article 9)

     No holder of TE First Mortgage Bonds may institute any action, suit or proceeding for any remedy under the TE First Mortgage unless he has previously given the TE First Mortgage Trustee written notice of a default by Toledo Edison and, in addition: (a) the holders of not less than a majority in principal amount of the TE First Mortgage Bonds have requested the TE First Mortgage Trustee in writing to act; (b) such holder has offered to the TE First Mortgage Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby, without negligence or bad faith; and (c) the TE First Mortgage Trustee has refused or neglected to comply with such request within 60 days. The holders of a majority in principal amount of the TE First Mortgage Bonds may require the TE First Mortgage Trustee to pursue any available remedy, upon furnishing the TE First Mortgage Trustee with indemnification satisfactory to it, if requested by the TE First Mortgage Trustee, and any holder of the TE First Mortgage Bonds has the absolute and unconditional right to enforce the payment of the principal of and interest on his TE First Mortgage Bonds. (Article 9)

  Modification of TE First Mortgage and TE First Mortgage Bonds

     Certain modifications, which modifications do not in any manner impair any of the rights of the holders of any series of TE First Mortgage Bonds or of the TE First Mortgage Trustee, may be made without the vote of the holders of the TE First Mortgage Bonds by supplemental indenture entered into between Toledo Edison and the TE First Mortgage Trustee. (Article 14)

     Modifications of the TE First Mortgage or any indenture supplemental thereto, and of the rights and obligations of Toledo Edison and of holders of all series of TE First Mortgage Bonds outstanding, may be made by the vote of the holders of at least 75% in principal amount of the outstanding TE First Mortgage Bonds entitled to vote at a meeting of the holders of the TE First Mortgage Bonds or, if one or more, but less than all, of the series of outstanding TE First Mortgage Bonds are affected by any such modification, by the vote of the holders of at least 75% in principal amount of the outstanding TE First Mortgage Bonds entitled to vote of any series so affected; but no such modification may be made, without the consent of the holder of each TE First Mortgage Bond affected, which will affect the terms of payment of the principal of or premium, if any, or interest on any TE First Mortgage Bond (except changes in any sinking fund), which will create any lien prior or equal to or deprive any such holder of the benefit of the lien of the TE First Mortgage or which will change the voting percentage described above to less than 75% with respect to any TE First Mortgage Bonds outstanding when such modification becomes effective. TE First Mortgage Bonds owned by Toledo Edison, any other obligor thereon or an affiliate of Toledo Edison are not entitled to vote. (Article 15)

  Defeasance and Discharge

     The TE First Mortgage provides that Toledo Edison will be discharged from any and all obligations under the TE First Mortgage if Toledo Edison pays the principal of and interest and premium, if any, due and payable on all TE First Mortgage Bonds outstanding under the TE First Mortgage, deposits with the TE First Mortgage Trustee cash sufficient to pay or redeem such outstanding TE First Mortgage Bonds or delivers to the TE First Mortgage Trustee for cancellation all TE First Mortgage Bonds outstanding under the TE First Mortgage and if Toledo Edison has paid all other sums payable under the TE First Mortgage. (Article 16)

                           CERTAIN TAX CONSIDERATIONS

     The following is a summary of the taxation of the Secured Notes and of certain anticipated United States federal income tax consequences resulting from the ownership of the Secured Notes and the exchange of Old Notes for New Notes. This summary does not cover all of the possible tax consequences relating to the ownership of the Secured Notes and the receipt of interest thereon, and it is not intended as tax advice to any person. It addresses only beneficial owners who hold the Secured Notes as capital assets and does not address special classes of beneficial owners such as dealers in securities or currencies, banks, tax-exempt entities, life insurance companies, persons holding Secured Notes as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction, or beneficial owners whose functional currency is not the U.S. dollar. This summary is based upon the United States federal income tax laws as currently in effect and as currently interpreted and does not include any description of the tax laws of any non-U.S. government that may apply.

     Prospective purchasers of Secured Notes should consult their own tax advisors concerning the application of the United States federal income tax laws, as well as the possible application of the tax laws of any other jurisdiction, to their particular situation.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Secured Note that is (for purposes of United States federal income tax) (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity treated as a partnership organized in or under the laws of the United States or of any political subdivisions thereof, or (iii) an estate or trust that is treated as a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended ("Code"). A "Non-U.S. Holder" means any holder of a Secured Note other than a U.S. Holder.

     The exchange of the Old Notes for the New Notes will be a tax-free exchange for all holders and no gain or loss will be recognized by a holder as a result of such exchange. A holder's tax basis for a New Note will be equal to the tax basis of the Old Note exchanged therefor. A holder's holding period for a New Note will include the period during which the holder held the Old Note exchanged therefor.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

  General

     Under general principles of current law, the interest paid on a Secured Note will be includable in income by a U.S. Holder when the interest is received or when it accrues in accordance with the U.S. Holder's regular method of tax accounting.

  Disposition or Retirement of a Secured Note

     Upon the sale, exchange or other disposition of a Secured Note, or upon the retirement of a Secured Note at maturity, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized upon the disposition or retirement and the U.S. Holder's tax basis in the Secured Note. A U.S. Holder's tax basis for determining gain or loss on the disposition or retirement of a Secured Note will be the cost of that Secured Note to such U.S. Holder, increased by the amount of original issue discount ("OID") and any market discount includable in such U.S. Holder's gross income with respect to that Secured Note, and decreased by the amount of any payments under the Secured Note that are part of its stated redemption price at maturity and by the portion of any premium applied to reduce interest payments as described above.

     Gain or loss upon the disposition or retirement of a Secured Note will be capital gain or loss, except to the extent the gain represents accrued OID not previously included in gross income or accrued interest, to which extent such gain or loss would be treated as ordinary income. Any capital loss will be long-term capital loss if at the time of disposition or retirement the Secured Note has been held for more than one year. Any capital gain recognized on the disposition or retirement of Secured Notes held for more than eighteen months will be taxed at a maximum rate of 20 percent. Any capital gain recognized on the disposition or retirement of Secured Notes held for more than twelve months and less than eighteen months will be treated as mid-term gain and taxed at a maximum rate of 28 percent.

  Secondary Market Purchasers -- Premium and Market Discount

     A U.S. Holder who purchases a Secured Note subsequent to its original issuance for an amount that is greater than its "adjusted issue price" (defined as the sum of the issue price of the Secured Note and the portion of OID previously includable, disregarding any reduction on account of acquisition premium, as discussed below, in the gross income of any owners of the Secured Note and reduced by the amount of any payment previously made on the Secured Note other than a qualified periodic interest payment) and less than or equal to its stated redemption price at maturity, reduced by the amount of any payment previously made on the Secured Note other than a qualified periodic interest payment, will be considered to have purchased such Secured Note at an "acquisition premium." The amount of OID that such U.S. Holder must include in its gross income with respect to such Secured Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. If a U.S. Holder purchases a Secured Note for a cost in excess of its stated redemption price at maturity (reduced by the amount of any payment made on the debt instrument prior to the purchase date other than a qualified periodic interest payment), such Secured Note will have no OID and such U.S. Holder may elect to amortize such premium, using a constant interest method, generally over the remaining term of the Secured Note. Such premium generally shall be deemed to be an offset to interest otherwise includable with respect to the Secured Note. Premium on a Secured Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Secured Note.

     If a U.S. Holder purchases a Secured Note subsequent to its original issuance for an amount that is less than, respectively, its stated redemption price at maturity or its revised issue price (defined as the sum of the issue price of the Secured Note and the aggregate amount of OID includable, disregarding any reduction on account of acquisition premium, as discussed above, in the gross income of all owners of the Secured Note), the amount of the difference generally will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Secured Note as ordinary income to the extent of the market discount that has accrued (and has not previously been included in income) during the period such U.S. Holder held the Secured Note. In addition, the U.S. Holder may be required to defer, until the maturity of the Secured Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Secured Note.

     Any market discount will be considered accrued ratably during the period from the date of acquisition to the maturity date of the Secured Note, unless the U.S. Holder elects to accrue on a constant interest basis. A U.S. Holder of a Secured Note may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest basis with a corresponding increase in the U.S. Holder's tax basis in the Secured Note), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

  Backup Withholding

     In general, if a U.S. Holder fails to furnish a correct taxpayer identification number or certification of exempt status, fails to report dividend and interest income in full, or fails to certify that he has provided a correct taxpayer identification number and that he is not subject to withholding, the U.S. Holder may be subject to a 31 percent federal backup withholding tax on certain amounts paid or deemed paid (including

OID) to the U.S. Holder. An individual's taxpayer identification number is his social security number. The backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

  General

     A Non-U.S. Holder generally will not be subject to United States federal withholding tax on interest paid on the Secured Notes as long as either (i) the beneficial owner of the Secured Note, under penalties of perjury, provides the Companies or their agent with such beneficial owner's name and address and certifies on IRS Form W-8 (or a suitable substitute form) that it is not a U.S. Holder or (ii) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business ("financial institution") holds the Secured Note and provides a statement to the Companies or their agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Secured Note or qualifying intermediary and furnishes the Companies or their agent a copy thereof. If the information provided in such statement changes, the Non-U.S. Holder must so inform the payor within 30 days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years. A Non-U.S. Holder is eligible to provide the statement referred to above in this paragraph if the Non-U.S. Holder: (i) is not actually or constructively a "10 percent shareholder" of either of the Companies within the meaning of the Code, (ii) is not a "controlled foreign corporation" with respect to which either of the Companies is a "related person" within the meaning of Section 881(c)(3)(C) of the Code, and (iii) is not a bank described in Section 881(c)(3)(A) of the Code.

     If the conditions described in the preceding paragraph are not satisfied, then interest paid on the Secured Notes will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

     Any capital gain realized by a Non-U.S. Holder on the sale, redemption, retirement, or other taxable disposition of a Secured Note will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, (ii) in the case of a Non-U.S. Holder that is an individual, the holder is not present in the United States for 183 days or more in the taxable year of the disposition, and (iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of Section 877 of the Code applicable to certain United States expatriates.

  Effectively-Connected Income

     If the interest, gain, or other income a Non-U.S. Holder recognizes on a Secured Note is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, the Non-U.S. Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax rates applicable to United States persons. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

  Backup Withholding

     A Non-U.S. Holder will generally be exempt from backup withholding and information reporting requirements, provided it complies with the certification and identification procedures as discussed above. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Companies or any affiliate of the Companies) may exchange such Old Notes for New Notes pursuant to the Exchange Offer, provided that each broker-dealer that receives New Notes for its own account in exchange for Old Notes, if such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired as a result of market-making activities or other trading activities. The Companies have agreed that, for a period of 120 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resales. In addition, until December 8, 1997, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Companies will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the Expiration Date, the Companies will promptly send additional copies of this Prospectus, and any amendment or supplement to this Prospectus, to any broker-dealer that requests those documents in the Letter of Transmittal. The Companies have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Secured Notes) other than commissions or concessions of any broker or dealer and will indemnify the holders of the Secured Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Offer will be passed upon for Cleveland Electric and Toledo Edison by Terrence G. Linnert, Mary E. O'Reilly or Paul N. Edwards, counsel for each Company, and by Squire, Sanders & Dempsey LLP, 4900 Key Tower, Cleveland, Ohio 44114, special counsel to the Companies. Mr. Linnert is Vice President and Chief Financial Officer of each Company, Senior Vice President, Chief Financial Officer and General Counsel of Centerior Energy and Senior Vice President -- Corporate Administration Group, Chief Financial Officer and General Counsel of the Service Company. Mrs. O'Reilly is Managing Attorney of the Service Company and Mr. Edwards is Principal Counsel of the Service Company.

                                    EXPERTS

     The financial statements of each Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the Form 10-K and included in or incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                     INDEX TO FINANCIAL STATEMENTS SECTION

                                                                                                   PAGE
                                                                                                   -----
CLEVELAND ELECTRIC FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996
  (Reprinted from Cleveland Electric's Annual Report to Share Owners)
     Management's Financial Analysis.............................................................  F-3
     Report of Independent Public Accountants....................................................  F-10
     Income Statement............................................................................  F-11
     Retained Earnings...........................................................................  F-11
     Balance Sheet...............................................................................  F-12
     Cash Flows..................................................................................  F-14
     Statement of Capitalization.................................................................  F-15
     Notes to the Financial Statements...........................................................  F-17
     Financial and Statistical Review............................................................  F-28
TOLEDO EDISON FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996
  (Reprinted from Toledo Edison's Annual Report to Share Owners)
     Management's Financial Analysis.............................................................  F-31
     Report of Independent Public Accountants....................................................  F-38
     Income Statement............................................................................  F-39
     Retained Earnings...........................................................................  F-39
     Balance Sheet...............................................................................  F-40
     Cash Flows..................................................................................  F-42
     Statement of Capitalization.................................................................  F-43
     Notes to the Financial Statements...........................................................  F-45
     Financial and Statistical Review............................................................  F-56
FIRST QUARTER 1997 FORM 10-Q
     Notes to the Financial Statements (Unaudited)(a)............................................  F-61
     Cleveland Electric Income Statement.........................................................  F-64
     Cleveland Electric Balance Sheet............................................................  F-65
     Cleveland Electric Cash Flows...............................................................  F-66
     Cleveland Electric Management's Discussion and Analysis of Financial Condition and Results
      of Operations..............................................................................  F-67
     Toledo Edison Income Statement..............................................................  F-69
     Toledo Edison Balance Sheet.................................................................  F-70
     Toledo Edison Cash Flows....................................................................  F-71
     Toledo Edison Management's Discussion and Analysis of Financial Condition and Results of
      Operations.................................................................................  F-72
     Part II.  Other Information(a)..............................................................  F-74
SECOND QUARTER 1997 FORM 10-Q
     Notes to the Financial Statements (Unaudited)(a)............................................  F-82
     Cleveland Electric Income Statement.........................................................  F-85
     Cleveland Electric Balance Sheet............................................................  F-86
     Cleveland Electric Cash Flows...............................................................  F-87
     Cleveland Electric Management's Discussion and Analysis of Financial Condition and Results
      of Operations..............................................................................  F-88
     Toledo Edison Income Statement..............................................................  F-91
     Toledo Edison Balance Sheet.................................................................  F-92
     Toledo Edison Cash Flows....................................................................  F-93
     Toledo Edison Management's Discussion and Analysis of Financial Condition and Results of
      Operations.................................................................................  F-94
     Part II.  Other Information(a)..............................................................  F-97

---------------

(a) Combined in each 1997 Form 10-Q for Centerior Energy, Cleveland Electric and Toledo Edison and relates to all three companies.

                               CLEVELAND ELECTRIC
                              FINANCIAL STATEMENTS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1996

MANAGEMENT'S FINANCIAL ANALYSIS

OUTLOOK

STRATEGIC PLAN

In early 1994, Centerior Energy Corporation (Centerior Energy), along with The Cleveland Electric Illuminating Company (Company) and The Toledo Edison Company (Toledo Edison), created a strategic plan to achieve the twin goals of strengthening their financial conditions and improving their competitive positions. The Company and Toledo Edison are the two wholly owned electric utility subsidiaries of Centerior Energy. The plan's objectives relate to the combined operations of all three companies. To meet these goals, we seek to maximize share owner return on Centerior Energy common stock, achieve profitable revenue growth, become a leader in customer satisfaction, build a winning employee team and attain increasingly competitive supply costs. During 1996, the third year of the eight-year plan, we made strong gains toward reaching some plan objectives but need significant improvement on others.

A major step taken to reach the twin goals was Centerior Energy's agreement to merge with Ohio Edison Company (Ohio Edison) to form a new holding company called FirstEnergy Corp. (FirstEnergy). The proposed merger, combined with good operating performance, a successful price increase and the accelerated paydown of debt, resulted in a significant stock price gain, such that the total return to Centerior Energy common stock share owners during 1996 was 33%. The merger is expected to better position the merged companies to meet coming competitive challenges.

Revenue growth is a key objective of the plan, from pricing actions as well as market expansion.

In April 1996, The Public Utilities Commission of Ohio (PUCO) approved in full the $119 million price increases requested by the Company and Toledo Edison ($84 million and $35 million, respectively). The primary purpose of the increases was to provide additional revenues to recover all the costs of providing electric service, including deferred costs, and provide a fair return to Centerior Energy common stock share owners. The additional revenues also provided cash to accelerate the redemption of debt and preferred stock.

For the second year in a row, the Company's total kilowatt-hour sales increased. Although kilowatt-hour sales to our retail customers decreased by 1% compared to 1995 results, our wholesale sales increased by 27% from 1995 as a result of the good availability of our generating units and a more aggressive bulk power marketing effort. Adjusted for weather, kilowatt-hour sales to residential and commercial customers increased by 1% and 0.8%, respectively, from 1995.

Another key element of our revenue strategy is to offer long-term contracts to large industrial customers who might otherwise consider changing power suppliers. During 1996, we renewed and extended for as long as ten years contracts with many of our large industrial customers, including the five largest. While this strategy has resulted in lower prices for these customers, in the long run, it is expected to maximize share owner value by retaining our customer base in a changing industry. Prior to these renewals, 61% of our industrial base rate (nonfuel) revenues under contract was scheduled for renewal before 1999. Following the renewals, the comparable percentage is 18%. At year-end 1996, 51% of our industrial base rate revenues was under long-term contracts.

Our continued emphasis on economic development activities is adding to our opportunities for revenue growth. In 1996, we gained commitments on 24 economic development projects, representing almost $6 million in new and retained annual base rate revenues and nearly 4,000 new and retained jobs for Northeast Ohio.

Under the strategic plan, Centerior Energy and its subsidiaries are structured in six strategic business groups to better focus on competitiveness. During 1996, the Company reduced employment from about 3,600 to 3,300. Further reduction in our work force to about 3,100 is planned by year-end 1997. We also plan to reduce expenditures for operation and maintenance activities (exclusive of fuel and purchased power expenses) and capital projects from $593 million in 1996 to approximately $560 million in 1997 by continuing to streamline operations. We will continue to reduce our unit cost of fuel used for generating electricity, while safely improving the operating performance of our generation facilities.

Reducing fixed financing costs is another primary objective in strengthening our financial and competitive position. In 1996, we reduced our fixed obligations for debt, preferred stock and generation facilities leases (partially offset by the new accounts receivable securitization) by $145 million. See Notes 1(j) and
2. Interest expense and preferred dividends dropped $10 million. In the last three years, fixed obligations were reduced by $246 million.

In 1996, we reported earnings available for common stock of $78 million compared to $141 million in 1995. The decline in reported earnings is primarily attributable to the delay in implementing our price increase until late April, while we began at the end of 1995 to charge earnings for operating expenses and amortization of deferrals which the price increase was designed to recover. The price increase contributed approximately $33 million (after tax) more cash to our earnings in 1996. The change in regulatory accounting measures resulted in an $85 million decrease in reported earnings for 1996 versus 1995. In addition, 1996 results included a noncash charge against earnings of $11 million after tax for the disposition of inventory. Excluding these factors, basic earnings from operations in 1996 were the same as in 1995; however, the quality of reported earnings improved. The full benefit of our $84 million price increase, substantial reductions in operation and maintenance expenses and a continuing decline in interest charges are expected to result in improvement in earnings and cash flow from operations in 1997.

PENDING MERGER WITH OHIO EDISON

On September 16, 1996, Centerior Energy announced its merger with Ohio Edison in a stock-for-stock transaction. Centerior Energy share owners will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior Energy common stock owned, while Ohio Edison share owners will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock owned. Following the merger, FirstEnergy will directly hold all of the issued and outstanding common stock of the Company, Toledo Edison and Ohio Edison.

FirstEnergy plans to account for the merger as a purchase in accordance with generally accepted accounting principles. If FirstEnergy elects to apply, or "push down", the effects of purchase accounting to the financial statements of the Company and Toledo Edison, the Company and Toledo Edison would record adjustments to: (1) reduce the carrying value of nuclear generating plant by $1.25 billion to fair value; (2) recognize goodwill of $865 million; (3) reduce common stock equity by $401 million; (4) reset retained earnings of the Company and Toledo Edison to zero; and (5) reduce the related deferred federal income tax liability by $438 million. These amounts reflect FirstEnergy's estimates of the pro forma combined adjustments for the Company and Toledo Edison as of September 30, 1996. The actual adjustments to be recorded could be materially different from these estimates. FirstEnergy has not decided whether to push down the effects of purchase accounting to the financial statements of the Company and Toledo Edison if the merger with Ohio Edison is completed, nor has FirstEnergy estimated the allocations between the two companies if push-down accounting is elected.

We believe that the merger will create a company that is better positioned to compete in the electric utility industry than either Centerior Energy or Ohio Edison could on a stand-alone basis, enhancing long-term share owner value and providing customers with reliable service at more stable and competitive prices.

The combination of Centerior Energy and Ohio Edison is a natural alliance of two companies with adjoining service areas who already share many major generating units. FirstEnergy expects to reduce costs, maximize efficiencies and increase management flexibility in order to enhance revenues, cash flows and earnings and be a more effective competitor in the increasingly competitive electric utility industry.

FirstEnergy anticipates the merger will result in net savings for the combined companies of approximately $1 billion over ten years, in addition to the impact of cost reduction programs underway at both companies. The additional savings, which probably could not be achieved without the merger, will result primarily from the reduction of duplicative functions and positions, joint dispatch of generating facilities and procurement efficiencies. FirstEnergy expects reductions in labor costs to comprise slightly over half the estimated savings. In addition, FirstEnergy expects to reduce system-wide debt by at least $2.5 billion through the year 2000, yielding additional long-term savings in the form of lower interest expense.

The Company's share of the $1 billion of savings will permit the Company to reduce prices to its customers as discussed below under FirstEnergy Rate Plan. Absent the merger, the Company plans to achieve savings as well, but at a lower level, which is expected to allow prices to be frozen at current levels until at least 2002 despite inflationary pressures.

Various aspects of the merger are subject to the approval of the Federal Energy Regulatory Commission (FERC) and other regulatory authorities. Common stock share owners of Centerior Energy and Ohio Edison are expected to vote on approval of the merger agreement on March 27, 1997. The merger must be approved by the affirmative votes of the share owners of at least two-thirds of the outstanding shares of Ohio Edison common stock and a majority of the outstanding shares of Centerior Energy common stock. The merger is expected to be effective in late 1997.

FIRSTENERGY RATE PLAN

On January 30, 1997, the PUCO approved a Rate Reduction and Economic Development Plan (Plan) for the Company and Toledo Edison to be effective upon the consummation of the Centerior Energy and Ohio Edison merger. The Plan would be null and void if the merger is not consummated. The rate order granting the April 1996 price increase will remain in full force and effect during the pendency of the merger or if the merger is not consummated.

The Plan calls for a base rate freeze through 2005 (except to comply with any significant changes in environmental, regulatory or tax laws), followed by an immediate $310 million (which represents a decrease of approximately 15% from current levels) base rate reduction in 2006 (the Company's share is expected to be $217 million); interim reductions beginning seven months after consummation of the merger of $3 per month increasing to $5 per month per residential customer by July 1, 2001; $105 million for economic development and energy efficiency programs (the Company's share is expected to be $70 million); earnings caps for regulatory purposes for the Company and Toledo Edison; a commitment by FirstEnergy for a reduction, for regulatory accounting purposes, in nuclear and regulatory assets by the end of 2005 of at least $2 billion more than it otherwise would be, through revaluing facilities or accelerating depreciation and amortization; and a freeze in fuel cost factors until December 31, 2005, subject to PUCO review at year-end 2002 and annual inflation adjustments. The Plan permits the Company and Toledo Edison to dispose of generating assets subject to notice and possible PUCO approval, and to enter into associated power purchase arrangements.

Total price savings for the Company's customers of about $280 million are anticipated over the term of the Plan, as summarized below, excluding potential economic development benefits and assuming that the merger takes place on December 31, 1997. The total price savings for customers of the Company and Toledo Edison are expected to be about $391 million.

Year                                                  Amount
----------------------------------------------     ------------
                                                   (millions of
                                                     dollars)
1998________________________________________           $ 15
1999________________________________________             27
2000________________________________________             31
2001________________________________________             39
2002________________________________________             42
2003________________________________________             42
2004________________________________________             42
2005________________________________________             42
                                                   --------
    Total___________________________________           $280
                                                   ========

Under the Plan's earnings cap, the Company and Toledo Edison will be permitted to earn up to an 11.5% return on common stock equity for regulatory purposes during calendar years prior to 2000, 12% during calendar years 2000 and 2001, and 12.59% during calendar years 2001 through 2005. The regulatory return on equity is generally expected to be lower than the return on equity calculated for financial reporting purposes due to the calculation methodology defined by the Plan and, as discussed in the next paragraph, anticipated differences in accounting for the Plan for financial reporting versus regulatory purposes. If for any calendar year the regulatory return on equity exceeds the specified level, the excess will be credited to customers, first through a reduction in Percentage of Income Payment Plan (PIPP) arrearages and then as a credit to base rates. PIPP is a deferred payment program for low-income residential customers.

The Plan requires, for regulatory purposes, a revaluation of or an accelerated reduction in the investment in nuclear plant and certain regulatory assets of the Company and Toledo Edison (excluding amounts due from customers for future federal income taxes) by at least $2 billion by the end of 2005. FirstEnergy has not yet determined each company's estimated share of the $2 billion. Only a portion of the $2 billion of accelerated costs is expected to be charged against the two companies' earnings for financial reporting purposes by 2005.

FirstEnergy believes that the Plan will not provide for the full recovery of costs and a fair return on investment associated with the nuclear operations of the Company and Toledo Edison. Pursuant to the PUCO's order, FirstEnergy is required to submit to the PUCO staff the regulatory accounting and cost recovery details for implementing the Plan. After approval of such details by the PUCO staff, FirstEnergy expects that the Company and Toledo Edison will discontinue the application of Statement of Financial Accounting Standards (SFAS) 71 for their nuclear operations if and when consummation of the merger becomes probable. The remainder of their business is expected to continue to comply with the provisions of SFAS 71. At the time the merger is probable, the Company and Toledo Edison would be required to write off certain of their regulatory assets for financial reporting purposes. The write-off amounts would be determined at that time. FirstEnergy estimates the write-off amounts for the Company and Toledo Edison will total approximately $750 million. The Company's share of the write-off is expected to be about two-thirds of this amount. Under the Plan, some or all of this write-off cannot be applied toward the $2 billion regulatory commitment discussed above. For financial reporting purposes, nuclear generating units are not expected to be impaired. If events cause either the Company or Toledo Edison or both companies to conclude they no longer meet the criteria for applying SFAS 71 for the remainder of their business, they would be required to write off their remaining regulatory assets and measure all other assets for impairment. For a discussion of the criteria for complying with SFAS 71, see
Note 7(a).

APRIL 1996 RATE ORDER

In its April 1996 order, the PUCO granted price increases of $84 million and $35 million in annualized revenues to the Company and Toledo Edison, respectively. The Company and Toledo Edison intend to freeze rates at existing levels until at least 2002, although they are not precluded from requesting further price increases. In the order, the PUCO provided for recovery of all regulatory assets in the approved rates, and the Company and Toledo Edison continue to comply with the provisions of SFAS 71.

In connection with its order, the PUCO recommended that the Company and Toledo Edison write down certain assets for regulatory purposes by an aggregate of $1.25 billion through 2001. If the merger is consummated, the Company and Toledo Edison believe acceleration of $2 billion of costs under the Plan would fully satisfy this recommendation. The Company and Toledo Edison agree with the concept of accelerating the recognition of costs and the recovery of assets as such concept is consistent with the strategic objective to become more competitive. However, the Company and Toledo Edison believe that such acceleration must also be consistent with the reduction of debt and the opportunity for Centerior Energy common stock share owners to receive a fair return on their investment. Consideration of whether to implement a plan responsive to the PUCO's recommendation to revalue assets by $1.25 billion is pending the merger with Ohio Edison.

Notwithstanding the pending merger with Ohio Edison and discussions with regulators concerning the effect of the Plan on the Company's nuclear generating assets, we believe it is reasonable to expect that rates will be set at levels that will recover all current and anticipated costs associated with the Company's nuclear operations, including all associated regulatory assets, and such rates can be charged to and collected from customers. If there is a change in our evaluation of the competitive environment, regulatory framework or other factors, or if the PUCO significantly reduces the value of the Company's assets or reduces the approved return on common stock equity of 12.59% and overall rate of return of 10.06%, or both, for future regulatory purposes, the Company may be required to record material charges to earnings.

MERGER OF TOLEDO EDISON INTO THE COMPANY

In October 1996, the FERC authorized the merger of Toledo Edison into the Company. The merger agreement between Centerior Energy and Ohio Edison requires the approval of Ohio Edison prior to consummation of the proposed merger of Toledo Edison into the Company. Ohio Edison has not yet made a decision. See
Note 16.

COMPETITION

Structural changes in the electric utility industry from actions by both federal and state regulatory bodies are continuing to place downward pressure on prices and increase competition for customers. The Company's nuclear plant licenses have required open-access transmission for its wholesale customers for 20 years. More recently, the Federal Energy Policy Act of 1992 initiated broader access to utility transmission systems and, in 1996, the FERC adopted rules relating to open-access transmission services. The open-access rules require utilities to deliver power from other utilities or generation sources to their wholesale customers at nondiscriminatory prices.

A number of states have enacted transition legislation which provides for introduction of competition for retail electric business and recovery of stranded investment. Several groups in Ohio are studying the possible introduction of retail wheeling and stranded investment recovery. Retail wheeling occurs when a customer obtains power from a utility company other than its local utility. The term "stranded investment" generally refers to fixed costs approved for recovery under traditional regulatory methods that would become unrecoverable, or "stranded", as a result of legislative changes which allow for widespread competition. The PUCO is sponsoring discussions among a group of business, utility and consumer interests to explore ways of promoting competitive options without unduly harming the interests of utility company share owners or customers. The PUCO also has introduced two pilot projects, both intended as initial steps to introduce competitive elements into the Ohio electric utility business.

A bill to restructure the electric utility industry in Ohio has been introduced in the Ohio House of Representatives. A bipartisan committee from both legislative houses has been formed to study the issue. Centerior Energy presented the Company's model for customer choice, called Energy Choice, to the PUCO discussion group in August 1996. Under this model, full retail competition should be introduced by 2002, but two essential elements, recovery of stranded investment and levelization of tax burdens among energy suppliers, must be resolved in the interim to assure share owners' recovery of and a fair return on their investments.

Although competitive pressures are increasing, the traditional regulatory framework remains in place and is expected to continue for the foreseeable future. We cannot predict when and to what extent retail wheeling or other forms of competition will be allowed. We believe that pure competition (unrestricted retail wheeling for all customer classifications) is at least several years away and that any transition to pure competition will be in phases. The FERC and the PUCO have acknowledged the need to provide at least partial recovery of stranded investment as greater competition is permitted and, therefore, we believe that there will be a mechanism developed for the recovery of at least some stranded investment. However, due to the uncertainty involved, there is a risk in connection with the introduction of retail wheeling that some of the Company's assets may not be fully recovered.

Competition from municipal electric suppliers for retail business in our service area is producing both favorable and unfavorable results in our business. Through aggressive door-to-door campaigns, we have been successful in limiting the number of conversions of our customers to Cleveland Public Power (CPP) under its ongoing expansion plan. CPP is the largest municipal supplier in our service area. In 1996, we reached agreements to serve a number of large Cleveland commercial customers, including some previously served by CPP. We continue to pursue legal remedies to halt illegal municipal expansion in our service area.

The merger with Ohio Edison and the benefits of the Plan to our customers are expected to better position us to deal with the structural changes taking place in the industry and to improve our competitive position with respect to municipalization.

NUCLEAR OPERATIONS

The Company has interests in three nuclear generating units -- Davis-Besse Nuclear Power Station (Davis-Besse), Perry Nuclear Power Plant Unit 1 (Perry Unit 1) and Beaver Valley Power Station Unit 2 (Beaver Valley Unit 2). Toledo Edison operates Davis-Besse and the Company operates Perry Unit 1.

All three units were out of service temporarily for refueling during 1996; thus, plant availability factors for Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2 were 85%, 76% and 70%, respectively, for 1996. The 1994-1996 availability factors for the units were 91%, 72%, and 85%, for Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2, respectively. The comparable industry averages for a three-year period (as of August 31, 1996) are 82% for pressurized water reactors such as Davis-Besse and Beaver Valley Unit 2 and 78% for boiling water reactors such as Perry Unit 1. Davis-Besse established a plant record with its 509-day continuous run at or near full capacity before shutting down for its scheduled refueling outage in April 1996.

A significant part of the strategic plan involves ongoing efforts to increase the availability and lower the cost of production of our nuclear units. In 1996, we continued our progress toward increasing long-term unit availability while continuing to lower production costs. The goal of our nuclear improvement program is to replicate Davis-Besse's operational excellence and cost reduction gains at Perry Unit 1, while improving performance ratings.

Our nuclear units may be impacted by activities or events beyond our control. Operating nuclear units have experienced unplanned outages or extensions of scheduled outages because of equipment problems or new regulatory requirements. A major accident at a nuclear facility anywhere in the world could cause the Nuclear Regulatory Commission (NRC) to limit or prohibit the operation or licensing of any domestic nuclear unit. If one of our nuclear units is taken out of service for an extended period for any reason, including an accident at such unit or any other nuclear facility, we cannot predict whether regulatory authorities would impose unfavorable rate treatment. Such treatment could include taking our affected unit out of rate base, thereby not permitting us to recover our investment in and earn a return on it, or disallowing certain construction or maintenance costs. An extended outage coupled with unfavorable rate treatment could have a material adverse effect on our financial condition, cash flows and results of operations. Premature plant closings could also have a material adverse effect on our financial condition, cash flows and results of operations because the estimated cost to decommission a plant exceeds the current funding in the decommissioning trust.

HAZARDOUS WASTE DISPOSAL SITES

The Company has been named as a "potentially responsible party" (PRP) for three sites listed on the Superfund National Priorities List (Superfund List) and is aware of its potential involvement in the cleanup of several other sites. Allegations that the Company disposed of hazardous waste at these sites, and the amount involved, are often unsubstantiated and subject to dispute. Federal law provides that all PRPs for a particular site be held liable on a joint and several basis. If the Company were held liable for 100% of the cleanup costs of all the sites referred to above, the cost could be as high as $300 million. However, we believe that the actual cleanup costs will be substantially lower than $300 million, that the Company's share of any cleanup costs will be substantially less than 100% and that most of the other PRPs are financially able to contribute their share. The Company has accrued a liability totaling $7 million at December 31, 1996 based on estimates of the costs of cleanup and its proportionate responsibility for such costs. We believe that the ultimate outcome of these matters will not have a material adverse effect on our financial condition, cash flows or results of operations.

A new Statement of Position issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, Inc. effective January 1, 1997 provides guidance on the recognition and disclosure of environmental remediation liabilities. Adoption of the statement in 1997 is not expected to have a material adverse effect on our financial condition or results of operations.

COMMON STOCK DIVIDENDS

Centerior Energy's common stock dividend has been funded in recent years primarily by common stock dividends paid by the Company. The declaration and payment of future common stock dividends is at the discretion of the Company's Board of Directors, subject to applicable legal restrictions. In 1994, Centerior Energy lowered its common stock dividend which reduced its cash outflow by over $110 million annually. This action, in turn, reduced the common stock cash dividend demand on the Company. The Company used the increased retained cash to redeem debt and preferred stock more quickly than would otherwise be the case. In 1996, Centerior Energy increased its common stock cash dividend demand on the Company to fund its common stock dividend and other corporate activities. See Capital Resources and Liquidity-Liquidity below.

CAPITAL RESOURCES AND LIQUIDITY

1994-1996 CASH REQUIREMENTS

We need cash for normal corporate operations (including the payment of dividends), retirement of maturing securities, and an ongoing program of constructing and improving facilities to meet demand for electric service and to comply with government regulations. Our cash construction expenditures totaled $164 million in 1994, $148 million in 1995 and $104 million in 1996. Our debt and preferred stock maturities and sinking fund requirements totaled $62 million in 1994, $282 million in 1995 and $176 million in 1996. In addition, we optionally redeemed $341 million of securities in the 1994-1996 period, including $143 million of tax-exempt issues refunded in 1995.

In July 1996, Centerior Funding Corporation (Centerior Funding), the Company's wholly owned subsidiary, issued $150 million in AAA-rated accounts receivable-backed investor certificates due in 2001 with an interest rate of 7.2%. The Company's share of the net proceeds from the accounts receivable securitization was used to redeem higher-cost securities and for general corporate purposes.

As a result of these activities, the embedded cost of the Company's debt at the end of 1996 declined to 8.83% versus 8.88% in 1995 and 8.96% in 1994.

The Company also utilized short-term borrowings to help meet its cash needs. The Company had $112 million of notes payable to affiliates at December 31, 1996.

The Company is a party to a $125 million revolving credit facility which was renewed in May 1996 for a one-year term. In 1996, portions of the nuclear fuel lease financing vehicles for the Company and Toledo Edison matured: $84 million of intermediate-term notes in September and a $150 million letter of credit supporting short-term borrowing in October. These facilities were replaced by $100 million of intermediate-term notes and a $100 million two-year letter of credit. The net reduction in the facility size results from lower nuclear fuel financing requirements.

1997 AND BEYOND CASH REQUIREMENTS

Our anticipated 1997 cash requirements for construction are $110 million. Debt and preferred stock maturities and sinking fund requirements are $145 million. Of this amount, $70 million are for a tax-exempt issue secured by first mortgage bonds and subject to optional tender by the owners on November 1, 1997, which we expect to replace with a similar issue at a substantially lower interest rate. We expect to meet remaining requirements with internal cash generation and cash reserves. We also expect to be able to optionally redeem more debt and preferred stock in 1997 than we did in 1996.

We expect to meet all of our 1998-2001 cash requirements with internal cash generation. Estimated cash requirements for our construction program during this period total $496 million. Debt and preferred stock maturities and sinking fund requirements total $445 million for the same period. If economical, additional securities may be redeemed with funding expected to be provided through internal cash generation.

Consummation of the merger with Ohio Edison is expected to reduce the Company's cash construction requirements and improve its ability to redeem fixed obligations.

LIQUIDITY

Net cash flow from operating activities in 1996 was significantly increased from 1995 by implementation of the price increase effective in April 1996. Most of the net proceeds from our accounts receivable securitization of $65 million were used to redeem other higher-cost securities, producing net savings in our overall cost of borrowing. In 1996, we reduced our fixed obligations for debt, preferred stock and generation facilities leases (partially offset by the new accounts receivable securitization) by $145 million. At year-end 1996, we had $30 million in cash and temporary cash investments, down from $70 million at year-end 1995.

Additional first mortgage bonds may be issued by the Company under its mortgage on the basis of property additions, cash or refundable first mortgage bonds. If the applicable interest coverage test is met, the Company may issue first mortgage bonds on the basis of property additions and, under certain circumstances, refundable bonds. At December 31, 1996, the Company would have been permitted to issue approximately $666 million of additional first mortgage bonds. If FirstEnergy elects to apply purchase accounting to the Company if the merger with Ohio Edison is completed, the Company's first mortgage bond capacity would be adversely affected.

The Company also is able to raise funds through the sale of preferred and preference stock. There are no restrictions on the Company's ability to issue preferred or preference stock.

The Company and Toledo Edison have $273 million in financing vehicles to support their nuclear fuel leases, $83 million of which mature in 1997. Replacement financing for the maturing issues may not be needed in 1997. The Company is a party to a $125 million revolving credit facility which is expected to be renewed when it matures in May 1997.

Current credit ratings for the Company are as follows:

                                        Standard       Moody's
                                        & Poor's      Investors
                                       Corporation  Service, Inc.
                                       -----------  -------------
First mortgage bonds__________________      BB           Ba2
Subordinate debt______________________       B+          Ba3
Preferred stock_______________________       B            b2

Following the FirstEnergy merger announcement, both rating agencies placed the Company's securities on credit watch with positive implications.

Federal law prohibits the Company from paying dividends out of capital accounts. The Company has since 1993 declared and paid preferred and common stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, the Company had a deficit in its retained earnings. At December 31, 1996, the Company had $130 million of appropriated retained earnings for the payment of dividends.

As part of a routine audit, the FERC is considering statements which it requested and received from the Company and Toledo Edison supporting the payment of dividends out of appropriated current net income included in retained earnings while total retained earnings were a deficit. At December 31, 1996, the Company's retained earnings deficit was $276 million. The final disposition of this issue is a factor expected to be considered by FirstEnergy in deciding whether to apply purchase accounting to the Company and Toledo Edison, one effect of which would be to reset deficit retained earnings to zero. If the merger is not consummated or if FirstEnergy determines not to apply purchase accounting to the two companies, the Company and Toledo Edison intend to continue to support their position and pursue all available alternatives to allow them to continue the declaration and payment of dividends.

RESULTS OF OPERATIONS

1996 VS. 1995

Factors contributing to the 1.2% increase in 1996 operating revenues are as follows:

                                                    Millions
    Increase (Decrease) in Operating Revenues      of Dollars
-------------------------------------------------- -----------
  Base Rates______________________________________    $  51
  KWH Sales Volume and Mix________________________      (41)
  Wholesale Revenues______________________________       14
  Fuel Cost Recovery Revenues_____________________       (9)
  Miscellaneous Revenues__________________________        6
                                                      -----
      Total_______________________________________    $  21
                                                      =====

The increase in 1996 base rates revenues resulted primarily from the April 1996 rate order issued by the PUCO for the Company as discussed under Outlook-April 1996 Rate Order and in Note 7(b). Renegotiated contracts for certain large industrial customers resulted in a decrease in base revenues which partially offset the effect of the general price increase. For the second year in a row, total kilowatt-hour sales increased. Total sales increased 1.3% because of a 27% increase in wholesale sales, the result of the good availability of our generating units and a more aggressive bulk power marketing effort. Residential and commercial kilowatt-hour sales decreased 2.1% and 0.6%, respectively, primarily because of the cooler summer weather in 1996. On a weather-normalized basis, residential and commercial sales increased 1% and 0.8%, respectively. Industrial kilowatt-hour sales decreased 0.2% primarily because of fewer sales to large automotive manufacturers. Lower 1996 fuel cost recovery revenues resulted from favorable changes in the fuel cost factors. The weighted average of these fuel cost factors decreased approximately 3%. Miscellaneous revenues increased in 1996 primarily because of new revenues relating to a generating plant lease agreement in effect for four months during the year. The parties canceled the agreement because the FERC insisted on terms which were not economic to the parties.

For 1996, operating revenues were 32% residential, 32% commercial, 29% industrial and 7% other, and kilowatt-hour sales were 23% residential, 28% commercial, 37% industrial and 12% other. The average prices per kilowatt-hour for residential, commercial and industrial customers were 11.34, 9.67 and 6.57 cents, respectively.

Operating expenses increased 4.4% in 1996. The cessation of the Rate Stabilization Program deferrals and the commencement of their amortization in December 1995 resulted in the increase in the net amortization of deferred operating expenses. See Note 7(d). Depreciation and amortization expenses increased primarily because of a $7 million net increase in depreciation related to changes in depreciation rates, as discussed in Note 1(e), and the cessation of the accelerated amortization of unrestricted investment tax credits under the Rate Stabilization Program, which was reported in 1995 as a $6 million reduction of depreciation. Other operation and maintenance expenses in 1996 included a $17 million one-time charge for the disposition of inventory as part of a reengineering of the supply chain process. Reengineering the supply chain process increases the use of technology, consolidates warehousing and uses just-in-time purchase and delivery. Federal income taxes decreased as a result of lower pretax operating income.

A nonoperating loss resulted in 1996 primarily from costs related to the accounts receivable securitization, as discussed in Note 1(j), and the Company's share of merger-related expenses. The deferral of carrying charges related to the Rate Stabilization Program ended in November 1995. The federal income tax credit for nonoperating income increased in 1996 accordingly.

Interest charges and preferred dividend requirements decreased in 1996 because of the redemption of securities and refundings at favorable terms in 1996 and 1995.

1995 VS. 1994

Factors contributing to the 4.2% increase in 1995 operating revenues are as follows:

                                                     Millions
     Increase (Decrease) in Operating Revenues      of Dollars
--------------------------------------------------- ----------
  KWH Sales Volume and Mix_________________________    $ 52
  Wholesale Revenues_______________________________      11
  Fuel Cost Recovery Revenues______________________      19
  Miscellaneous Revenues___________________________     (11)
                                                       ----
      Total________________________________________    $ 71
                                                       ====

Industrial kilowatt-hour sales increased 0.3% in 1995, but sales grew 2.4% excluding reductions at two low-margin steel producers (representing 7.6% of industrial revenues). Residential and commercial kilowatt-hour sales increased 2.8% and 3%, respectively, primarily because of the hot summer weather, although there was about 2% nonweather-related growth in commercial kilowatt-hour sales. Other sales increased 36% because of a 58% increase in wholesale sales due principally to the hot summer and good availability of our generating units. Weather accounted for approximately $24 million of the $41 million increase in 1995 base rate revenues. Higher 1995 fuel cost recovery revenues resulted from an increase in the fuel cost factors. The weighted average of these fuel cost factors increased approximately 7%. Miscellaneous revenues decreased in 1995 primarily because the 1994 amount included the billings to other utility owners and lessees for overhead expenses related to the 1994 refueling and maintenance outage of the jointly owned Perry Unit 1.

For 1995, operating revenues were 32% residential, 32% commercial, 29% industrial and 7% other, and kilowatt-hour sales were 24% residential, 28% commercial, 38% industrial and 10% other. The average prices per kilowatt-hour for residential, commercial and industrial customers were 11.04, 9.47 and 6.54 cents, respectively. The changes from 1994 were not significant.

Operating expenses increased 5.3% in 1995. Fuel and purchased power expenses increased as higher fuel expense was partially offset by lower purchased power expense. The higher fuel expense was attributable to increased generation and more amortization of previously deferred fuel costs than the amount amortized in 1994. The higher other operation and maintenance expenses resulted primarily from charges for an ongoing inventory reduction program and the recognition of costs associated with preliminary engineering studies. Federal income taxes increased as a result of higher pretax operating income. Taxes, other than federal income taxes, increased primarily due to property tax increases resulting from plant additions, real estate valuation increases and a nonrecurring tax credit recorded in 1994.

REPORT OF INDEPENDENT
PUBLIC ACCOUNTANTS

To the Share Owners and
Board of Directors of
The Cleveland Electric Illuminating Company:

We have audited the accompanying consolidated balance sheet and consolidated statement of capitalization of The Cleveland Electric Illuminating Company (a wholly owned subsidiary of Centerior Energy Corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Cleveland Electric Illuminating Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Cleveland, Ohio
February 14, 1997

INCOME STATEMENT    The Cleveland Electric Illuminating Company and Subsidiaries

                                                                     For the years ended December 31,
                                                                     --------------------------------
                                                                        1996       1995       1994
                                                                       ------     ------     ------
                                                                          (millions of dollars)
OPERATING REVENUES_________________________________________________    $1,790     $1,769     $1,698
                                                                       ------     ------     ------
OPERATING EXPENSES
  Fuel and purchased power (1)_____________________________________       408        413        391
  Other operation and maintenance__________________________________       426        418        394
  Generation facilities rental expense, net________________________        56         56         56
                                                                       ------     ------     ------
     Total operation and maintenance_______________________________       890        887        841
  Depreciation and amortization____________________________________       210        196        195
  Taxes, other than federal income taxes___________________________       230        230        218
  Amortization of deferred operating expenses, net_________________        26        (36)       (34)
  Federal income taxes_____________________________________________        75         94         82
                                                                       ------     ------     ------
                                                                        1,431      1,371      1,302
                                                                       ------     ------     ------
OPERATING INCOME___________________________________________________       359        398        396
                                                                       ------     ------     ------
NONOPERATING INCOME (LOSS)
  Allowance for equity funds used during construction______________         2          2          4
  Other income and deductions, net_________________________________       (10)         2          6
  Deferred carrying charges________________________________________        --         29         25
  Federal income taxes--credit (expense)___________________________         6         (2)        (4)
                                                                       ------     ------     ------
                                                                           (2)        31         31
                                                                       ------     ------     ------
INCOME BEFORE INTEREST CHARGES_____________________________________       357        429        427
                                                                       ------     ------     ------
INTEREST CHARGES
  Debt interest____________________________________________________       242        248        247
  Allowance for borrowed funds used during construction____________        (2)        (3)        (5)
                                                                       ------     ------     ------
                                                                          240        245        242
                                                                       ------     ------     ------
NET INCOME_________________________________________________________       117        184        185
PREFERRED DIVIDEND REQUIREMENTS____________________________________        39         43         45
                                                                       ------     ------     ------
EARNINGS AVAILABLE FOR COMMON STOCK________________________________    $   78     $  141     $  140
                                                                       ======     ======     ======

---------------
(1) Includes purchased power expense of $105 million, $102 million and $111 million in 1996, 1995 and 1994, respectively, for all purchases from Toledo Edison.

RETAINED EARNINGS

                                                                          For the years ended
                                                                             December 31,
                                                                       -------------------------
                                                                       1996      1995      1994
                                                                       -----     -----     -----
                                                                         (millions of dollars)
RETAINED EARNINGS (DEFICIT) AT BEGINNING OF YEAR___________________    $(193)    $(262)    $(280)
                                                                       -----     -----     -----
ADDITIONS
  Net income_______________________________________________________      117       184       185
DEDUCTIONS
  Dividends declared:
     Common stock__________________________________________________     (161)      (74)     (122)
     Preferred stock_______________________________________________      (39)      (41)      (45)
                                                                       -----     -----     -----
       Net Increase (Decrease)_____________________________________      (83)       69        18
                                                                       -----     -----     -----
RETAINED EARNINGS (DEFICIT) AT END OF YEAR_________________________    $(276)    $(193)    $(262)
                                                                       =====     =====     =====

The accompanying notes are an integral part of these statements.

BALANCE SHEET

                                                                                         December 31,
                                                                                       ----------------
                                                                                        1996      1995
                                                                                       ------    ------
                                                                                         (millions of
                                                                                           dollars)

ASSETS
PROPERTY, PLANT AND EQUIPMENT
  Utility plant in service_________________________________________________________    $6,938    $6,872
     Less: accumulated depreciation and amortization_______________________________     2,252     2,094
                                                                                       -------   -------
                                                                                        4,686     4,778
  Construction work in progress____________________________________________________        57        73
                                                                                       -------   -------
                                                                                        4,743     4,851
  Nuclear fuel, net of amortization________________________________________________       113       122
  Other property, less accumulated depreciation____________________________________        54        58
                                                                                       -------   -------
                                                                                        4,910     5,031
                                                                                       -------   -------
CURRENT ASSETS
  Cash and temporary cash investments______________________________________________        30        70
  Amounts due from customers and others, net_______________________________________       181       152
  Amounts due from affiliates______________________________________________________         6         5
  Unbilled revenues________________________________________________________________         9        79
  Materials and supplies, at average cost
     Owned_________________________________________________________________________        52       101
     Under consignment_____________________________________________________________        24        --
  Taxes applicable to succeeding years_____________________________________________       182       184
  Other____________________________________________________________________________        14         7
                                                                                       -------   -------
                                                                                          498       598
                                                                                       -------   -------
REGULATORY AND OTHER ASSETS
  Regulatory assets________________________________________________________________     1,350     1,398
  Nuclear plant decommissioning trusts_____________________________________________        76        61
  Other____________________________________________________________________________        44        64
                                                                                       -------   -------
                                                                                        1,470     1,523
                                                                                       -------   -------
       Total Assets________________________________________________________________    $6,878    $7,152
                                                                                       =======   =======

The accompanying notes are an integral part of this statement.

                    The Cleveland Electric Illuminating Company and Subsidiaries

                                                                                         December 31,
                                                                                       ----------------
                                                                                        1996      1995
                                                                                       ------    ------
                                                                                         (millions of
                                                                                           dollars)

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
  Common stock equity______________________________________________________________    $1,045    $1,127
  Preferred stock
     With mandatory redemption provisions__________________________________________       186       215
     Without mandatory redemption provisions_______________________________________       238       241
  Long-term debt___________________________________________________________________     2,441     2,666
                                                                                       ------    ------
                                                                                        3,910     4,249
                                                                                       ------    ------
CURRENT LIABILITIES
  Current portion of long-term debt and preferred stock____________________________       145       177
  Current portion of nuclear fuel lease obligations________________________________        52        55
  Accounts payable_________________________________________________________________        83        89
  Accounts and notes payable to affiliates_________________________________________       171        64
  Accrued taxes____________________________________________________________________       316       296
  Accrued interest_________________________________________________________________        52        59
  Other____________________________________________________________________________        59        56
                                                                                       ------    ------
                                                                                          878       796
                                                                                       ------    ------
DEFERRED CREDITS AND OTHER LIABILITIES
  Unamortized investment tax credits_______________________________________________       176       184
  Accumulated deferred federal income taxes________________________________________     1,306     1,298
  Unamortized gain from Bruce Mansfield Plant sale_________________________________       296       311
  Accumulated deferred rents for Bruce Mansfield Plant_____________________________        99        92
  Nuclear fuel lease obligations___________________________________________________        74        86
  Retirement benefits______________________________________________________________        73        65
  Other____________________________________________________________________________        66        71
                                                                                       ------    ------
                                                                                        2,090     2,107
                                                                                       ------    ------
       Total Capitalization and Liabilities________________________________________    $6,878    $7,152
                                                                                       ======    ======

CASH FLOWS          The Cleveland Electric Illuminating Company and Subsidiaries

                                                                                 For the years ended
                                                                                    December 31,
                                                                              -------------------------
                                                                              1996      1995      1994
                                                                              -----     -----     -----
                                                                                (millions of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES (1)
  Net Income________________________________________________________________  $ 117     $ 184     $ 185
                                                                              ------    ------    ------
  Adjustments to Reconcile Net Income to Cash from Operating Activities:
     Depreciation and amortization__________________________________________    210       196       195
     Deferred federal income taxes__________________________________________     25        56        50
     Unbilled revenues______________________________________________________      5        (7)       27
     Deferred fuel__________________________________________________________      7         9       (20)
     Deferred carrying charges______________________________________________     --       (29)      (25)
     Leased nuclear fuel amortization_______________________________________     46        71        55
     Amortization of deferred operating expenses, net_______________________     26       (36)      (34)
     Allowance for equity funds used during construction____________________     (2)       (2)       (4)
     Changes in amounts due from customers and others, net__________________     (4)       (6)       10
     Net proceeds from accounts receivable securitization___________________     65        --        --
     Changes in materials and supplies______________________________________     25        10         2
     Changes in accounts payable____________________________________________     (6)        1       (34)
     Changes in working capital affecting operations________________________     11       (17)        3
     Other noncash items____________________________________________________     (7)       --         4
                                                                              ------    ------    ------
       Total Adjustments____________________________________________________    401       246       229
                                                                              ------    ------    ------
          Net Cash from Operating Activities________________________________    518       430       414
                                                                              ------    ------    ------
CASH FLOWS FROM FINANCING ACTIVITIES (2)
  Notes payable to affiliates_______________________________________________    107       (53)       58
  First mortgage bond issues________________________________________________     --       443        46
  Maturities, redemptions and sinking funds_________________________________   (290)     (460)     (116)
  Nuclear fuel lease obligations____________________________________________    (52)      (58)      (60)
  Dividends paid____________________________________________________________   (200)     (117)     (142)
  Premiums, discounts and expenses__________________________________________     (1)      (11)       (1)
                                                                              ------    ------    ------
          Net Cash from Financing Activities________________________________   (436)     (256)     (215)
                                                                              ------    ------    ------
CASH FLOWS FROM INVESTING ACTIVITIES (2)
  Cash applied to construction______________________________________________   (104)     (148)     (164)
  Interest capitalized as allowance for borrowed funds used during
     construction___________________________________________________________     (2)       (3)       (5)
  Contributions to nuclear plant decommissioning trusts_____________________    (12)      (13)      (14)
  Other cash applied________________________________________________________     (4)       (6)      (27)
                                                                              ------    ------    ------
          Net Cash from Investing Activities________________________________   (122)     (170)     (210)
                                                                              ------    ------    ------
NET CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS___________________________    (40)        4       (11)
                                                                              ------    ------    ------
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF YEAR____________________     70        66        77
                                                                              ------    ------    ------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF YEAR__________________________  $  30     $  70     $  66
                                                                              ======    ======    ======
---------------
(1) Interest paid (net of amounts capitalized)______________________________  $ 237     $ 214     $ 208
                                                                              ======    ======    ======
     Federal income taxes paid______________________________________________  $  30     $  66     $  15
                                                                              ======    ======    ======

(2) Increases in Nuclear Fuel and Nuclear Fuel Lease Obligations in the Balance
    Sheet resulting from the noncash capitalizations under nuclear fuel agreements are excluded from this statement.

The accompanying notes are an integral part of this statement.

STATEMENT OF CAPITALIZATION
                    The Cleveland Electric Illuminating Company and Subsidiaries

                                                                                                    December 31,
                                                                                                  -----------------
                                                                                                   1996       1995
                                                                                                  ------     ------
                                                                                                    (millions of
                                                                                                      dollars)
COMMON STOCK EQUITY:
  Common shares, without par value: 105 million authorized; 79.6 million outstanding in 1996
    and 1995________________________________________________________________________________      $1,241     $1,241
  Other paid-in capital_____________________________________________________________________          80         79
  Retained earnings (deficit)_______________________________________________________________        (276)      (193)
                                                                                                  ------     ------
      Total Common Stock Equity_____________________________________________________________       1,045      1,127
                                                                                                  ------     ------

                                                                                   Current
                                                                  1996 Shares     Call Price
                                                                  Outstanding     Per Share
                                                                  -----------     ----------
PREFERRED STOCK:
  Without par value, 4,000,000 preferred shares authorized
    Subject to mandatory redemption:
                     $ 7.35  Series C___________________________    120,000       $  101.00          12         13
                      88.00  Series E___________________________     12,000        1,011.48          12         15
                      9.125  Series N___________________________    150,000          100.00          15         30
                      91.50  Series Q___________________________     53,572        1,000.00          54         64
                      88.00  Series R___________________________     50,000           --             50         50
                      90.00  Series S___________________________     74,000           --             73         73
                                                                                                  ------     ------
                                                                                                    216        245
    Less: Current maturities                                                                         30         30
                                                                                                  ------     ------
      Total Preferred Stock, with Mandatory Redemption
         Provisions_____________________________________________                                    186        215
                                                                                                  ------     ------
    Not subject to mandatory redemption:
                     $ 7.40  Series A___________________________    500,000          101.00          50         50
                       7.56  Series B___________________________    450,000          102.26          45         45
                 Adjustable  Series L___________________________    474,000          100.00          46         49
                      42.40  Series T___________________________    200,000           --             97         97
                                                                                                  ------     ------
      Total Preferred Stock, without Mandatory Redemption
         Provisions_____________________________________________                                    238        241
                                                                                                  ------     ------
LONG-TERM DEBT:
  First mortgage bonds:
      7.625% due 2002_______________________________________________________________________         195        245
      7.375% due 2003_______________________________________________________________________         100        100
      9.500% due 2005_______________________________________________________________________         300        300
      8.750% due 2005_______________________________________________________________________          75         75
     10.880% due 2006_______________________________________________________________________          --         50
      9.250% due 2009_______________________________________________________________________          50         50
      8.375% due 2011_______________________________________________________________________         125        125
      8.375% due 2012_______________________________________________________________________          75         75
      9.375% due 2017_______________________________________________________________________         300        300
     10.000% due 2020_______________________________________________________________________         100        100
      9.000% due 2023_______________________________________________________________________         150        150
                                                                                                  ------     ------
                                                                                                   1,470      1,570
                                                                                                  ------     ------
  Tax-exempt issues secured by first mortgage bonds:
      7.000% due 2006-2009__________________________________________________________________          64         64
      6.000% due 2011**_____________________________________________________________________           6          6
      6.000% due 2011**_____________________________________________________________________           2          2
      6.200% due 2013_______________________________________________________________________          48         48
      8.000% due 2013_______________________________________________________________________          79         79
      3.500% due 2015**_____________________________________________________________________          40         40
      6.000% due 2017**_____________________________________________________________________           1          1
      3.500% due 2018**_____________________________________________________________________          73         73
      6.000% due 2020**_____________________________________________________________________          41         41
      6.000% due 2020**_____________________________________________________________________           9          9
      9.750% due 2022***____________________________________________________________________          70         70
      6.850% due 2023_______________________________________________________________________          30         30
      8.000% due 2023_______________________________________________________________________          73         73
      7.625% due 2025_______________________________________________________________________          54         54
      7.750% due 2025_______________________________________________________________________          45         45
      7.700% due 2025_______________________________________________________________________          44         44
                                                                                                  ------     ------
                                                                                                     679        679
                                                                                                  ------     ------

The accompanying notes are an integral part of this statement.

                                                                                                      December 31,
                                                                                                  ---------------------
                                                                                                   1996           1995
                                                                                                  ------         ------
                                                                                                  (millions of dollars)
LONG-TERM DEBT: (CONTINUED)
  Medium-term notes secured by first mortgage bonds:
      8.700% due 1996_________________________________________________________________________        --             20
      9.100% due 1996_________________________________________________________________________        --             32
      9.110% due 1996_________________________________________________________________________        --             13
      9.000% due 1996_________________________________________________________________________        --             13
      9.140% due 1996_________________________________________________________________________        --             12
      9.050% due 1996_________________________________________________________________________        --             10
      8.950% due 1996_________________________________________________________________________        --             40
      9.450% due 1997_________________________________________________________________________        43             43
      9.000% due 1998_________________________________________________________________________         5              5
      8.870% due 1998_________________________________________________________________________        10             10
      8.260% due 1998_________________________________________________________________________         2              2
      8.330% due 1998_________________________________________________________________________        25             25
      8.170% due 1998_________________________________________________________________________        11             11
      8.150% due 1998_________________________________________________________________________         8              8
      8.160% due 1998_________________________________________________________________________         5              5
      9.250% due 1999_________________________________________________________________________        52             52
      9.300% due 1999_________________________________________________________________________        25             25
      7.670% due 1999_________________________________________________________________________         3              3
      7.250% due 1999_________________________________________________________________________        12             12
      7.850% due 1999_________________________________________________________________________        25             25
      7.770% due 1999_________________________________________________________________________        17             17
      8.290% due 1999_________________________________________________________________________        10             10
      9.200% due 2001_________________________________________________________________________        15             15
      7.420% due 2001_________________________________________________________________________        10             20
      9.050% due 2001_________________________________________________________________________         5              5
      8.680% due 2001_________________________________________________________________________        15             15
      8.540% due 2001_________________________________________________________________________         3              3
      8.560% due 2001_________________________________________________________________________         4              4
      8.550% due 2001_________________________________________________________________________         5              5
      7.850% due 2002_________________________________________________________________________         5              5
      8.130% due 2002_________________________________________________________________________        28             28
      7.750% due 2003_________________________________________________________________________        15             15
      9.520% due 2021_________________________________________________________________________         8              8
                                                                                                  ------         ------
                                                                                                     366            516
                                                                                                  ------         ------
  Tax-exempt notes:
      6.500% due 1996_________________________________________________________________________        --              3
      5.500% due 1997_________________________________________________________________________         *              *
      6.700% due 2006_________________________________________________________________________        20             21
      5.700% due 2008_________________________________________________________________________         7              8
      6.700% due 2011_________________________________________________________________________         6              6
      5.875% due 2012_________________________________________________________________________        14             14
                                                                                                  ------         ------
                                                                                                      47             52
                                                                                                  ------         ------
  Bank loans secured by subordinate mortgage:
      7.500% due 1996_________________________________________________________________________        --              2
                                                                                                  ------         ------
  Unamortized premium (discount), net_________________________________________________________        (6)            (6)
                                                                                                  ------         ------
                                                                                                   2,556          2,813
    Less: Current maturities__________________________________________________________________       115            147
                                                                                                  ------         ------
      Total Long-Term Debt____________________________________________________________________     2,441          2,666
                                                                                                  ------         ------
  TOTAL CAPITALIZATION________________________________________________________________________    $3,910         $4,249
                                                                                                  ======         ======

---------------

  * Denotes debt of less than $1 million.
 ** Denotes variable rate issue with December 31, 1996 interest rate shown. *** Subject to optional tender by the owners on November 1, 1997.

NOTES TO THE FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES

(a) GENERAL

The Company is an electric utility serving Northeast Ohio and a wholly owned subsidiary of Centerior Energy. The Company's financial statements have historically included the accounts of the Company's wholly owned subsidiaries, which in the aggregate were not material. In 1995, the Company formed a wholly owned subsidiary, Centerior Funding, to serve as the transferor in connection with an accounts receivable securitization completed in 1996 as discussed in
Note 1(j). In 1994, the Company transferred its investments in three wholly owned subsidiaries to Centerior Energy at cost ($26 million) via property dividends. All significant intercompany items have been eliminated in consolidation.

The Company follows the Uniform System of Accounts prescribed by the FERC and adopted by the PUCO. Rate-regulated utilities are subject to SFAS 71 which governs accounting for the effects of certain types of rate regulation. Pursuant to SFAS 71, certain incurred costs are deferred for recovery in future rates. See Note 7(a).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The estimates are based on an analysis of the best information available. Actual results could differ from those estimates.

The Company is a member of the Central Area Power Coordination Group (CAPCO). Other members are Toledo Edison, Duquesne Light Company, Ohio Edison and its wholly owned subsidiary, Pennsylvania Power Company. The members have constructed and operate generation and transmission facilities for their joint use.

(b) RELATED PARTY TRANSACTIONS

Operating revenues, operating expenses and interest charges include those amounts for transactions with affiliated companies in the ordinary course of business operations.

The Company's transactions with Toledo Edison are primarily for firm power, interchange power, transmission line rentals and jointly owned power plant operations and construction. See Notes 2 and 3. As discussed in Note 1(j), beginning in May 1996, Centerior Funding began serving as the transferor in connection with the accounts receivable securitization for the Company and Toledo Edison.

Centerior Service Company (Service Company), a wholly owned subsidiary of Centerior Energy, provides management, financial, administrative, engineering, legal and other services at cost to the Company and other affiliated companies. The Service Company billed the Company $149 million, $141 million and $136 million in 1996, 1995 and 1994, respectively, for such services.

(c) REVENUES

Customers are billed on a monthly cycle basis for their energy consumption based on rate schedules or contracts authorized by the PUCO. An accrual is made at the end of each month to record the estimated amount of unbilled revenues for kilowatt-hours sold in the current month but not billed by the end of that month.

A fuel factor is added to the base rates for electric service. This factor is designed to recover from customers the costs of fuel and most purchased power. It is reviewed and adjusted semiannually in a PUCO proceeding. See Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan.

(d) FUEL EXPENSE

The cost of fossil fuel is charged to fuel expense based on inventory usage. The cost of nuclear fuel, including an interest component, is charged to fuel expense based on the rate of consumption. Estimated future nuclear fuel disposal costs are being recovered through base rates.

The Company defers the differences between actual fuel costs and estimated fuel costs currently being recovered from customers through the fuel factor. This matches fuel expenses with fuel-related revenues.

Owners of nuclear generating plants are assessed by the federal government for the cost of decontamination and decommissioning of nuclear enrichment facilities operated by the United States Department of Energy. The assessments are based upon the amount of enrichment services used in prior years and cannot be imposed for more than 15 years (to 2007). The Company has accrued a liability for its share of the total assessments. These costs have been recorded as a regulatory asset since the PUCO is allowing the Company to recover the assessments through its fuel cost factors. See Note 7(a).

(e) DEPRECIATION AND DECOMMISSIONING

The cost of property, plant and equipment is depreciated over their estimated useful lives on a straight-line basis. In its April 1996 rate order, the PUCO approved changes in depreciation rates for the Company. An increase in the depreciation rate for nuclear property from 2.5% to 2.88% increased annual depreciation expense approximately $13 million. A reduction in the composite depreciation rate for nonnuclear property from 3.34% to 3.23% decreased annual depreciation expense by approximately $3 million. The changes in depreciation rates were effective in April 1996 and resulted in a $7 million net increase in 1996 depreciation expense.

The Company accrues the estimated costs of decommissioning its three nuclear generating units. The accruals are required to be funded in an external trust. The PUCO requires that the expense and payments to the external trusts be determined on a levelized basis by dividing the unrecovered decommissioning costs in current dollars by the remaining years in the licensing period of each unit. This methodology requires that the net earnings on the trusts be reinvested therein with the intent of having net earnings offset inflation. The PUCO requires that the estimated costs of decommissioning and the funding level be reviewed at least every five years.

In April 1996, pursuant to the PUCO rate order, the Company decreased its annual decommissioning expense accruals to $12 million from the $13 million level in 1995. The accruals are reflected in current rates. The accruals are based on adjustments to updated, site-specific studies for each of the units completed in 1993 and 1994. These estimates reflect the DECON method of decommissioning (prompt decontamination), and the locations and cost characteristics specific to the units, and include costs associated with decontamination and dismantlement for each of the units. The estimate for Davis-Besse also includes the cost of site restoration. The adjustments to the updated studies which reduced the annual accruals beginning in April 1996 were attributable to changed assumptions on radioactive waste burial cost estimates and the exclusion of site restoration costs for Perry Unit 1 and Beaver Valley Unit 2. After the decommissioning of these units in the future, the two plant sites may be usable for new power production facilities or other industrial purposes.

The revised estimates for the units in current dollars and in dollars at the time of license expiration, assuming a 4% annual inflation rate, are as follows:

                               License
                              Expiration                Future
      Generating Unit            Year        Amount     Amount
----------------------------  ----------     ------     ------
                                               (millions of
                                                 dollars)
Davis-Besse_________________     2017         $176      $ 451
Perry Unit 1________________     2026          132        482
Beaver Valley Unit 2________     2027           54        203
                                              ----      ------
      Total_________________                  $362      $1,136
                                              ====      ======

The classification, Accumulated Depreciation and Amortization, in the Balance Sheet at December 31, 1996 includes $85 million of decommissioning costs previously expensed and the earnings on the external trust funding. This amount exceeds the Balance Sheet amount of the external Nuclear Plant Decommissioning Trusts because the reserve began prior to the external trust funding. The trust earnings are recorded as an increase to the trust assets and the related component of the decommissioning reserve (included in Accumulated Depreciation and Amortization).

The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry, including those of the Company, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) is reviewing the accounting for removal costs, including decommissioning. If current accounting practices are changed, the annual provision for decommissioning could increase; the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation; and trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense. The FASB issued an exposure draft on the subject on February 7, 1996 and continues to review the subject.

(f) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at original cost less amounts disallowed by the PUCO. Construction costs include related payroll taxes, retirement benefits, fringe benefits, management and general overheads and allowance for funds used during construction (AFUDC). AFUDC represents the estimated composite debt and equity cost of funds used to finance construction. This noncash allowance is credited to income. The AFUDC rate was 10.32% in 1996, 10.33% in 1995 and 9.68% in 1994.

Maintenance and repairs for plant and equipment are charged to expense as incurred. The cost of replacing plant and equipment is charged to the utility plant accounts. The cost of property retired plus removal costs, after deducting any salvage value, is charged to the accumulated provision for depreciation.

(g) DEFERRED GAIN FROM SALE OF UTILITY PLANT

The sale and leaseback transaction discussed in Note 2 resulted in a net gain for the sale of the Bruce Mansfield Generating Plant (Mansfield Plant). The net gain was deferred and is being amortized over the term of the leases. The amortization and the lease expense amounts are reported in the Income Statement as Generation Facilities Rental Expense, Net.

(h) INTEREST CHARGES

Debt Interest reported in the Income Statement does not include interest on obligations for nuclear fuel under construction. That interest is capitalized. See Note 6.

Losses and gains realized upon the reacquisition or redemption of long-term debt are deferred, consistent with the regulatory rate treatment. See Note 7(a). Such losses and gains are either amortized over the remainder of the original life of the debt issue retired or amortized over the life of the new debt issue when the proceeds of a new issue are used for the debt redemption. The amortizations are included in debt interest expense.

(i) FEDERAL INCOME TAXES

The Company uses the liability method of accounting for income taxes in accordance with SFAS 109. See Note 8. This method requires that deferred taxes be recorded for all temporary differences between the book and tax bases of assets and liabilities. The majority of these temporary differences are attributable to property-related basis differences. Included in these basis differences is the equity component of AFUDC, which will increase future tax expense when it is recovered through rates. Since this component is not recognized for tax purposes, the Company must record a liability for its tax obligation. The PUCO permits recovery of such taxes from customers when they become payable. Therefore, the net amount due from customers through rates has been recorded as a regulatory asset and will be recovered over the lives of the related assets. See Note 7(a).

Investment tax credits are deferred and amortized over the lives of the applicable property as a reduction of depreciation expense.

(j) ACCOUNTS RECEIVABLE SECURITIZATION

In May 1996, the Company and Toledo Edison began to sell on a daily basis substantially all of their retail customer accounts receivable and unbilled revenue receivables to Centerior Funding pursuant to a five-year asset-backed securitization agreement.

In July 1996, Centerior Funding completed a public sale of $150 million of receivables-backed investor certificates in a transaction that qualifies for sale accounting treatment for financial reporting purposes. Costs associated with the sale totaling $5 million in 1996 are included in Other Income and Deductions, Net in the Income Statement. These costs are expected to be $11 million annually over the remaining period.

(k) MATERIALS AND SUPPLIES

In December 1996, the Company sold substantially all of its materials and supplies and fossil fuel inventories for certain generating units and other storage locations to an independent entity at book value. The buyer now provides all of these inventories under a consignment arrangement. In accordance with SFAS 49 accounting for product financing arrangements, the inventories continue to be reported as assets in the Balance Sheet even though the buyer owns the inventories since the Company has guaranteed to be a buyer of last resort.

(2) UTILITY PLANT SALE AND LEASEBACK TRANSACTIONS

The Company and Toledo Edison are co-lessees of 18.26% (150 megawatts) of Beaver Valley Unit 2 and 6.5% (51 megawatts), 45.9% (358 megawatts) and 44.38% (355 megawatts) of Units 1, 2 and 3 of the Mansfield Plant, respectively. These leases extend through 2017 and are the result of sale and leaseback transactions completed in 1987.

Under these leases, the Company and Toledo Edison are responsible for paying all taxes, insurance premiums, operation and maintenance expenses, and all other similar costs for their interests in the units sold and leased back. They may incur additional costs in connection with capital improvements to the units. The Company and Toledo Edison have options to buy the interests back at certain times at a premium and at the end of the leases for the fair market value at that time or to renew the leases. The leases include conditions for mandatory termination (and possible repurchase of the leasehold interests) upon certain events of default.

As co-lessee with Toledo Edison, the Company is also obligated for Toledo Edison's lease payments. If Toledo Edison is unable to make its payments under the Beaver Valley Unit 2 and Mansfield Plant leases, the Company would be obligated to make such payments. No such payments have been made on behalf of Toledo Edison.

Future minimum lease payments under the operating leases at December 31, 1996 are summarized as follows:

                                          For         For
                                          the       Toledo
                 Year                   Company     Edison
--------------------------------------- -------     -------
                                           (millions of
                                             dollars)
1997_________________________________   $   63      $  102
1998_________________________________       63         102
1999_________________________________       70         108
2000_________________________________       76         111
2001_________________________________       75         111
Later Years__________________________    1,170       1,696
                                        ------      ------
      Total Future Minimum Lease
        Payments_____________________   $1,517      $2,230
                                        ======      ======

Rental expense is accrued on a straight-line basis over the terms of the leases. The amount recorded in 1996, 1995 and 1994 as annual rental expense for the Mansfield Plant leases was $70 million. See Note 1(g). Amounts charged to expense in excess of the lease payments are classified as Accumulated Deferred Rents in the Balance Sheet.

The Company is buying 150 megawatts of Toledo Edison's Beaver Valley Unit 2 leased capacity entitlement. Purchased power expense for this transaction was $99 million, $98 million and $108 million in 1996, 1995 and 1994, respectively. We anticipate that this purchase will continue indefinitely. The future minimum lease payments through 2017 associated with Beaver Valley Unit 2 aggregate $1.265 billion.

(3) PROPERTY OWNED WITH OTHER UTILITIES AND INVESTORS

The Company owns, as a tenant in common with other utilities and those investors who are owner-participants in various sale and leaseback transactions (Lessors), certain generating units as listed below. Each owner owns an undivided share in the entire unit. Each owner has the right to a percentage of the generating capability of each unit equal to its ownership share. Each utility owner is obligated to pay for only its respective share of the construction costs and operating expenses. Each Lessor has leased its capacity rights to a utility which is obligated to pay for such Lessor's share of the construction costs and operating expenses. The Company's share of the operating expenses of these generating units is included in the Income Statement. The Balance Sheet classification of Property, Plant and Equipment at December 31, 1996 includes the following facilities owned by the Company as a tenant in common with other utilities and Lessors:

                                         Property,
                                         Plant and
                         Ownership       Equipment
                         Megawatts     (Exclusive of  Accumulated
    Generating Unit      (% Share)     Nuclear Fuel)  Depreciation
------------------------ ----------    -------------  -----------
                                       (millions of dollars)
Seneca Pumped Storage___ 351 (80.00%)     $    65        $  24
Eastlake Unit 5_________ 411 (68.80)          161           --
Davis-Besse_____________ 454 (51.38)          711          250
Perry Unit 1____________ 371 (31.11)        1,774          392
Beaver Valley Unit 2 and
 Common Facilities (Note
 2)_____________________ 201 (24.47)        1,279          319
                                           ------       ------
      Total_____________                  $ 3,990        $ 985
                                           ======       ======

Depreciation for Eastlake Unit 5 has been accumulated with all other nonnuclear depreciable property rather than by specific units of depreciable property.

(4) CONSTRUCTION AND CONTINGENCIES

(a) CONSTRUCTION PROGRAM

The estimated cost of the Company's construction program for the 1997-2001 period is $624 million, including AFUDC of $17 million and excluding nuclear fuel.

The Clean Air Act Amendments of 1990 (Clean Air Act) require, among other things, significant reductions in the emission of sulfur dioxide and nitrogen oxides by fossil-fueled generating units. Our strategy provides for compliance primarily through greater use of low-sulfur coal at some of our units and the use of emission allowances. Total capital expenditures from 1994 through 1996 in connection with Clean Air Act compliance amounted to $32 million. The plan will require additional capital expenditures over the 1997-2006 period of approximately $25 million for nitrogen oxide control equipment and other plant process modifications. In addition, higher fuel and other operation and maintenance expenses will be incurred. Recently proposed particulate and ozone ambient standards have the potential to increase future compliance costs.

(b) HAZARDOUS WASTE DISPOSAL SITES

The Company is aware of its potential involvement in the cleanup of three sites listed on the Superfund List and several other sites. The Company has accrued a liability totaling $7 million at December 31, 1996 based on estimates of the costs of cleanup and its proportionate responsibility for such costs. We believe that the ultimate outcome of these matters will not have a material adverse effect on our financial condition, cash flows or results of operations. See Management's Financial Analysis -- Outlook-Hazardous Waste Disposal Sites.

(5) NUCLEAR OPERATIONS AND CONTINGENCIES

(a) OPERATING NUCLEAR UNITS

The Company's three nuclear units may be impacted by activities or events beyond our control. An extended outage of one of our nuclear units for any reason, coupled with any unfavorable rate treatment, could have a material adverse effect on our financial condition, cash flows and results of operations. See the discussion of these and other risks in Management's Financial
Analysis -- Outlook-Nuclear Operations.

(b) NUCLEAR INSURANCE

The Price-Anderson Act limits the public liability of the owners of a nuclear power plant to the amount provided by private insurance and an industry assessment plan. In the event of a nuclear incident at any unit in the United States resulting in losses in excess of the level of private insurance (currently $200 million), the Company's maximum potential assessment under that plan would be $85 million per incident. The assessment is limited to $11 million per year for each nuclear incident. These assessment limits assume the other CAPCO companies contribute their proportionate share of any assessment for the generating units that they have an ownership or leasehold interest in.

The utility owners and lessees of Davis-Besse, Perry and Beaver Valley also have insurance coverage for damage to property at these sites (including leased fuel and cleanup costs). Coverage amounted to $1.3 billion for Davis-Besse and $2.75 billion for each of the Perry and Beaver Valley sites as of January 1, 1997. Damage to property could exceed the insurance coverage by a substantial amount. If it does, the Company's share of such excess amount could have a material adverse effect on its financial condition, cash flows and results of operations. In addition, the Company can be assessed a maximum of $12 million under these policies during a policy year if the reserves available to the insurer are inadequate to pay claims arising out of an accident at any nuclear facility covered by the insurer.

The Company also has extra expense insurance coverage. It includes the incremental cost of any replacement power purchased (over the costs which would have been incurred had the units been operating) and other incidental expenses after the occurrence of certain types of accidents at our nuclear units. The amounts of the coverage are 100% of the estimated extra expense per week during the 52-week period starting 21 weeks after an accident and 80% of such estimate per week for the next
104 weeks. The amount and duration of extra expense could substantially exceed the insurance coverage.

(6) NUCLEAR FUEL

Nuclear fuel is financed for the Company and Toledo Edison through leases with a special-purpose corporation. The total amount of financing currently available under these lease arrangements is $273 million ($173 million from intermediate-term notes and $100 million from bank credit arrangements). The intermediate-term notes mature in the 1997 through 2000 period. The bank credit arrangements terminate in October 1998. The special-purpose corporation may not need alternate financing in 1997 to replace $83 million of maturing intermediate-term notes. At December 31, 1996, $129 million of nuclear fuel was financed for the Company. The Company and Toledo Edison severally lease their respective portions of the nuclear fuel and are obligated to pay for the fuel as it is consumed in a reactor. The lease rates are based on various intermediate-term note rates, bank rates and commercial paper rates.

The amounts financed include nuclear fuel in the Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2 reactors with remaining lease payments for the Company of $49 million, $51 million and $18 million, respectively, at December 31, 1996. The nuclear fuel amounts financed and capitalized also included interest charges incurred by the lessors amounting to $3 million in 1996, $4 million in 1995 and $7 million in 1994. The estimated future lease amortization payments for the Company based on projected consumption are $52 million in 1997, $40 million in 1998, $38 million in 1999, $35 million in 2000 and $34 million in 2001.

(7) REGULATORY MATTERS

(a) REGULATORY ACCOUNTING REQUIREMENTS AND REGULATORY ASSETS

The Company is subject to the provisions of SFAS 71 and has complied with its provisions. SFAS 71 provides, among other things, for the deferral of certain incurred costs that are probable of future recovery in rates. We monitor changes in market and regulatory conditions and consider the effects of such changes in assessing the continuing applicability of SFAS 71. Criteria that could give rise to discontinuation of the application of SFAS 71 include: (1) increasing competition which significantly restricts the Company's ability to charge prices which allow it to recover operating costs, earn a fair return on invested capital and recover the amortization of regulatory assets and (2) a significant change in the manner in which rates are set by the PUCO from cost-based regulation to some other form of regulation. Regulatory assets represent probable future revenues to the Company associated with certain incurred costs, which it will recover from customers through the rate-making process.

Effective January 1, 1996, the Company adopted SFAS 121 which imposes stricter criteria for carrying regulatory assets than SFAS 71 by requiring that such assets be probable of recovery at each balance sheet date. The criteria under SFAS 121 for plant assets require such assets to be written down if the book value exceeds the projected net future undiscounted cash flows.

Regulatory assets in the Balance Sheet are as follows:

                                                December 31,
                                               ---------------
                                                1996     1995
                                               ------   ------
                                                (millions of
                                                  dollars)
Amounts due from customers for future federal
  income taxes, net__________________________  $  634   $  651
Unamortized loss on reacquired debt__________      58       61
Pre-phase-in deferrals*______________________     320      331
Rate Stabilization Program deferrals_________     300      313
Other________________________________________      38       42
                                               ------   ------
    Total____________________________________  $1,350   $1,398
                                               ======   ======

* Represent deferrals of operating expenses and carrying charges for Perry Unit 1 and Beaver Valley Unit 2 in 1987 and 1988 which are being amortized over the lives of the related property.

As of December 31, 1996, customer rates provide for recovery of all the above regulatory assets. The remaining recovery periods for about $1.2 billion of the regulatory assets approximate 30 years. The remaining recovery periods for the rest of the regulatory assets generally range from about two to 20 years. Regulatory liabilities in the Balance Sheet at December 31, 1996 and 1995 totaled $24 million and $17 million, respectively.

(b) RATE ORDER

On April 11, 1996, the PUCO issued an order for the Company and Toledo Edison granting price increases aggregating $119 million in annualized revenues ($84 million for the Company and $35 million for Toledo Edison). The PUCO rate order provided for recovery of all costs to provide regulated services, including amortization of regulatory assets, in the approved prices. The new prices were implemented in late April 1996. The average price increase for the Company's customers was 4.9% with the actual percentage increase depending upon the customer class. The Company and Toledo Edison intend to freeze prices through at least 2002, although they are not precluded from requesting further price increases.

The PUCO also recommended that the Company and Toledo Edison reduce the value of their assets for regulatory purposes by an aggregate $1.25 billion through 2001. This represents an incremental reduction beyond the normal level in nuclear plant and regulatory assets. Implementation of the price increases was not contingent upon a revaluation of assets. The PUCO invited the Company and Toledo Edison to file a proposal to effectuate the PUCO's recommendation and expressed a willingness to consider alternatives to its recommendation. The PUCO stated in its order that failure by the Company and Toledo Edison to follow the recommendation could result in a PUCO-ordered write-down of assets for regulatory purposes. The PUCO approved a return on common stock equity of 12.59% and an overall rate of return of 10.06% for both companies. However, the PUCO also indicated the authorized return could be lowered by the PUCO if the Company and Toledo Edison do not implement the recommendation. In August 1996, various intervenors appealed the PUCO rate order to the Ohio Supreme Court. The Company and Toledo Edison did not appeal the order to the Ohio Supreme Court. In connection with the PUCO order discussed in Management's Financial
Analysis -- Outlook-FirstEnergy Rate Plan, certain parties agreed to request a stay of their appeals until completion of the pending merger with Ohio Edison.

(c) ASSESSMENT

The Company and Toledo Edison agree with the concept of accelerating the recognition of costs and recovery of assets as such concept is consistent with the strategic objective to become more competitive. However, the Company and Toledo Edison believe that such acceleration must also be consistent with the reduction of debt and the opportunity for Centerior Energy common stock share owners to receive a fair return on their investment. Consideration of whether to implement a plan responsive to the PUCO's recommendation to revalue assets by $1.25 billion is pending the merger with Ohio Edison.

We have evaluated the Company's markets, regulatory conditions and ability to bill and collect the approved prices, and conclude that the Company continues to comply with the provisions of SFAS 71 and its regulatory assets remain probable of recovery. If there is a change in our evaluation of the competitive environment, regulatory framework or other factors, or if the PUCO significantly reduces the value of the Company's assets or reduces the approved return on common stock equity of 12.59% and overall rate of return of 10.06%, or both, for future regulatory purposes, the Company may be required to record material charges to earnings. In particular, if we determine that the Company no longer meets the criteria for SFAS 71, the Company would be required to record a before-tax charge to write off the regulatory assets shown above. In the more likely event that only a portion of operations (such as nuclear operations) no longer meets the criteria of SFAS 71, a write-off would be limited to regulatory assets that are not reflected in the Company's cost-based prices established for the remaining regulated operations. In addition, we would be required to evaluate whether the changes in the competitive and regulatory environment which led to discontinuing the application of SFAS 71 to some or all of the Company's operations would also result in a write-down of property, plant and equipment pursuant to SFAS 121.

See Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan for a discussion of a regulatory plan for the Company and Toledo Edison and its effect on their compliance with SFAS 71.

(d) RATE STABILIZATION PROGRAM

The Rate Stabilization Program that the PUCO approved in October 1992 allowed the Company to defer and subsequently amortize and recover certain costs not being recovered in rates at that time. Recovery of both the costs no longer being deferred and the amortization of the 1992-1995 deferrals began in late April 1996 with the implementation of the price increase granted by the PUCO as discussed above. The cost deferrals recorded in 1995 and 1994 pursuant to the Rate Stabilization Program were $76 million and $70 million, respectively. The amortization of the deferrals began in December 1995. The total amortization was $12 million and $1 million in 1996 and 1995, respectively.

The regulatory accounting measures under the Rate Stabilization Program also provided for the accelerated amortization of certain benefits during the 1992-1995 period. The total annual amount of such accelerated benefits was $28 million in both 1995 and 1994.

(8) FEDERAL INCOME TAX
The components of federal income tax expense recorded in the Income Statement were as follows:

                                          1996    1995    1994
                                          ----    ----    ----
                                              (millions of
                                                dollars)
Operating Expenses:
  Current______________________________   $ 55    $49     $ 53
  Deferred_____________________________     20     45       29
                                          ----    ----    ----
    Total Charged to Operating
      Expenses_________________________     75     94       82
                                          ----    ----    ----
Nonoperating Income:
  Current______________________________    (11)    (9)     (17)
  Deferred_____________________________      5     11       21
                                          ----    ----    ----
    Total Expense (Credit) to
      Nonoperating Income______________     (6)     2        4
                                          ----    ----    ----
Total Federal Income Tax Expense_______   $ 69    $96     $ 86
                                          ====    ====    ====

The deferred federal income tax expense results from the temporary differences that arise from the different years when certain expenses are recognized for tax purposes as opposed to financial reporting purposes. Such temporary differences relate principally to depreciation and deferred operating expenses and carrying charges.

Federal income tax, computed by multiplying income before taxes by the 35% statutory rate, is reconciled to the amount of federal income tax recorded on the books as follows:

                                          1996    1995    1994
                                          ----    ----    ----
                                              (millions of
                                                dollars)
Book Income Before Federal Income Tax__   $186    $280    $271
                                          ----    ----    ----
Tax on Book Income at Statutory Rate___   $ 65    $ 98    $ 95
Increase (Decrease) in Tax:
  Depreciation_________________________      8       8       6
  Rate Stabilization Program___________     --     (18)    (18)
  Other items__________________________     (4)      8       3
                                          ----    ----    ----
Total Federal Income Tax Expense_______   $ 69    $ 96    $ 86
                                          ====    ====    ====

The Company joins in the filing of a consolidated federal income tax return with its affiliated companies. The method of tax allocation reflects the benefits and burdens realized by each company's participation in the consolidated tax return, approximating a separate return result for each company.

For tax reporting purposes, the Perry Nuclear Power Plant Unit 2 (Perry Unit 2) abandonment was recognized in 1994 and resulted in a $204 million loss with a corresponding $71 million reduction in federal income tax liability. Because of the alternative minimum tax (AMT), $40 million of the $71 million was realized in 1994. The remaining $31 million will not be realized until 1999. Additionally, a repayment of approximately $29 million of previously allowed investment tax credits was recognized in 1994.

Under SFAS 109, temporary differences and carryforwards resulted in deferred tax assets of $420 million and deferred tax liabilities of $1.726 billion at December 31, 1996 and deferred tax assets of $425 million and deferred tax liabilities of $1.723 billion at December 31, 1995. These are summarized as follows:

                                                December 31,
                                               ---------------
                                                1996     1995
                                               ------   ------
                                                (millions of
                                                  dollars)
Property, plant and equipment________________  $1,482   $1,468
Deferred carrying charges and operating
  expenses___________________________________     134      139
Net operating loss carryforwards_____________     (26)     (67)
Investment tax credits_______________________     (95)     (99)
Sale and leaseback transactions______________    (121)    (123)
Other________________________________________     (68)     (20)
                                               ------   ------
    Net deferred tax liability_______________  $1,306   $1,298
                                               ======   ======

For tax purposes, net operating loss (NOL) carryforwards of approximately $74 million are available to reduce future taxable income and will expire in 2009. The 35% tax effect of the NOLs is $26 million. Additionally, AMT credits of $174 million that may be carried forward indefinitely are available to reduce future tax.

(9) RETIREMENT BENEFITS

(a) RETIREMENT INCOME PLAN

Centerior Energy sponsors jointly with its subsidiaries a noncontributing pension plan (Centerior Pension Plan) which covers all employee groups. The amount of retirement benefits generally depends upon the length of service. Under certain circumstances, benefits can begin as early as age 55. The funding policy is to comply with the Employee Retirement Income Security Act of 1974 guidelines.

Pension costs (credits) for Centerior Energy and its subsidiaries for 1994 through 1996 were comprised of the following components:

                                         1996    1995    1994
                                         ----    ----    ----
                                             (millions of
                                               dollars)
Service cost for benefits earned during
  the period___________________________  $ 13    $ 10    $ 13
Interest cost on projected benefit
  obligation___________________________    28      26      26
Actual return on plan assets___________   (50)    (53)     (2)
Net amortization and deferral__________     2       9     (34)
                                          ---     ---     ---
  Net costs (credits)__________________  $ (7)   $ (8)   $  3
                                          ===     ===     ===

Pension costs (credits) for the Company and its pro rata share of the Service Company's costs were $(5) million for both 1996 and 1995, and $2 million for 1994.

The following table presents a reconciliation of the funded status of the Centerior Pension Plan. The Company's share of the Centerior Pension Plan's total projected benefit obligation approximates 50%.

                                               December 31,
                                               -------------
                                               1996     1995
                                               ----     ----
                                               (millions of
                                                 dollars)
Actuarial present value of benefit
  obligations:
  Vested benefits___________________________   $326     $304
  Nonvested benefits________________________     16        2
                                               ----     ----
    Accumulated benefit obligation__________    342      306
  Effect of future compensation levels______     53       54
                                               ----     ----
    Total projected benefit obligation______    395      360
Plan assets at fair market value____________    421      394
                                               ----     ----
    Funded status___________________________     26       34
Unrecognized net gain from variance between
  assumptions and experience________________    (56)     (68)
Unrecognized prior service cost_____________     14       15
Transition asset at January 1, 1987 being
  amortized over 19 years___________________    (32)     (36)
                                               ----     ----
    Net accrued pension liability___________   $(48)    $(55)
                                               ====     ====

A September 30 measurement date was used for 1996 and 1995 reporting. At December 31, 1996, the settlement (discount) rate and long-term rate of return on plan assets assumptions were 7.75% and 11%, respectively. The long-term rate of annual compensation increase assumption was 3.5% for 1997 and 4% thereafter. At December 31, 1995, the settlement rate and long-term rate of return on plan assets assumptions were 8% and 11%, respectively. The long-term rate of annual compensation increase assumption was 3.5% for 1996 and 1997 and 4% thereafter. At December 31, 1996 and 1995, the Company's net prepaid pension cost included in Regulatory and Other Assets -- Other in the Balance Sheet was $15 million and $11 million, respectively.

Plan assets consist primarily of investments in common stock, bonds, guaranteed investment contracts, cash equivalent securities and real estate.

(b) OTHER POSTRETIREMENT BENEFITS

Centerior Energy sponsors jointly with its subsidiaries a postretirement benefit plan which provides all employee groups certain health care, death and other postretirement benefits other than pensions. The plan is contributory, with retiree contributions adjusted annually. The plan is not funded. Under SFAS 106, the accounting standard for postretirement benefits other than pensions, the expected costs of such benefits are accrued during the employees' years of service.

The components of the total postretirement benefit costs for 1994 through 1996 were as follows:

                                         1996    1995    1994
                                         ----    ----    ----
                                             (millions of
                                               dollars)
Service cost for benefits earned during
  the period___________________________  $ 1     $ 1     $ 1
Interest cost on accumulated
  postretirement benefit obligation____   12      11      11
Amortization of transition obligation
  at January 1, 1993 of $104 million
  over 20 years________________________    5       5       5
Amortization of gain___________________   --      (1)     --
                                         ---     ---     ---
  Total costs                            $18     $16     $17
                                         ===     ===     ===

These amounts included costs for the Company and its pro rata share of the Service Company's costs.

The accumulated postretirement benefit obligation and accrued postretirement benefit cost for the Company and its share of the Service Company's obligation are as follows:

                                               December 31,
                                               -------------
                                               1996    1995
                                               -----   -----
                                               (millions of
                                                 dollars)
Accumulated postretirement benefit obligation
  attributable to:
  Retired participants_______________________  $(108)  $(124)
  Fully eligible active plan participants____     (3)     (2)
  Other active plan participants_____________    (21)    (19)
                                               -----   -----
    Accumulated postretirement benefit
      obligation_____________________________   (132)   (145)
Unrecognized net gain from variance between
  assumptions and experience_________________    (31)    (12)
Unamortized transition obligation____________     74      79
                                               -----   -----
    Accrued postretirement benefit cost______  $ (89)  $ (78)
                                               =====   =====

The Balance Sheet classification of Retirement Benefits at December 31, 1996 and 1995 includes only the Company's accrued postretirement benefit cost of $73 million and $65 million, respectively, and excludes the Service Company's portion since the Service Company's total accrued cost is carried on its books.

A September 30 measurement date was used for 1996 and 1995 reporting. At December 31, 1996 and 1995, the settlement rate and the long-term rate of annual compen-sation increase assumptions were the same as those discussed for pension reporting in Note 9(a). At December 31, 1996, the assumed annual health care cost trend rates (applicable to gross eligible charges) were 7.5% for medical and 7% for dental in 1997. Both rates reduce gradually to a fixed rate of 4.75% by 2003. Elements of the obligation affected by contribution caps are significantly less sensitive to the health care cost trend rate than other elements. If the assumed health care cost trend rates were increased by one percentage point in each future year, the accumulated postretirement benefit obligation as of December 31, 1996 would increase by $3 million and the aggregate of the service and interest cost components of the annual postretirement benefit cost would increase by $0.3 million.

(10) GUARANTEES

The Company has guaranteed certain loan and lease obligations of a coal supplier under a long-term coal supply contract. At December 31, 1996, the principal amount of the loan and lease obligations guaranteed by the Company under the contract was $19 million.

The prices under the contract which includes certain minimum payments are sufficient to satisfy the loan and lease obligations and mine closing costs over the life of the contract. If the contract is terminated early for any reason, the Company would attempt to reduce the termination charges and would ask the PUCO to allow recovery of such charges from customers through the fuel factor. See Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan.

(11) CAPITALIZATION

(a) CAPITAL STOCK TRANSACTIONS

Preferred stock shares retired during the three years ended December 31, 1996 are listed in the following table.

                                     1996      1995      1994
                                     ----      ----      ----
                                      (thousands of shares)
Subject to Mandatory Redemption:
  $ 7.35 Series C___________________  (10)      (10)      (10)
   88.00 Series E___________________   (3)       (3)       (3)
  Adjustable Series M_______________   --      (100)     (100)
    9.125 Series N__________________ (150)     (111)     (189)
   91.50 Series Q___________________  (11)      (11)       --
   90.00 Series S___________________   --        (1)       --
Not Subject to Mandatory
  Redemption:
  Adjustable Series L_______________  (26)       --        --
                                     ----      ----      -----
    Total___________________________ (200)     (236)     (302)
                                     ====      ====      =====

(b) EQUITY DISTRIBUTION RESTRICTIONS

Federal law prohibits the Company from paying dividends out of capital accounts. The Company has since 1993 declared and paid preferred and common stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, the Company had a deficit in its retained earnings. At December 31, 1996, the Company had $130 million of appropriated retained earnings for the payment of dividends. See Management's Financial Analysis -- Capital Resources and Liquidity-Liquidity.

(c) PREFERRED AND PREFERENCE STOCK

Amounts to be paid for preferred stock which must be redeemed during the next five years are $30 million in 1997, $15 million in 1998, $33 million in both 1999 and 2000, and $80 million in 2001.

The annual preferred stock mandatory redemption provisions are as follows:

                                     Shares              Price
                                     To Be    Beginning   Per
                                    Redeemed     in      Share
                                    --------  ---------  ------
$ 7.35 Series C__________________    10,000      1984    $  100
 88.00 Series E__________________     3,000      1981     1,000
  9.125 Series N_________________   150,000      1993       100
 91.50 Series Q__________________    10,714      1995     1,000
 88.00 Series R__________________    50,000      2001*    1,000
 90.00 Series S__________________    18,750      1999     1,000

* All outstanding shares to be redeemed on December 1, 2001.

In 1995, the Company purchased 1,000 shares of Serial Preferred Stock, $90.00 Series S, which reduces the 2002 redemption requirement shown in the above table.

The annualized preferred dividend requirement at December 31, 1996 was $38 million.

The preferred dividend rate on the Company's Series L fluctuates based on prevailing interest rates and market conditions. The dividend rate for this issue was 7% in 1996.

Preference stock authorized for the Company is 3,000,000 shares without par value. No preference shares are currently outstanding.

With respect to dividend and liquidation rights, the Company's preferred stock is prior to its preference stock and common stock, and its preference stock is prior to its common stock.

(d) LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

Long-term debt which matures or is subject to put options during the next five years is as follows: $115 million in 1997, $68 million in 1998, $149 million in 1999, $5 million in 2000 and $62 million in 2001.

The Company's mortgage constitutes a direct first lien on substantially all property owned and franchises held by the Company. Excluded from the lien, among other things, are cash, securities, accounts receivable, fuel and supplies.

Certain credit agreements of the Company contain covenants relating to fixed charge coverage ratios and limitations on secured financing other than through first mortgage bonds or certain other transactions. The Company was in compliance with all such covenants as of December 31, 1996. The Company and Toledo Edison have letters of credit in connection with the sale and leaseback of Beaver Valley Unit 2 that expire in June 1999. The letters of credit are in an aggregate amount of approximately $225 million and are secured by first mortgage bonds of the Company and Toledo Edison in the proportion of 40% and 60%, respectively.

(12) SHORT-TERM BORROWING ARRANGEMENTS

Centerior Energy has a $125 million revolving credit facility through May 1997. Centerior Energy and the Service Company may borrow under the facility, with all borrowings jointly and severally guaranteed by the Company and Toledo Edison. Centerior Energy plans to transfer any of its borrowed funds to the Company and Toledo Edison. The credit agreement is secured with first mortgage bonds of the Company and Toledo Edison in the proportion of 40% and 60%, respectively. The credit agreement also provides the participating banks with a subordinate mortgage security interest on the properties of the Company and Toledo Edison. The banks' fee is 0.625% per annum payable quarterly in addition to interest on any borrowings. There were no borrowings under the facility at December 31, 1996. Also, the Company and Toledo Edison may borrow from each other on a short-term basis. At December 31, 1996, the Company had total short-term borrowings of $112 million from its affiliates with a weighted average interest rate of 6.18%.
(13) FINANCIAL INSTRUMENTS
The estimated fair values at December 31, 1996 and 1995 of financial instruments that do not approximate their carrying amounts in the Balance Sheet are as follows:

                                           December 31,
                                ----------------------------------
                                      1996              1995
                                ----------------  ----------------
                                Carrying   Fair   Carrying   Fair
                                 Amount   Value    Amount   Value
                                --------  ------  --------  ------
                                     (millions of dollars)
Capitalization and Liabilities:
  Preferred Stock, with
    Mandatory Redemption
    Provisions_________________  $  216   $  220   $  245   $  232
  Long-Term Debt_______________   2,562    2,630    2,819    2,824

Noncash investments in the Nuclear Plant Decommissioning Trusts are summarized in the following table. In 1996, the Company and Toledo Edison transferred the bulk of their investment assets in existing trusts into Centerior Energy pooled trust funds for the two companies. The December 31, 1996 amounts in the table represent the Company's pro rata share of the fair value of such noncash investments.

                                                December 31,
                                               --------------
                                               1996      1995
                                               ----      ----
                                                (millions of
                                                  dollars)
Type of Securities:
  Debt Securities:
    Federal Government_____________________    $14       $26
    Municipal______________________________     --        14
    Other__________________________________      5        --
                                               ---       ---
                                                19        40
  Equity Securities________________________     56        --
                                               ---       ---
      Total________________________________    $75       $40
                                               ===       ===
Maturities of Debt Securities:
  Due within one year______________________    $--       $ 1
  Due in one to five years_________________     10        12
  Due in six to 10 years___________________      4        13
  Due after 10 years_______________________      5        14
                                               ---       ---
      Total________________________________    $19       $40
                                               ===       ===

The fair value of these trusts is estimated based on the quoted market prices for the investment securities and approximates the carrying value. The fair value of the Company's preferred stock, with mandatory redemption provisions, and long-term debt is estimated based on the quoted market prices for the respective or similar issues or on the basis of the discounted value of future cash flows. The discounted value used current dividend or interest rates (or other appropriate rates) for similar issues and loans with the same remaining maturities.

The estimated fair values of all other financial instruments approximate their carrying amounts in the Balance Sheet at December 31, 1996 and 1995 because of their short-term nature.

(14) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations for the two years ended December 31, 1996.

                                        Quarters Ended
                           ----------------------------------------
                           March 31,  June 30,  Sept. 30,  Dec. 31,
                           ---------  --------  ---------  --------
                                      (millions of dollars)
1996
  Operating Revenues______    $428      $434       $506      $422
  Operating Income________      76        86        121        76
  Net Income______________      17        25         59        16
  Earnings Available for
    Common Stock__________       7        15         49         6
1995
  Operating Revenues______    $410      $424      $ 526      $408
  Operating Income________      85        91        145        77
  Net Income______________      34        38         90        23
  Earnings Available for
    Common Stock__________      23        27         80        12

Earnings for the quarter ended September 30, 1996 were decreased by $11 million as a result of a $17 million charge for the disposition of materials and supplies inventory. The sale and disposal of inventory was part of the reengineering of the supply chain process.

(15) PENDING MERGER OF CENTERIOR ENERGY AND OHIO EDISON

On September 13, 1996, Centerior Energy and Ohio Edison entered into an agreement and plan of merger to form a new holding company, FirstEnergy. Following the merger, FirstEnergy will directly hold all of the issued and outstanding common stock of the Company, Toledo Edison and Ohio Edison. As a result of the merger, the common stock share owners of Centerior Energy and Ohio Edison will own all of the issued and outstanding shares of FirstEnergy common stock. Centerior Energy share owners will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior Energy common stock owned. Ohio Edison share owners will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock owned.

FirstEnergy plans to account for the merger as a purchase in accordance with generally accepted accounting principles. If FirstEnergy elects to apply, or "push down", the effects of purchase accounting to the financial statements of the Company and Toledo Edison, the Company and Toledo Edison would record adjustments to: (1) reduce the carrying value of nuclear generating plant by $1.25 billion to fair value; (2) recognize goodwill of $865 million; (3) reduce common stock equity by $401 million; (4) reset retained earnings of the Company and Toledo Edison to zero; and (5) reduce the related deferred federal income tax liability by $438 million. These amounts reflect FirstEnergy's estimates of the pro forma combined adjustments for the Company and Toledo Edison as of September 30, 1996. The actual adjustments to be recorded could be materially different from these estimates. FirstEnergy has not decided whether to push down the effects of purchase accounting to the financial statements of the Company and Toledo Edison if the merger with Ohio Edison is completed, nor has FirstEnergy estimated the allocations between the two companies if push-down accounting is elected.

In addition to the approvals by the share owners of Centerior Energy and Ohio Edison common stock, various aspects of the merger are subject to the approval of the FERC and other regulatory authorities. A rate reduction and economic development plan for the Company and Toledo Edison has been approved by the PUCO. From the date of consummation of the merger through 2006, the plan provides for rate reductions, frozen fuel cost factors, economic development incentive prices, an energy-efficiency program, an earnings cap and an accelerated reduction in nuclear and regulatory assets for regulatory purposes. The plan will require the Company and Toledo Edison to write off certain regulatory assets at the time the merger becomes probable, which is expected to be after obtaining the aforementioned approvals of the merger. The write-off amounts for the Company and Toledo Edison to be charged against earnings, estimated by FirstEnergy to total approximately $750 million, will be determined based upon the plan's regulatory accounting and cost recovery details to be submitted by FirstEnergy to the PUCO staff for approval. The Company's share of the write-off is expected to be about two-thirds of this amount.

If the merger is not consummated, the plan would be null and void. See Management's Financial Analysis -- Outlook-Pending Merger with Ohio Edison and -FirstEnergy Rate Plan for a discussion of the proposed merger and the plan.

(16) PENDING MERGER OF TOLEDO EDISON INTO THE COMPANY

In March 1994, Centerior Energy announced a plan to merge Toledo Edison into the Company. The merger agreement between Centerior Energy and Ohio Edison requires the approval of Ohio Edison prior to consummation of the proposed merger of Toledo Edison into the Company. Ohio Edison has not yet made a decision. All necessary regulatory approvals have been obtained, except the NRC's approval. This application was withdrawn at the NRC's request pending Ohio Edison's decision whether to complete this merger.

In June 1995, share owners of Toledo Edison's preferred stock approved the merger and share owners of the Company's preferred stock approved the authorization of additional shares of preferred stock. If and when the merger becomes effective, share owners of Toledo Edison's preferred stock will exchange their shares for preferred stock shares of the Company having substantially the same terms. Debt holders of the merging companies will become debt holders of the Company.

For the merging companies, the combined pro forma operating revenues were $2.554 billion, $2.516 billion and $2.422 billion and the combined pro forma net income was $174 million, $281 million and $268 million for the years 1996, 1995 and 1994, respectively. The pro forma data is based on accounting for the merger on a method similar to a pooling of interests. The pro forma data is not necessarily indicative of the results of operations which would have been reported had the merger been in effect during those years or which may be reported in the future. The pro forma data does not reflect any potential effects related to the consummation of the Centerior Energy and Ohio Edison merger. The pro forma data should be read in conjunction with the audited financial statements of both the Company and Toledo Edison.

FINANCIAL AND STATISTICAL REVIEW

                 OPERATING REVENUES (millions of dollars)

                                                                          Total                    Total        Steam
     Year         Residential     Commercial     Industrial     Other     Retail    Wholesale     Electric     Heating
----------------------------------------------------------------------------------------------------------------------
1996 ---------       $ 562            571            524          88      1 745         45          1 790         --
1995 ---------         559            563            523          93      1 738         31          1 769         --
1994 ---------         531            541            508          98      1 678         20          1 698         --
1993 ---------         539            536            510          98      1 683         68          1 751         --
1992 ---------         517            531            530         101      1 679         64          1 743         --
1986 ---------         410            383            461          61      1 315          8          1 323         13
----------------------------------------------------------------------------------------------------------------------
                    Total
                   Operating
     Year          Revenues
--------------------------------------------
1996 ---------      $ 1 790
1995 ---------        1 769
1994 ---------        1 698
1993 ---------        1 751
1992 ---------        1 743
1986 ---------        1 336
--------------------------------------------

                 OPERATING EXPENSES (millions of dollars)

                                   Other         Generation                                      Amortization of
                   Fuel &        Operation       Facilities      Depreciation       Taxes,          Deferred         Federal
                  Purchased          &             Rental             &           Other Than        Operating        Income
     Year           Power       Maintenance     Expense, Net     Amortization        FIT          Expenses, Net      Taxes
---------------------------------------------------------------------------------------------------------------------------
1996 ---------      $ 408           426               56              210             230               26              75
1995 ---------        413           418               56              196             230              (36)             94
1994 ---------        391           394               56              195             218              (34)             82
1993 ---------        423           598(a)            56              182             221               27(b)           22
1992 ---------        434           410               55              179             226              (35)             89
1986 ---------        372           388               --              103             144               --              97
---------------------------------------------------------------------------------------------------------------------------
                     Total
                   Operating
     Year          Expenses
----------------------------------------------------------
                  <
1996 ---------      $ 1 431
1995 ---------        1 371
1994 ---------        1 302
1993 ---------        1 529
1992 ---------        1 358
1986 ---------        1 104
----------------------------------------------------------

                 INCOME (LOSS) (millions of dollars)

                                                                         Federal         Income
                                              Other        Deferred      Income          (Loss)
                                            Income &       Carrying      Taxes--         Before
                  Operating     AFUDC--    Deductions,     Charges,      Credit         Interest
     Year          Income       Equity         Net           Net        (Expense)        Charges
---------------------------------------------------------------------------------------------------
1996 ---------      $ 359           2           (10)           --            6            $ 357
1995 ---------        398           2             2            29           (2)             429
1994 ---------        396           4             6            25           (4)             427
1993 ---------        222           4          (356)(c)      (487)(b)      270             (347)
1992 ---------        385           1             8            59           (5)             448
1986 ---------        232         179            (7)           --           65              469
---------------------------------------------------------------------------------------------------

                 INCOME (LOSS) (millions of dollars)

                                                                        Earnings
                                                      Preferred &        (Loss)
                                            Net       Preference      Available for
                    Debt        AFUDC--    Income        Stock           Common
     Year         Interest       Debt      (Loss)      Dividends          Stock
-----------------------------------------------------------------------------------
1996 ---------      $ 242          (2)       117           39            $    78
1995 ---------        248          (3)       184           43                141
1994 ---------        247          (5)       185           45                140
1993 ---------        244          (4)      (587)          45               (632)
1992 ---------        243          --        205           41                164
1986 ---------        232         (63)       300           40                260
-----------------------------------------------------------------------------------

(a) Includes early retirement program expenses and other charges of $165 million.

(b) Includes write-off of phase-in deferrals of $636 million, consisting of $117 million of deferred operating expenses and $519 million of deferred carrying charges.

                    The Cleveland Electric Illuminating Company and Subsidiaries

        ELECTRIC SALES (millions of KWH)                                                   ELECTRIC CUSTOMERS
                                                                                           (thousands at year end)
                                                                                                                          Industrial
  Year       Residential    Commercial     Industrial    Wholesale     Other     Total      Residential    Commercial      & Other
-------------------------------------------------------------------- -------------------  ------------------------------------------
1996 ---        4 958          5 908         7 977         2 155        522      21 520         663            71              7
1995 ---        5 063          5 946         7 994         1 694        550      21 247         670            72              7
1994 ---        4 924          5 770         7 970         1 073        575      20 312         668            72              7
1993 ---        4 934          5 634         7 911         2 290        532      21 301         669            71              8
1992 ---        4 725          5 467         7 988         1 989        533      20 702         670            71              8
1986 ---        4 586          4 744         7 927           121        460      17 838         651            63              9
-------------------------------------------------------------------- -------------------  ------------------------------------------
ELECTRIC CUSTOMERS                RESIDENTIAL USAGE
(thousands at year end)
                                       Average     Average
                          Average       Price      Revenue
                          KWH Per        Per         Per
  Year     Total          Customer       KWH       Customer
---------------------     ----------------------------------
1996 ---     741            7 451       11.34cent  $845.12
1995 ---     749            7 570       11.04       835.40
1994 ---     747            7 370       10.79       795.11
1993 ---     748            7 373       10.93       805.68
1992 ---     749            7 071       10.94       773.77
1986 ---     723            6 810        8.94       611.34
---------------------     ----------------------------------

               LOAD (MW & %)                               ENERGY (millions of KWH)                                      FUEL
                 Net                                                Company Generated
               Seasonal     Peak      Capacity      Load      -----------------------------     Purchased                Fuel Cost
    Year       Capability   Load       Margin      Factor     Fossil(d)  Nuclear     Total        Power       Total       Per KWH
--------------------------------------------------------   -----------------------------------------------------------   ----------
1996 ------      3 922      3 938       (0.4)%      60.6%     14 411      6 829      21 240       1 640       22 880        1.35cent
1995 ------      4 273      4 049        5.2        58.8      12 684      8 175      20 859       1 673       22 532        1.42
1994 ------      4 500      3 740       16.9        62.4      12 840      6 405      19 245       2 022       21 267        1.35
1993 ------      4 500      3 862       14.2        59.9      15 557      5 644      21 201       1 454       22 655        1.37
1992 ------      4 704      3 605       23.4        63.0      12 715      7 521      20 236       1 649       21 885        1.47
1986 ------      3 775      3 601        4.6        62.2      16 151         12      16 163       2 984       19 147        1.78
----------------------------------------------------------------------------------------------------------------------------------
              FUEL

               BTU Per
    Year         KWH
-------------------------
1996 ------     10 357
1995 ------     10 504
1994 ------     10 538
1993 ------     10 339
1992 ------     10 456
1986 ------     10 464
-------------------------

               INVESTMENT (millions of dollars)

                                                       Construction
               Utility                                   Work In                       Total
               Plant       Accumulated                   Progress       Nuclear      Property,      Utility
                 In       Depreciation &      Net        & Perry        Fuel and     Plant and       Plant       Total
    Year       Service     Amortization      Plant        Unit 2         Other       Equipment     Additions     Assets
-----------------------------------------------------------------------------------------------   -----------   -------
1996 ------    $6 938          2 252         4 686            57           167        $ 4 910        $ 111       $6 878
1995 ------     6 872          2 094         4 778            73           180          5 031          155        7 152
1994 ------     6 871          2 014         4 857            99           195          5 151          156        7 151
1993 ------     6 734          1 889         4 845           141           243          5 229          175        7 159
1992 ------     6 602          1 728         4 874           501           261          5 636          156        8 123
1986 ------     3 197            952         2 245         3 013           384          5 642          671        6 155
-----------------------------------------------------------------------------------------------------------------------

               CAPITALIZATION (millions of dollars & %)

                                       Preferred &
                                        Preference         Preferred
                                       Stock, with       Stock, without
                                        Mandatory          Mandatory
                   Common Stock         Redemption         Redemption
    Year              Equity            Provisions         Provisions        Long-Term Debt      Total
-------------------------------------------------------------------------------------------------------
1996 ------      $1 045        27%     186         5%     238         6%     2 441        62%    $3 910
1995 ------       1 127        26      215         5      241         6      2 666        63      4 249
1994 ------       1 058        26      246         6      241         6      2 543        62      4 088
1993 ------       1 040        24      285         7      241         5      2 793        64      4 359
1992 ------       1 865        39      314         6      144         3      2 515        52      4 838
1986 ------       1 844        40      339         7      144         3      2 311        50      4 638
-------------------------------------------------------------------------------------------------------

(c) Includes write-off of Perry Unit 2 of $351 million.

(d) Reduced by net energy used by the Seneca Pumped Storage Plant for pumping.

                                 TOLEDO EDISON
                              FINANCIAL STATEMENTS
                               FOR THE YEAR ENDED
                               DECEMBER 31, 1996

MANAGEMENT'S FINANCIAL ANALYSIS

OUTLOOK

STRATEGIC PLAN

In early 1994, Centerior Energy Corporation (Centerior Energy), along with The Toledo Edison Company (Company) and The Cleveland Electric Illuminating Company (Cleveland Electric), created a strategic plan to achieve the twin goals of strengthening their financial conditions and improving their competitive positions. The Company and Cleveland Electric are the two wholly owned electric utility subsidiaries of Centerior Energy. The plan's objectives relate to the combined operations of all three companies. To meet these goals, we seek to maximize share owner return on Centerior Energy common stock, achieve profitable revenue growth, become a leader in customer satisfaction, build a winning employee team and attain increasingly competitive supply costs. During 1996, the third year of the eight-year plan, we made strong gains toward reaching some plan objectives but need significant improvement on others.

A major step taken to reach the twin goals was Centerior Energy's agreement to merge with Ohio Edison Company (Ohio Edison) to form a new holding company called FirstEnergy Corp. (FirstEnergy). The proposed merger, combined with good operating performance, a successful price increase and the accelerated paydown of debt, resulted in a significant stock price gain, such that the total return to Centerior Energy common stock share owners during 1996 was 33%. The merger is expected to better position the merged companies to meet coming competitive challenges.

Revenue growth is a key objective of the plan, from pricing actions as well as market expansion.

In April 1996, The Public Utilities Commission of Ohio (PUCO) approved in full the $119 million price increases requested by the Company and Cleveland Electric ($35 million and $84 million, respectively). The primary purpose of the increases was to provide additional revenues to recover all the costs of providing electric service, including deferred costs, and provide a fair return to Centerior Energy common stock share owners. The additional revenues also provided cash to accelerate the redemption of debt and preferred stock.

Kilowatt-hour sales to the Company's retail customers increased by 1.6% compared to 1995 results as sales to industrial and commercial customers increased by 3% and 2.4%, respectively. Adjusted for weather, kilowatt-hour sales to commercial and residential customers increased by 4.7% and 1%, respectively.

Another key element of our revenue strategy is to offer long-term contracts to large industrial customers who might otherwise consider changing power suppliers. During 1996, we renewed and extended for seven to ten years contracts with many of our large industrial customers, including the six largest. While this strategy has resulted in lower prices for these customers, in the long run, it is expected to maximize share owner value by retaining our customer base in a changing industry. Prior to these renewals, 94% of our industrial base rate (nonfuel) revenues under contract was scheduled for renewal before 1999. Following the renewals, the comparable percentage is 19%. At year-end 1996, 61% of our industrial base rate revenues was under long-term contracts.

Northwest Ohio is recognized as one of the nation's leading areas in job creation and economic growth. New and expanded operations at businesses such as Delafoil/Phillips and Alcoa, as well as the development surrounding a new, major North Star BHP Steel facility, are adding to our opportunities for revenue growth. In 1996, we gained commitments on 23 economic development projects, representing almost $5 million in new and retained annual base rate revenues and over 3,000 new and retained jobs for Northwest Ohio.

Under the strategic plan, Centerior Energy and its subsidiaries are structured in six strategic business groups to better focus on competitiveness. During 1996, the Company reduced employment from about 1,800 to 1,600. Further reduction in our work force to about 1,400 is planned by year-end 1997. We also plan to reduce expenditures for operation and maintenance activities (exclusive of fuel and purchased power expenses) and capital projects from $384 million in 1996 to approximately $360 million in 1997 by continuing to streamline operations. We will continue to reduce our unit cost of fuel used for generating electricity, while safely improving the operating performance of our generation facilities.

Reducing fixed financing costs is another primary objective in strengthening the Company's financial and competitive position. In 1996, we reduced our fixed obligations for debt, preferred stock and generation facilities leases by $82 million. See Note 2. Interest expense and preferred dividends dropped $16 million. In the last three years, fixed obligations were reduced by $277 million.

In 1996, we reported earnings available for common stock of $40 million compared to $79 million in 1995. The reported decrease masks a $5 million increase in basic earnings from operations and a significant improvement in the quality of reported earnings. The decline in reported earnings is primarily attributable to the delay in implementing our price increase until late April, while we began at the end of 1995 to charge earnings for operating expenses and amortization of deferrals which the price increase was designed to recover. The price increase contributed approximately $14 million (after tax) more cash to our earnings in 1996. The change in regulatory accounting measures resulted in a $47 million decrease in reported earnings for 1996 versus 1995. In addition, 1996 results included noncash charges against earnings of $11 million after tax for the disposition of inventory and write-down of inactive production facilities. The full benefit of our $35 million price increase, substantial reductions in operation and maintenance expenses and a continuing decline in interest charges are expected to result in improvement in earnings and cash flow from operations in 1997.

PENDING MERGER WITH OHIO EDISON

On September 16, 1996, Centerior Energy announced its merger with Ohio Edison in a stock-for-stock transaction. Centerior Energy share owners will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior Energy common stock owned, while Ohio Edison share owners will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock owned. Following the merger, FirstEnergy will directly hold all of the issued and outstanding common stock of the Company, Cleveland Electric and Ohio Edison.

FirstEnergy plans to account for the merger as a purchase in accordance with generally accepted accounting principles. If FirstEnergy elects to apply, or "push down", the effects of purchase accounting to the financial statements of the Company and Cleveland Electric, the Company and Cleveland Electric would record adjustments to: (1) reduce the carrying value of nuclear generating plant by $1.25 billion to fair value; (2) recognize goodwill of $865 million; (3) reduce common stock equity by $401 million; (4) reset retained earnings of the Company and Cleveland Electric to zero; and (5) reduce the related deferred federal income tax liability by $438 million. These amounts reflect FirstEnergy's estimates of the pro forma combined adjustments for the Company and Cleveland Electric as of September 30, 1996. The actual adjustments to be recorded could be materially different from these estimates. FirstEnergy has not decided whether to push down the effects of purchase accounting to the financial statements of the Company and Cleveland Electric if the merger with Ohio Edison is completed, nor has FirstEnergy estimated the allocations between the two companies if push-down accounting is elected.

We believe that the merger will create a company that is better positioned to compete in the electric utility industry than either Centerior Energy or Ohio Edison could on a stand-alone basis, enhancing long-term share owner value and providing customers with reliable service at more stable and competitive prices.

The combination of Centerior Energy and Ohio Edison is a natural alliance of two companies with adjoining service areas who already share many major generating units. FirstEnergy expects to reduce costs, maximize efficiencies and increase management flexibility in order to enhance revenues, cash flows and earnings and be a more effective competitor in the increasingly competitive electric utility industry.

FirstEnergy anticipates the merger will result in net savings for the combined companies of approximately $1 billion over ten years, in addition to the impact of cost reduction programs underway at both companies. The additional savings, which probably could not be achieved without the merger, will result primarily from the reduction of duplicative functions and positions, joint dispatch of generating facilities and procurement efficiencies. FirstEnergy expects reductions in labor costs to comprise slightly over half the estimated savings. In addition, FirstEnergy expects to reduce system-wide debt by at least $2.5 billion through the year 2000, yielding additional long-term savings in the form of lower interest expense.

The Company's share of the $1 billion of savings will permit the Company to reduce prices to its customers as discussed below under FirstEnergy Rate Plan. Absent the merger, the Company plans to achieve savings as well, but at a lower level, which is expected to allow prices to be frozen at current levels until at least 2002 despite inflationary pressures.

Various aspects of the merger are subject to the approval of the Federal Energy Regulatory Commission (FERC) and other regulatory authorities. Common stock share owners of Centerior Energy and Ohio Edison are expected to vote on approval of the merger agreement on March 27, 1997. The merger must be approved by the affirmative votes of the share owners of at least two-thirds of the outstanding shares of Ohio Edison common stock and a majority of the outstanding shares of Centerior Energy common stock. The merger is expected to be effective in late 1997.

FIRSTENERGY RATE PLAN

On January 30, 1997, the PUCO approved a Rate Reduction and Economic Development Plan (Plan) for the Company and Cleveland Electric to be effective upon the consummation of the Centerior Energy and Ohio Edison merger. The Plan would be null and void if the merger is not consummated. The rate order granting the April 1996 price increase will remain in full force and effect during the pendency of the merger or if the merger is not consummated.

The Plan calls for a base rate freeze through 2005 (except to comply with any significant changes in environmental, regulatory or tax laws), followed by an immediate $310 million (which represents a decrease of approximately 15% from current levels) base rate reduction in 2006 (the Company's share is expected to be $93 million); interim reductions beginning seven months after consummation of the merger of $3 per month increasing to $5 per month per residential customer by July 1, 2001; $105 million for economic development and energy efficiency programs (the Company's share is expected to be $35 million); earnings caps for regulatory purposes for the Company and Cleveland Electric; a commitment by FirstEnergy for a reduction, for regulatory accounting purposes, in nuclear and regulatory assets by the end of 2005 of at least $2 billion more than it otherwise would be, through revaluing facilities or accelerating depreciation and amortization; and a freeze in fuel cost factors until December 31, 2005, subject to PUCO review at year-end 2002 and annual inflation adjustments. The Plan permits the Company and Cleveland Electric to dispose of generating assets subject to notice and possible PUCO approval, and to enter into associated power purchase arrangements.

Total price savings for the Company's customers of about $111 million are anticipated over the term of the Plan, as summarized below, excluding potential economic devel-opment benefits and assuming that the merger takes place on December 31, 1997. The total price savings for customers of the Company and Cleveland Electric are expected to be about $391 million.

                       Year                           Amount
-------------------------------------------------- ------------
                                                   (millions of
                                                     dollars)
1998______________________________________________     $  6
1999______________________________________________       10
2000______________________________________________       12
2001______________________________________________       15
2002______________________________________________       17
2003______________________________________________       17
2004______________________________________________       17
2005______________________________________________       17
                                                   --------
    Total_________________________________________     $111
                                                   ========

Under the Plan's earnings cap, the Company and Cleveland Electric will be permitted to earn up to an 11.5% return on common stock equity for regulatory purposes during calendar years prior to 2000, 12% during calendar years 2000 and 2001, and 12.59% during calendar years 2001 through 2005. The regulatory return on equity is generally expected to be lower than the return on equity calculated for financial reporting purposes due to the calculation methodology defined by the Plan and, as discussed in the next paragraph, anticipated differences in accounting for the Plan for financial reporting versus regulatory purposes. If for any calendar year the regulatory return on equity exceeds the specified level, the excess will be credited to customers, first through a reduction in Percentage of Income Payment Plan (PIPP) arrearages and then as a credit to base rates. PIPP is a deferred payment program for low-income residential customers.

The Plan requires, for regulatory purposes, a revaluation of or an accelerated reduction in the investment in nuclear plant and certain regulatory assets of the Company and Cleveland Electric (excluding amounts due from customers for future federal income taxes) by at least $2 billion by the end of 2005. FirstEnergy has not yet determined each company's estimated share of the $2 billion. Only a portion of the $2 billion of accelerated costs is expected to be charged against the two companies' earnings for financial reporting purposes by 2005.

FirstEnergy believes that the Plan will not provide for the full recovery of costs and a fair return on investment associated with the nuclear operations of the Company and Cleveland Electric. Pursuant to the PUCO's order, FirstEnergy is required to submit to the PUCO staff the regulatory accounting and cost recovery details for implementing the Plan. After approval of such details by the PUCO staff, FirstEnergy expects that the Company and Cleveland Electric will discontinue the application of Statement of Financial Accounting Standards
(SFAS) 71 for their nuclear operations if and when consummation of the merger becomes probable. The remainder of their business is expected to continue to comply with the provisions of SFAS 71. At the time the merger is probable, the Company and Cleveland Electric would be required to write off certain of their regulatory assets for financial reporting purposes. The write-off amounts would be determined at that time. FirstEnergy estimates the write-off amounts for the Company and Cleveland Electric will total approximately $750 million. The Company's share of the write-off is expected to be about one-third of this amount. Under the Plan, some or all of this write-off cannot be applied toward the $2 billion regulatory commitment discussed above. For financial reporting purposes, nuclear generating units are not expected to be impaired. If events cause either the Company or Cleveland Electric or both companies to conclude they no longer meet the criteria for applying SFAS 71 for the remainder of their business, they would be required to write off their remaining regulatory assets and measure all other assets for impairment. For a discussion of the criteria for complying with SFAS 71, see Note 7(a).

APRIL 1996 RATE ORDER

In its April 1996 order, the PUCO granted price increases of $35 million and $84 million in annualized revenues to the Company and Cleveland Electric, respectively. The Company and Cleveland Electric intend to freeze rates at existing levels until at least 2002, although they are not precluded from requesting further price increases. In the order, the PUCO provided for recovery of all regulatory assets in the approved rates, and the Company and Cleveland Electric continue to comply with the provisions of SFAS 71.

In connection with its order, the PUCO recommended that the Company and Cleveland Electric write down certain assets for regulatory purposes by an aggregate of $1.25 billion through 2001. If the merger is consummated, the Company and Cleveland Electric believe acceleration of $2 billion of costs under the Plan would fully satisfy this recommendation. The Company and Cleveland Electric agree with the concept of accelerating the recognition of costs and the recovery of assets as such concept is consistent with the strategic objective to become more competitive. However, the Company and Cleveland Electric believe that such acceleration must also be consistent with the reduction of debt and the opportunity for Centerior Energy common stock share owners to receive a fair return on their investment. Consideration of whether to implement a plan responsive to the PUCO's recommendation to revalue assets by $1.25 billion is pending the merger with Ohio Edison.

Notwithstanding the pending merger with Ohio Edison and discussions with regulators concerning the effect of the Plan on the Company's nuclear generating assets, we believe it is reasonable to expect that rates will be set at levels that will recover all current and anticipated costs associated with the Company's nuclear operations, including all associated regulatory assets, and such rates can be charged to and collected from customers. If there is a change in our evaluation of the competitive environment, regulatory framework or other factors, or if the PUCO significantly reduces the value of the Company's assets or reduces the approved return on common stock equity of 12.59% and overall rate of return of 10.06%, or both, for future regulatory purposes, the Company may be required to record material charges to earnings.

MERGER OF THE COMPANY INTO CLEVELAND ELECTRIC

In October 1996, the FERC authorized the merger of the Company into Cleveland Electric. The merger agreement between Centerior Energy and Ohio Edison requires the approval of Ohio Edison prior to consummation of the proposed merger of the Company into Cleveland Electric. Ohio Edison has not yet made a decision. See
Note 16.

COMPETITION

Structural changes in the electric utility industry from actions by both federal and state regulatory bodies are continuing to place downward pressure on prices and increase competition for customers. The Company's nuclear plant licenses have required open-access transmission for its wholesale customers for 20 years. More recently, the Federal Energy Policy Act of 1992 initiated broader access to utility transmission systems and, in 1996, the FERC adopted rules relating to open-access transmission services. The open-access rules require utilities to deliver power from other utilities or generation sources to their wholesale customers at nondiscriminatory prices.

A number of states have enacted transition legislation which provides for introduction of competition for retail electric business and recovery of stranded investment. Several groups in Ohio are studying the possible introduction of retail wheeling and stranded investment recovery. Retail wheeling occurs when a customer obtains power from a utility company other than its local utility. The term "stranded investment" generally refers to fixed costs approved for recovery under traditional regulatory methods that would become unrecoverable, or "stranded", as a result of legislative changes which allow for widespread competition. The PUCO is sponsoring discussions among a group of business, utility and consumer interests to explore ways of promoting competitive options without unduly harming the interests of utility company share owners or customers. The PUCO also has introduced two pilot projects, both intended as initial steps to introduce competitive elements into the Ohio electric utility business.

A bill to restructure the electric utility industry in Ohio has been introduced in the Ohio House of Representatives. A bipartisan committee from both legislative houses has been formed to study the issue. Centerior Energy presented the Company's model for customer choice, called Energy Choice, to the PUCO discussion group in August 1996. Under this model, full retail competition should be introduced by 2002, but two essential elements, recovery of stranded investment and levelization of tax burdens among energy suppliers, must be resolved in the interim to assure share owners' recovery of and a fair return on their investments.

Although competitive pressures are increasing, the traditional regulatory framework remains in place and is expected to continue for the foreseeable future. We cannot predict when and to what extent retail wheeling or other forms of competition will be allowed. We believe that pure competition (unrestricted retail wheeling for all customer classifications) is at least several years away and that any transition to pure competition will be in phases. The FERC and the PUCO have acknowledged the need to provide at least partial recovery of stranded investment as greater competition is permitted and, therefore, we believe that there will be a mechanism developed for the recovery of at least some stranded investment. However, due to the uncertainty involved, there is a risk in connection with the introduction of retail wheeling that some of the Company's assets may not be fully recovered.

Competition from municipal electric suppliers for retail business in our service area is producing both favorable and unfavorable results in our business. All existing customers in the City of Clyde now have the right to choose between the municipal supplier and the Company, as a result of a November 1996 referendum overturning a Clyde ordinance limiting such choice. In the City of Toledo, City Council funded a consultant's study of alternatives to our service. A draft of the consultant's report states that, if Centerior Energy and Ohio Edison merge, a municipal system in Toledo could not compete with the Company because of the rate reductions contained in the Plan approved by the PUCO. The consultant's draft report also states that, if the merger does not occur, a municipal system could be competitive with the Company in one portion of the City. However, errors have been found in the draft report which may change the content of the final consultant's report. The final report will be considered by the City's Electric Franchise Review Committee before making its recommendation to City Council later in 1997. Municipal expansion activity continues in areas surrounding several towns serviced by municipal systems in our service area. We continue to pursue legal remedies to halt illegal municipal expansion in our service area.

The merger with Ohio Edison and the benefits of the Plan to our customers are expected to better position us to deal with the structural changes taking place in the industry and to improve our competitive position with respect to municipalization.

NUCLEAR OPERATIONS

The Company has interests in three nuclear generating units -- Davis-Besse Nuclear Power Station (Davis-Besse), Perry Nuclear Power Plant Unit 1 (Perry Unit 1) and Beaver Valley Power Station Unit 2 (Beaver Valley Unit 2) -- and operates the first one. Cleveland Electric operates Perry Unit 1.

All three units were out of service temporarily for refueling during 1996; thus, plant availability factors for Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2 were 85%, 76% and 70%, respectively, for 1996. The 1994-1996 availability factors for the units were 91%, 72%, and 85%, for Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2, respectively. The comparable industry averages for a three-year period (as of August 31, 1996) are 82% for pressurized water reactors such as Davis-Besse and Beaver Valley Unit 2 and 78% for boiling water reactors such as Perry Unit 1. Davis-Besse established a plant record with its 509-day continuous run at or near full capacity before shutting down for its scheduled refueling outage in April 1996.

A significant part of the strategic plan involves ongoing efforts to increase the availability and lower the cost of production of our nuclear units. In 1996, we continued our progress toward increasing long-term unit availability while continuing to lower production costs. The goal of our nuclear improvement program is for Cleveland Electric to replicate Davis-Besse's operational excellence and cost reduction gains at Perry Unit 1, while improving performance ratings.

Our nuclear units may be impacted by activities or events beyond our control. Operating nuclear units have experienced unplanned outages or extensions of scheduled outages because of equipment problems or new regulatory requirements. A major accident at a nuclear facility anywhere in the world could cause the Nuclear Regulatory Commission (NRC) to limit or prohibit the operation or licensing of any domestic nuclear unit. If one of our nuclear units is taken out of service for an extended period for any reason, including an accident at such unit or any other nuclear facility, we cannot predict whether regulatory authorities would impose unfavorable rate treatment. Such treatment could include taking our affected unit out of rate base, thereby not permitting us to recover our investment in and earn a return on it, or disallowing certain construction or maintenance costs. An extended outage coupled with unfavorable rate treatment could have a material adverse effect on our financial condition, cash flows and results of operations. Premature plant closings could also have a material adverse effect on our financial condition, cash flows and results of operations because the estimated cost to decommission a plant exceeds the current funding in the decommissioning trust.

HAZARDOUS WASTE DISPOSAL SITES

The Company is aware of its potential involvement in the cleanup of several sites. Although these sites are not on the Superfund National Priorities List, they are generally being administered by various governmental entities in the same manner as they would be administered if they were on such list. Allegations that the Company disposed of hazardous waste at these sites, and the amount involved, are often unsubstantiated and subject to dispute. Federal law provides that all "potentially responsible parties" (PRPs) for a particular site be held liable on a joint and several basis. If the Company were held liable for 100% of the cleanup costs of all the sites referred to above, the cost could be as high as $115 million. However, we believe that the actual cleanup costs will be substantially lower than $115 million, that the Company's share of any cleanup costs will be substantially less than 100% and that most of the other PRPs are financially able to contribute their share. The Company has accrued a liability totaling $3 million at December 31, 1996 based on estimates of the costs of cleanup and its proportionate responsibility for such costs. We believe that the ultimate outcome of these matters will not have a material adverse effect on our financial condition, cash flows or results of operations.

A new Statement of Position issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, Inc. effective January 1, 1997 provides guidance on the recognition and disclosure of environmental remediation liabilities. Adoption of the statement in 1997 is not expected to have a material adverse effect on our financial condition or results of operations.

COMMON STOCK DIVIDENDS

The Company has not paid a common stock dividend to Centerior Energy since February 1991. From 1993 through November 1996, the Company was prohibited from paying a common stock dividend by a provision in its mortgage. See Capital Resources and Liquidity-Liquidity below. The declaration and payment of future common stock dividends is at the discretion of the Company's Board of Directors, subject to applicable legal restrictions.

CAPITAL RESOURCES AND LIQUIDITY

1994-1996 CASH REQUIREMENTS

We need cash for normal corporate operations (including the payment of dividends), retirement of maturing securities, and an ongoing program of constructing and improving facilities to meet demand for electric service and to comply with government regulations. Our cash construction expenditures totaled $41 million in 1994, $53 million in 1995 and $47 million in 1996. Our debt and preferred stock maturities and sinking fund requirements totaled $57 million in 1994, $83 million in 1995 and $58 million in 1996. In addition, we optionally redeemed $184 million of securities in the 1994-1996 period, including $94 million of tax-exempt issues refunded in 1995.

As discussed in Note 1(j), in May 1996, the Company and Cleveland Electric began to sell on a daily basis substantially all of their retail customer accounts receivables and unbilled revenue receivables to Centerior Funding Corporation (Centerior Funding), a wholly owned subsidiary of Cleveland Electric. In July 1996, Centerior Funding issued $150 million in AAA-rated accounts receivable-backed investor certificates due in 2001 with an interest rate of 7.2%. The Company's share of the net proceeds from the accounts receivable securitization was used to redeem higher-cost securities and for general corporate purposes.

As a result of these activities, the embedded cost of the Company's debt at the end of 1996 declined to 9.13% versus 9.23% in 1995 and 9.48% in 1994.

The Company is a party to a $125 million revolving credit facility which was renewed in May 1996 for a one-year term. In 1996, portions of the nuclear fuel lease financing vehicles for the Company and Cleveland Electric matured: $84 million of intermediate-term notes in September and a $150 million letter of credit supporting short-term borrowing in October. These facilities were replaced by $100 million of intermediate-term notes and a $100 million two-year letter of credit. The net reduction in the facility size results from lower nuclear fuel financing requirements.

1997 AND BEYOND CASH REQUIREMENTS

Our anticipated 1997 cash requirements for construction are $61 million. Debt and preferred stock maturities and sinking fund requirements are $51 million. Of this amount, $10 million are for a tax-exempt issue secured by first mortgage bonds and subject to optional tender by the owners on November 1, 1997, which we expect to replace with a similar issue at a substantially lower interest rate. We expect to meet remaining requirements with internal cash generation and cash reserves. We also expect to be able to optionally redeem more debt in 1997 than we did in 1996.

We expect to meet all of our 1998-2001 cash requirements with internal cash generation. Estimated cash requirements for our construction program during this period total $213 million. Debt and preferred stock maturities and sinking fund requirements total $207 million for the same period. If economical, additional securities may be redeemed with funding expected to be provided through internal cash generation.

Consummation of the merger with Ohio Edison is expected to reduce the Company's cash construction requirements and improve its ability to redeem fixed obligations.

LIQUIDITY

Net cash flow from operating activities in 1996 was significantly increased from 1995 by implementation of the price increase effective in April 1996. A part of the net proceeds from our accounts receivable securitization of $78 million was used to redeem other higher-cost securities, producing net savings in our overall cost of borrowing. In 1996, we reduced our fixed obligations for debt, preferred stock and generation facilities leases by $82 million. At year-end 1996, we had $81 million in cash and temporary cash investments, down from $94 million at year-end 1995.

Additional first mortgage bonds may be issued by the Company under its mortgage on the basis of property additions, cash or refundable first mortgage bonds. If the applicable interest coverage test is met, the Company may issue first mortgage bonds on the basis of property additions and, under certain circumstances, refundable bonds. At December 31, 1996, the Company would have been permitted to issue approximately $148 million of additional first mortgage bonds. If FirstEnergy elects to apply purchase accounting to the Company if the merger with Ohio Edison is completed, the Company's first mortgage bond capacity would be adversely affected.

There are no restrictions on the Company's ability to issue preference stock. Under its articles of incorporation, the Company cannot issue preferred stock unless certain earnings coverage requirements are met. Based on its 1996 earnings, the Company could not issue additional preferred stock.

The Company and Cleveland Electric have $273 million in financing vehicles to support their nuclear fuel leases, $83 million of which mature in 1997. Replacement financing for the maturing issues may not be needed in 1997. The Company is a party to a $125 million revolving credit facility which is expected to be renewed when it matures in May 1997.

Current credit ratings for the Company are as follows:

                                        Standard       Moody's
                                        & Poor's      Investors
                                       Corporation  Service, Inc.
                                       -----------  -------------
First mortgage bonds____________________    BB           Ba2
Subordinate debt________________________     B+           B1
Preferred stock_________________________     B            b2

Following the FirstEnergy merger announcement, both rating agencies placed the Company's securities on credit watch with positive implications.

Federal law prohibits the Company from paying dividends out of capital accounts. The Company has since 1993 declared and paid preferred stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, the Company had a deficit in its retained earnings. At December 31, 1996, the Company had $223 million of appropriated retained earnings for the payment of dividends. The Company also has a provision in its mortgage applicable to approximately $94 million of outstanding first mortgage bonds ($31 million of which mature in August 1997) that requires common stock dividends to be paid out of its total balance of retained earnings, which had been a deficit from 1993 through November 1996.

As part of a routine audit, the FERC is considering statements which it requested and received from the Company and Cleveland Electric supporting the payment of dividends out of appropriated current net income included in retained earnings while total retained earnings were a deficit. At December 31, 1996, the Company's total retained earnings were $5 million. The final disposition of this issue is a factor expected to be considered by FirstEnergy in deciding whether to apply purchase accounting to the Company and Cleveland Electric, one effect of which would be to reset retained earnings to zero. If the merger is not consummated or if FirstEnergy determines not to apply purchase accounting to the two companies, the Company and Cleveland Electric intend to continue to support their position and pursue all available alternatives to allow them to continue the declaration and payment of dividends.

RESULTS OF OPERATIONS

1996 VS. 1995

Factors contributing to the 2.7% increase in 1996 operating revenues are as follows:

                                                    Millions
    Increase (Decrease) in Operating Revenues      of Dollars
-------------------------------------------------- -----------
  Base Rates___________________________________        $11
  KWH Sales Volume and Mix_____________________         11
  Wholesale Revenues___________________________          4
  Fuel Cost Recovery Revenues__________________          1
  Miscellaneous Revenues_______________________         (4)
                                                       ---
      Total____________________________________        $23
                                                       ===

The increase in 1996 base rates revenues resulted primarily from the April 1996 rate order issued by the PUCO for the Company as discussed under Outlook-April 1996 Rate Order and in Note 7(b). The impact of the April 1996 price increase was offset by a change in the implementation of summer prices. As a result of this change, higher summer prices were in effect for most customers from June through September 1996. Previously, higher summer prices were in effect from May through September. Consequently, base rates revenues for the May 1996 billing period were lower relative to the May 1995 amount. Renegotiated
contracts for   certain large industrial customers also resulted in a decrease in base revenues which partially offset the effect of the general price increase. Although total kilowatt-hour sales decreased 0.9% in 1996 from the 1995 amount, industrial and commercial kilowatt-hour sales increased 3% and 2.4%, respectively. Residential kilowatt-hour sales decreased 0.9% primarily because of the cooler summer weather. The industrial sales growth reflected increased sales to petroleum refineries, large primary metal and glass manufacturers, and the broad-based, smaller industrial customer group. On a weather-normalized basis, commercial and residential sales increased 4.7% and 1%, respectively. The number of commercial customers increased 3.4% in 1996. Other sales (including wholesale sales) decreased 8%. Wholesale revenues increased in 1996, although wholesale sales results were adversely affected by the Beaver Valley Unit 2 refueling outage in 1996. See Note 2 for a discussion of the Beaver Valley Unit 2 capacity sale to Cleveland Electric. A slight increase in 1996 fuel cost recovery revenues resulted from an increase in the fuel cost factors. The weighted average of these fuel cost factors increased approximately 1%.

For 1996, operating revenues were 27% residential, 22% commercial, 28% industrial and 23% other, and kilowatt-hour sales were 19% residential, 16% commercial, 39% industrial and 25% other. The average prices per kilowatt-hour for residential, commercial and industrial customers were 11.47, 10.82 and 5.87 cents, respectively.

Operating expenses increased 8% in 1996. The cessation of the Rate Stabilization Program deferrals and the commencement of their amortization in December 1995 resulted in the increase in the net amortization of deferred operating expenses. See Note 7(d). Depreciation and amortization expenses increased primarily because of a $4 million net increase in depreciation related to changes in depreciation rates, as discussed in Note 1(e), and the cessation of the accelerated amortization of unrestricted investment tax credits under the Rate Stabilization Program, which was reported in 1995 as a $5 million reduction of depreciation. Fuel and purchased power expenses increased because of increased purchased power requirements to meet retail customer sales throughout the year but particularly during the refueling outages of Perry Unit 1 and Davis-Besse in 1996. Other operation and maintenance expenses in 1996 included a $6 million one-time charge for the disposition of inventory as part of a reengineering of the supply chain process. Reengineering the supply chain process increases the use of technology, consolidates warehousing and uses just-in-time purchase and delivery. Federal income taxes decreased as a result of lower pretax operating income.

A nonoperating loss resulted in 1996 primarily from an $11 million write-down of two inactive production facilities, as discussed in Note 14, and the Company's share of merger-related expenses. The deferral of carrying charges related to the Rate Stabilization Program ended in November 1995. The federal income tax credit for nonoperating income increased in 1996 accordingly.

Interest charges and preferred dividend requirements decreased in 1996 because of the redemption of securities and refundings at favorable terms in 1996 and 1995.

1995 VS. 1994

Factors contributing to the 1% increase in 1995 operating revenues are as follows:

                                                     Millions
     Increase (Decrease) in Operating Revenues      of Dollars
--------------------------------------------------- ----------
  KWH Sales Volume and Mix __________________          $ 29
  Wholesale Revenues_________________________            (9)
  Fuel Cost Recovery Revenues________________           (10)
  Miscellaneous Revenues_____________________            (1)
                                                       ----
      Total__________________________________          $  9
                                                       ====


Total kilowatt-hour sales increased 2.2% in 1995 primarily because of the hot summer weather. Residential and commercial kilowatt-hour sales increased 5.2% and 2.2%, respectively, which included about 1% nonweather-related growth in residential sales. Industrial kilowatt-hour sales increased 1.8% on the strength of increased sales to large glass manufacturers and the broad-based, smaller industrial customer group. Other sales increased 0.5%. Weather accounted for approximately $13 million of the $21 million increase in 1995 base rate revenues. Wholesale revenues decreased because of the lower revenues associated with the Beaver Valley Unit 2 capacity sale to Cleveland Electric. Lower 1995 fuel cost recovery revenues resulted from favorable changes in the fuel cost factors. The weighted average of these fuel cost factors decreased approximately 6%.

For 1995, operating revenues were 27% residential, 21% commercial, 29% industrial and 23% other, and kilowatt-hour sales were 19% residential, 16% commercial, 37% industrial and 28% other. The average prices per kilowatt-hour for residential, commercial and industrial customers were 10.99, 10.51 and 6.09 cents, respectively. The changes from 1994 were not significant.

Operating expenses increased 0.1% in 1995. Federal income taxes increased as a result of higher pretax operating income. Fuel and purchased power expenses decreased because of lower purchased power requirements resulting from the increased availability of the nuclear generating units in 1995.

Interest charges and preferred dividends decreased in 1995 because of the redemption of securities and refundings at favorable terms in 1995 and 1994.

REPORT OF INDEPENDENT
PUBLIC ACCOUNTANTS

To the Share Owners and
Board of Directors of
The Toledo Edison Company:

We have audited the accompanying balance sheet and statement of capitalization of The Toledo Edison Company (a wholly owned subsidiary of Centerior Energy Corporation) as of December 31, 1996 and 1995, and the related statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Toledo Edison Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Cleveland, Ohio
February 14, 1997

INCOME STATEMENT                                       The Toledo Edison Company

                                                                        For the years ended
                                                                            December 31,
                                                                       ----------------------
                                                                       1996     1995     1994
                                                                       ----     ----     ----
                                                                       (millions of dollars)
OPERATING REVENUES (1)________________________________________         $897     $874     $865
                                                                       ----     ----     ----
OPERATING EXPENSES
  Fuel and purchased power ___________________________________          169      157      167
  Other operation and maintenance ____________________________          231      225      229
  Generation facilities rental expense, net __________________          104      104      104
                                                                       ----     ----     ----
     Total operation and maintenance _________________________          504      486      500
  Depreciation and amortization_______________________________           94       84       83
  Taxes, other than federal income taxes______________________           90       91       90
  Amortization of deferred operating expenses, net____________           17      (17)     (21)
  Federal income taxes________________________________________           36       42       33
                                                                       ----     ----     ----
                                                                        741      686      685
                                                                       ----     ----     ----
OPERATING INCOME_____________________________________________           156      188      180
                                                                       ----     ----     ----
NONOPERATING INCOME (LOSS)
  Allowance for equity funds used during construction________             1        1        1
  Other income and deductions, net___________________________           (10)       6        3
  Deferred carrying charges__________________________________            --       14       15
  Federal income taxes--credit (expense) ____________________             5       (2)      (2)
                                                                       ----     ----     ----
                                                                         (4)      19       17
                                                                       ----     ----     ----
INCOME BEFORE INTEREST CHARGES_______________________________           152      207      197
                                                                       ----     ----     ----
INTEREST CHARGES
  Debt interest                                                          96      111      116
  Allowance for borrowed funds used during construction______            (1)      (1)      (1)
                                                                       ----     ----     ----
                                                                         95      110      115
                                                                       ----     ----     ----
NET INCOME                                                               57       97       82
PREFERRED DIVIDEND REQUIREMENTS______________________________            17       18       20
                                                                       ----     ----     ----
EARNINGS AVAILABLE FOR COMMON STOCK__________________________          $ 40     $ 79     $ 62
                                                                       ====     ====     ====
---------------

(1) Includes revenues from all bulk power sales to Cleveland Electric of $105 million, $102 million and $111 million in 1996, 1995 and 1994, respectively.

RETAINED EARNINGS

                                                                         For the years ended
                                                                             December 31,
                                                                       ------------------------
                                                                       1996     1995      1994
                                                                       ----     -----     -----
                                                                        (millions of dollars)
RETAINED EARNINGS (DEFICIT) AT BEGINNING OF YEAR____________           $(35)    $(113)    $(175)
                                                                       ----     -----     -----
ADDITIONS
  Net income________________________________________________             57        97        82
DEDUCTIONS
  Preferred stock dividends declared and other______________            (17)      (19)      (20)
                                                                       ----     -----     -----
     Net Increase___________________________________________             40        78        62
                                                                       ----     -----     -----
RETAINED EARNINGS (DEFICIT) AT END OF YEAR__________________           $  5     $ (35)    $(113)
                                                                       ====     =====     =====

The accompanying notes are an integral part of these statements.

BALANCE SHEET

                                                                                         December 31,
                                                                                       ----------------
                                                                                        1996      1995
                                                                                       ------    ------
                                                                                    (millions of dollars)
ASSETS
PROPERTY, PLANT AND EQUIPMENT
  Utility plant in service_____________________________________________________        $2,929    $2,896
     Less: accumulated depreciation and amortization___________________________         1,020       942
                                                                                       ------    ------
                                                                                        1,909     1,954
  Construction work in progress________________________________________________            22        28
                                                                                       ------    ------
                                                                                        1,931     1,982
  Nuclear fuel, net of amortization __________________________________________             76        78
  Other property, less accumulated depreciation_______________________________              8        20
                                                                                       ------    ------
                                                                                        2,015     2,080
                                                                                       ------    ------
CURRENT ASSETS
  Cash and temporary cash investments ________________________________________             81        94
  Amounts due from customers and others, net _________________________________             13        68
  Amounts due from affiliates ________________________________________________             13        19
  Notes receivable from affiliates ___________________________________________             82        --
  Unbilled revenues __________________________________________________________              4        22
  Materials and supplies, at average cost_____________________________________
     Owned____________________________________________________________________             33        49
     Under consignment________________________________________________________             10        --
  Taxes applicable to succeeding years________________________________________             68        71
  Other_______________________________________________________________________              4         4
                                                                                       ------    ------
                                                                                          308       327
                                                                                       ------    ------
REGULATORY AND OTHER ASSETS
  Regulatory assets___________________________________________________________            928       978
  Nuclear plant decommissioning trusts________________________________________             64        52
  Other_______________________________________________________________________             42        37
                                                                                       ------    ------
                                                                                        1,034     1,067
                                                                                       ------    ------
       Total Assets                                                                    $3,357    $3,474
                                                                                       ======    ======

The accompanying notes are an integral part of this statement.

                                                       The Toledo Edison Company

                                                                                         December 31,
                                                                                       ----------------
                                                                                        1996      1995
                                                                                       ------    ------
                                                                                         (millions of
                                                                                       dollars)
CAPITALIZATION AND LIABILITIES
CAPITALIZATION
  Common stock equity_________________________________________________________         $  803    $  763
  Preferred stock
     With mandatory redemption provisions_____________________________________              3         5
     Without mandatory redemption provisions__________________________________            210       210
  Long-term debt______________________________________________________________          1,003     1,068
                                                                                       ------    ------
                                                                                        2,019     2,046
                                                                                       ------    ------
CURRENT LIABILITIES
  Current portion of long-term debt and preferred stock_______________________             51        58
  Current portion of nuclear fuel lease obligations___________________________             36        40
  Accounts payable____________________________________________________________             46        56
  Accounts and notes payable to affiliates____________________________________             30        53
  Accrued taxes_______________________________________________________________             73        78
  Accrued interest____________________________________________________________             22        24
  Other_______________________________________________________________________             20        20
                                                                                       ------    ------
                                                                                          278       329
                                                                                       ------    ------
DEFERRED CREDITS AND OTHER LIABILITIES
  Unamortized investment tax credits__________________________________________             75        79
  Accumulated deferred federal income taxes___________________________________            566       573
  Unamortized gain from Bruce Mansfield Plant sale____________________________            179       188
  Accumulated deferred rents for Bruce Mansfield Plant and Beaver Valley
    Unit 2____________________________________________________________________             39        54
  Nuclear fuel lease obligations______________________________________________             49        52
  Retirement benefits_________________________________________________________            102       103
  Other_______________________________________________________________________             50        50
                                                                                       ------    ------
                                                                                        1,060     1,099
                                                                                       ------    ------
       Total Capitalization and Liabilities                                            $3,357    $3,474
                                                                                       ======    ======

CASH FLOWS                                             The Toledo Edison Company

                                                                                 For the years ended
                                                                                    December 31,
                                                                              -------------------------
                                                                              1996      1995      1994
                                                                              -----     -----     -----
                                                                                 (millions of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES (1)
  Net Income                                                                  $  57     $  97     $  82
                                                                              ------    ------    ------
  Adjustments to Reconcile Net Income to Cash from Operating Activities:
     Depreciation and amortization_______________________________________        94        84        83
     Deferred federal income taxes_______________________________________        18        16        46
     Unbilled revenues___________________________________________________        (7)       --         3
     Deferred fuel_______________________________________________________         9        (3)        3
     Deferred carrying charges___________________________________________        --       (14)      (15)
     Leased nuclear fuel amortization____________________________________        33        54        44
     Amortization of deferred operating expenses, net____________________        17       (17)      (21)
     Allowance for equity funds used during construction_________________        (1)       (1)       (1)
     Changes in amounts due from customers and others, net_______________        (2)       (6)        1
     Net proceeds from accounts receivable securitization________________        78        --        --
     Changes in materials and supplies___________________________________         6         8        (2)
     Changes in accounts payable_________________________________________       (10)        8       (15)
     Changes in working capital affecting operations ____________________        (1)        4       (16)
     Other noncash items_________________________________________________       (10)        9        10
                                                                              -----     -----     -----
       Total Adjustments_________________________________________________       224       142       120
                                                                              -----     -----     -----
          Net Cash from Operating Activities_____________________________       281       239       202
                                                                              -----     -----     -----
CASH FLOWS FROM FINANCING ACTIVITIES (2)
  Notes payable to affiliates___________________________________________        (21)       21        --
  First mortgage bond issues____________________________________________         --        99        31
  Maturities, redemptions and sinking funds ____________________________        (73)     (215)      (98)
  Nuclear fuel lease obligations________________________________________        (39)      (44)      (49)
  Dividends paid________________________________________________________        (17)      (18)      (20)
  Premiums, discounts and expenses______________________________________         --        (6)       --
                                                                              -----     -----     -----
          Net Cash from Financing Activities____________________________       (150)     (163)     (136)
                                                                              -----     -----     -----
CASH FLOWS FROM INVESTING ACTIVITIES (2)
  Cash applied to construction__________________________________________        (47)      (53)      (41)
  Interest capitalized as allowance for borrowed funds used during
     construction_______________________________________________________         (1)       (1)       (1)
  Loans to affiliates___________________________________________________        (82)       --        --
  Contributions to nuclear plant decommissioning trusts_________________        (10)      (11)      (12)
  Other cash applied____________________________________________________         (4)       (5)       (6)
                                                                              -----     -----     -----
          Net Cash from Investing Activities____________________________       (144)      (70)      (60)
                                                                              -----     -----     -----
NET CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS_______________________        (13)        6         6
                                                                              -----     -----     -----
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF YEAR________________         94        88        82
                                                                              -----     -----     -----
CASH AND TEMPORARY CASH INVESTMENTS AT END OF YEAR______________________      $  81     $  94     $  88
                                                                              =====     =====     =====
---------------
(1) Interest paid (net of amounts capitalized) _________________________      $  92     $  93     $  94
                                                                              =====     =====     =====
     Federal income taxes paid__________________________________________      $  16     $  23     $   5
                                                                              =====     =====     =====

(2) Increases in Nuclear Fuel and Nuclear Fuel Lease Obligations in the Balance Sheet resulting from the noncash capitalizations under nuclear fuel agreements are excluded from this statement.

The accompanying notes are an integral part of this statement.

STATEMENT OF CAPITALIZATION                            The Toledo Edison Company

                                                                                                   December 31,
                                                                                                 -----------------
                                                                                                  1996       1995
                                                                                                 ------     ------
                                                                                                   (millions of
                                                                                                 dollars)
COMMON STOCK EQUITY:
  Common shares, $5 par value: 60 million authorized; 39.1 million outstanding in 1996 and
    1995____________________________________________________________________________________     $  196     $  196
  Premium on capital stock__________________________________________________________________        481        481
  Other paid-in capital_____________________________________________________________________        121        121
  Retained earnings (deficit)_______________________________________________________________          5        (35)
                                                                                                 ------     ------
      Total Common Stock Equity                                                                     803        763
                                                                                                 ------     ------

                                                                                   Current
                                                                  1996 Shares     Call Price
                                                                  Outstanding     Per Share
                                                                  -----------     ----------
PREFERRED STOCK:
  $100 par value, 3,000,000 preferred shares authorized;
    $25 par value, 12,000,000 preferred shares authorized
    Subject to mandatory redemption:
                   $100 par  $9.375_____________________________      50,200       $100.99            5          7
    Less: Current maturities                                                                          2          2
                                                                                                 ------     ------
      Total Preferred Stock, with Mandatory
         Redemption Provisions__________________________________                                      3          5
                                                                                                 ------     ------
    Not subject to mandatory redemption:
                   $100 par $4.25 ______________________________     160,000        104.625          16         16
                             4.56 ______________________________      50,000        101.00            5          5
                             4.25 ______________________________     100,000        102.00           10         10
                             8.32 ______________________________     100,000        102.46           10         10
                             7.76 ______________________________     150,000        102.437          15         15
                             7.80 ______________________________     150,000        101.65           15         15
                             10.00______________________________     190,000        101.00           19         19
                     25 par  2.21 ______________________________   1,000,000         25.25           25         25
                             2.365______________________________   1,400,000         27.75           35         35
                             Series A Adjustable _______________   1,200,000         25.00           30         30
                             Series B Adjustable _______________   1,200,000         25.00           30         30
                                                                                                 ------     ------
      Total Preferred Stock, without Mandatory
         Redemption Provisions                                                                      210        210
                                                                                                 ------     ------

LONG-TERM DEBT:
  First mortgage bonds:
     6.125% due 1997 __________________________________________________________________________      31         31
     7.250% due 1999 __________________________________________________________________________      85        100
     7.500% due 2002 __________________________________________________________________________      26         26
     8.000% due 2003 __________________________________________________________________________      36         36
     7.875% due 2004 __________________________________________________________________________     145        145
                                                                                                 ------     ------
                                                                                                    323        338
                                                                                                 ------     ------

  Tax-exempt issues secured by first mortgage bonds:
    10.000% due 1998__________________________________________________________________________        1          1
     3.700% due 2011**________________________________________________________________________       31         31
     8.000% due 2019__________________________________________________________________________       67         67
     7.625% due 2020__________________________________________________________________________       45         45
     7.750% due 2020__________________________________________________________________________       54         54
     7.400% due 2022__________________________________________________________________________       31         31
     9.875% due 2022***_______________________________________________________________________       10         10
     7.550% due 2023__________________________________________________________________________       37         37
     6.875% due 2023__________________________________________________________________________       20         20
     8.000% due 2023__________________________________________________________________________       50         50
                                                                                                 ------     ------
                                                                                                    346        346
                                                                                                 ------     ------


The accompanying notes are an integral part of this statement.

                                                                                                   December 31,
                                                                                                 -----------------
                                                                                                  1996       1995
                                                                                                 ------     ------
                                                                                                   (millions of
                                                                                                     dollars)
LONG-TERM DEBT: (CONTINUED)
  Medium-term notes secured by first mortgage bonds:
     9.050% due 1996 ___________________________________________________________________             --         10
     9.000% due 1996 ___________________________________________________________________             --          3
     9.300% due 1998 ___________________________________________________________________             26         26
     8.000% due 1998 ___________________________________________________________________              7          7
     7.940% due 1998 ___________________________________________________________________              5          5
     8.470% due 1999 ___________________________________________________________________              4          4
     7.720% due 1999 ___________________________________________________________________             15         15
     7.500% due 2000 ___________________________________________________________________              *          *
     7.380% due 2000 ___________________________________________________________________             14         14
     7.460% due 2000 ___________________________________________________________________             17         17
     9.500% due 2001 ___________________________________________________________________             21         21
     8.500% due 2001 ___________________________________________________________________              8          8
     8.620% due 2002 ___________________________________________________________________              7          7
     8.650% due 2002 ___________________________________________________________________              5          5
     8.180% due 2002 ___________________________________________________________________             17         17
     7.820% due 2003 ___________________________________________________________________             37         37
     7.850% due 2003 ___________________________________________________________________             15         15
     7.760% due 2003 ___________________________________________________________________              5          5
     7.910% due 2003 ___________________________________________________________________              3          3
     7.780% due 2003 ___________________________________________________________________              1          1
    10.000% due 2021 ___________________________________________________________________             15         15
     9.220% due 2021 ___________________________________________________________________             15         15
                                                                                                 ------     ------
                                                                                                    237        250
  Tax-exempt notes:                                                                              ------     ------
     5.750% due 2003 ___________________________________________________________________              4          4
    10.000% due 2010 ___________________________________________________________________              1          1
                                                                                                 ------     ------
                                                                                                      5          5
                                                                                                 ------     ------
  Bank loans secured by subordinate mortgage:
     9.050% due 1996 ___________________________________________________________________             --         25
     7.500% due 1996 ___________________________________________________________________             --          2
                                                                                                 ------     ------
                                                                                                     --         27
                                                                                                 ------     ------
  Notes secured by subordinate mortgage:
    10.060% due 1996 ___________________________________________________________________             --         14
     8.750% due 1997 ___________________________________________________________________              8         11
                                                                                                 ------     ------
                                                                                                      8         25
                                                                                                 ------     ------
  Debentures:
     8.700% due 2002 ___________________________________________________________________            135        135
                                                                                                 ------     ------
  Unamortized premium (discount), net __________________________________________________             (2)        (2)
                                                                                                 ------     ------
                                                                                                  1,052      1,124
    Less: Current maturities ___________________________________________________________             49         56
                                                                                                 ------     ------
      Total Long-Term Debt _____________________________________________________________          1,003      1,068
                                                                                                 ------     ------
  TOTAL CAPITALIZATION__________________________________________________________________         $2,019     $2,046
                                                                                                 ======     ======

---------------

  * Denotes debt of less than $1 million.
 ** Denotes variable rate issue with December 31, 1996 interest rate shown. *** Subject to optional tender by the owners on November 1, 1997.

NOTES TO THE FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) GENERAL

The Company is an electric utility serving Northwest Ohio and a wholly owned subsidiary of Centerior Energy. The Company follows the Uniform System of Accounts prescribed by the FERC and adopted by the PUCO. Rate-regulated utilities are subject to SFAS 71 which governs accounting for the effects of certain types of rate regulation. Pursuant to SFAS 71, certain incurred costs are deferred for recovery in future rates. See Note 7(a).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The estimates are based on an analysis of the best information available. Actual results could differ from those estimates.

The Company is a member of the Central Area Power Coordination Group (CAPCO). Other members are Cleveland Electric, Duquesne Light Company, Ohio Edison and its wholly owned subsidiary, Pennsylvania Power Company. The members have constructed and operate generation and transmission facilities for their joint use.

(B) RELATED PARTY TRANSACTIONS

Operating revenues, operating expenses and interest charges include those amounts for transactions with affiliated companies in the ordinary course of business operations.

The Company's transactions with Cleveland Electric are primarily for firm power, interchange power, transmission line rentals and jointly owned power plant operations and construction. See Notes 2 and 3. As discussed in Note 1(j), beginning in May 1996, Cleveland Electric's wholly owned subsidiary, Centerior Funding, began serving as the transferor in connection with the accounts receivable securitization for the Company and Cleveland Electric.

Centerior Service Company (Service Company), a wholly owned subsidiary of Centerior Energy, provides management, financial, administrative, engineering, legal and other services at cost to the Company and other affiliated companies. The Service Company billed the Company $60 million, $67 million and $59 million in 1996, 1995 and 1994, respectively, for such services.

(C) REVENUES

Customers are billed on a monthly cycle basis for their energy consumption based on rate schedules or contracts authorized by the PUCO or on ordinances of individual municipalities. An accrual is made at the end of each month to record the estimated amount of unbilled revenues for kilowatt-hours sold in the current month but not billed by the end of that month.

A fuel factor is added to the base rates for electric service. This factor is designed to recover from customers the costs of fuel and most purchased power. It is reviewed and adjusted semiannually in a PUCO proceeding. See Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan.

(D) FUEL EXPENSE

The cost of fossil fuel is charged to fuel expense based on inventory usage. The cost of nuclear fuel, including an interest component, is charged to fuel expense based on the rate of consumption. Estimated future nuclear fuel disposal costs are being recovered through base rates.

The Company defers the differences between actual fuel costs and estimated fuel costs currently being recovered from customers through the fuel factor. This matches fuel expenses with fuel-related revenues.

Owners of nuclear generating plants are assessed by the federal government for the cost of decontamination and decommissioning of nuclear enrichment facilities operated by the United States Department of Energy. The assessments are based upon the amount of enrichment services used in prior years and cannot be imposed for more than 15 years (to 2007). The Company has accrued a liability for its share of the total assessments. These costs have been recorded as a regulatory asset since the PUCO is allowing the Company to recover the assessments through its fuel cost factors. See Note 7(a).

(E) DEPRECIATION AND DECOMMISSIONING

The cost of property, plant and equipment is depreciated over their estimated useful lives on a straight-line basis. In its April 1996 rate order, the PUCO approved changes in depreciation rates for the Company. An increase in the depreciation rate for nuclear property from 2.5% to 2.95% increased annual depreciation expense approximately $8 million. A reduction in the composite depreciation rate for nonnuclear property from 3.36% to 3.13% decreased annual depreciation expense by approximately $2 million. The changes in depreciation rates were effective in April 1996 and resulted in a $4 million net increase in 1996 depreciation expense.

The Company accrues the estimated costs of decommissioning its three nuclear generating units. The accruals are required to be funded in an external trust. The PUCO requires that the expense and payments to the external trusts be determined on a levelized basis by dividing the unrecovered decommissioning costs in current dollars by the remaining years in the licensing period of each unit. This methodology requires that the net earnings on the trusts be reinvested therein with the intent of having net earnings offset inflation. The PUCO requires that the estimated costs of decommissioning and the funding level be reviewed at least every five years.

In April 1996, pursuant to the PUCO rate order, the Company decreased its annual decommissioning expense accruals to $10 million from the $11 million level in 1995. The accruals are reflected in current rates. The accruals are based on adjustments to updated, site-specific studies for each of the units completed in 1993 and 1994. These estimates reflect the DECON method of decommissioning (prompt decontamination), and the locations and cost characteristics specific to the units, and include costs associated with decontamination and dismantlement for each of the units. The estimate for Davis-Besse also includes the cost of site restoration. The adjustments to the updated studies which reduced the annual accruals beginning in April 1996 were attributable to changed assumptions on radioactive waste burial cost estimates and the exclusion of site restoration costs for Perry Unit 1 and Beaver Valley Unit 2. After the decommissioning of these units in the future, the two plant sites may be usable for new power production facilities or other industrial purposes.

The revised estimates for the units in current dollars and in dollars at the time of license expiration, assuming a 4% annual inflation rate, are as follows:

                                    License
                                   Expiration                Future
        Generating Unit               Year        Amount     Amount
-------------------------------    ----------     ------     ------
                                                    (millions of
                                                  dollars)
Davis-Besse______________________     2017         $166       $427
Perry Unit 1_____________________     2026           85        309
Beaver Valley Unit 2_____________     2027           44        165
                                                   ----       ----
      Total______________________                  $295       $901
                                                   ====       ====

The classification, Accumulated Depreciation and Amortization, in the Balance Sheet at December 31, 1996 includes $71 million of decommissioning costs previously expensed and the earnings on the external trust funding. This amount exceeds the Balance Sheet amount of the external Nuclear Plant Decommissioning Trusts because the reserve began prior to the external trust funding. The trust earnings are recorded as an increase to the trust assets and the related component of the decommissioning reserve (included in Accumulated Depreciation and Amortization).

The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry, including those of the Company, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) is reviewing the accounting for removal costs, including decommissioning. If current accounting practices are changed, the annual provision for decommissioning could increase; the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation; and trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense. The FASB issued an exposure draft on the subject on February 7, 1996 and continues to review the subject.

(F) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at original cost less amounts disallowed by the PUCO. Construction costs include related payroll taxes, retirement benefits, fringe benefits, management and general overheads and allowance for funds used during construction (AFUDC). AFUDC represents the estimated composite debt and equity cost of funds used to finance construction. This noncash allowance is credited to income. The AFUDC rate was 10.12% in 1996, 12.6% in 1995 and 9.87% in 1994.

Maintenance and repairs for plant and equipment are charged to expense as incurred. The cost of replacing plant and equipment is charged to the utility plant accounts. The cost of property retired plus removal costs, after deducting any salvage value, is charged to the accumulated provision for depreciation.

(G) DEFERRED GAIN AND LOSS FROM SALES OF UTILITY PLANT

The sale and leaseback transactions discussed in Note 2 resulted in a net gain for the sale of the Bruce Mansfield Generating Plant (Mansfield Plant) and a net loss for the sale of Beaver Valley Unit 2. The net gain and net loss were deferred and are being amortized over the terms of the leases. See Note 7(a). These amortizations and the lease expense amounts are reported in the Income Statement as Generation Facilities Rental Expense, Net.

(H) INTEREST CHARGES

Debt Interest reported in the Income Statement does not include interest on obligations for nuclear fuel under construction. That interest is capitalized. See Note 6.

Losses and gains realized upon the reacquisition or redemption of long-term debt are deferred, consistent with the regulatory rate treatment. See Note 7(a). Such losses and gains are either amortized over the remainder of the original life of the debt issue retired or amortized over the life of the new debt issue when the proceeds of a new issue are used for the debt redemption. The amortizations are included in debt interest expense.

(I) FEDERAL INCOME TAXES

The Company uses the liability method of accounting for income taxes in accordance with SFAS 109. See Note 8. This method requires that deferred taxes be recorded for all temporary differences between the book and tax bases of assets and liabilities. The majority of these temporary differences are attributable to property-related basis differences. Included in these basis differences is the equity component of AFUDC, which will increase future tax expense when it is recovered through rates. Since this component is not recognized for tax purposes, the Company must record a liability for its tax obligation. The PUCO permits recovery of such taxes from customers when they become payable. Therefore, the net amount due from customers through rates has been recorded as a regulatory asset and will be recovered over the lives of the related assets. See Note 7(a).

Investment tax credits are deferred and amortized over the lives of the applicable property as a reduction of depreciation expense.

(J) ACCOUNTS RECEIVABLE SECURITIZATION

In May 1996, the Company and Cleveland Electric began to sell on a daily basis substantially all of their retail customer accounts receivable and unbilled revenue receivables to Centerior Funding pursuant to a five-year asset-backed securitization agreement.

In July 1996, Centerior Funding completed a public sale of $150 million of receivables-backed investor certificates in a transaction that qualifies for sale accounting treatment for financial reporting purposes.

(K) MATERIALS AND SUPPLIES

In December 1996, the Company sold substantially all of its materials and supplies and fossil fuel inventories for certain generating units and other storage locations to an independent entity at book value. The buyer now provides all of these inventories under a consignment arrangement. In accordance with SFAS 49 accounting for product financing arrangements, the inventories continue to be reported as assets in the Balance Sheet even though the buyer owns the inventories since the Company has guaranteed to be a buyer of last resort.

(2) UTILITY PLANT SALE AND LEASEBACK TRANSACTIONS

The Company and Cleveland Electric are co-lessees of 18.26% (150 megawatts) of Beaver Valley Unit 2 and 6.5% (51 megawatts), 45.9% (358 megawatts) and 44.38% (355 megawatts) of Units 1, 2 and 3 of the Mansfield Plant, respectively. These leases extend through 2017 and are the result of sale and leaseback transactions completed in 1987.

Under these leases, the Company and Cleveland Electric are responsible for paying all taxes, insurance premiums, operation and maintenance expenses, and all other similar costs for their interests in the units sold and leased back. They may incur additional costs in connection with capital improvements to the units. The Company and Cleveland Electric have options to buy the interests back at certain times at a premium and at the end of the leases for the fair market value at that time or to renew the leases. The leases include conditions for mandatory termination (and possible repurchase of the leasehold interests) upon certain events of default.

As co-lessee with Cleveland Electric, the Company is also obligated for Cleveland Electric's lease payments. If Cleveland Electric is unable to make its payments under the Mansfield Plant leases, the Company would be obligated to make such payments. No such payments have been made on behalf of Cleveland Electric.

Future minimum lease payments under the operating leases at December 31, 1996 are summarized as follows:

                                          For          For
                                          the       Cleveland
                 Year                   Company     Electric
--------------------------------------  -------     ---------
                                        (millions of dollars)
1997_________________________________   $  102       $    63
1998_________________________________      102            63
1999_________________________________      108            70
2000_________________________________      111            76
2001_________________________________      111            75
Later Years                              1,696         1,170
                                        ------        ------
      Total Future Minimum Lease
        Payments_____________________   $2,230       $ 1,517
                                        ======       =======

Rental expense is accrued on a straight-line basis over the terms of the leases. The amount recorded in 1996, 1995 and 1994 as annual rental expense for the Mansfield Plant leases was $45 million. The amounts recorded in 1996,

1995 and 1994 as annual rental expense for the Beaver Valley Unit 2 lease were $63 million, $63 million and $64 million, respectively. See Note 1(g). Amounts charged to expense in excess of the lease payments are classified as Accumulated Deferred Rents in the Balance Sheet.

The Company is selling 150 megawatts of its Beaver Valley Unit 2 leased capacity entitlement to Cleveland Electric. Revenues recorded for this transaction were $99 million, $98 million and $108 million in 1996, 1995 and 1994, respectively. We anticipate that this sale will continue indefinitely. The future minimum lease payments through 2017 associated with Beaver Valley Unit 2 aggregate $1.265 billion.

(3) PROPERTY OWNED WITH OTHER UTILITIES AND INVESTORS

The Company owns, as a tenant in common with other utilities and those investors who are owner-participants in various sale and leaseback transactions (Lessors), certain generating units as listed below. Each owner owns an undivided share in the entire unit. Each owner has the right to a percentage of the generating capability of each unit equal to its ownership share. Each utility owner is obligated to pay for only its respective share of the construction costs and operating expenses. Each Lessor has leased its capacity rights to a utility which is obligated to pay for such Lessor's share of the construction costs and operating expenses. The Company's share of the operating expenses of these generating units is included in the Income Statement. The Balance Sheet classification of Property, Plant and Equipment at December 31, 1996 includes the following facilities owned by the Company as a tenant in common with other utilities and Lessors:

                                         Property,
                                         Plant and
                         Ownership       Equipment
                         Megawatts     (Exclusive of  Accumulated
    Generating Unit      (% Share)     Nuclear Fuel)  Depreciation
------------------------ ----------    -------------  -----------
                                       (millions of dollars)
Davis-Besse_____________ 429 (48.62%)     $   685        $ 235
Perry Unit 1____________ 238  (19.91)       1,048          244
Beaver Valley Unit 2 and
 Common Facilities
(Note 2)________________  13   (1.65)         209           58
                                          -------        -----
      Total_____________                  $ 1,942        $ 537
                                          =======        =====

(4) CONSTRUCTION AND CONTINGENCIES

(A) CONSTRUCTION PROGRAM

The estimated cost of the Company's construction program for the 1997-2001 period is $282 million, including AFUDC of $8 million and excluding nuclear fuel.

The Clean Air Act Amendments of 1990 (Clean Air Act) require, among other things, significant reductions in the emission of sulfur dioxide and nitrogen oxides by fossil-fueled generating units. Our strategy provides for compliance primarily through greater use of low-sulfur coal at some of our units and the use of emission allowances. Total capital expenditures from 1994 through 1996 in connection with Clean Air Act compliance amounted to $4 million. The plan will require additional capital expenditures over the 1997-2006 period of approximately $16 million for nitrogen oxide control equipment and other plant process modifications. In addition, higher fuel and other operation and maintenance expenses will be incurred. Recently proposed particulate and ozone ambient standards have the potential to increase future compliance costs.

(B) HAZARDOUS WASTE DISPOSAL SITES

The Company is aware of its potential involvement in the cleanup of several sites. The Company has accrued a liability totaling $3 million at December 31, 1996 based on estimates of the costs of cleanup and its proportionate responsibility for such costs. We believe that the ultimate outcome of these matters will not have a material adverse effect on our financial condition, cash flows or results of operations. See Management's Financial Analysis -- Outlook-Hazardous Waste Disposal Sites.

(5) NUCLEAR OPERATIONS AND CONTINGENCIES

(A) OPERATING NUCLEAR UNITS

The Company's three nuclear units may be impacted by activities or events beyond our control. An extended outage of one of our nuclear units for any reason, coupled with any unfavorable rate treatment, could have a material adverse effect on our financial condition, cash flows and results of operations. See the discussion of these and other risks in Management's Financial
Analysis -- Outlook-Nuclear Operations.

(B) NUCLEAR INSURANCE

The Price-Anderson Act limits the public liability of the owners of a nuclear power plant to the amount provided by private insurance and an industry assessment plan. In the event of a nuclear incident at any unit in the United States resulting in losses in excess of the level of private insurance (currently $200 million), the Company's maximum potential assessment under that plan would be $70 million per incident. The assessment is limited to $9 million per year for each nuclear incident. These assessment limits assume the other CAPCO companies contribute their proportionate share of any assessment for the generating units that they have an ownership or leasehold interest in.

The utility owners and lessees of Davis-Besse, Perry and Beaver Valley also have insurance coverage for damage to property at these sites (including leased fuel and cleanup costs). Coverage amounted to $1.3 billion for Davis-Besse and $2.75 billion for each of the Perry and Beaver Valley sites as of January 1, 1997. Damage to property could exceed the insurance coverage by a substantial amount. If it does, the Company's share of such excess amount could have a material adverse effect on its financial condition, cash flows and results of operations. In addition, the Company can be assessed a maximum of $10 million under these policies during a policy year if the reserves available to the insurer are inadequate to pay claims arising out of an accident at any nuclear facility covered by the insurer.

The Company also has extra expense insurance coverage. It includes the incremental cost of any replacement power purchased (over the costs which would have been incurred had the units been operating) and other incidental expenses after the occurrence of certain types of accidents at our nuclear units. The amounts of the coverage are 100% of the estimated extra expense per week during the 52-week period starting 21 weeks after an accident and 80% of such estimate per week for the next 104 weeks. The amount and duration of extra expense could substantially exceed the insurance coverage.

(6) NUCLEAR FUEL

Nuclear fuel is financed for the Company and Cleveland Electric through leases with a special-purpose corporation. The total amount of financing currently available under these lease arrangements is $273 million ($173 million from intermediate-term notes and $100 million from bank credit arrangements). The intermediate-term notes mature in the 1997 through 2000 period. The bank credit arrangements terminate in October 1998. The special-purpose corporation may not need alternate financing in 1997 to replace $83 million of maturing intermediate-term notes. At December 31, 1996, $87 million of nuclear fuel was financed for the Company. The Company and Cleveland Electric severally lease their respective portions of the nuclear fuel and are obligated to pay for the fuel as it is consumed in a reactor. The lease rates are based on various intermediate-term note rates, bank rates and commercial paper rates.

The amounts financed include nuclear fuel in the Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2 reactors with remaining lease payments for the Company of $43 million, $26 million and $14 million, respectively, at December 31, 1996. The nuclear fuel amounts financed and capitalized also included interest charges incurred by the lessors amounting to $2 million in both 1996 and 1995, and $4 million in 1994. The estimated future lease amortization payments for the Company based on projected consumption are $36 million in 1997, $29 million in both 1998 and 1999, $27 million in 2000 and $28 million in 2001.

(7) REGULATORY MATTERS

(A) REGULATORY ACCOUNTING REQUIREMENTS AND REGULATORY ASSETS

The Company is subject to the provisions of SFAS 71 and has complied with its provisions. SFAS 71 provides, among other things, for the deferral of certain incurred costs that are probable of future recovery in rates. We monitor changes in market and regulatory conditions and consider the effects of such changes in assessing the continuing applicability of SFAS 71. Criteria that could give rise to discontinuation of the application of SFAS 71 include: (1) increasing competition which significantly restricts the Company's ability to charge prices which allow it to recover operating costs, earn a fair return on invested capital and recover the amortization of regulatory assets and (2) a significant change in the manner in which rates are set by the PUCO from cost-based regulation to some other form of regulation. Regulatory assets represent probable future revenues to the Company associated with certain incurred costs, which it will recover from customers through the rate-making process.

Effective January 1, 1996, the Company adopted SFAS 121 which imposes stricter criteria for carrying regulatory assets than SFAS 71 by requiring that such assets be probable of recovery at each balance sheet date. The criteria under SFAS 121 for plant assets require such assets to be written down if the book value exceeds the projected net future undiscounted cash flows.

Regulatory assets in the Balance Sheet are as follows:

                                               December 31,
                                               --------------
                                               1996      1995
                                               ----      ----
                                                (millions of
                                                  dollars)
Amounts due from customers for future
  federal income taxes, net_________________   $391      $416
Unamortized loss from Beaver Valley
  Unit 2 sale_______________________________     92        96
Unamortized loss on reacquired debt_________     24        28
Pre-phase-in deferrals*_____________________    215       222
Rate Stabilization Program deferrals________    180       188
Other_______________________________________     26        28
                                               ----      ----
    Total___________________________________   $928      $978
                                               ====      ====

* Represent deferrals of operating expenses and carrying charges for Perry Unit 1 and Beaver Valley Unit 2 in 1987 and 1988 which are being amortized over the lives of the related property.

As of December 31, 1996, customer rates provide for recovery of all the above regulatory assets. The remaining recovery periods for about $740 million of the regulatory assets approximate 30 years. The remaining recovery periods for the rest of the regulatory assets generally range from about two to 20 years. Regulatory liabilities in the Balance Sheet at December 31, 1996 and 1995 totaled $13 million and $4 million, respectively.

(B) RATE ORDER

On April 11, 1996, the PUCO issued an order for the Company and Cleveland Electric granting price increases aggregating $119 million in annualized revenues ($35 million for the Company and $84 million for Cleveland Electric). The PUCO rate order provided for recovery of all costs to provide regulated services, including amortization of regulatory assets, in the approved prices. The new prices were implemented in late April 1996. The average price increase for the Company's customers was 4.7% with the actual percentage increase depending upon the customer class. The Company and Cleveland Electric intend to freeze prices through at least 2002, although they are not precluded from requesting further price increases.

The PUCO also recommended that the Company and Cleveland Electric reduce the value of their assets for regulatory purposes by an aggregate $1.25 billion through 2001. This represents an incremental reduction beyond the normal level in nuclear plant and regulatory assets. Implementation of the price increases was not contingent upon a revaluation of assets. The PUCO invited the Company and Cleveland Electric to file a proposal to effectuate the PUCO's recommendation and expressed a willingness to consider alternatives to its recommendation. The PUCO stated in its order that failure by the Company and Cleveland Electric to follow the recommendation could result in a PUCO-ordered write-down of assets for regulatory purposes. The PUCO approved a return on common stock equity of 12.59% and an overall rate of return of 10.06% for both companies. However, the PUCO also indicated the authorized return could be lowered by the PUCO if the Company and Cleveland Electric do not implement the recommendation. In August 1996, various intervenors appealed the PUCO rate order to the Ohio Supreme Court. The Company and Cleveland Electric did not appeal the order to the Ohio Supreme Court. In connection with the PUCO order discussed in Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan, certain parties agreed to request a stay of their appeals until completion of the pending merger with Ohio Edison.

(C) ASSESSMENT

The Company and Cleveland Electric agree with the concept of accelerating the recognition of costs and recovery of assets as such concept is consistent with the strategic objective to become more competitive. However, the Company and Cleveland Electric believe that such acceleration must also be consistent with the reduction of debt and the opportunity for Centerior Energy common stock share owners to receive a fair return on their investment. Consideration of whether to implement a plan responsive to the PUCO's recommendation to revalue assets by $1.25 billion is pending the merger with Ohio Edison.

We have evaluated the Company's markets, regulatory conditions and ability to bill and collect the approved prices, and conclude that the Company continues to comply with the provisions of SFAS 71 and its regulatory assets remain probable of recovery. If there is a change in our evaluation of the competitive environment, regulatory framework or other factors, or if the PUCO significantly reduces the value of the Company's assets or reduces the approved return on common stock equity of 12.59% and overall rate of return of 10.06%, or both, for future regulatory purposes, the Company may be required to record material charges to earnings. In particular, if we determine that the Company no longer meets the criteria for SFAS 71, the Company would be required to record a before-tax charge to write off the regulatory assets shown above. In the more likely event that only a portion of operations (such as nuclear operations) no longer meets the criteria of SFAS 71, a write-off would be limited to regulatory assets that are not reflected in the Company's cost-based prices established for the remaining regulated operations. In addition, we would be required to evaluate whether the changes in the competitive and regulatory environment which led to discontinuing the application of

SFAS 71 to some or all of the Company's operations would also result in a write-down of property, plant and equipment pursuant to SFAS 121.

See Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan for a discussion of a regulatory plan for the Company and Cleveland Electric and its effect on their compliance with SFAS 71.

(D) RATE STABILIZATION PROGRAM

The Rate Stabilization Program that the PUCO approved in October 1992 allowed the Company to defer and subsequently amortize and recover certain costs not being recovered in rates at that time. Recovery of both the costs no longer being deferred and the amortization of the 1992-1995 deferrals began in late April 1996 with the implementation of the price increase granted by the PUCO as discussed above. The cost deferrals recorded in 1995 and 1994 pursuant to the Rate Stabilization Program were $39 million and $43 million, respectively. The amortization of the deferrals began in December 1995. The total amortization was $8 million and $1 million in 1996 and 1995, respectively.

The regulatory accounting measures under the Rate Stabilization Program also provided for the accelerated amortization of certain benefits during the 1992-1995 period. The total annual amount of such accelerated benefits was $18 million in both 1995 and 1994.

(8) FEDERAL INCOME TAX
The components of federal income tax expense recorded in the Income Statement were as follows:

                                          1996    1995    1994
                                          ----    ----    ----
                                              (millions of
                                          dollars)
Operating Expenses:
  Current__________________________       $ 23    $ 40    $ 18
  Deferred_________________________         13       2      15
                                          ----    ----    ----
    Total Charged to Operating
      Expenses_____________________         36      42      33
                                          ----    ----    ----
Nonoperating Income:
  Current__________________________        (10)    (12)    (29)
  Deferred_________________________          5      14      31
                                          ----    ----    ----
    Total Expense (Credit) to
      Nonoperating Income__________         (5)      2       2
                                          ----    ----    ----
Total Federal Income Tax Expense___       $ 31    $ 44    $ 35
                                          ====    ====    ====

The deferred federal income tax expense results from the temporary differences that arise from the different years when certain expenses are recognized for tax purposes as opposed to financial reporting purposes. Such temporary differences relate principally to depreciation and deferred operating expenses and carrying charges.

Federal income tax, computed by multiplying income before taxes by the 35% statutory rate, is reconciled to the amount of federal income tax recorded on the books as follows:

                                          1996    1995    1994
                                          ----    ----    ----
                                              (millions of
                                          dollars)
Book Income Before Federal Income Tax__   $88     $141    $117
                                          ---      ---    ----
Tax on Book Income at Statutory Rate___   $31     $ 49    $ 41
Increase (Decrease) in Tax:
  Depreciation_________________________    (4)      (1)     (3)
  Rate Stabilization Program___________    --       (9)     (9)
  Sale and leaseback transactions and
    amortization_______________________     5        5       5
  Other items__________________________    (1)      --       1
                                          ---      ---    ----
Total Federal Income Tax Expense_______   $31     $ 44    $ 35
                                          ===     ====    ====

The Company joins in the filing of a consolidated federal income tax return with its affiliated companies. The method of tax allocation reflects the benefits and burdens realized by each company's participation in the consolidated tax return, approximating a separate return result for each company.

For tax reporting purposes, the Perry Nuclear Power Plant Unit 2 (Perry Unit 2) abandonment was recognized in 1994 and resulted in a $122 million loss with a corresponding $43 million reduction in federal income tax liability. Because of the alternative minimum tax (AMT), $25 million of the $43 million was realized in 1994. The remaining $18 million will not be realized until 1999.

Under SFAS 109, temporary differences and carryforwards resulted in deferred tax assets of $162 million and deferred tax liabilities of $728 million at December 31, 1996 and deferred tax assets of $179 million and deferred tax liabilities of $752 million at December 31, 1995. These are summarized as follows:

                                                December 31,
                                               --------------
                                               1996      1995
                                               ----      ----
                                                (millions of
                                                  dollars)
Property, plant and equipment________________  $612      $627
Deferred carrying charges and operating
  expenses___________________________________    84        85
Net operating loss carryforwards_____________   (18)      (44)
Investment tax credits_______________________   (44)      (46)
Sale and leaseback transactions______________    --        (4)
Other________________________________________   (68)      (45)
                                               ----      ----
    Net deferred tax liability_______________  $566      $573
                                               ====      ====

For tax purposes, net operating loss (NOL) carryforwards of approximately $51 million are available to reduce future taxable income and will expire in 2009. The 35% tax effect of the NOLs is $18 million. Additionally, AMT credits of $100 million that may be carried forward indefinitely are available to reduce future tax.

(9) RETIREMENT BENEFITS

(A) RETIREMENT INCOME PLAN

Centerior Energy sponsors jointly with its subsidiaries a noncontributing pension plan (Centerior Pension Plan) which covers all employee groups. The amount of retire-ment benefits generally depends upon the length of service. Under certain circumstances, benefits can begin as early as age 55. The funding policy is to comply with the Employee Retirement Income Security Act of 1974 guidelines.

Pension costs (credits) for Centerior Energy and its subsidiaries for 1994 through 1996 were comprised of the following components:

                                         1996    1995    1994
                                         ----    ----    ----
                                             (millions of
                                               dollars)
Service cost for benefits earned during
  the period_________________________    $ 13    $ 10    $ 13
Interest cost on projected benefit
  obligation_________________________      28      26      26
Actual return on plan assets_________     (50)    (53)     (2)
Net amortization and deferral________       2       9     (34)
                                         ----    ----    ----
  Net costs (credits)________________    $ (7)   $ (8)   $  3
                                         ====    ====    ====

Pension costs (credits) for the Company and its pro rata share of the Service Company's costs were $(2) million, $(3) million and $1 million for 1996, 1995 and 1994, respectively.

The following table presents a reconciliation of the funded status of the Centerior Pension Plan. The Company's share of the Centerior Pension Plan's total projected benefit obligation approximates 30%.

                                               December 31,
                                               -------------
                                               1996     1995
                                               ----     ----
                                               (millions of
                                                 dollars)
Actuarial present value of benefit
  obligations:
  Vested benefits_______________________       $326     $304
  Nonvested benefits____________________         16        2
                                               ----     ----
    Accumulated benefit obligation______        342      306
  Effect of future compensation levels__         53       54
                                               ----     ----
    Total projected benefit obligation__        395      360
Plan assets at fair market value________        421      394
                                               ----     ----
    Funded status_______________________         26       34
Unrecognized net gain from variance between
  assumptions and experience____________        (56)     (68)
Unrecognized prior service cost_________         14       15
Transition asset at January 1, 1987 being
  amortized over 19 years_______________        (32)     (36)
                                               ----     ----
    Net accrued pension liability_______       $(48)    $(55)
                                               ====     ====

A September 30 measurement date was used for 1996 and 1995 reporting. At December 31, 1996, the settlement (discount) rate and long-term rate of return on plan assets assumptions were 7.75% and 11%, respectively. The long-term rate of annual compensation increase assumption was 3.5% for 1997 and 4% thereafter. At December 31, 1995, the settlement rate and long-term rate of return on plan assets assumptions were 8% and 11%, respectively. The long-term rate of annual compensation increase assumption was 3.5% for 1996 and 1997 and 4% thereafter. At December 31, 1996 and 1995, the Company's net accrued pension liability included in Retirement Benefits in the Balance Sheet was $62 million and $64 million, respectively.

Plan assets consist primarily of investments in common stock, bonds, guaranteed investment contracts, cash equivalent securities and real estate.

(B) OTHER POSTRETIREMENT BENEFITS

Centerior Energy sponsors jointly with its subsidiaries a postretirement benefit plan which provides all employee groups certain health care, death and other postretirement benefits other than pensions. The plan is contributory, with retiree contributions adjusted annually. The plan is not funded. Under SFAS 106, the accounting standard for postretirement benefits other than pensions, the expected costs of such benefits are accrued during the employees' years of service.

The components of the total postretirement benefit costs for 1994 through 1996 were as follows:

                                         1996    1995    1994
                                         ----    ----    ----
                                             (millions of
                                               dollars)
Service cost for benefits earned during
  the period____________________________  $1     $ 1     $ 1
Interest cost on accumulated
  postretirement benefit obligation_____   6       7       7
Amortization of transition obligation
  at January 1, 1993 of $63 million
  over 20 years_________________________   2       2       3
                                          --
                                                 ---     ---
  Total costs___________________________  $9     $10     $11
                                          ==     ===     ===


These amounts included costs for the Company and its pro rata share of the Service Company's costs.

The accumulated postretirement benefit obligation and accrued postretirement benefit cost for the Company and its share of the Service Company's obligation are as follows:

                                                December 31,
                                                ------------
                                                1996    1995
                                                ----    ----
                                                (millions of
                                                  dollars)
Accumulated postretirement benefit obligation
  attributable to:
  Retired participants_________________________ $(69)   $(76)
  Fully eligible active plan participants _____   (1)     (1)
  Other active plan participants_______________  (10)     (9)
                                                ----    ----
    Accumulated postretirement benefit
      obligation_______________________________  (80)    (86)
Unrecognized net gain from variance between
  assumptions and experience___________________  (13)     (9)
Unamortized transition obligation______________   46      49
                                                ----    ----
    Accrued postretirement benefit cost________ $(47)   $(46)
                                                ====    ====

The Balance Sheet classification of Retirement Benefits at December 31, 1996 and 1995 includes only the Company's accrued postretirement benefit cost of $40 million and $39 million, respectively, and excludes the Service Company's portion since the Service Company's total accrued cost is carried on its books.

A September 30 measurement date was used for 1996 and 1995 reporting. At December 31, 1996 and 1995, the settlement rate and the long-term rate of annual compensation increase assumptions were the same as those dis-cussed for pension reporting in Note 9(a). At December 31, 1996, the assumed annual health care cost trend rates (applicable to gross eligible charges) were 7.5% for medical and 7% for dental in 1997. Both rates reduce gradually to a fixed rate of 4.75% by 2003. Elements of the obligation affected by contribution caps are significantly less sensitive to the health care cost trend rate than other elements. If the assumed health care cost trend rates were increased by one percentage point in each future year, the accumulated postretirement benefit obligation as of December 31, 1996 would increase by $3 million and the aggregate of the service and interest cost components of the annual postretirement benefit cost would increase by $0.2 million.

(10) GUARANTEES
The Company has guaranteed certain loan and lease obligations of a coal supplier under a long-term coal supply contract. At December 31, 1996, the principal amount of the loan and lease obligations guaranteed by the Company under the contract was $11 million.

The prices under the contract which includes certain minimum payments are sufficient to satisfy the loan and lease obligations and mine closing costs over the life of the contract. If the contract is terminated early for any reason, the Company would attempt to reduce the termination charges and would ask the PUCO to allow recovery of such charges from customers through the fuel factor. See Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan.

(11) CAPITALIZATION

(A) CAPITAL STOCK TRANSACTIONS

Preferred stock shares retired during the three years ended December 31, 1996 are listed in the following table.

                                       1996     1995     1994
                                       ----     ----     ----
                                       (thousands of shares)
Subject to Mandatory Redemption:
  $100 par $9.375___________________   (17)      (17)     (17)
    25 par  2.81____________________    --      (400)    (800)
                                       ---      ----     ----
      Total_________________________   (17)     (417)    (817)
                                       ===      ====     ====

(B) EQUITY DISTRIBUTION RESTRICTIONS

Federal law prohibits the Company from paying dividends out of capital accounts. The Company has since 1993 declared and paid preferred stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, the Company had a deficit in its retained earnings. At December 31, 1996, the Company had $223 million of appropriated retained earnings for the payment of dividends. The Company also has a provision in its mortgage applicable to approximately $94 million of outstanding first mortgage bonds ($31 million of which mature in August 1997) that requires common stock dividends to be paid out of its total balance of retained earnings, which had been a deficit from 1993 through November 1996. At December 31, 1996, the Company's total retained earnings were $5 million. See Management's Financial Analysis -- Capital Resources and Liquidity-Liquidity.

(C) PREFERRED AND PREFERENCE STOCK

Amounts to be paid for preferred stock which must be redeemed during the next five years are $1.665 million in each year 1997 through 1999 only.

The annual preferred stock mandatory redemption provisions are as follows:

                                     Shares              Price
                                     To Be    Beginning   Per
                                    Redeemed     in      Share
                                    --------  ---------  -----
$100 par $9.375____________________  16,650      1985    $100

The annualized preferred dividend requirement at December 31, 1996 was $17 million.

The preferred dividend rates on the Company's Series A and B fluctuate based on prevailing interest rates and market conditions. The dividend rates for these issues averaged 7.11% and 7.75%, respectively, in 1996.

Preference stock authorized for the Company is 5,000,000 shares with a $25 par value. No preference shares are currently outstanding.

With respect to dividend and liquidation rights, the Company's preferred stock is prior to its preference stock and common stock, and its preference stock is prior to its common stock.

(D) LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

Long-term debt which matures or is subject to put options during the next five years is as follows: $49 million in 1997, $39 million in 1998, $104 million in 1999, $31 million in 2000 and $30 million in 2001.

The Company's mortgage constitutes a direct first lien on substantially all property owned and franchises held by the Company. Excluded from the lien, among other things, are cash, securities, accounts receivable, fuel, supplies and automotive equipment.

Certain credit agreements of the Company contain covenants relating to fixed charge coverage ratios and limitations on secured financing other than through first mortgage bonds or certain other transactions. The Company was in compliance with all such covenants as of December 31, 1996. The Company and Cleveland Elec-tric have letters of credit in connection with the sale and leaseback of Beaver Valley Unit 2 that expire in June 1999. The letters of credit are in an aggregate amount of approximately $225 million and are secured by first mortgage bonds of the Company and Cleveland Electric in the proportion of 60% and 40%, respectively. At December 31, 1996, the Company had outstanding $8 million of notes secured by subordinated mortgage collateral.

(12) SHORT-TERM BORROWING ARRANGEMENTS

Centerior Energy has a $125 million revolving credit facility through May 1997. Centerior Energy and the Service Company may borrow under the facility, with all borrowings jointly and severally guaranteed by the Company and Cleveland Electric. Centerior Energy plans to transfer any of its borrowed funds to the Company and Cleveland Electric. The credit agreement is secured with first mortgage bonds of the Company and Cleveland Electric in the proportion of 60% and 40%, respectively. The credit agreement also provides the participating banks with a subordinate mortgage security interest on the properties of the Company and Cleveland Electric. The banks' fee is 0.625% per annum payable quarterly in addition to interest on any borrowings. There were no borrowings under the facility at December 31, 1996. Also, the Company and Cleveland Electric may borrow from each other on a short-term basis. At December 31, 1996, the Company had outstanding $82 million of notes receivable from Cleveland Electric with a weighted average interest rate of 6.18%.

(13) FINANCIAL INSTRUMENTS
The estimated fair values at December 31, 1996 and 1995 of financial instruments that do not approximate their carrying amounts in the Balance Sheet are as follows:

                                           December 31,
                                ----------------------------------
                                      1996              1995
                                ----------------  ----------------
                                Carrying   Fair   Carrying   Fair
                                 Amount   Value    Amount   Value
                                --------  ------  --------  ------
                                (millions of dollars)
Capitalization and Liabilities:
  Long-Term Debt_____________    $1,054   $1,086   $1,126   $1,137

Noncash investments in the Nuclear Plant Decommissioning Trusts are summarized in the following table. In 1996, the Company and Cleveland Electric transferred the bulk of their investment assets in existing trusts into Centerior Energy pooled trust funds for the two companies. The December 31, 1996 amounts in the table represent the Company's pro rata share of the fair value of such noncash investments.

                                                December 31,
                                                -------------
                                                1996     1995
                                                ----     ----
                                                (millions of
                                                dollars)
Type of Securities:
  Debt Securities:
    Federal Government_____________________     $10      $21
    Municipal______________________________      --       11
    Other__________________________________       3       --
                                                ---      ---
                                                 13       32
  Equity Securities________________________      39       --
                                                ---      ---
      Total________________________________     $52      $32
                                                ===      ===
Maturities of Debt Securities:
  Due within one year______________________     $--      $ 1
  Due in one to five years_________________       7        9
  Due in six to 10 years___________________       3       11
  Due after 10 years_______________________       3       11
                                                ---      ---
      Total                                     $13      $32
                                                ====     ===

The fair value of these trusts is estimated based on the quoted market prices for the investment securities and approximates the carrying value. The fair value of the Company's preferred stock, with mandatory redemption provisions, and long-term debt is estimated based on the quoted market prices for the respective or similar issues or on the basis of the discounted value of future cash flows. The discounted value used current dividend or interest rates (or other appropriate rates) for similar issues and loans with the same remaining maturities.

The estimated fair values of all other financial instruments approximate their carrying amounts in the Balance Sheet at December 31, 1996 and 1995 because of their short-term nature.

(14) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations for the two years ended December 31, 1996.

                                        Quarters Ended
                           ----------------------------------------
                           March 31,  June 30,  Sept. 30,  Dec. 31,
                           ---------  --------  ---------  --------
                                    (millions of dollars)
1996
  Operating Revenues_______  $ 211      $211      $ 252      $223
  Operating Income_________     33        31         52        42
  Net Income_______________      3         8         28        18
  Earnings (Loss)
    Available for Common
    Stock__________________     (1)        3         24        14
1995
  Operating Revenues_______  $ 206      $215      $ 246      $206
  Operating Income_________     43        45         59        41
  Net Income_______________     20        22         33        22
  Earnings Available for
    Common Stock___________     15        17         29        18

Earnings for the quarter ended March 31, 1996 were decreased by $7 million as a result of an $11 million write-down of the net book value of two inactive production facilities. The write-down resulted from a decision that the facilities are no longer expected to provide revenues.

Earnings for the quarter ended September 30, 1996 were decreased by $4 million as a result of a $6 million charge for the disposition of materials and supplies inventory. The sale and disposal of inventory was part of the reengineering of the supply chain process.

(15) PENDING MERGER OF CENTERIOR ENERGY AND OHIO EDISON

On September 13, 1996, Centerior Energy and Ohio Edison entered into an agreement and plan of merger to form a new holding company, FirstEnergy. Following the merger, FirstEnergy will directly hold all of the issued and outstanding common stock of the Company, Cleveland Electric and Ohio Edison. As a result of the merger, the common stock share owners of Centerior Energy and Ohio Edison will own all of the issued and outstanding shares of FirstEnergy common stock. Centerior Energy share owners will receive 0.525 of a share of FirstEnergy common stock for each share of Centerior Energy common stock owned. Ohio Edison share owners will receive one share of FirstEnergy common stock for each share of Ohio Edison common stock owned.

FirstEnergy plans to account for the merger as a purchase in accordance with generally accepted accounting principles. If FirstEnergy elects to apply, or "push down", the effects of purchase accounting to the financial statements of the Company and Cleveland Electric, the Company and Cleveland Electric would record adjustments to: (1) reduce the carrying value of nuclear generating plant by $1.25 billion to fair value; (2) recognize goodwill of $865 million; (3) reduce common stock equity by $401 million; (4) reset retained earnings of the Company and Cleveland Electric to zero; and (5) reduce the related deferred federal income tax liability by $438 million. These amounts reflect FirstEnergy's estimates of the pro forma combined adjustments for the Company and Cleveland Electric as of September 30, 1996. The actual adjustments to be recorded could be materially different from these estimates. FirstEnergy has not decided whether to push down the effects of purchase accounting to the financial statements of the Company and Cleveland Electric if the merger with Ohio Edison is completed, nor has FirstEnergy estimated the allocations between the two companies if push-down accounting is elected.

In addition to the approvals by the share owners of Centerior Energy and Ohio Edison common stock, various aspects of the merger are subject to the approval of the FERC and other regulatory authorities. A rate reduction and economic development plan for the Company and Cleveland Electric has been approved by the PUCO. From the date of consummation of the merger through 2006, the plan provides for rate reductions, frozen fuel cost factors, economic development incentive prices, an energy-efficiency program, an earnings cap and an accelerated reduction in nuclear and regulatory assets for regulatory purposes. The plan will require the Company and Cleveland Electric to write off certain regulatory assets at the time the merger becomes probable, which is expected to be after obtaining the aforementioned approvals of the merger. The write-off amounts for the Company and Cleveland Electric to be charged against earnings, estimated by FirstEnergy to total approximately $750 million, will be determined based upon the plan's regulatory accounting and cost recovery details to be submitted by FirstEnergy to the PUCO staff for approval. The Company's share of the write-off is expected to be about one-third of this amount.

If the merger is not consummated, the plan would be null and void. See Management's Financial Analysis -- Outlook-Pending Merger with Ohio Edison and -FirstEnergy Rate Plan for a discussion of the proposed merger and the plan.

(16) PENDING MERGER OF THE COMPANY INTO CLEVELAND ELECTRIC

In March 1994, Centerior Energy announced a plan to merge the Company into Cleveland Electric. The merger agreement between Centerior Energy and Ohio Edison requires the approval of Ohio Edison prior to consummation of the proposed merger of the Company into Cleveland Electric. Ohio Edison has not yet made a decision. All necessary regulatory approvals have been obtained, except the NRC's approval. This application was withdrawn at the NRC's request pending Ohio Edison's decision whether to complete this merger.

In June 1995, share owners of the Company's preferred stock approved the merger and share owners of Cleveland Electric's preferred stock approved the authorization of additional shares of preferred stock. If and when the merger becomes effective, share owners of the Company's preferred stock will exchange their shares for preferred stock shares of Cleveland Electric having substantially the same terms. Debt holders of the merging companies will become debt holders of Cleveland Electric.

For the merging companies, the combined pro forma operating revenues were $2.554 billion, $2.516 billion and $2.422 billion and the combined pro forma net income was $174 million, $281 million and $268 million for the years 1996, 1995 and 1994, respectively. The pro forma data is based on accounting for the merger on a method similar to a pooling of interests. The pro forma data is not necessarily indicative of the results of operations which would have been reported had the merger been in effect during those years or which may be reported in the future. The pro forma data does not reflect any potential effects related to the consummation of the Centerior Energy and Ohio Edison merger. The pro forma data should be read in conjunction with the audited financial statements of both the Company and Cleveland Electric.

FINANCIAL AND STATISTICAL REVIEW

                 OPERATING REVENUES (millions of dollars)

                                                                                                       Total
                                                                          Total                      Operating
     Year         Residential     Commercial     Industrial     Other     Retail     Wholesale       Revenues
----------------------------------------------------------------------------------------------------------------
1996                 $ 246            194            253          67        760         137            $ 897
1995                   238            184            254          65        741         133              874
1994                   227            181            251          64        723         142              865
1993                   229            180            244          71        724         147              871
1992                   215            175            236          61        687         158              845
1986                   189            134            214          24        561          13              574

--------------------------------------------------------------------------------

                 OPERATING EXPENSES (millions of dollars)

                                   Other         Generation                                      Amortization of     Federal
                   Fuel &        Operation       Facilities      Depreciation       Taxes,          Deferred          Income
                  Purchased          &             Rental             &           Other Than        Operating         Taxes
     Year           Power       Maintenance     Expense, Net     Amortization        FIT          Expenses, Net      (Credit)
-----------------------------------------------------------------------------------------------------------------------------
1996                $ 169           231              104              94              90                17               36
1995                  157           225              104              84              91               (17)              42
1994                  167           229              104              83              90               (21)              33
1993                  173           352(a)           104              76              91                (4)(b)          (10)
1992                  169           236              106              77              91               (17)              33
1986                  160           168               --              38              51                --               41


                     Total
                   Operating
     Year          Expenses
------------------------------------------------------------------------
                  <
1996                 $ 741
1995                   686
1994                   685
1993                   782
1992                   695
1986                   458

--------------------------------------------------------------------------------

                 INCOME (LOSS) (millions of dollars)

                                                                        Federal         Income
                                             Other        Deferred      Income          (Loss)
                                            Income &      Carrying      Taxes--         Before
                  Operating     AFUDC--    Deductions,    Charges,      Credit         Interest
     Year          Income       Equity        Net           Net        (Expense)        Charges
--------------------------------------------------------------------------------------------------
1996                $ 156           1          (10)           --            5            $ 152
1995                  188           1            6            14           (2)             207
1994                  180           1            3            15           (2)             197
1993                   89           1         (232)(c)      (161)(b)      129             (174)
1992                  150           1            1            41           (1)             192
1986                  116         130           (2)           --           52              296

--------------------------------------------------------------------------------

                 INCOME (LOSS) (millions of dollars)

                                                                     Earnings
                                                                      (Loss)
                                           Net       Preferred     Available for
                    Debt       AFUDC--    Income       Stock          Common
     Year         Interest      Debt      (Loss)     Dividends         Stock
--------------------------------------------------------------------------------
1996                $ 96          (1)        57          17            $  40
1995                 111          (1)        97          18               79
1994                 116          (1)        82          20               62
1993                 116          (1)      (289)         23             (312)
1992                 122          (1)        71          24               47
1986                 174         (55)       177          45              132

--------------------------------------------------------------------------------

(a) Includes early retirement program expenses and other charges of $107 million.

(b) Includes write-off of phase-in deferrals of $241 million, consisting of $55 million of deferred operating expenses and $186 million of deferred carrying charges.

                                                       The Toledo Edison Company

          ELECTRIC SALES (millions of KWH)
                                      ELECTRIC CUSTOMERS
                                                       RESIDENTIAL USAGE
                                      (thousands at year end)

                                                                                                                          Industrial
  Year       Residential    Commercial     Industrial    Wholesale     Other     Total      Residential    Commercial      & Other
-------------------------------------------------------------------- ---------------------------------------
---------------------------
1996            2 145          1 790         4 301         2 330        488      11 054         262            27             4
1995            2 164          1 748         4 174         2 563        500      11 149         260            27             4
1994            2 056          1 711         4 099         2 548        499      10 913         257            26             4
1993            2 039          1 672         3 776         2 146        490      10 123         255            26             4
1992            1 941          1 619         3 563         2 753        478      10 354         255            26             5
1986            1 941          1 495         3 482           348        449       7 715         247            25             4

                                 Average     Average
  Year     Total     Customer      KWH       Customer
=========
1996        293       8 284       11.47c     $950.10
1995        291       8 384       10.99       921.23
1994        287       8 044       11.04       888.30
1993        285       7 997       11.23       897.65
1992        286       7 632       11.08       845.99
1986        276       7 881        9.75       768.43

--------------------------------------------------------------------------------

               LOAD (MW & %)       ENERGY (millions of KWH)
                                                         FUEL

                  Net                                                 Company Generated
                Seasonal      Peak      Capacity      Load      -----------------------------     Purchased                Fuel Cost
    Year       Capability     Load       Margin      Factor     Fossil     Nuclear     Total        Power       Total       Per KWH
--------------------------------------------------------   ----------------------------------------------------
-----------------------
1996              1 951       1 758        9.9%       62.1%      5 173      5 575      10 748         870       11 618        1.26c
1995              1 651       1 738      (5.3)        62.4       4 576      6 761      11 337         299       11 636        1.32
1994              1 726       1 620        6.1        64.7       5 160      5 419      10 579         773       11 352        1.35
1993              1 726       1 568        9.2        64.3       5 548      4 791      10 339         196       10 535        1.42
1992              1 759       1 514       13.9        63.2       4 656      6 293      10 949         (82)      10 867        1.41
1986              1 760       1 423       19.1        64.8       6 462         12       6 474       1 795        8 269        1.82


                BTU Per
    Year          KWH
               <
============
1996             10 295
1995             10 341
1994             10 298
1993             10 146
1992             10 284
1986              9 860

--------------------------------------------------------------------------------

               INVESTMENT (millions of dollars)

                                                       Construction
               Utility                                   Work In                       Total
               Plant       Accumulated                   Progress       Nuclear      Property,      Utility
                 In       Depreciation &      Net        & Perry        Fuel and     Plant and       Plant       Total
    Year       Service     Amortization      Plant        Unit 2         Other       Equipment     Additions     Assets
-----------------------------------------------------------------------------------------------------------
-------       ------
1996           $2 929          1 020         1 909            22            84        $ 2 015        $  49       $3 357
1995            2 896            942         1 954            28            98          2 080           56        3 474
1994            2 899            892         2 007            30           125          2 162           41        3 502
1993            2 837            788         2 049            40           142          2 231           43        3 510
1992            2 847            760         2 087           280           164          2 531           44        3 939
1986            1 443            416         1 027         2 130           269          3 426          463        3 774

--------------------------------------------------------------------------------

               CAPITALIZATION (millions of dollars & %)

                                                           Preferred
                                        Preferred            Stock,
                                          Stock,            without
                                      with Mandatory       Mandatory
                   Common Stock         Redemption         Redemption
    Year              Equity            Provisions         Provisions        Long-Term Debt      Total
-------------------------------------------------------------------------------------------------------
1996             $  803        40%       3        --%     210        10%     1 003        50%    $2 019
1995                763        38        5        --      210        10      1 068        52      2 046
1994                685        34        7        --      210        10      1 154        56      2 056
1993                623        30       28         1      210        10      1 225        59      2 086
1992                935        39       50         2      210         9      1 178        50      2 373
1986              1 075        36      149         5      260         9      1 481        50      2 965

--------------------------------------------------------------------------------

(c) Includes write-off of Perry Unit 2 of $232 million.

                           CENTERIOR ENERGY/CLEVELAND
                             ELECTRIC/TOLEDO EDISON
                     COMBINED QUARTERLY REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED MARCH 31, 1997

                   [THE INCOME STATEMENT, THE BALANCE SHEET,
                        THE STATEMENT OF CASH FLOWS AND
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                        OF OPERATIONS HAVE BEEN OMITTED
                             FOR CENTERIOR ENERGY]

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark One)

[X] Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
    For the quarterly period ended March 31, 1997

                                         OR

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
    For the transition period from                to

COMMISSION         REGISTRANT; STATE OF INCORPORATION;        I.R.S. EMPLOYER
FILE NUMBER           ADDRESS; AND TELEPHONE NUMBER          IDENTIFICATION NO.
-----------     -----------------------------------------    ------------------
   1-9130       CENTERIOR ENERGY CORPORATION                     34-1479083
                (An Ohio Corporation)
                6200 Oak Tree Boulevard
                Independence, Ohio 44131
                Telephone (216) 447-3100

   1-2323       THE CLEVELAND ELECTRIC                           34-0150020
                ILLUMINATING COMPANY
                (An Ohio Corporation)
                c/o Centerior Energy Corporation
                6200 Oak Tree Boulevard
                Independence, Ohio 44131
                Telephone (216) 622-9800

   1-3583       THE TOLEDO EDISON COMPANY                        34-4375005
                (An Ohio Corporation)
                300 Madison Avenue
                Toledo, Ohio 43652
                Telephone (419) 249-5000

     Indicate by check mark whether each of the registrants (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  [X]     No  [ ]

     On May 9, 1997, there were 148,025,928 shares of Centerior Energy Corporation Common Stock outstanding. Centerior Energy Corporation is the sole holder of the 79,590,689 shares and 39,133,887 shares of common stock of The Cleveland Electric Illuminating Company and The Toledo Edison Company, respectively, outstanding on that date.

================================================================================

     This combined Form 10-Q is separately filed by Centerior Energy Corporation ("Centerior Energy"), The Cleveland Electric Illuminating Company ("Cleveland Electric") and The Toledo Edison Company ("Toledo Edison"). Centerior Energy, Cleveland Electric and Toledo Edison are sometimes referred to collectively as the "Companies". Cleveland Electric and Toledo Edison are sometimes collectively referred to as the "Operating Companies". Information contained herein relating to any individual registrant is filed by such registrant on its behalf. No registrant makes any representation as to information relating to any other registrant, except that information relating to either or both of the Operating Companies is also attributed to Centerior Energy.

     Centerior Energy has made forward-looking statements in this Form 10-Q which statements are subject to risks and uncertainties, including the impact on the Companies if: (1) competitive pressure in the electric utility industry increases significantly; (2) state and federal regulatory initiatives are implemented that increase competition, threaten costs and investment recovery and impact dividends or rate structures; or (3) general economic conditions, either nationally or in the area in which the combined company will be doing business are less favorable than expected.

                 CENTERIOR ENERGY CORPORATION AND SUBSIDIARIES,
          THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY,
                         AND THE TOLEDO EDISON COMPANY

                 NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

(1) INTERIM FINANCIAL STATEMENTS

     Centerior Energy Corporation (Centerior Energy) is the parent company of Centerior Service Company (Service Company); two electric utilities, The Cleveland Electric Illuminating Company (Cleveland Electric) and The Toledo Edison Company (Toledo Edison); and three other wholly owned subsidiaries. The two utilities are referred to collectively herein as the "Operating Companies" and individually as an "Operating Company". Centerior Energy, Cleveland Electric and Toledo Edison are referred to collectively herein as the "Companies".

     The comparative income statement and balance sheet and the related statement of cash flows of each of the Companies have been prepared from the records of each of the Companies without audit by independent public accountants. In the opinion of management, all adjustments necessary for a fair presentation of financial position at March 31, 1997 and results of operations and cash flows for the three months ended March 31, 1997 and 1996 have been included. All such adjustments were normal recurring adjustments, except for the write-down of inactive production facilities in the first quarter of 1996 discussed in Note 6.

     A new Statement of Position issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, Inc. effective January 1, 1997 provides guidance on the recognition and disclosure of environmental remediation liabilities. The Companies' adoption of this statement in 1997 did not materially affect their results of operations or financial positions.

     These financial statements and notes should be read in conjunction with the financial statements and notes included in the Companies' combined Annual Report on Form 10-K for the year ended December 31, 1996 (1996 Form 10-K). These interim period financial results are not necessarily indicative of results for a 12-month period.

(2) EQUITY DISTRIBUTION RESTRICTIONS

     The Operating Companies can make cash available to fund Centerior Energy's common stock dividends by paying dividends on their respective common stock, which is held solely by Centerior Energy. Federal law prohibits the Operating Companies from paying dividends out of capital accounts. Cleveland Electric has since 1993 declared and paid preferred and common stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, Cleveland Electric had a deficit in its retained earnings. From 1993 through 1996, Toledo Edison declared and paid preferred stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, Toledo Edison had a deficit in its retained earnings from 1993 through November 1996. Toledo Edison also has a provision in its mortgage applicable to approximately $94 million of outstanding first mortgage bonds ($31 million of which mature in August 1997) that requires common stock dividends to be paid out of its total balance of retained earnings. At March 31, 1997, Toledo Edison's total retained earnings were $10 million. At March 31, 1997, Cleveland Electric and Toledo Edison had $120.4 million and $227.7 million, respectively, of appropriated retained earnings for the payment of dividends. See "Management's Financial
Analysis -- Capital Resources and Liquidity-Liquidity" contained in Item 7 of the 1996 Form 10-K for a discussion of a Federal Energy Regulatory Commission
(FERC) audit issue regarding the declaration and payment of dividends.

                 CENTERIOR ENERGY CORPORATION AND SUBSIDIARIES,
          THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY,
                         AND THE TOLEDO EDISON COMPANY

           NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) -- CONTINUED

(3) COMMON STOCK DIVIDENDS

     Cash dividends per common share declared by Centerior Energy during the three months ended March 31, 1997 and 1996 were as follows:

                                                                            1997     1996
                                                                            ----     ----
     Paid February 15.....................................................  $.20     $.20
     Paid May 15..........................................................   .20      .20

     Common stock cash dividends declared by Cleveland Electric during the three months ended March 31, 1997 and 1996 were as follows:

                                                                          1996      1997
                                                                          -----     -----
                                                                            (MILLIONS)
     Paid in February...................................................  $29.6     $29.6

     Toledo Edison did not declare any common stock dividends during the three months ended March 31, 1997 and 1996.

(4) FINANCING ACTIVITY

     During the three months ended March 31, 1997, the Operating Companies redeemed preferred stock and debt securities as follows:

                               CLEVELAND ELECTRIC

     Mandatory redemptions consisted of $15 million of Serial Preferred Stock, $9.125 Series N.

                                 TOLEDO EDISON

     Mandatory redemptions consisted of $8 million of notes secured by subordinated mortgage collateral.

(5) SHORT-TERM BORROWING ARRANGEMENTS

     In May 1997, Centerior Energy renewed a $125 million revolving credit facility until May 7, 1998 on the same terms as the existing agreement. Centerior Energy and the Service Company may borrow under the facility, with all borrowings jointly and severally guaranteed by the Operating Companies. Centerior Energy plans to transfer any of its borrowed funds to the Operating Companies. There have not been any borrowings under the facility.

(6) WRITE-DOWN OF INACTIVE PRODUCTION FACILITIES

     In the first quarter of 1996, Toledo Edison wrote down the net book value of two inactive production facilities, $11.3 million, to "Other Income and Deductions, Net" resulting in nonoperating losses for Toledo Edison and Centerior Energy for that period. The net write-down was $7.2 million after taxes or, for Centerior Energy, $.05 per common share. The write-down resulted from a decision that the facilities were no longer expected to provide revenues.

(7) COMMITMENTS AND CONTINGENCIES

     Various legal actions, claims and regulatory proceedings covering several matters are pending against the Companies. See "Item 3. Legal Proceedings" in the 1996 Form 10-K and "Part II, Item 5. Other Information" in this Quarterly Report on Form 10-Q.

                 CENTERIOR ENERGY CORPORATION AND SUBSIDIARIES,
          THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY,
                         AND THE TOLEDO EDISON COMPANY

           NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) -- CONTINUED

     In September 1996, Centerior Energy and Ohio Edison Company (Ohio Edison) entered into an agreement and plan of merger to form a new holding company, FirstEnergy Corp. (FirstEnergy). On March 27, 1997, Centerior Energy and Ohio Edison common stock share owners approved the merger. Various aspects of the merger are subject to the approval of the FERC and other regulatory authorities.

     FirstEnergy plans to account for the merger as a purchase in accordance with generally accepted accounting principles. If FirstEnergy elects to apply, or "push down", the effects of purchase accounting to the financial statements of the Operating Companies, Cleveland Electric would record adjustments to: (1) reduce the carrying value of its nuclear generating plant by $880 million to fair value; (2) recognize goodwill of $675 million; (3) reduce its common stock equity by $258 million; (4) reset its retained earnings to zero; and (5) reduce its related deferred federal income tax liability by $308 million; and Toledo Edison would record adjustments to: (1) reduce the carrying value of its nuclear generating plant by $370 million to fair value; (2) recognize goodwill of $307 million; (3) reduce its common stock equity by $124 million; (4) reset its retained earnings to zero; and (5) reduce its related deferred federal income tax liability by $130 million. These amounts reflect FirstEnergy's estimates of the pro forma adjustments for the Operating Companies as of December 31, 1996. The actual adjustments to be recorded could be materially different from the estimates. FirstEnergy has not decided whether to push down the effects of purchase accounting to the financial statements of the Operating Companies if the Ohio Edison-Centerior Energy merger is completed.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                                INCOME STATEMENT
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                             1997       1996
                                                                           --------   --------
OPERATING REVENUES.......................................................  $431,627   $427,526

OPERATING EXPENSES
  Fuel and Purchased Power (1)...........................................   110,530    103,726
  Other Operation and Maintenance........................................    91,447    105,132
  Generation Facilities Rental Expense, Net..............................    13,892     13,892
  Depreciation and Amortization..........................................    53,297     50,816
  Taxes, Other Than Federal Income Taxes.................................    56,686     60,010
  Amortization of Deferred Operating Expenses, Net.......................     6,567      6,368
  Federal Income Taxes...................................................    19,203     11,805
                                                                           --------   --------
     Total Operating Expenses............................................   351,622    351,749
                                                                           --------   --------
OPERATING INCOME.........................................................    80,005     75,777

NONOPERATING INCOME (LOSS)
  Allowance for Equity Funds Used During Construction....................       327        498
  Other Income and Deductions, Net.......................................    (4,649)     1,649
  Federal Income Taxes -- Credit (Expense)...............................       658       (752)
                                                                           --------   --------
     Total Nonoperating Income (Loss)....................................    (3,664)     1,395
                                                                           --------   --------
INCOME BEFORE INTEREST CHARGES...........................................    76,341     77,172

INTEREST CHARGES
  Long-Term Debt.........................................................    54,393     60,160
  Short-Term Debt........................................................     2,177        692
  Allowance for Borrowed Funds Used During Construction..................      (459)      (519)
                                                                           --------   --------
     Net Interest Charges................................................    56,111     60,333
                                                                           --------   --------
NET INCOME...............................................................    20,230     16,839
  Preferred Dividend Requirements........................................     9,315     10,032
                                                                           --------   --------
EARNINGS AVAILABLE FOR COMMON STOCK......................................  $ 10,915   $  6,807
                                                                           ========   ========
(1) Includes purchased power expense for purchases from Toledo Edison....  $ 28,920   $ 26,672

The accompanying notes as they relate to Cleveland Electric are an integral part of this statement.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                                 BALANCE SHEET
                                  (THOUSANDS)

                                                                                     MARCH 31,       DECEMBER 31,
                                                                                       1997              1996
                                                                                    -----------      ------------
                                                                                    (UNAUDITED)
                                     ASSETS
PROPERTY, PLANT AND EQUIPMENT
  Utility Plant In Service.......................................................   $ 6,960,941      $ 6,938,535
  Accumulated Depreciation and Amortization......................................    (2,306,322)      (2,252,321)
                                                                                    -----------      -----------
                                                                                      4,654,619        4,686,214
  Construction Work In Progress..................................................        62,173           56,853
                                                                                    -----------      -----------
                                                                                      4,716,792        4,743,067
  Nuclear Fuel, Net of Amortization..............................................       100,764          113,030
  Other Property, Less Accumulated Depreciation..................................        51,553           53,547
                                                                                    -----------      -----------
                                                                                      4,869,109        4,909,644
CURRENT ASSETS
  Cash and Temporary Cash Investments............................................        26,698           30,273
  Amounts Due from Customers and Others, Net.....................................       146,187          189,547
  Amounts Due from Affiliates....................................................           347            5,634
  Materials and Supplies, at Average Cost
    Owned........................................................................        50,777           51,686
    Under Consignment............................................................        23,497           23,655
  Taxes Applicable to Succeeding Years...........................................       156,147          181,609
  Other..........................................................................        11,416           15,237
                                                                                    -----------      -----------
                                                                                        415,069          497,641
REGULATORY AND OTHER ASSETS
  Regulatory Assets..............................................................     1,341,785        1,349,693
  Nuclear Plant Decommissioning Trusts...........................................        83,067           75,573
  Other..........................................................................        60,725           44,980
                                                                                    -----------      -----------
                                                                                      1,485,577        1,470,246
                                                                                    -----------      -----------
                                                                                    $ 6,769,755      $ 6,877,531
                                                                                    ===========      ===========
                         CAPITALIZATION AND LIABILITIES
CAPITALIZATION
  Common Stock Equity............................................................   $ 1,034,701      $ 1,044,283
  Preferred Stock
    With Mandatory Redemption Provisions.........................................       186,118          186,118
    Without Mandatory Redemption Provisions......................................       238,325          238,325
  Long-Term Debt.................................................................     2,441,297        2,441,215
                                                                                    -----------      -----------
                                                                                      3,900,441        3,909,941
CURRENT LIABILITIES
  Current Portion of Long-Term Debt and Preferred Stock..........................       129,874          144,668
  Current Portion of Lease Obligations...........................................        49,266           51,592
  Accounts Payable...............................................................        57,092           82,694
  Accounts and Notes Payable to Affiliates.......................................       170,966          171,433
  Accrued Taxes..................................................................       253,143          315,998
  Accrued Interest...............................................................        60,247           52,487
  Dividends Declared.............................................................         5,692           15,228
  Other..........................................................................        40,156           43,672
                                                                                    -----------      -----------
                                                                                        766,436          877,772
DEFERRED CREDITS AND OTHER LIABILITIES
  Unamortized Investment Tax Credits.............................................       174,158          176,130
  Accumulated Deferred Federal Income Taxes......................................     1,316,529        1,305,601
  Unamortized Gain from Bruce Mansfield Plant Sale...............................       291,993          295,730
  Accumulated Deferred Rents for Bruce Mansfield Plant...........................        99,351           98,767
  Nuclear Fuel Lease Obligations.................................................        64,968           73,947
  Retirement Benefits............................................................        74,512           72,843
  Other..........................................................................        81,367           66,800
                                                                                    -----------      -----------
                                                                                      2,102,878        2,089,818
COMMITMENTS AND CONTINGENCIES (Note 7)
                                                                                    -----------      -----------
                                                                                    $ 6,769,755      $ 6,877,531
                                                                                    ===========      ===========

The accompanying notes as they relate to Cleveland Electric are an integral part of this statement.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                                   CASH FLOWS
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                             1997       1996
                                                                           --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income.............................................................  $ 20,230   $ 16,839
                                                                           --------   --------
  Adjustments to Reconcile Net Income to Cash from Operating Activities:
     Depreciation and Amortization.......................................    53,297     50,816
     Deferred Federal Income Taxes.......................................    10,736     14,388
     Deferred Fuel.......................................................     7,696     (2,639)
     Leased Nuclear Fuel Amortization....................................    13,411     11,339
     Amortization of Deferred Operating Expenses, Net....................     6,567      6,368
     Allowance for Equity Funds Used During Construction.................      (327)      (498)
     Changes in Amounts Due from Customers and Others, Net...............    43,360      1,678
     Changes in Materials and Supplies...................................     1,067      6,643
     Changes in Accounts Payable.........................................   (25,602)    27,758
     Changes in Working Capital Affecting Operations.....................   (27,289)   (31,665)
     Other Noncash Items.................................................     2,336     (9,791)
                                                                           --------   --------
          Total Adjustments..............................................    85,252     74,397
                                                                           --------   --------
          Net Cash from Operating Activities.............................   105,482     91,236
CASH FLOWS FROM FINANCING ACTIVITIES
  Notes Payable to Affiliates............................................     2,781     (5,000)
  Maturities, Redemptions and Sinking Funds..............................   (15,000)   (15,800)
  Nuclear Fuel Lease Obligations.........................................   (12,450)   (18,194)
  Dividends Paid.........................................................   (39,141)   (39,865)
                                                                           --------   --------
          Net Cash from Financing Activities.............................   (63,810)   (78,859)
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash Applied to Construction...........................................   (32,812)   (25,105)
  Interest Capitalized as Allowance for Borrowed Funds Used During
     Construction........................................................      (459)      (519)
  Contributions to Nuclear Plant Decommissioning Trusts..................    (2,928)        --
  Other Cash Received (Applied)..........................................    (9,048)     3,486
                                                                           --------   --------
          Net Cash from Investing Activities.............................   (45,247)   (22,138)
                                                                           --------   --------
NET CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS........................    (3,575)    (9,761)

CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF PERIOD...............    30,273     69,770
                                                                           --------   --------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF PERIOD.....................  $ 26,698   $ 60,009
                                                                           ========   ========
Other Payment Information:
  Interest (net of amounts capitalized)..................................  $ 47,000   $ 47,000
  Federal Income Taxes...................................................     8,300         --

The accompanying notes as they relate to Cleveland Electric are an integral part of this statement.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES AND LIQUIDITY

     Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 of the 1996 Form 10-K. The information under "Capital Resources and Liquidity" remains unchanged with the following exceptions:

     During the first quarter of 1997, Cleveland Electric redeemed preferred stock as discussed in Note 4.

     Cleveland Electric is a party to a $125 million revolving credit facility which Centerior Energy renewed in May 1997 until May 7, 1998 as discussed in
Note 5. Centerior Energy plans to transfer any of its borrowed funds under the facility to the Operating Companies.

RESULTS OF OPERATIONS

     Factors contributing to the 1% increase in 1997 first quarter operating revenues are shown as follows:

                                                                             CHANGES FROM
                                                                          FIRST QUARTER 1996
                                   FACTORS                                OPERATING REVENUES
     -------------------------------------------------------------------  ------------------
                                                                              (MILLIONS)
     Base Rates.........................................................        $ 18.7
     Kilowatt-hour Sales Volume and Mix.................................         (15.0)
     Wholesale Revenues.................................................           7.5
     Fuel Cost Recovery Revenues........................................           2.3
     Miscellaneous Revenues.............................................          (9.4)
                                                                                ------
     Total..............................................................        $  4.1
                                                                                ======

     The increase in first quarter 1997 base rates revenues resulted primarily from the April 1996 rate order issued by the PUCO. Renegotiated contracts for certain large industrial customers resulted in a decrease in base rates which partially offset the effect of the general price increase.

     Percentage changes between 1997 and 1996 first quarter billed electric kilowatt-hour sales are summarized as follows:

CUSTOMER CATEGORIES                       % CHANGE
----------------------------------------  --------
Residential.............................     0.5%
Commercial..............................     1.2
Industrial..............................    (1.7)
Other...................................    78.5
Total...................................     8.0

     Despite milder weather, first quarter 1997 total kilowatt-hour sales rose as increases in residential and commercial sales along with a 99% increase in wholesale sales (included in the "Other" category) were partially offset by a decline in industrial sales. Weather-normalized residential and commercial sales increased 5.4% and 2.2%, respectively, for the 1997 period. The number of commercial customers at March 31, 1997 was 1.3% above the March 31, 1996 number. Industrial sales decreased primarily because of fewer sales to large automotive manufacturers and steel industry customers.

     The increase in fuel cost recovery revenues included in customer bills resulted from a 3% increase in the weighted average of the fuel cost recovery factors used in the first quarter of 1997 to calculate these revenues compared to the 1996 first quarter average.

     First quarter miscellaneous revenues in 1997 decreased from the 1996 amount primarily because of the reclassification of certain revenues as credits to operating expenses commencing in the second quarter of 1996 and a first quarter 1997 refund payment related to a canceled generating plant lease agreement.

     First quarter operating expenses in 1997 were virtually the same as in 1996. Higher fuel and purchased power expenses resulted from increased purchased power requirements in the 1997 period. Depreciation and amortization expenses increased primarily because of changes in depreciation rates approved in the April 1996 PUCO rate order. Federal income taxes increased as a result of higher pretax operating income. Other operation and maintenance expenses decreased as a result of ongoing cost cutting and work force reductions; a shift of certain payroll expenses to the nonoperating classification for work related to the Ohio Edison-Centerior Energy merger; and the aforementioned reclassification of certain expense reimbursements as credits to operating expenses. Taxes, other than federal income taxes, decreased primarily because of lower property and payroll tax accruals.

     A first quarter 1997 nonoperating loss resulted primarily from both Cleveland Electric's share of merger-related expenses and certain costs associated with an accounts receivable securitization.

     First quarter 1997 interest charges and preferred dividend requirements decreased because of the redemption of securities in 1996.

NEW ACCOUNTING STANDARD

     In February 1997, the FASB issued a new statement of financial accounting standards for the disclosure of information about capital structure effective for year-end December 31, 1997 reporting. Cleveland Electric's adoption of the statement in 1997 will not affect its financial condition.

                           THE TOLEDO EDISON COMPANY

                                INCOME STATEMENT
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                           -------------------
                                                                             1997       1996
                                                                           --------   --------
OPERATING REVENUES (1)...................................................  $217,060   $210,793
OPERATING EXPENSES
  Fuel and Purchased Power...............................................    43,314     38,768
  Other Operation and Maintenance........................................    56,317     56,519
  Generation Facilities Rental Expense, Net..............................    25,961     25,961
  Depreciation and Amortization..........................................    23,814     22,416
  Taxes, Other Than Federal Income Taxes.................................    22,794     23,853
  Amortization of Deferred Operating Expenses, Net.......................     4,291      4,175
  Federal Income Taxes...................................................     8,212      6,227
                                                                           --------   --------
     Total Operating Expenses............................................   184,703    177,919
                                                                           --------   --------
OPERATING INCOME.........................................................    32,357     32,874
NONOPERATING INCOME (LOSS)
  Allowance for Equity Funds Used During Construction....................       332        413
  Other Income and Deductions, Net.......................................      (427)    (9,153)
  Federal Income Taxes -- Credit (Expense)...............................      (225)     3,195
                                                                           --------   --------
     Total Nonoperating Income (Loss)....................................      (320)    (5,545)
                                                                           --------   --------
INCOME BEFORE INTEREST CHARGES...........................................    32,037     27,329
INTEREST CHARGES
  Long-Term Debt.........................................................    22,111     23,159
  Short-Term Debt........................................................     1,190      1,218
  Allowance for Borrowed Funds Used During Construction..................      (104)      (325)
                                                                           --------   --------
     Net Interest Charges................................................    23,197     24,052
                                                                           --------   --------
NET INCOME...............................................................     8,840      3,277
  Preferred Dividend Requirements........................................     4,194      4,204
                                                                           --------   --------
EARNINGS (LOSS) AVAILABLE FOR COMMON STOCK...............................  $  4,646   $   (927)
                                                                           ========   ========
(1) Includes revenues from bulk power sales to Cleveland Electric........  $ 28,920   $ 26,672

The accompanying notes as they relate to Toledo Edison are an integral part of this statement.

                           THE TOLEDO EDISON COMPANY

                                 BALANCE SHEET
                                  (THOUSANDS)

                                                                                     MARCH 31,       DECEMBER 31,
                                                                                       1997              1996
                                                                                    -----------      ------------
                                                                                    (UNAUDITED)
                                     ASSETS
PROPERTY, PLANT AND EQUIPMENT
  Utility Plant In Service.......................................................   $ 2,932,203      $ 2,928,657
  Accumulated Depreciation and Amortization......................................    (1,045,988)      (1,019,836)
                                                                                    -----------      -----------
                                                                                      1,886,215        1,908,821
  Construction Work In Progress..................................................        26,443           21,479
                                                                                    -----------      -----------
                                                                                      1,912,658        1,930,300
  Nuclear Fuel, Net of Amortization..............................................        67,361           76,118
  Other Property, Less Accumulated Depreciation..................................         8,456            8,460
                                                                                    -----------      -----------
                                                                                      1,988,475        2,014,878
CURRENT ASSETS
  Cash and Temporary Cash Investments............................................        63,416           81,454
  Amounts Due from Customers and Others, Net.....................................        15,948           16,308
  Amounts Due from Affiliates....................................................       130,574           95,336
  Materials and Supplies, at Average Cost
    Owned........................................................................        32,127           33,160
    Under Consignment............................................................        10,994           10,383
  Taxes Applicable to Succeeding Years...........................................        59,766           68,352
  Other..........................................................................         3,628            3,479
                                                                                    -----------      -----------
                                                                                        316,453          308,472
REGULATORY AND OTHER ASSETS
  Regulatory Assets..............................................................       921,175          927,629
  Nuclear Plant Decommissioning Trusts...........................................        69,818           64,093
  Other..........................................................................        39,483           42,408
                                                                                    -----------      -----------
                                                                                      1,030,476        1,034,130
                                                                                    -----------      -----------
                                                                                    $ 3,335,404      $ 3,357,480
                                                                                    ===========      ===========
                         CAPITALIZATION AND LIABILITIES
CAPITALIZATION
  Common Stock Equity............................................................   $   807,883      $   803,237
  Preferred Stock
    With Mandatory Redemption Provisions.........................................         3,355            3,355
    Without Mandatory Redemption Provisions......................................       210,000          210,000
  Long-Term Debt.................................................................     1,003,055        1,003,026
                                                                                    -----------      -----------
                                                                                      2,024,293        2,019,618
CURRENT LIABILITIES
  Current Portion of Long-Term Debt and Preferred Stock..........................        43,365           51,365
  Current Portion of Lease Obligations...........................................        35,105           36,244
  Accounts Payable...............................................................        52,987           46,496
  Accounts Payable to Affiliates.................................................        25,454           30,016
  Accrued Taxes..................................................................        56,203           72,829
  Accrued Interest...............................................................        24,998           22,348
  Other..........................................................................        16,437           18,722
                                                                                    -----------      -----------
                                                                                        254,549          278,020
DEFERRED CREDITS AND OTHER LIABILITIES
  Unamortized Investment Tax Credits.............................................        74,434           75,417
  Accumulated Deferred Federal Income Taxes......................................       565,331          565,600
  Unamortized Gain from Bruce Mansfield Plant Sale...............................       176,760          179,027
  Accumulated Deferred Rents for Bruce Mansfield Plant and Beaver Valley Unit
    2............................................................................        38,675           39,188
  Nuclear Fuel Lease Obligations.................................................        41,699           48,491
  Retirement Benefits............................................................       104,210          102,214
  Other..........................................................................        55,453           49,905
                                                                                    -----------      -----------
                                                                                      1,056,562        1,059,842
COMMITMENTS AND CONTINGENCIES (Note 7)
                                                                                    -----------      -----------
                                                                                    $ 3,335,404      $ 3,357,480
                                                                                    ===========      ===========

The accompanying notes as they relate to Toledo Edison are an integral part of this statement.

                           THE TOLEDO EDISON COMPANY

                                   CASH FLOWS
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income...........................................................  $  8,840     $  3,277
                                                                         --------     --------
  Adjustments to Reconcile Net Income to Cash from Operating
     Activities:
     Depreciation and Amortization.....................................    23,814       22,416
     Deferred Federal Income Taxes.....................................      (269)       4,403
     Deferred Fuel.....................................................     2,567          623
     Leased Nuclear Fuel Amortization..................................     9,442        9,349
     Amortization of Deferred Operating Expenses, Net..................     4,291        4,175
     Allowance for Equity Funds Used During Construction...............      (332)        (413)
     Changes in Amounts Due from Customers and Others, Net.............       360        3,784
     Changes in Materials and Supplies.................................       422          881
     Changes in Accounts Payable.......................................     6,491       32,445
     Changes in Working Capital Affecting Operations...................   (15,042)     (12,698)
     Other Noncash Items...............................................     4,540       (2,672)
                                                                         --------     --------
          Total Adjustments............................................    36,284       62,293
                                                                         --------     --------
          Net Cash from Operating Activities...........................    45,124       65,570
CASH FLOWS FROM FINANCING ACTIVITIES
  Notes Payable to Affiliates..........................................        --      (20,950)
  Maturities, Redemptions and Sinking Funds............................    (8,000)     (28,750)
  Nuclear Fuel Lease Obligations.......................................    (8,617)     (13,969)
  Dividends Paid.......................................................    (4,193)      (4,226)
  Premiums, Discounts and Expenses.....................................        --          (50)
                                                                         --------     --------
          Net Cash from Financing Activities...........................   (20,810)     (67,945)
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash Applied to Construction.........................................   (10,149)     (14,595)
  Interest Capitalized as Allowance for Borrowed Funds Used During
     Construction......................................................      (104)        (325)
  Loans to Affiliates..................................................   (32,582)          --
  Contributions to Nuclear Plant Decommissioning Trusts................    (2,459)          --
  Other Cash Received..................................................     2,942        3,451
                                                                         --------     --------
          Net Cash from Investing Activities...........................   (42,352)     (11,469)
                                                                         --------     --------
NET CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS......................   (18,038)     (13,844)
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF PERIOD.............    81,454       93,669
                                                                         --------     --------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF PERIOD...................  $ 63,416     $ 79,825
                                                                         ========     ========
Other Payment Information:
  Interest (net of amounts capitalized)................................  $ 19,000     $ 21,000
  Federal Income Taxes.................................................     4,300           --

The accompanying notes as they relate to Toledo Edison are an integral part of this statement.

                           THE TOLEDO EDISON COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES AND LIQUIDITY

     Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 of the 1996 Form 10-K. The information under "Capital Resources and Liquidity" remains unchanged with the following exceptions:

     During the first quarter of 1997, Toledo Edison redeemed notes as discussed in Note 4.

     Toledo Edison is a party to a $125 million revolving credit facility which Centerior Energy renewed in May 1997 until May 7, 1998 as discussed in Note 5. Centerior Energy plans to transfer any of its borrowed funds under the facility to the Operating Companies.

RESULTS OF OPERATIONS

     Factors contributing to the 3% increase in 1997 first quarter operating revenues are shown as follows:

                                                                             CHANGES FROM
                                                                          FIRST QUARTER 1996
                                   FACTORS                                OPERATING REVENUES
     -------------------------------------------------------------------  ------------------
                                                                              (MILLIONS)
     Base Rates.........................................................        $  3.4
     Kilowatt-hour Sales Volume and Mix.................................           2.4
     Wholesale Revenues.................................................           2.9
     Fuel Cost Recovery Revenues........................................          (1.5)
     Miscellaneous Revenues.............................................          (0.9)
                                                                                 -----
     Total..............................................................        $  6.3
                                                                                 =====

     The increase in first quarter 1997 base rates revenues resulted primarily from the April 1996 rate order issued by the PUCO. Renegotiated contracts for certain large industrial customers also resulted in a decrease in base rates which partially offset the effect of the general price increase.

     Percentage changes between 1997 and 1996 first quarter billed electric kilowatt-hour sales are summarized as follows:

CUSTOMER CATEGORIES                       % CHANGE
----------------------------------------  --------
Residential.............................    (3.1)%
Commercial..............................     2.9
Industrial..............................     8.2
Other...................................    21.0
Total...................................     8.1

     First quarter 1997 total kilowatt-hour sales increased because of increases in industrial and commercial sales along with a 26% increase in wholesale sales (included in the "Other" category). Industrial sales growth reflected increased sales to large primary metals, automotive and glass manufacturers and the broad-based, smaller industrial customer group. Industrial sales for the 1997 period included sales to the new North Star BHP Steel facility. Commercial sales increased despite milder weather because of a 3.3% increase in the number of commercial customers and greater economic activity. Residential sales declined because of the milder weather. However, weather-normalized commercial and residential sales increased 3.6% and 0.3%, respectively, for the 1997 period.

     The decrease in fuel cost recovery revenues included in customer bills resulted from a 5% decrease in the weighted average of the fuel cost recovery factors used in the first quarter of 1997 to calculate these revenues compared to the 1996 first quarter average.

     First quarter operating expenses in 1997 increased 3.8% from the 1996 amount. Higher fuel and purchased power expenses resulted from increased purchased power requirements in the 1997 period. Depreciation and amortization expenses increased primarily because of changes in depreciation rates approved in the April 1996 PUCO rate order. Federal income taxes increased as a result of higher pretax operating income. Taxes, other than federal income taxes, decreased primarily because of lower property and payroll tax accruals.

     The first quarter 1997 total nonoperating loss was smaller than the first quarter 1996 total nonoperating loss. The first quarter 1997 nonoperating loss resulted primarily from both Toledo Edison's share of expenses related to the Ohio Edison-Centerior Energy merger and certain costs associated with an accounts receivable securitization. The first quarter 1996 nonoperating loss resulted primarily from the write-down of two inactive production facilities as discussed in Note 6.

     First quarter 1997 interest charges and preferred dividend requirements decreased slightly because of the redemption of securities in 1996.

NEW ACCOUNTING STANDARD

     In February 1997, the FASB issued a new statement of financial accounting standards for the disclosure of information about capital structure effective for year-end December 31, 1997 reporting. Toledo Edison's adoption of the statement in 1997 will not affect its financial condition.

                           PART II. OTHER INFORMATION

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY-HOLDERS

  1. CENTERIOR ENERGY

     a. A Special Meeting of Centerior Energy's common stock share owners was held on March 27, 1997.

     b. The only matter submitted to share owners at the Special Meeting was for the approval and adoption of an Agreement and Plan of Merger between Ohio Edison and Centerior Energy. The vote on this issue was as follows:

                                              BROKER
    FOR          AGAINST      ABSTAIN        NON-VOTE
------------    ----------    -------     ---------------
 112,633,407     2,219,786    935,047     Not Applicable

  2. CENTERIOR ENERGY

     a. Centerior Energy's Annual Meeting of share owners was held on May 8, 1997.

     b. Proxies for the Annual Meeting were solicited pursuant to Regulation 14 under the Securities Exchange Act of 1934. There was no solicitation in opposition to management's nominees for directors as listed in the proxy statement dated April 3, 1997, and all such nominees were elected.

     c. Three matters were submitted to share owners for a vote at the Annual Meeting.

Issue 1 was the election of 11 directors of Centerior Energy. The vote on this issue was as follows:

                                                       BROKER
NOMINEE                    FOR          WITHHELD      NON-VOTE
-------------------    ------------    ----------    ----------
R. P. Anderson          116,211,692     4,643,968     7,108,921
A. C. Bersticker        116,326,706     4,528,954     7,108,921
T. A. Commes            116,397,916     4,457,744     7,108,921
W. F. Conway            116,246,440     4,609,220     7,108,921
W. R. Embry             116,141,102     4,714,558     7,108,921
R. J. Farling           116,097,124     4,758,536     7,108,921
R. A. Miller            113,866,343     6,989,317     7,108,921
F. E. Mosier            116,226,823     4,628,837     7,108,921
Sr. M. M. Reinhard      116,098,360     4,757,301     7,108,921
R. C. Savage            116,274,966     4,580,694     7,108,921
W. J. Williams          116,236,011     4,619,649     7,108,921

Issue 2 was the ratification of the appointment by the Board of Directors of Arthur Andersen LLP as the independent accountants of Centerior Energy, Cleveland Electric and Toledo Edison for 1997.

The vote on this issue was as follows:

                                            BROKER
    FOR          AGAINST      ABSTAIN      NON-VOTE
------------    ----------    -------     ----------
 118,514,019     1,254,749    1,086,892   7,108,921

Issue 3 was a share owner proposal to eliminate all discretionary voting when the individual share owner has not actually voted by marking the proxy card. The vote on this issue was as follows:

                                            BROKER
    FOR          AGAINST      ABSTAIN      NON-VOTE
------------    ----------    -------     ----------
  15,700,936    79,222,813    4,893,382   28,147,450

  3. CLEVELAND ELECTRIC

     a. In lieu of an Annual Meeting, Cleveland Electric's sole share owner, Centerior Energy (the sole share owner of all 79,590,689 outstanding shares of Cleveland Electric common stock), elected directors of Cleveland Electric through a Written Action of Sole Share Owner on May 8, 1997.

     b. The directors elected pursuant to the Written Action were:

                            Robert J. Farling
                            Murray R. Edelman
                            Fred J. Lange, Jr.

     c. No other matters were addressed in the Written Action in lieu of an Annual Meeting.

  4. TOLEDO EDISON

     a. In lieu of an Annual Meeting, Toledo Edison's sole share owner, Centerior Energy (the sole share owner of all 39,133,887 outstanding shares of Toledo Edison common stock), elected directors of Toledo Edison through a Written Action of Sole Share Owner on May 8, 1997.

     b. The directors elected pursuant to the Written Action were:

                            Robert J. Farling
                            Murray R. Edelman
                            Fred J. Lange, Jr.

     c. No other matters were addressed in the Written Action in lieu of an Annual Meeting.

ITEM 5.  OTHER INFORMATION

  1. 1996 RATE ORDER

     For background relating to this topic see "Item 1. Business-Electric Rates-1996 Rate Order" in the Companies Annual Report on Form 10-K for the year ended December 31, 1996 ("1996 Form 10-K").

     The City of Cleveland, the Office of the Ohio Consumer's Counsel ("OCC"), the Ohio Council of Retail Merchants, the Empowerment Center of Greater Cleveland, the City of Toledo, the Lucas County Board of Commissioners and Congresswoman Marcy Kaptur filed appeals with the Ohio Supreme Court from the PUCO's April 11, 1996 rate order for the Operating Companies. The Ohio Supreme Court granted the Operating Companies' motions to dismiss the appeals of the Lucas County Board of Commissioners and Congresswoman Marcy Kaptur on November 20, 1996. On April 4, 1997, the OCC filed a motion to stay the appeal because of the Rate Stipulation agreed to by the OCC regarding the FirstEnergy merger, and the Operating Companies filed a memorandum in support of the stay on April 14, 1997. The Ohio Supreme Court granted OCC's motion to stay on April 21, 1997.

  2. JOINT SELECT COMMITTEE HEARINGS

     Ohio's General Assembly has commissioned a Joint Committee to study electric utility deregulation. The Joint Committee is conducting hearings concerning various issues regarding electric utility deregulation and plans to have a report completed by October 1997 to present to the full General Assembly for its consideration. The Operating Companies and other interested parties will be providing testimony on the issues as the hearings continue throughout the summer.

  3. RACHEL TRANSMISSION LINE

     On March 24, 1997, the Ohio Power Siting Board ("OPSB") granted Cleveland Electric a Certificate of Environmental Compatibility and Public Need ("Certificate") to construct its nine-mile "Rachel" 138,000-volt transmission line in Geauga County, Ohio. The transmission line is necessary to provide high-quality and reliable electric service to the general area, which has experienced above average load growth over the last several decades. On April 24, 1997, Citizens for a Better Way filed an Application for Rehearing of the

OPSB's decision; however, because the Application for Rehearing was filed late, it is anticipated that the OPSB will not entertain substantive modifications to the Certificate.

  4. CHASE BRASS

     For background relating to this topic, see "Item 1.
Business-Operations-Competitive Conditions-Toledo Edison" in the 1996 Form 10-K.

     Chase Brass & Copper Co., Inc. ("Chase Brass"), a former Toledo Edison customer, and other surrounding businesses and residences in Jefferson Township, Ohio, have sought incorporation as a municipality to be named the Village of Holiday City. The Williams County (Ohio) Board of Commissioners and the Williams County Court of Common Pleas issued an order permitting the area to be incorporated. Toledo Edison previously appealed the Court's order to the Sixth District Court of Appeals, but the Court of Appeals ruled against Toledo Edison, finding a lack of standing. Toledo Edison then appealed to the Ohio Supreme Court. On April 23, 1997, the Ohio Supreme Court denied Toledo Edison's appeal. Toledo Edison does not plan to apply for reconsideration at the Court.

     The new municipality can negotiate with other utilities for electric power. The other businesses in the proposed municipality previously terminated their service with Toledo Edison and are receiving electric service from the Village of Montpelier, one of the consortium now supplying Chase Brass.

  5. DAVIS-BESSE PLANT OUTAGE

     The Davis-Besse Nuclear Power Station automatically shut down on Sunday, May 4, 1997, when a fire suppression system on the station's main transformer malfunctioned. Although there was no fire, protective circuitry disconnected the transformer from the electrical system. Safety systems automatically take the plant offline under these conditions. Plant personnel are investigating the cause of the malfunction. It is anticipated that the plant will be back on line by the end of May, 1997. This is the first unplanned shut down at the plant in three years.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

  A. EXHIBITS

     See Exhibit Index following.

  B.  REPORTS ON FORM 8-K

     During the quarter ended March 31, 1997, Centerior Energy, Cleveland Electric and Toledo Edison each filed two Current Reports on Form 8-K with the Securities and Exchange Commission.

     A Form 8-K dated January 28, 1997 and filed that date included one item under "Item 5. Other Events". That item, "Recent Financial Results (Unaudited)", reported Centerior Energy's operating revenues, net income and earnings per share for 1996.

     A Form 8-K dated January 30, 1997 and filed on February 6, 1997 included one item under "Item 5. Other Events". That item, "Rate Reduction and Economic Development Plan", discussed a rate reduction plan approved by the PUCO for the Operating Companies which would take effect upon the consummation of the merger of Centerior Energy with Ohio Edison.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The person signing this report on behalf of each such registrant is also signing in his capacity as each registrant's Chief Accounting Officer.

                                          /s/ CENTERIOR ENERGY CORPORATION
                                          --------------------------------------
                                                       (Registrant)

                                          /s/ THE CLEVELAND ELECTRIC
                                            ILLUMINATING COMPANY
                                          --------------------------------------
                                                       (Registrant)

                                          /s/ THE TOLEDO EDISON COMPANY
                                          --------------------------------------
                                                       (Registrant)


                                      By: /s/ E. LYLE PEPIN
                                          --------------------------------------
                                          E. Lyle Pepin, Controller and Chief
                                          Accounting
                                          Officer of each Registrant

Date: May 15, 1997

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                           CENTERIOR ENERGY/CLEVELAND
                             ELECTRIC/TOLEDO EDISON
                     COMBINED QUARTERLY REPORT ON FORM 10-Q
                      FOR THE QUARTER ENDED JUNE 30, 1997

                   [THE INCOME STATEMENT, THE BALANCE SHEET,
                        THE STATEMENT OF CASH FLOWS AND
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                        OF OPERATIONS HAVE BEEN OMITTED
                             FOR CENTERIOR ENERGY]

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

(Mark One)

[X] Quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
    For the quarterly period ended June 30, 1997

                                         OR

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
    For the transition period from                to

COMMISSION         REGISTRANT; STATE OF INCORPORATION;        I.R.S. EMPLOYER
FILE NUMBER           ADDRESS; AND TELEPHONE NUMBER          IDENTIFICATION NO.
-----------     -----------------------------------------    ------------------
   1-9130       CENTERIOR ENERGY CORPORATION                     34-1479083
                (An Ohio Corporation)
                6200 Oak Tree Boulevard
                Independence, Ohio 44131
                Telephone (216) 447-3100

   1-2323       THE CLEVELAND ELECTRIC                           34-0150020
                ILLUMINATING COMPANY
                (An Ohio Corporation)
                c/o Centerior Energy Corporation
                6200 Oak Tree Boulevard
                Independence, Ohio 44131
                Telephone (216) 622-9800

   1-3583       THE TOLEDO EDISON COMPANY                        34-4375005
                (An Ohio Corporation)
                300 Madison Avenue
                Toledo, Ohio 43652
                Telephone (419) 249-5000

     Indicate by check mark whether each of the registrants (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  [X]     No  [ ]

     On August 8, 1997, there were 148,024,178 shares of Centerior Energy Corporation Common Stock outstanding. Centerior Energy Corporation is the sole holder of the 79,590,689 shares and 39,133,887 shares of common stock of The Cleveland Electric Illuminating Company and The Toledo Edison Company, respectively, outstanding on that date.

================================================================================

     This combined Form 10-Q is separately filed by Centerior Energy Corporation ("Centerior Energy"), The Cleveland Electric Illuminating Company ("Cleveland Electric") and The Toledo Edison Company ("Toledo Edison"). Centerior Energy, Cleveland Electric and Toledo Edison are sometimes referred to collectively as the "Companies". Cleveland Electric and Toledo Edison are sometimes collectively referred to as the "Operating Companies". Information contained herein relating to any individual registrant is filed by such registrant on its behalf. No registrant makes any representation as to information relating to any other registrant, except that information relating to either or both of the Operating Companies is also attributed to Centerior Energy.

                 CENTERIOR ENERGY CORPORATION AND SUBSIDIARIES,
          THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY,
                  AND THE TOLEDO EDISON COMPANY AND SUBSIDIARY

                 NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

(1) INTERIM FINANCIAL STATEMENTS

     Centerior Energy Corporation (Centerior Energy) is the parent company of Centerior Service Company (Service Company); two electric utilities, The Cleveland Electric Illuminating Company (Cleveland Electric) and The Toledo Edison Company (Toledo Edison); and three other wholly owned subsidiaries. The two utilities are referred to collectively herein as the "Operating Companies" and individually as an "Operating Company". Centerior Energy, Cleveland Electric and Toledo Edison are referred to collectively herein as the "Companies".

     The comparative income statement and balance sheet and the related statement of cash flows of each of the Companies have been prepared from the records of each of the Companies without audit by independent public accountants. In the opinion of management, all adjustments necessary for a fair presentation of financial position at June 30, 1997 and results of operations and cash flows for the three months and six months ended June 30, 1997 and 1996 have been included. All such adjustments were normal recurring adjustments, except for the write-down of inactive production facilities in the first quarter of 1996 discussed in Note 6.

     In June 1997, Toledo Edison formed a subsidiary, Toledo Edison Capital Corporation (TECC), to serve as an equity partner in a trust in connection with the financing transaction discussed in Note 4. The subsidiary was capitalized with Toledo Edison having a 90% interest and Cleveland Electric having a 10% interest.

     These financial statements and notes should be read in conjunction with the financial statements and notes included in the Companies' combined Annual Report on Form 10-K for the year ended December 31, 1996 (1996 Form 10-K) and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (First Quarter 1997 Form 10-Q). These interim period financial results are not necessarily indicative of results for a 12-month period.

(2) EQUITY DISTRIBUTION RESTRICTIONS

     The Operating Companies can make cash available to fund Centerior Energy's common stock dividends by paying dividends on their respective common stock, which is held solely by Centerior Energy. Federal law prohibits the Operating Companies from paying dividends out of capital accounts. Cleveland Electric has since 1993 declared and paid preferred and common stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, Cleveland Electric had a deficit in its retained earnings. From 1993 through June 1997, Toledo Edison declared and paid preferred stock dividends out of appropriated current net income included in retained earnings. At the times of such declarations and payments, Toledo Edison had a deficit in its retained earnings from 1993 through November 1996. Toledo Edison also has a provision in its mortgage applicable to approximately $94 million of outstanding first mortgage bonds ($31 million of which matured August 1, 1997) that requires common stock dividends to be paid out of its total balance of retained earnings. At June 30, 1997, Toledo Edison's total retained earnings were $19 million. At June 30, 1997, Cleveland Electric and Toledo Edison had $95.6 million and $236.6 million, respectively, of appropriated retained earnings for the payment of dividends. See "Management's Financial
Analysis -- Capital Resources and Liquidity-Liquidity" contained in Item 7 of the 1996 Form 10-K for a discussion of a Federal Energy Regulatory Commission
(FERC) audit issue regarding the declaration and payment of dividends.

                 CENTERIOR ENERGY CORPORATION AND SUBSIDIARIES,
          THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY,
                  AND THE TOLEDO EDISON COMPANY AND SUBSIDIARY

           NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) -- CONTINUED

(3) COMMON STOCK DIVIDENDS

     Cash dividends per common share declared by Centerior Energy during the six months ended June 30, 1997 and 1996 were as follows:

                                                                            1997     1996
                                                                            ----     ----
     Paid February 15.....................................................  $.20     $.20
     Paid May 15..........................................................   .20      .20
     Paid August 15.......................................................   .20      .20

     Common stock cash dividends declared by Cleveland Electric during the six months ended June 30, 1997 and 1996 were as follows:

                                                                          1996      1997
                                                                          -----     -----
                                                                            (MILLIONS)
     Paid in February...................................................  $29.6     $29.6
     Paid in May........................................................   29.6      46.6

     Toledo Edison did not declare any common stock dividends during the six months ended June 30, 1997 and 1996.

(4) NEW FINANCINGS

     In a June 1997 offering (Offering), the Operating Companies pledged $720 million aggregate principal amount of first mortgage bonds due in 2000, 2004 and 2007 to a trust as security for the issuance of a like principal amount of secured notes due in 2000, 2004 and 2007 (Secured Notes). Cleveland Electric pledged $175 million principal amount of 7.19% First Mortgage Bonds due 2000, $280 million principal amount of 7.67% First Mortgage Bonds due 2004 and $120 million principal amount of 7.13% First Mortgage Bonds due 2007, and Toledo Edison pledged $45 million principal amount of 7.19% First Mortgage Bonds due 2000, $70 million principal amount of 7.67% First Mortgage Bonds due 2004 and $30 million principal amount of 7.13% First Mortgage Bonds due 2007. The obligations of the Operating Companies under the Secured Notes are joint and several.

     Also in June 1997 in connection with the Offering, the Companies arranged for $155 million of short-term borrowings with variable interest rates (at that time, with a weighted average interest rate of 6.8%). Centerior Energy borrowed $30 million under a $125 million revolving credit facility which was renewed in May 1997. See Note 5 to the financial statements in the First Quarter 1997 Form 10-Q. The Operating Companies also had unsecured borrowings totaling $100 million guaranteed by Centerior Energy, and Centerior Energy had $25 million of unsecured borrowings jointly and severally guaranteed by the Operating Companies. While the $25 million amount is outstanding, Centerior Energy has agreed not to use $25 million of the revolving credit facility.

     Using available cash, the short-term borrowings and the net proceeds from the Offering, the Operating Companies invested $906.5 million in the Mansfield Capital Trust (MCT), an unaffiliated business trust, in June 1997. The MCT used these funds to purchase lease notes and redeem all $873.2 million aggregate principal amount of 10 1/4% and 11 1/8% secured lease obligation bonds (SLOBs) due 2003 and 2016 in July 1997. The SLOBs were issued by a special purpose funding corporation in 1988 on behalf of lessors in the Operating Companies' 1987 sale and leaseback transaction for the Bruce Mansfield Generating Plant.

                 CENTERIOR ENERGY CORPORATION AND SUBSIDIARIES,
          THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY,
                  AND THE TOLEDO EDISON COMPANY AND SUBSIDIARY

           NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED) -- CONTINUED

     The transaction allows the Operating Companies to capture the benefit of lower interest rates through the spread between (1) the interest rates on the Operating Companies' investments in the MCT and the return on TECC's investment and (2) the cost of funds for the Operating Companies and TECC, resulting in lower annual lease expense for the Operating Companies.

     For supplemental information on this transaction, see "1. Refinancing of Mansfield SLOBs" under "Item 5. Other Events" in the Companies' combined Current Report on Form 8-K dated July 8, 1997 (July 8, 1997 Form 8-K).

(5) OTHER FINANCING ACTIVITY

     During the three months ended June 30, 1997, the Operating Companies also redeemed preferred stock and debt securities as follows:

                               CLEVELAND ELECTRIC

     Mandatory redemptions consisted of $3 million of Serial Preferred Stock, $88.00 Series E; $10.7 million of Serial Preferred Stock, $91.50 Series Q; and $0.3 million of tax-exempt notes.

                                 TOLEDO EDISON

     Mandatory redemptions consisted of $1.7 million of 9 3/8% Cumulative Preferred Stock, $100 par value, and $0.2 million of tax-exempt notes.

(6) WRITE-DOWN OF INACTIVE PRODUCTION FACILITIES

     In the first quarter of 1996, Toledo Edison wrote down the net book value of two inactive production facilities, $11.3 million, to "Other Income and Deductions, Net" resulting in nonoperating losses for Toledo Edison and Centerior Energy for that period. The net write-down was $7.2 million after taxes or, for Centerior Energy, $.05 per common share.

(7) COMMITMENTS AND CONTINGENCIES

     Various legal actions, claims and regulatory proceedings covering several matters are pending against the Companies. See "Item 3. Legal Proceedings" in the 1996 Form 10-K; "Part II, Item 5. Other Information" in this Quarterly Report on Form 10-Q and in the First Quarter 1997 Form 10-Q; and "Item 5. Other Events" in the Companies' combined Current Report on Form 8-K dated June 11, 1997.

     In September 1996, Centerior Energy and Ohio Edison Company (Ohio Edison) entered into an agreement and plan of merger to form a new holding company, FirstEnergy Corp. (FirstEnergy). The merger remains subject to the approval of the FERC and the Securities and Exchange Commission. For a discussion of the status of the FERC approval process, see "2. Pending Merger with Ohio Edison" under "Item 5. Other Events" in the July 8, 1997 Form 8-K and "1. Pending Merger with Ohio Edison" under "Part II, Item 5. Other Information" in this Quarterly Report on Form 10-Q.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                                INCOME STATEMENT
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30,              JUNE 30,
                                                        -------------------   -------------------
                                                          1997       1996       1997       1996
                                                        --------   --------   --------   --------
OPERATING REVENUES....................................  $428,246   $434,025   $859,873   $861,551

OPERATING EXPENSES
  Fuel and Purchased Power (1)........................   102,090     98,216    212,620    201,942
  Other Operation and Maintenance.....................   101,409     99,083    192,856    204,215
  Generation Facilities Rental Expense, Net...........    13,891     13,891     27,783     27,783
  Depreciation and Amortization.......................    53,224     53,033    106,521    103,849
  Taxes, Other Than Federal Income Taxes..............    57,274     59,750    113,960    119,760
  Amortization of Deferred Operating Expenses, Net....     6,567      6,575     13,134     12,943
  Federal Income Taxes................................    16,353     17,565     35,556     29,370
                                                        --------   --------   --------   --------
     Total Operating Expenses.........................   350,808    348,113    702,430    699,862
                                                        --------   --------   --------   --------
OPERATING INCOME......................................    77,438     85,912    157,443    161,689

NONOPERATING INCOME (LOSS)
  Allowance for Equity Funds Used During
     Construction.....................................       398        601        725      1,099
  Other Income and Deductions, Net....................    (7,031)    (1,016)   (11,680)       633
  Federal Income Taxes -- Credit......................     1,412      1,034      2,070        282
                                                        --------   --------   --------   --------
     Total Nonoperating Income (Loss).................    (5,221)       619     (8,885)     2,014
                                                        --------   --------   --------   --------
INCOME BEFORE INTEREST CHARGES........................    72,217     86,531    148,558    163,703

INTEREST CHARGES
  Long-Term Debt......................................    56,211     60,626    110,604    120,786
  Short-Term Debt.....................................     2,288      1,372      4,465      2,064
  Allowance for Borrowed Funds Used During
     Construction.....................................      (252)      (627)      (711)    (1,146)
                                                        --------   --------   --------   --------
     Net Interest Charges.............................    58,247     61,371    114,358    121,704
                                                        --------   --------   --------   --------
NET INCOME............................................    13,970     25,160     34,200     41,999
  Preferred Dividend Requirements.....................     9,096      9,813     18,411     19,845
                                                        --------   --------   --------   --------
EARNINGS AVAILABLE FOR COMMON STOCK...................  $  4,874   $ 15,347   $ 15,789   $ 22,154
                                                        ========   ========   ========   ========
(1) Includes purchased power expense for purchases
    from Toledo Edison................................  $ 29,454   $ 25,908   $ 58,374   $ 52,580

The accompanying notes as they relate to Cleveland Electric are an integral part of this statement.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                                 BALANCE SHEET
                                  (THOUSANDS)

                                                                                     JUNE 30,        DECEMBER 31,
                                                                                       1997              1996
                                                                                    -----------      ------------
                                                                                    (UNAUDITED)
                                     ASSETS
PROPERTY, PLANT AND EQUIPMENT
  Utility Plant In Service.......................................................   $ 7,053,571      $ 6,938,535
  Accumulated Depreciation and Amortization......................................    (2,400,777)      (2,252,321)
                                                                                    -----------      -----------
                                                                                      4,652,794        4,686,214
  Construction Work In Progress..................................................        67,121           56,853
                                                                                    -----------      -----------
                                                                                      4,719,915        4,743,067
  Nuclear Fuel, Net of Amortization..............................................        97,922          113,030
  Other Property, Less Accumulated Depreciation..................................        14,999           53,547
                                                                                    -----------      -----------
                                                                                      4,832,836        4,909,644
CURRENT ASSETS
  Cash and Temporary Cash Investments............................................        22,126           30,273
  Amounts Due from Customers and Others, Net.....................................       160,110          189,547
  Amounts Due from Affiliates....................................................         3,160            5,634
  Materials and Supplies, at Average Cost
    Owned........................................................................        52,453           51,686
    Under Consignment............................................................        27,028           23,655
  Taxes Applicable to Succeeding Years...........................................       130,591          181,609
  Other..........................................................................        47,530           15,237
                                                                                    -----------      -----------
                                                                                        442,998          497,641
REGULATORY AND OTHER ASSETS
  Regulatory Assets..............................................................     1,333,979        1,349,693
  Mansfield Capital Trust........................................................       569,389               --
  Nuclear Plant Decommissioning Trusts...........................................        85,995           75,573
  Other..........................................................................        72,259           44,980
                                                                                    -----------      -----------
                                                                                      2,061,622        1,470,246
                                                                                    -----------      -----------
                                                                                    $ 7,337,456      $ 6,877,531
                                                                                    ===========      ===========
                         CAPITALIZATION AND LIABILITIES
CAPITALIZATION
  Common Stock Equity............................................................   $ 1,009,866      $ 1,044,283
  Preferred Stock
    With Mandatory Redemption Provisions.........................................       172,404          186,118
    Without Mandatory Redemption Provisions......................................       238,325          238,325
  Long-Term Debt.................................................................     3,011,080        2,441,215
                                                                                    -----------      -----------
                                                                                      4,431,675        3,909,941
CURRENT LIABILITIES
  Current Portion of Long-Term Debt and Preferred Stock..........................       134,874          144,668
  Current Portion of Lease Obligations...........................................        46,329           51,592
  Notes Payable to Banks and Others..............................................        70,000               --
  Accounts Payable...............................................................        71,373           82,694
  Accounts and Notes Payable to Affiliates.......................................       129,282          171,433
  Accrued Taxes..................................................................       242,541          315,998
  Accrued Interest...............................................................        53,932           52,487
  Dividends Declared.............................................................         5,686           15,228
  Other..........................................................................        39,689           43,672
                                                                                    -----------      -----------
                                                                                        793,706          877,772
DEFERRED CREDITS AND OTHER LIABILITIES
  Unamortized Investment Tax Credits.............................................       172,186          176,130
  Accumulated Deferred Federal Income Taxes......................................     1,328,181        1,305,601
  Unamortized Gain from Bruce Mansfield Plant Sale...............................       288,256          295,730
  Accumulated Deferred Rents for Bruce Mansfield Plant...........................       101,750           98,767
  Nuclear Fuel Lease Obligations.................................................        63,429           73,947
  Retirement Benefits............................................................        75,750           72,843
  Other..........................................................................        82,523           66,800
                                                                                    -----------      -----------
                                                                                      2,112,075        2,089,818
COMMITMENTS AND CONTINGENCIES (Note 7)
                                                                                    -----------      -----------
                                                                                    $ 7,337,456      $ 6,877,531
                                                                                    ===========      ===========

The accompanying notes as they relate to Cleveland Electric are an integral part of this statement.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                                   CASH FLOWS
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                      ---------------------------
                                                                         1997            1996
                                                                      ----------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income........................................................   $ 34,200        $ 41,999
                                                                       --------        --------
  Adjustments to Reconcile Net Income to Cash from Operating
     Activities:
     Depreciation and Amortization..................................    106,521         103,849
     Deferred Federal Income Taxes..................................     22,197          22,905
     Deferred Fuel..................................................     12,775             (52)
     Leased Nuclear Fuel Amortization...............................     25,186          20,338
     Amortization of Deferred Operating Expenses, Net...............     13,134          12,943
     Allowance for Equity Funds Used During Construction............       (725)         (1,099)
     Changes in Amounts Due from Customers and Others, Net..........     14,965         (35,708)
     Changes in Materials and Supplies..............................     (4,140)          7,415
     Changes in Accounts Payable....................................    (11,321)          4,886
     Changes in Working Capital Affecting Operations................    (55,980)        (31,895)
     Other Noncash Items............................................      5,636         (12,856)
                                                                       --------        --------
       Total Adjustments............................................    128,248          90,726
                                                                       --------        --------
       Net Cash from Operating Activities...........................    162,448         132,725

CASH FLOWS FROM FINANCING ACTIVITIES
  Bank Loans, Commercial Paper and Other Short-Term Debt............     70,000         100,000
  Notes Payable to Affiliates.......................................    (40,967)         41,411
  Secured Note Issues...............................................    575,000              --
  Maturities, Redemptions and Sinking Funds.........................    (29,014)        (50,614)
  Nuclear Fuel Lease Obligations....................................    (25,861)        (29,533)
  Dividends Paid....................................................    (77,952)        (96,388)
  Premiums, Discounts and Expenses..................................        (53)           (249)
                                                                       --------        --------
       Net Cash from Financing Activities...........................    471,153         (35,373)

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash Applied to Construction......................................    (54,261)        (51,455)
  Interest Capitalized as Allowance for Borrowed Funds Used During
     Construction...................................................       (711)         (1,146)
  Contributions to Nuclear Plant Decommissioning Trusts.............     (5,856)         (3,204)
  Investment in Mansfield Capital Trust.............................   (569,389)             --
  Purchases of Accounts Receivable from Affiliate...................         --         (76,326)
  Other Cash Received (Applied).....................................    (11,531)          6,174
                                                                       --------        --------
       Net Cash from Investing Activities...........................   (641,748)       (125,957)
                                                                       --------        --------
NET CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS...................     (8,147)        (28,605)

CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF PERIOD..........     30,273          69,770
                                                                       --------        --------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF PERIOD................   $ 22,126        $ 41,165
                                                                       ========        ========
Other Payment Information:
  Interest (net of amounts capitalized).............................   $110,000        $119,000
  Federal Income Taxes (Refund).....................................      8,300          (6,200)

The accompanying notes as they relate to Cleveland Electric are an integral part of this statement.

           THE CLEVELAND ELECTRIC ILLUMINATING COMPANY AND SUBSIDIARY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES AND LIQUIDITY

     Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 of the 1996 Form 10-K and in the First Quarter 1997 Form 10-Q. The information under "Capital Resources and Liquidity" remains unchanged with the following exceptions:

     As discussed in Note 4, the Operating Companies refinanced high-cost fixed obligations through a lower cost transaction.

     During the second quarter of 1997, Cleveland Electric redeemed various securities as discussed in Note 5.

     S&P and Moody's raised the credit ratings for Cleveland Electric's securities in July and August 1997, respectively, in anticipation of Centerior Energy's pending merger with Ohio Edison. S&P indicated that, should the merger not be consummated, its prior ratings would be restored. Current credit ratings for Cleveland Electric are as follows:

                                 SECURITIES                              S&P     MOODY'S
     ------------------------------------------------------------------  ----    -------
     First Mortgage Bonds..............................................  BB+         Ba1
     Subordinate Debt..................................................  BB-         Ba3
     Preferred Stock...................................................  BB-          b1

     In the third quarter of 1997, Cleveland Electric plans to refinance with lower-cost securities $180.6 million principal amount of first mortgage bonds issued as security for certain tax-exempt bonds issued by public authorities.

     Additional first mortgage bonds may be issued by Cleveland Electric under its mortgage on the basis of property additions, cash or refundable first mortgage bonds. If the applicable interest coverage test is met, Cleveland Electric may issue first mortgage bonds on the basis of property additions and, under certain circumstances, refundable bonds. At June 30, 1997, Cleveland Electric would not have been permitted to issue a material amount of additional first mortgage bonds, except in connection with refinancings. If FirstEnergy elects to apply purchase accounting to Cleveland Electric upon completion of Centerior Energy's pending merger with Ohio Edison, Cleveland Electric's available bondable property would be reduced to below zero.

     Cleveland Electric expects its foreseeable future cash needs to be satisfied with internally generated cash and available credit facilities and, therefore, that it will not need to issue first mortgage bonds, except in connection with planned refinancings.

RESULTS OF OPERATIONS

     Factors contributing to the 1.3% and 0.2% decreases in 1997 operating revenues from 1996 for the second quarter and six months, respectively, are shown as follows:

                                                                      CHANGES FOR PERIOD
                                                                      ENDED JUNE 30, 1997
                                                                      -------------------
                                                                      THREE         SIX
                                 FACTORS                              MONTHS       MONTHS
     ---------------------------------------------------------------  ------       ------
                                                                          (MILLIONS)
     Kilowatt-hour Sales Volume and Mix.............................  $(9.5)       $(8.8)
     Unbilled Revenues..............................................    6.0         (6.0)
     Wholesale Revenues.............................................    1.9          9.4
     Base Rates.....................................................   (6.7)         8.3
     Fuel Cost Recovery Revenues....................................    0.2          2.5
     Miscellaneous Revenues.........................................    2.3         (7.1)
                                                                      -----        -----
     Total..........................................................  $(5.8)       $(1.7)
                                                                      =====        =====

     Percentage changes between 1997 and 1996 billed electric kilowatt-hour sales are summarized as follows:

                                          CHANGES FOR PERIOD
                                          ENDED JUNE 30, 1997
                                          -------------------
                                          THREE         SIX
CUSTOMER CATEGORIES                       MONTHS       MONTHS
----------------------------------------  ------       ------
Residential.............................   (5.3)%       (2.0)%
Commercial..............................   (4.1)        (1.4)
Industrial..............................    2.0          0.1
Other...................................   20.3         52.7
Total...................................    0.4          4.4

     Second quarter 1997 total kilowatt-hour sales increased slightly as increases in industrial and other sales were partially offset by fewer residential and commercial sales. Industrial sales increased on the strength of increased sales to the broad-based, smaller industrial customer group and large primary metals industry customers, which were partially offset by fewer sales to large automotive manufacturers. Other sales increased as a 39% increase in wholesale sales was partially offset by fewer sales to public authorities. Residential and commercial sales declined because of a change in the meter reading schedule in June 1997, which reduced the number of days in the billing cycles, and the milder weather in the 1997 period. Weather-normalized residential and commercial sales decreased 3.1% and 3%, respectively, for the 1997 period. Kilowatt-hour sales data does not reflect a significant portion of the effect of hot weather in the second half of June 1997 because those sales were not billed by the end of the month. However, the estimated revenues from those sales have been recorded.

     Total kilowatt-hour sales increased for the six-month period in 1997 as increased wholesale sales were partially offset by fewer residential and commercial sales. Industrial sales increased slightly primarily because of increased sales to the broad-based, smaller industrial customer group. Wholesale sales increased 73%. Residential and commercial sales declined because of the milder weather in the 1997 period. On a weather-normalized basis, residential sales increased 1.7% for the 1997 period, while commercial sales decreased 0.4%.

     Wholesale sales in 1996 were suppressed by soft market conditions and limited power availability for bulk power transactions because of nuclear generating plant refueling and maintenance outages.

     The net changes in 1997 base rates revenues resulted from the April 1996 rate order issued by the PUCO and renegotiated contracts for certain large industrial customers which resulted in a decrease in base rates for those customers.

     The increases in 1997 fuel cost recovery revenues included in customer bills resulted from increases in the fuel cost recovery factors used in 1997 to calculate these revenues compared to those used in 1996. The increases in the weighted averages of the fuel cost recovery factors for 1997 were about 0.3% and 2% for the second quarter and six months, respectively.

     Second quarter miscellaneous revenues in 1997 increased from the 1996 amount primarily because of the retroactive effect of a reclassification of certain revenues as credits to operating expenses. The reclassification was recorded in the 1996 second quarter. A significant portion of the six-month decrease in miscellaneous revenues in 1997 related to a canceled generating plant lease agreement for which a refund payment was made in the 1997 first quarter.

     Second quarter operating expenses in 1997 increased 0.8% from the 1996 amount. Fuel and purchased power expenses increased as higher purchased power expense was partially offset by lower fuel expense. A change in the system generating mix (more nuclear generation and less coal-fired generation in the 1997 period than in the 1996 period) accounted for a large part of the lower fuel expense for the 1997 period. Taxes, other than federal income taxes, decreased primarily because of lower property and payroll tax accruals. Federal income taxes decreased as a result of lower pretax operating income.

     The second quarter 1997 nonoperating loss resulted primarily from both Cleveland Electric's share of expenses related to Centerior Energy's pending merger with Ohio Edison and certain costs associated with an accounts receivable securitization.

     Second quarter 1997 interest charges and preferred dividend requirements decreased primarily because of the redemption of securities in 1996 and 1997.

     Six-month operating expenses in 1997 increased 0.4% from the 1996 amount. Fuel and purchased power expenses increased for the same reasons cited for the second quarter 1997 increase in these expenses. Federal income taxes increased as a result of higher pretax operating income. Depreciation and amortization expenses increased primarily because of changes in depreciation rates approved in the April 1996 PUCO rate order. Other operation and maintenance expenses decreased as a result of ongoing cost cutting and work force reductions. Taxes, other than federal income taxes, decreased for the same reason cited for the second quarter 1997 decrease in these expenses.

     The six-month 1997 nonoperating loss resulted primarily from both Cleveland Electric's share of merger-related expenses and certain costs associated with an accounts receivable securitization.

     Six-month 1997 interest charges and preferred dividend requirements decreased primarily because of the same reason cited for the second quarter 1997 decrease in these charges.

NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued two new statements of financial accounting standards, one for the reporting of comprehensive income and one for the disclosures about segments of an enterprise and related information. Both statements are effective for 1998 reporting. Cleveland Electric has not completed analyses to determine the effects of adopting the new standards.

                    THE TOLEDO EDISON COMPANY AND SUBSIDIARY

                                INCOME STATEMENT
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                   THREE MONTHS ENDED         SIX MONTHS ENDED
                                                        JUNE 30,                  JUNE 30,
                                                  ---------------------     ---------------------
                                                    1997         1996         1997         1996
                                                  --------     --------     --------     --------
OPERATING REVENUES (1)..........................  $222,144     $210,940     $439,204     $421,733

OPERATING EXPENSES
  Fuel and Purchased Power......................    44,501       40,652       87,815       79,420
  Other Operation and Maintenance...............    55,455       58,244      111,772      114,763
  Generation Facilities Rental Expense, Net.....    25,923       25,962       51,884       51,923
  Depreciation and Amortization.................    23,516       23,689       47,330       46,105
  Taxes, Other Than Federal Income Taxes........    22,601       23,572       45,395       47,425
  Amortization of Deferred Operating Expenses,
     Net........................................     4,291        4,293        8,582        8,468
  Federal Income Taxes..........................     9,780        3,872       17,992       10,099
                                                  --------     --------     --------     --------
          Total Operating Expenses..............   186,067      180,284      370,770      358,203
                                                  --------     --------     --------     --------
OPERATING INCOME................................    36,077       30,656       68,434       63,530

NONOPERATING INCOME (LOSS)
  Allowance for Equity Funds Used During
     Construction...............................        54          186          386          599
  Other Income and Deductions, Net..............       900          374          473       (8,779)
  Federal Income Taxes -- Credit (Expense)......      (601)         115         (826)       3,310
                                                  --------     --------     --------     --------
          Total Nonoperating Income (Loss)......       353          675           33       (4,870)
                                                  --------     --------     --------     --------
INCOME BEFORE INTEREST CHARGES..................    36,430       31,331       68,467       58,660

INTEREST CHARGES
  Long-Term Debt................................    21,956       22,704       44,067       45,863
  Short-Term Debt...............................     1,369        1,145        2,559        2,363
  Allowance for Borrowed Funds Used During
     Construction...............................       (11)        (146)        (115)        (471)
                                                  --------     --------     --------     --------
          Net Interest Charges..................    23,314       23,703       46,511       47,755
                                                  --------     --------     --------     --------
NET INCOME......................................    13,116        7,628       21,956       10,905
  Preferred Dividend Requirements...............     4,211        4,229        8,405        8,433
                                                  --------     --------     --------     --------
EARNINGS AVAILABLE FOR COMMON STOCK.............  $  8,905     $  3,399     $ 13,551     $  2,472
                                                  --------     --------     --------     --------
(1) Includes revenues from bulk power sales to
    Cleveland Electric..........................  $ 29,454     $ 25,908     $ 58,374     $ 52,580

The accompanying notes as they relate to Toledo Edison are an integral part of this statement.

                    THE TOLEDO EDISON COMPANY AND SUBSIDIARY

                                 BALANCE SHEET
                                  (THOUSANDS)

                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                     JUNE 30,        ------------
                                                                                       1997
                                                                                    -----------
                                                                                    (UNAUDITED)
                                  ASSETS

PROPERTY, PLANT AND EQUIPMENT
  Utility Plant In Service.......................................................   $ 2,945,663      $ 2,928,657
  Accumulated Depreciation and Amortization......................................    (1,066,369)      (1,019,836)
                                                                                     ----------       ----------
                                                                                      1,879,294        1,908,821
  Construction Work In Progress..................................................        23,883           21,479
                                                                                     ----------       ----------
                                                                                      1,903,177        1,930,300
  Nuclear Fuel, Net of Amortization..............................................        64,848           76,118
  Other Property, Less Accumulated Depreciation..................................         7,003            8,460
                                                                                     ----------       ----------
                                                                                      1,975,028        2,014,878
CURRENT ASSETS
  Cash and Temporary Cash Investments............................................        22,502           81,454
  Amounts Due from Customers and Others, Net.....................................        29,007           16,308
  Amounts Due from Affiliates....................................................        92,949           95,336
  Materials and Supplies, at Average Cost
    Owned........................................................................        31,601           33,160
    Under Consignment............................................................        10,170           10,383
  Taxes Applicable to Succeeding Years...........................................        51,898           68,352
  Other..........................................................................         2,498            3,479
                                                                                     ----------       ----------
                                                                                        240,625          308,472
REGULATORY AND OTHER ASSETS
  Regulatory Assets..............................................................       914,600          927,629
  Mansfield Capital Trust........................................................       337,099               --
  Nuclear Plant Decommissioning Trusts...........................................        72,277           64,093
  Other..........................................................................        32,669           42,408
                                                                                     ----------       ----------
                                                                                      1,356,645        1,034,130
                                                                                     ----------       ----------
                                                                                    $ 3,572,298      $ 3,357,480
                                                                                     ==========       ==========
                          CAPITALIZATION AND LIABILITIES

CAPITALIZATION
  Common Stock Equity............................................................   $   816,795      $   803,237
  Preferred Stock
    With Mandatory Redemption Provisions.........................................         1,690            3,355
    Without Mandatory Redemption Provisions......................................       210,000          210,000
  Long-Term Debt.................................................................     1,121,783        1,003,026
                                                                                     ----------       ----------
                                                                                      2,150,268        2,019,618
CURRENT LIABILITIES
  Current Portion of Long-Term Debt and Preferred Stock..........................        69,465           51,365
  Current Portion of Lease Obligations...........................................        33,367           36,244
  Notes Payable to Banks and Others..............................................        30,000               --
  Accounts Payable...............................................................        44,574           46,496
  Accounts and Notes Payable to Affiliates.......................................        81,964           30,016
  Accrued Taxes..................................................................        64,849           72,829
  Accrued Interest...............................................................        22,337           22,348
  Other..........................................................................        17,162           18,722
                                                                                     ----------       ----------
                                                                                        363,718          278,020
DEFERRED CREDITS AND OTHER LIABILITIES
  Unamortized Investment Tax Credits.............................................        73,451           75,417
  Accumulated Deferred Federal Income Taxes......................................       562,474          565,600
  Unamortized Gain from Bruce Mansfield Plant Sale...............................       174,454          179,027
  Accumulated Deferred Rents for Bruce Mansfield Plant and Beaver Valley Unit
    2............................................................................        39,960           39,188
  Nuclear Fuel Lease Obligations.................................................        41,303           48,491
  Retirement Benefits............................................................       104,332          102,214
  Other..........................................................................        62,338           49,905
                                                                                     ----------       ----------
                                                                                      1,058,312        1,059,842
COMMITMENTS AND CONTINGENCIES (NOTE 7)
                                                                                     ----------       ----------
                                                                                    $ 3,572,298      $ 3,357,480
                                                                                     ==========       ==========

The accompanying notes as they relate to Toledo Edison are an integral part of this statement.

                    THE TOLEDO EDISON COMPANY AND SUBSIDIARY

                                   CASH FLOWS
                                  (UNAUDITED)
                                  (THOUSANDS)

                                                                           SIX MONTHS ENDED
                                                                               JUNE 30,
                                                                         ---------------------
                                                                           1997         1996
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income...........................................................  $ 21,956     $ 10,905
                                                                         --------     --------
  Adjustments to Reconcile Net Income to Cash from Operating
     Activities:
     Depreciation and Amortization.....................................    47,330       46,105
     Deferred Federal Income Taxes.....................................    (3,126)      13,368
     Deferred Fuel.....................................................     6,116        1,643
     Leased Nuclear Fuel Amortization..................................    17,634       15,461
     Amortization of Deferred Operating Expenses, Net..................     8,582        8,468
     Allowance for Equity Funds Used During Construction...............      (386)        (599)
     Changes in Amounts Due from Customers and Others, Net.............    (5,103)      (4,461)
     Sales of Accounts Receivable to Affiliate.........................        --       76,326
     Changes in Materials and Supplies.................................     1,772        1,689
     Changes in Accounts Payable.......................................    (1,922)       2,553
     Changes in Working Capital Affecting Operations...................    (3,947)     (30,245)
     Other Noncash Items...............................................     9,886      (12,787)
                                                                         --------     --------
          Total Adjustments............................................    76,836      117,521
                                                                         --------     --------
          Net Cash from Operating Activities...........................    98,792      128,426
CASH FLOWS FROM FINANCING ACTIVITIES
  Bank Loans, Commercial Paper and Other Short-Term Debt...............    30,000           --
  Notes Payable to Affiliates..........................................    55,000      (20,950)
  Secured Note Issues..................................................   145,000           --
  Maturities, Redemptions and Sinking Funds............................    (9,865)     (43,865)
  Nuclear Fuel Lease Obligations.......................................   (18,060)     (23,318)
  Dividends Paid.......................................................    (8,397)      (8,437)
  Premiums, Discounts and Expenses.....................................       (28)        (225)
                                                                         --------     --------
          Net Cash from Financing Activities...........................   193,650      (96,795)
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash Applied to Construction.........................................   (25,004)     (23,850)
  Interest Capitalized as Allowance for Borrowed Funds Used During
     Construction......................................................      (115)        (471)
  Loans to Affiliates..................................................    11,166      (46,411)
  Contributions to Nuclear Plant Decommissioning Trusts................    (4,919)      (2,693)
  Investment in Mansfield Capital Trust................................  (337,099)          --
  Other Cash Received..................................................     4,577          397
                                                                         --------     --------
          Net Cash from Investing Activities...........................  (351,394)     (73,028)
                                                                         --------     --------
NET CHANGE IN CASH AND TEMPORARY CASH INVESTMENTS......................   (58,952)     (41,397)

CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF PERIOD.............    81,454       93,669
                                                                         --------     --------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF PERIOD...................  $ 22,502     $ 52,272
                                                                         ========     ========
Other Payment Information:
  Interest (net of amounts capitalized)................................  $ 44,000     $ 46,000
  Federal Income Taxes.................................................     4,300       10,400

The accompanying notes as they relate to Toledo Edison are an integral part of this statement.

                    THE TOLEDO EDISON COMPANY AND SUBSIDIARY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES AND LIQUIDITY

     Reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Item 7 of the 1996 Form 10-K and in the First Quarter 1997 Form 10-Q. The information under "Capital Resources and Liquidity" remains unchanged with the following exceptions:

     As discussed in Note 4, the Operating Companies refinanced high-cost fixed obligations through a lower cost transaction.

     During the second quarter of 1997, Toledo Edison redeemed various securities as discussed in Note 5.

     S&P and Moody's raised the credit ratings for Toledo Edison's securities in July and August 1997, respectively, in anticipation of Centerior Energy's pending merger with Ohio Edison. S&P indicated that, should the merger not be consummated, its prior ratings would be restored. Current credit ratings for Toledo Edison are as follows:

                                 SECURITIES                         S&P     MOODY'S
          --------------------------------------------------------  ----    -------
          First Mortgage Bonds....................................  BB+       Ba1
          Subordinate Debt........................................  BB-       Ba3
          Preferred Stock.........................................  BB-       b1

     In the third quarter of 1997, Toledo Edison plans to refinance with lower-cost securities $10.1 million principal amount of first mortgage bonds issued as security for certain tax-exempt bonds issued by public authorities.

     Additional first mortgage bonds may be issued by Toledo Edison under its mortgage on the basis of property additions, cash or refundable first mortgage bonds. If the applicable interest coverage test is met, Toledo Edison may issue first mortgage bonds on the basis of property additions and, under certain circumstances, refundable bonds. At June 30, 1997, Toledo Edison would not have been permitted to issue a material amount of additional first mortgage bonds, except in connection with refinancings. If FirstEnergy elects to apply purchase accounting to Toledo Edison upon completion of Centerior Energy's pending merger with Ohio Edison, Toledo Edison's available bondable property would be reduced to below zero.

     Toledo Edison expects its foreseeable future cash needs to be satisfied with internally generated cash and available credit facilities and, therefore, that it will not need to issue first mortgage bonds, except in connection with planned refinancings.

RESULTS OF OPERATIONS

     Factors contributing to the 5.3% and 4.1% increases in 1997 operating revenues from 1996 for the second quarter and six months, respectively, are shown as follows:

                                                                       CHANGES FOR PERIOD
                                                                         ENDED JUNE 30,
                                                                              1997
                                                                       ------------------
                                                                       THREE        SIX
                                 FACTORS                               MONTHS     MONTHS
     ----------------------------------------------------------------  ------     -------
                                                                           (MILLIONS)
     Kilowatt-hour Sales Volume and Mix..............................  $ 10.2     $  16.4
     Unbilled Revenues...............................................     7.0         4.0
     Wholesale Revenues..............................................     4.2         7.1
     Base Rates......................................................    (6.0)       (3.4)
     Fuel Cost Recovery Revenues.....................................    (3.0)       (4.5)
     Miscellaneous Revenues..........................................    (1.2)       (2.1)
                                                                        -----       -----
     Total...........................................................  $ 11.2     $  17.5
                                                                        =====       =====

     Percentage changes between 1997 and 1996 billed electric kilowatt-hour sales are summarized as follows:

                                                                       CHANGES FOR PERIOD
                                                                         ENDED JUNE 30,
                                                                              1997
                                                                       ------------------
                                                                       THREE        SIX
                               CUSTOMER CATEGORIES                     MONTHS     MONTHS
            ---------------------------------------------------------  ------     -------
            Residential..............................................    (2.4)%      (2.8)%
            Commercial...............................................    (1.5)        0.7
            Industrial...............................................    11.9        10.0
            Other....................................................    21.1        21.0
            Total....................................................     9.4         8.7

     Second quarter 1997 total kilowatt-hour sales increased primarily because of increased industrial and wholesale sales. Industrial sales increased on the strength of increased sales to large primary metals industry customers (including the new North Star BHP Steel facility) and the broad-based, smaller industrial customer group. Wholesale sales (included in the "Other" category) increased 22%. Residential and commercial sales declined because of the milder weather in the 1997 period. On a weather-normalized basis, residential sales increased 0.9% for the 1997 period. Kilowatt-hour sales data does not reflect a significant portion of the effect of hot weather in the second half of June 1997 because those sales were not billed by the end of the month. However, the estimated revenues from those sales have been recorded.

     Total kilowatt-hour sales increased for the six-month period in 1997 primarily because of increased industrial and wholesale sales. Industrial sales growth reflected increased sales to large primary metals, automotive and glass manufacturers and the broad-based, smaller industrial customer group. Wholesale sales increased 24%. While residential sales declined because of the milder weather in the 1997 period, commercial sales increased slightly. Weather-normalized residential and commercial sales increased 0.5% and 1.9%, respectively, for the 1997 period.

     Wholesale sales in 1996 were suppressed by soft market conditions and limited power availability for bulk power transactions because of nuclear generating plant refueling and maintenance outages.

     Renegotiated contracts for certain large industrial customers resulted in a decrease in base rates which entirely offset the effect of the general price increase under the April 1996 rate order issued by the PUCO, resulting in decreases in 1997 base rates revenues.

     The decreases in 1997 fuel cost recovery revenues included in customer bills resulted from decreases in the fuel cost recovery factors used in 1997 to calculate these revenues compared to those used in 1996. The decreases in the weighted averages of the fuel cost recovery factors for 1997 were about 10% and 7% for the second quarter and six months, respectively.

     Second quarter operating expenses in 1997 increased 3.2% from the 1996 amount. Fuel and purchased power expenses increased as higher purchased power expense was partially offset by lower fuel expense. A change in the system generating mix (more nuclear generation and less coal-fired generation in the 1997 period than in the 1996 period) accounted for a large part of the lower fuel expense for the 1997 period. Federal income taxes increased as a result of higher pretax operating income. Other operation and maintenance expenses decreased as a result of ongoing cost cutting and work force reductions. Taxes, other than federal income taxes, decreased primarily because of lower property and payroll tax accruals.

     Second quarter 1997 interest charges and preferred dividend requirements decreased slightly primarily because of the redemption of securities in 1996 and 1997.

     Six-month operating expenses in 1997 increased 3.5% from the 1996 amount. Fuel and purchased power expenses increased for the same reasons cited for the second quarter 1997 increase in these expenses. Federal income taxes increased as a result of higher pretax operating income. Depreciation and amortization expenses increased primarily because of changes in depreciation rates approved in the April 1996 PUCO rate order. Other operation and maintenance expenses and taxes, other than federal income taxes, decreased for the same reasons cited for the second quarter 1997 decreases in these expenses.

     The six-month 1996 nonoperating loss resulted primarily from the write-down of two inactive production facilities as discussed in Note 6.

     Six-month 1997 interest charges and preferred dividend requirements decreased primarily because of the same reason cited for the second quarter 1997 decrease in these charges.

NEW ACCOUNTING STANDARDS

     In June 1997, the FASB issued two new statements of financial accounting standards, one for the reporting of comprehensive income and one for the disclosures about segments of an enterprise and related information. Both statements are effective for 1998 reporting. Toledo Edison has not completed analyses to determine the effects of adopting the new standards.

                           PART II. OTHER INFORMATION

ITEM 5. OTHER INFORMATION

  1. PENDING MERGER WITH OHIO EDISON

     For additional information relating to this topic, see "Outlook-Pending Merger with Ohio Edison" under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Companies' Annual Report on Form 10-K for the year ended December 31, 1996 ("1996 Form 10-K") and "Pending Merger with Ohio Edison" under "Item 5. Other Events" in the Companies' Form 8-K Current Reports dated June 11, 1997 and July 8, 1997.

     On August 8, 1997, Ohio Edison Company and the Companies filed a revised analysis, additional testimony and proposed mitigation measures fully responsive to the FERC's July 16, 1997 Order. While the revised analysis suggests potential anticompetitive effects in certain markets under certain limited circumstances, the Companies believe that the mitigation measures more than adequately address these concerns through a variety of transmission solutions which are intended to ensure that the proposed merger's effects are procompetitive. As a result of the mitigation measures, municipal electric systems in Ohio Edison's and the Companies' service areas will be able to take full advantage of additional third party generation sources made available to them as a result of FirstEnergy's open access transmission tariff. Accordingly, whether or not the FERC grants their separate request to shorten the comment period from 60 to 30 days, the Companies continue to believe the FERC will approve the proposed merger prior to year end.

  2. CONJUNCTIVE ELECTRIC SERVICE ("CES")

     In December 1996, The Public Utilities Commission of Ohio ("PUCO") ruled that all Ohio electric utilities were required to file tariffs which would provide for a new type of electric service in which various customers could aggregate together and negotiate their electric rates with the utilities. The Operating Companies filed their version of a CES tariff on March 31, 1997. On April 28, 1997, Cleveland Electric and Toledo Edison, as well as three other Ohio utilities, appealed the PUCO's order to the Ohio Supreme Court. The City of Toledo and Enron Capital and Trade Resources have moved to intervene. The Operating Companies have filed merit briefs asserting that the PUCO is without statutory authority to require utilities to file tariffs which will permit customers to aggregate and negotiate their electric rates with the utilities.

  3. FIRSTENERGY RATE PLAN

     For additional information relating to this topic, see "Management's Financial Analysis -- Outlook-FirstEnergy Rate Plan" in the Companies' 1996 Form 10-K.

     Various intervenors have filed a motion at the PUCO seeking clarification of the status of the FirstEnergy Rate Plan in light of their assertions that PUCO approval of such plan was conditioned upon an acceptable CES tariff, and that the Operating Companies' CES tariff, discussed in Item 2 above, is unacceptable. FirstEnergy and the Operating Companies have responded that the PUCO lacks authority to impose CES tariffs and that the PUCO has not yet determined whether the Operating Companies' filed version of a CES tariff is acceptable.

  4. PLANTS TO BE DECOMMISSIONED

     On June 24, 1997, Cleveland Electric's Board of Directors authorized the decommissioning later this year of several older coal-fired units with aggregate generating capacity of 266 MW. This capacity can be economically replaced by purchasing power, and the planned decommissioning will not materially adversely affect Cleveland Electric's results of operations.

  5. OHIO ABANDONS NUCLEAR WASTE PROJECT

     The six-state Midwest Compact Commission has abandoned planning a facility to store low-level radioactive waste from nuclear power plants and other producers. Officials from the compact, which included Ohio, said a facility is no longer needed and would cost too much to build. Disposal sites in South Carolina and Utah are now open to waste generators. The decision has no immediate impact on the Companies' operations or costs, while long-term implications are under study.

  6. NEW FEDERAL RULES

     For additional information relating to this topic, see "Environmental Regulation -- Air Quality Control" under "Item 1. Business" in the Companies' 1996 Form 10-K.

     The U.S. Environmental Protection Agency has issued new clean air standards for ozone and fine particulates that could require the Operating Companies to install additional air pollution control equipment and/or switch fuel sources at the Operating Companies' fossil-fueled plants after 2002. Compliance would be required by 2004. The new rules have been challenged in court by trade associations. The PUCO estimates the new rules will cost Ohio utilities approximately $760 million per year, and increase the average cost of electricity by 7%. The Companies are evaluating their options.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  A. EXHIBITS

     See Exhibit Index following.

  B. REPORTS ON FORM 8-K

     During the quarter ended June 30, 1997, Centerior Energy, Cleveland Electric and Toledo Edison each filed one Current Report on Form 8-K with the Securities and Exchange Commission.

     A Form 8-K dated June 11, 1997 and filed June 18, 1997 included one item under "Item 5. Other Events". That item, "Pending Merger with Ohio Edison", reported on agreements reached with the City of Cleveland and American Municipal Power-Ohio and the withdrawal of their opposition to the pending merger of Centerior Energy and Ohio Edison Company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The person signing this report on behalf of each such registrant is also signing in his capacity as each registrant's Chief Accounting Officer.

                                          /s/ CENTERIOR ENERGY CORPORATION
                                          --------------------------------------
                                                       (Registrant)

                                          /s/ THE CLEVELAND ELECTRIC
                                            ILLUMINATING COMPANY
                                          --------------------------------------
                                                       (Registrant)

                                          /s/ THE TOLEDO EDISON COMPANY
                                          --------------------------------------
                                                       (Registrant)

                                      By: /s/ E. LYLE PEPIN
                                          --------------------------------------
                                          E. Lyle Pepin, Controller and Chief
                                          Accounting Officer
                                          of each Registrant

Date: August 14, 1997

                                                                      APPENDIX I

                      [CAMERA READY COPY TO BE PASTED-UP]

                                                                      APPENDIX I


                                  [SPECIMEN]


AMBAC                                   Ambac Assurance Corporation
                                        c/o CT Corporation Systems
                                        44 East Mifflin Street, Madison, Wisconsin 53703
Financial Guaranty Insurance Policy     Administrative Office:
                                        One State Street Plaza, New York, New York 10004
                                        Telephone: (212) 668-0340


Obligor:                                Policy Number:



Obligations:                            Premium:



AMBAC ASSURANCE CORPORATION (AMBAC) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to United States Trust Company of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Obligees, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following notification to Ambac of Nonpayment. Upon an Obligee's presentation and surrender to the Insurance Trustee of such unpaid Obligations or appurtenant coupons, uncanceled and in bearer form free of any adverse claim, the Insurance Trustee will disburse to the Obligee the face amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and coupons and shall be fully subrogated to all of the Obligee's rights to payment.

In cases where the Obligations are issuable only in a form whereby principal is payable to registered Obligees or their assigns, the Insurance Trustee shall disburse principal to an Obligee as aforesaid only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to the Insurance Trustee duly executed by the Obligee or such Obligee's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. In cases where the Obligations are issuable only in a form whereby interest is payable to registered Obligees or their assigns the Insurance Trustee shall disburse interest to an Obligee as aforesaid only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to the Insurance Trustee, duly executed by the claimant Obligee or such Obligee's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Obligees' rights to payment on registered Obligations to the extent of the insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to an Obligee by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Obligee pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Obligee will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Obligee" means any person other than the Obligor who, at the time of Nonpayment, is the owner of an Obligation or of a coupon appertaining to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the stated maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the stated date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ P. Lassiter      AMBAC ASSURANCE CORPORATION      /s/ _______ A. Cooke

President                      SEAL                   Secretary

                            WISCONSIN
Effective Date:                                       Authorized Representative

UNITED STATES TRUST COMPANY OF NEW YORK               /s/ H. William Weber
acknowledges that it has agreed to perform
the duties of Insurance Trustee under this            Authorized Officer
Policy.


Form No.: 2B-0012(7/97)

======================================================

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained or incorporated by reference in this Prospectus and the accompanying Letter of Transmittal. If given or made, such information or representations must not be relied upon as having been authorized by the Companies or the Exchange Agent. Neither this Prospectus nor the accompanying Letter of Transmittal, or both together, constitute an offer to sell, or a solicitation of an offer to buy, Secured Notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor the accompanying Letter of Transmittal, or both together, nor any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the facts set forth in this Prospectus or in the affairs of the Companies since the date hereof.

UNTIL DECEMBER 8, 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                          -----------
Available Information..................             3
Incorporation of Certain Documents by
  Reference............................             3
Summary Information....................             4
Risk Factors...........................            12
Selected Financial Information for
  Cleveland Electric...................            16
Selected Financial Information for
  Toledo Edison........................            17
The Companies..........................            18
Pending Merger of Centerior Energy and
  Ohio Edison..........................            28
Pending Merger of Cleveland Electric
  and Toledo Edison....................            30
Combined Pro Forma Condensed Balance
  Sheets of Cleveland Electric and
  Toledo Edison........................            32
Combined Pro Forma Condensed Income
  Statements of Cleveland Electric and
  Toledo Edison........................            34
The Exchange Offer.....................            36
Description of the New Notes...........            43
Credit Enhancement of Secured Notes due
  2007.................................            49
Descriptions of Cleveland Electric
  Bonds and Toledo Edison Bonds........            51
Certain Tax Considerations.............            60
Plan of Distribution...................            63
Legal Matters..........................            63
Experts................................            63
Index to Financial Statements
  Section..............................           F-1
Financial Guaranty Insurance Policy....    Appendix 1

======================================================
======================================================

                                  $720,000,000

                                 EXCHANGE OFFER

                             THE CLEVELAND ELECTRIC
                              ILLUMINATING COMPANY

                               THE TOLEDO EDISON
                                    COMPANY

                               OFFER TO EXCHANGE

                     7.19% SERIES B SECURED NOTES DUE 2000,

                    7.67% SERIES B SECURED NOTES DUE 2004 OR

                     7.13% SERIES B SECURED NOTES DUE 2007
                          FOR ANY AND ALL OUTSTANDING
                     7.19% SERIES A SECURED NOTES DUE 2000,

                    7.67% SERIES A SECURED NOTES DUE 2004 OR

              7.13% SERIES A SECURED NOTES DUE 2007, RESPECTIVELY

                                   PROSPECTUS
                               SEPTEMBER 25, 1997
======================================================